Exhibit 10.1

EXECUTION VERSION

INCREMENTAL ASSUMPTION AGREEMENT (this “Agreement”) dated as of March 14, 2012, among MOMENTIVE SPECIALTY CHEMICALS HOLDINGS LLC (formerly known as Hexion LLC), a Delaware limited liability company (“Holdings”), MOMENTIVE SPECIALTY CHEMICALS INC. (formerly known as Hexion Specialty Chemicals, Inc.), a New Jersey corporation (the “U.S. Borrower”), MOMENTIVE SPECIALTY CHEMICALS CANADA INC. (formerly known as Hexion Specialty Chemicals Canada, Inc.), a Canadian corporation (the “Canadian Borrower”), MOMENTIVE SPECIALTY CHEMICALS B.V. (formerly known as Hexion Specialty Chemicals B.V.), a company organized under the laws of The Netherlands (the “Dutch Borrower”), MOMENTIVE SPECIALTY CHEMICALS UK LIMITED (formerly known as Hexion Specialty Chemicals UK Limited), a corporation organized under the laws of England and Wales, and BORDEN CHEMICAL UK LIMITED, a corporation organized under the laws of England and Wales (together, the “U.K. Borrowers” and, together with the U.S. Borrower, the Canadian Borrower and the Dutch Borrower, the “Borrowers”), the EXTENDING LENDERS (as defined below) party hereto and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) under the Third Amended and Restated Credit Agreement, dated as of January 29, 2010, among Holdings, the Borrowers, the Lenders party thereto from time to time and the agents, arrangers and bookrunners party thereto, as amended by the Third Incremental Facility Amendment, dated as of May 18, 2011, among Holdings, the Borrowers, the Lenders party thereto and the Administrative Agent (the “Existing Credit Agreement”).

WHEREAS, pursuant to Section 2.21(e) of the Existing Credit Agreement and that certain Pro Rata Extension Offer, dated as of March 1, 2012 (the “Extension Request”), the U.S. Borrower, on behalf of the Borrowers, requested, among other things, to extend the Third Incremental Revolving Facility Commitments (the “Original Maturity Revolving Facility Commitments”);

WHEREAS, each Lender holding Original Maturity Revolving Facility Commitments who executed and delivered a consent to the Extension (as defined in the Extension Request) (the “Extension”) on or prior to the Consent Deadline (as defined in the Extension Request) (each such Lender, an “Extending Lender”) has, to the extent set forth in such consent, elected to convert all or a portion of such Extending Lender’s Original Maturity Revolving Facility Commitments into one or more new tranches of revolving commitments (“Extended Maturity Revolving Facility Commitments”), in accordance with the terms and subject to the conditions set forth herein;

WHEREAS, each Lender who executes and delivers this Agreement has agreed to amend the Existing Credit Agreement to reflect the terms set forth herein, subject to the conditions set forth herein;

NOW, THEREFORE, Holdings, the Borrowers, the Extending Lenders and the Administrative Agent hereby agree as follows:

SECTION 1. Defined Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Conformed Credit Agreement (as defined below) referred to below or, if not defined therein, in the Existing Credit Agreement.

SECTION 2. Amendment of the Existing Credit Agreement. Subject to the terms and conditions set forth herein, on the Effective Date (as defined below), the Existing Credit Agreement shall be amended to reflect the terms of the Extension, as set forth in the conformed credit agreement in the form of Exhibit A hereto (the “Conformed Credit Agreement”), and the Administrative Agent is hereby directed by the Extending Lenders to enter into such Loan Documents and to take such other actions as may be required to give effect to the transactions contemplated hereby. From and after the effectiveness of such amendment, the terms “Agreement”, “this Agreement”, “herein”, “hereinafter”, “hereto”, “hereof” and words of similar import, as used in the Conformed Credit Agreement, shall, unless the context otherwise requires, refer to the Existing Credit Agreement as amended in the form of the Conformed Credit Agreement, and the term “Credit Agreement”, as used in the other Loan Documents, shall mean the Conformed Credit Agreement. The Administrative Agent is hereby authorized by the Lenders to enter into the Reaffirmation Agreement and any other reaffirmation agreements, amendments to Security Documents or other agreements that the Administrative Agent, in consultation with counsel, determines are necessary or advisable to ensure the continuation of any guarantee and the continuation and perfection of any Lien, in each case, provided for under the Loan Documents.

SECTION 3. Conditions. The amendments set forth in Section 2 shall become effective on the date (“Effective Date”) when each of the following conditions has been satisfied (or waived by the Administrative Agent and each of the Extending Lenders):

(a) The Administrative Agent shall have received from Holdings, the Borrowers, the Issuing Bank and the Extending Lenders either (a) a counterpart of this Agreement signed on behalf of such party or (b) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received, on behalf of itself, the Lenders and each Issuing Bank on the Effective Date, a written opinion of (i) Paul, Weiss, Rifkind, Wharton & Garrison LLP, special counsel for Holdings and the Borrowers, in form and substance reasonably satisfactory to the Administrative Agent, and (ii) local U.S. and foreign counsel reasonably satisfactory to the Administrative Agent as specified on Schedule 1 hereto (other than any such opinions to be delivered after the Effective Date pursuant to Section 5 below), in each case (a) dated the Effective Date, (b) addressed to each Issuing Bank on the Effective Date, the Administrative Agent and the Lenders and (c) in form and substance

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reasonably satisfactory to the Administrative Agent and covering such other matters relating to the Extension as the Administrative Agent shall reasonably request, and each of Holdings and each Borrower hereby instructs its counsel to deliver such opinions.

(c) The Administrative Agent shall have received a certificate from a Financial Officer of the U.S. Borrower, dated the Effective Date, certifying the solvency of the U.S. Borrower and its subsidiaries, on a consolidated basis after giving effect to this Extension to be made on the Effective Date, in a form substantially similar to such certificate that has been previously provided in connection with the closing relating to the occurrence of the Third Incremental Effective Date.

(d) On the Effective Date, (i) the conditions set forth in paragraphs (b) and (c) of Section IV of the Existing Credit Agreement shall be satisfied, (ii) the Administrative Agent shall have received a certificate of a Responsible Officer of the U.S. Borrower, dated the Effective Date, confirming compliance with the conditions set forth in clause (i) of this paragraph (d), and (iii) the Administrative Agent shall have received customary closing certificates, dated the Effective Date, in form substantially similar to the closing certificates that were previously provided in connection with the closing relating to the occurrence of the Third Incremental Effective Date.

(e) The Administrative Agent shall have received, to the extent invoiced, all amounts due and payable pursuant to the Loan Documents on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of Simpson Thacher & Bartlett LLP) required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document.

(f) A Reaffirmation Agreement substantially in the form of Exhibit B hereto shall have been delivered by each party thereto.

(g) The Administrative Agent shall have received an updated Perfection Certificate on or prior to the Effective Date.

SECTION 4. Certain Consequences of Effectiveness.

(a) On and after the Effective Date, the rights and obligations of the parties to the Existing Credit Agreement and each other Loan Document (as defined in the Existing Credit Agreement, the “Existing Loan Documents”) shall be governed by the Conformed Credit Agreement and each Existing Loan Document as amended hereby; provided that the rights and obligations of the parties to the Existing Credit Agreement and the other Existing Loan Documents with respect to the period prior to the Effective Date shall continue to be governed by the provision of the Existing Credit Agreement and Existing Loan Documents prior to giving effect to this Agreement and the amendments contemplated hereby. The Existing Credit Agreement and the other Existing Loan Documents, as specifically amended hereby, are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects.

(b) On the Effective Date, each Extending Lender holding Original Maturity Revolving Facility Commitments that has executed and delivered a consent to the Extension

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Request on or prior to the Consent Deadline and has designated on its signature page thereto an aggregate principal amount of each applicable Class of Original Maturity Revolving Facility Commitments to be extended as Extended Maturity Revolving Facility Commitments (such amount with respect to each Class, the “Extended Amount”) shall have such Classes of its Original Maturity Revolving Facility Commitments automatically converted into an Extended Maturity Revolving Facility Commitments of such Class for the purpose of the Conformed Credit Agreement in an aggregate amount equal to its Extended Amount in the following manner: (i) Canadian Tranche Commitments held by all Canadian Tranche Lenders immediately prior to the Effective Date shall be converted into Commitments under the Canadian Tranche with the Revolving Facility Maturity Date for such Commitments being December 3, 2014 (provided that if, on any Early Maturity Test Date, the aggregate principal amount of Early Maturity Notes that mature within 91 days after such Early Maturity Test Date exceeds $200.0 million, such Revolving Facility Maturity Date shall be such Early Maturity Test Date) (such converted Canadian Tranche Commitments, the “Extended Maturity Canadian Tranche Commitments”, and such new Revolving Facility Maturity Date, the “Extended Revolving Facility Maturity Date”), (ii) European Tranche Commitments shall be converted into Extended Maturity European Tranche Commitments, with the Revolving Facility Maturity Date for such Commitments being the Extended Revolving Facility Maturity Date, and (iii) U.S. Tranche Commitments shall be converted into Extended Maturity U.S. Tranche Commitments, with the Revolving Facility Maturity Date for such Commitments being the Extended Revolving Facility Maturity Date. On the Effective Date all Original Maturity Revolving Facility Commitments that are not converted pursuant to the preceding sentence shall instead automatically be converted in the following manner: European Tranche Commitments shall be converted into Original Maturity European Tranche Commitments and U.S. Tranche Commitments shall be converted into Original Maturity U.S. Tranche Commitments. The amounts of each Extending Lender’s Extended Maturity Canadian Tranche Commitments, Extended Maturity European Tranche Commitments and Extended Maturity U.S. Tranche Commitments, as applicable, are set forth in Schedule 2 hereto.

(c) All Revolving Loans, Swingline Loans and Revolving Letters of Credit (including Tranche C-3 Letters of Credit), all Tranche C-3 Credit Linked Deposits and all Term Loans, outstanding or funded, as applicable, under the Existing Credit Agreement on and as of the Effective Date after giving effect to the transactions shall remain outstanding or funded, as applicable, under the Conformed Credit Agreement and the terms of the Conformed Credit Agreement will govern the rights of the Lenders and any Issuing Bank with respect thereto from and after the Effective Date.

SECTION 5. Post-Closing Covenants. To the extent not delivered as of the Effective Date, within sixty (60) days after the Effective Date, unless waived or extended by the Administrative Agent in its reasonable discretion, the Borrowers shall, or shall cause the applicable Loan Party to (other than with respect to the German Guarantor and its Subsidiaries, which shall be governed by Section 5.14 of the Conformed Credit Agreement), deliver any reaffirmation agreements, amendments to Security Documents or other agreements that the Administrative Agent, in consultation with counsel, reasonably determines are necessary to ensure the continuation of any guarantee and the continuation and perfection of any Lien, in each case, provided for under the Loan Documents in each case in a form substantially similar to those delivered previously under the Existing Credit Agreement.

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SECTION 6. Effectiveness; Counterparts; Amendments. This Agreement shall become effective when copies hereof that, when taken together, bear the signatures of Holdings, the Borrowers and the Extending Lenders shall have been received by the Administrative Agent. This Agreement may not be amended nor may any provision hereof be waived except pursuant to a writing signed by Holdings, the Borrowers and the Extending Lenders. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 7. No Novation. This Agreement shall not extinguish the Loans outstanding under the Existing Credit Agreement. Nothing herein contained shall be construed as a substitution or novation of the Loans outstanding under the Existing Credit Agreement, which shall remain outstanding after the Effective Date as modified hereby. Notwithstanding any provision of this Agreement, the provisions of Sections 2.16, 2.17, 2.18 and 9.05 of the Existing Credit Agreement as in effect immediately prior to the Effective Date will continue to be effective as to all matters arising out of or in any way related to facts or events existing or occurring prior to the Effective Date.

SECTION 8. Notices. All notices hereunder shall be given in accordance with the provisions of Section 9.01 of the Conformed Credit Agreement.

SECTION 9. Applicable Law; Waiver of Jury Trial. (A) THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, OR DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

(B) EACH PARTY HERETO HEREBY AGREES AS SET FORTH IN SECTION 9.12 OF THE EXISTING CREDIT AGREEMENT AS IF SUCH SECTION WERE SET FORTH IN FULL HEREIN.

SECTION 10. Jurisdiction. Each party hereto agrees to be governed by Section 9.16 of the Existing Credit Agreement.

SECTION 11. Expenses. The Borrowers agree to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Agreement, to the extent required by Section 9.05 of the Existing Credit Agreement.

SECTION 12. Headings. The Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting this Agreement.

SECTION 13. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

MOMENTIVE SPECIALTY CHEMICALS HOLDINGS LLC,

By:	/s/ Authorized Signatory
Name:
Title:

MOMENTIVE SPECIALTY CHEMICALS INC.,

By:	/s/ Authorized Signatory
Name:
Title:

MOMENTIVE SPECIALTY CHEMICALS CANADA INC.,

By:	/s/ Authorized Signatory
Name:
Title:

MOMENTIVE SPECIALTY CHEMICALS B.V.,

By:	/s/ Authorized Signatory
Name:
Title:

MOMENTIVE SPECIALTY CHEMICALS UK LIMITED,

By:	/s/ Authorized Signatory
Name:
Title:

[Signature Page to Incremental Assumption Agreement]

BORDEN CHEMICAL UK LIMITED,

By:	/s/ Authorized Signatory
Name:
Title:

[Signature Page to Incremental Assumption Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent, as Extending Lender and as Issuing Bank,

By:	/s/ Authorized Signatory
Name:
Title:

[Signature Page to Incremental Assumption Agreement]

SCHEDULE 1

Local Foreign Counsel

Clifford Chance (Belgian counsel)

Clifford Chance (Dutch counsel)

Clifford Chance (German counsel)

Clifford Chance (Italian counsel)

Clifford Chance (Spanish counsel)

Clifford Chance (UK counsel)

NautaDutilh (Dutch counsel)

Arias, Fabrega & Fabrega (Panamanian counsel)

Stikemen Elliott LLP (Ontario, Quebec, Alberta and British Columbia counsels)

Stewart McKelvey (Nova Scotia counsel)

Freshfields Bruckhaus Deringer LLP (German Counsel)

NCTM LLP (Italian counsel)

SCHEDULE 2

Extended Maturity Revolving Facility Commitments

Extending Lender	European Tranche	Canadian Tranche	U.S. Tranche	Total Commitment

JPMorgan Chase Bank, N.A.	$31,958,333.00	$8,916,667.00	$0.00	$40,875,000.00

Bank of America, N.A. (and with respect to the Canadian Tranche, Bank of America, Canada Branch)	$15,277,778.00	$6,111,111.00	$6,111,111.00	$27,500,000.00

Citicorp North America, Inc. (and with respect to the Canadian Tranche, Citibank, N.A., Canadian branch)	$25,520,833.33	$10,208,333.34	$0.00	$35,729,166.67

Credit Suisse AG, Cayman Islands Branch (and with respect to the Canadian Tranche, Credit Suisse AG, Toronto Branch)	$13,888,888.90	$5,555,555.55	$5,555,555.55	$25,000,000.00

Morgan Stanley Senior Funding, Inc.	$8,333,333.33	$8,333,333.33	$8,333,333.34	$25,000,000.00

Nationwide Life Insurance Company	$0.00	$0.00	$7,000,000.00	$7,000,000.00

UBS Loan Finance LLC (and with respect to the Canadian Tranche, UBS AG, Canada Branch)	$3,888,889.00	$6,111,111.00	$0.00	$10,000,000.00

Total	$98,868,055.56	$45,236,111.22	$26,999,999.89	$171,104,166.67

EXHIBIT A

Conformed Credit Agreement

THIRD AMENDED AND RESTATED

CREDIT AGREEMENT

(conformed through Third Incremental Facility Amendment dated as of May 18, 2011 and

Incremental Assumption Agreement dated as of March 14, 2012)

Dated as of January 29, 2010,

Among

MOMENTIVE SPECIALTY CHEMICALS HOLDINGS LLC (formerly known as Hexion LLC),

MOMENTIVE SPECIALTY CHEMICALS INC. (formerly known as Hexion Specialty Chemicals, Inc.),

as U.S. Borrower,

MOMENTIVE SPECIALTY CHEMICALS CANADA INC. (formerly known as Hexion Specialty Chemicals Canada, Inc.),

as Canadian Borrower,

MOMENTIVE SPECIALTY CHEMICALS B.V. (formerly known as Hexion Specialty Chemicals B.V.),

as Dutch Borrower,

MOMENTIVE SPECIALTY CHEMICALS UK LIMITED (formerly known as Hexion Specialty Chemicals UK Limited)

and

BORDEN CHEMICAL UK LIMITED,

as U.K. Borrowers,

THE LENDERS PARTY HERETO,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent, and

J.P. MORGAN SECURITIES INC.,

CREDIT SUISSE SECURITIES (USA) LLC

and

CITIGROUP GLOBAL MARKETS INC.,

as Joint Lead Arrangers and Joint Bookrunners

Exhibits and Schedules

Exhibit E	Form of Collateral Agreement
Exhibit F-1	Form of New 1-1/2 Lien Intercreditor Agreement
Exhibit F-2	Form of First Lien Intercreditor Agreement

Schedule 1.01A	Foreign Subsidiary Loan Parties
Schedule 1.01B	Unrestricted Subsidiaries
Schedule 2.01	Commitments
Schedule 3.08(a)	Subsidiaries
Schedule 3.08(b)	Subscriptions
Schedule 3.21	Insurance
Schedule 5.10(i)	Certain Matters
Schedule 9.24	Certain Approvals

THIRD AMENDED AND RESTATED CREDIT AGREEMENT dated as of January 29, 2010, as conformed through the Third Incremental Facility Amendment dated as of May 18, 2011 and the Incremental Assumption Agreement dated as of March 14, 2012 (as so conformed, this “Agreement”), among MOMENTIVE SPECIALTY CHEMICALS HOLDINGS LLC (formerly known as Hexion LLC), a Delaware limited liability company (“Holdings”), MOMENTIVE SPECIALTY CHEMICALS INC. (formerly known as Hexion Specialty Chemicals, Inc.), a New Jersey corporation (the “U.S. Borrower”), MOMENTIVE SPECIALTY CHEMICALS CANADA INC. (formerly known as Hexion Specialty Chemicals Canada, Inc.), a Canadian corporation (the “Canadian Borrower”), MOMENTIVE SPECIALTY CHEMICALS B.V. (formerly known as Hexion Specialty Chemicals B.V.), a company organized under the laws of The Netherlands (the “Dutch Borrower”), MOMENTIVE SPECIALTY CHEMICALS UK LIMITED (formerly known as Hexion Specialty Chemicals UK Limited), a corporation organized under the laws of England and Wales, and BORDEN CHEMICAL UK LIMITED, a corporation organized under the laws of England and Wales (together, the “U.K. Borrowers” and, together with the U.S. Borrower, the Canadian Borrower and the Dutch Borrower, the “Borrowers”), the LENDERS party hereto from time to time, JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders, and J.P. MORGAN SECURITIES INC., CREDIT SUISSE SECURITIES (USA) LLC and CITIGROUP GLOBAL MARKETS INC., as joint lead arrangers and joint bookrunners (in such capacity, the “Joint Lead Arrangers”).

Subject to the satisfaction or waiver of the conditions set forth in the Incremental Assumption Agreement dated as of March 14, 2012 (the “Extension Agreement”), among Holdings, the Borrowers, the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, the Existing Credit Agreement (as defined below) shall incorporate the terms relating to the extension of the Revolving Facility Maturity Date, as set forth in the Third Incremental Amendment (as defined below) and the Extension Agreement, and shall read in its entirety as follows:

ARTICLE I

Definitions

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“2005 Credit Agreement” shall mean the Credit Agreement dated as of May 31, 2005 among Holdings, the Borrowers, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Citicorp North America, Inc., as syndication agent, and Credit Suisse, as documentation agent.

“2005 Transaction Agreement” shall have the meaning assigned to such term in the November 2006 Credit Agreement.

“2005 Transaction Documents” shall have the meaning assigned to such term in the November 2006 Credit Agreement.

“2005 Transactions” shall have the meaning assigned to such term in the November 2006 Credit Agreement.

“2007 Transactions” shall mean, collectively, (a) the entering into of incremental amendments to, and the incurrence of incremental loans under, the November 2006 Credit Agreement on June 15, 2007 and August 7, 2007, (b) the acquisition, directly or indirectly, of assets or equity interests of the German resins and formaldehyde business of Arkema GmbH and (c) the payment of all fees and expenses in connection therewith, in each case entered into, acquired or paid in 2007.

“2010 Amendment Agreement” shall mean the Amendment Agreement dated as of January 25, 2010 among Holdings, the Borrowers, each Subsidiary Loan Party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, pursuant to which the November 2006 Credit Agreement was amended and restated.

“ABR” shall mean, for any day, a rate per annum equal to (i) the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (ii) solely with respect to ABR Borrowings made under the Third Incremental Revolving Facility Commitments, the greatest of clauses (a) and (b) above and the Adjusted Eurocurrency Rate for a 1-month Interest Period plus 1%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. in connection with extensions of credit to debtors). Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Term Loan, any ABR Revolving Loan or any Swingline Loan to the U.S. Borrower.

“ABR Revolving Borrowing” shall mean a Borrowing comprised of ABR Revolving Loans.

“ABR Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“ABR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“Acquired Assets Amount” shall have the meaning assigned to such term in Section 6.10(a).

“Acquired Assets” shall mean, for any fiscal year, the total purchase price of assets acquired pursuant to Permitted Business Acquisitions after the Closing Date through the end of such fiscal year determined in accordance with GAAP; provided that if a Permitted

Business Acquisition is not consummated during the first quarter of a fiscal year, Acquired Assets for such fiscal year shall be determined by multiplying the amount attributable to such Permitted Business Acquisition by (i) 0.75 if such Permitted Business Acquisition is consummated during the second quarter of such fiscal year, (ii) 0.50 if such Permitted Business Acquisition is consummated during the third quarter of such fiscal year and (iii) 0.25 if such Permitted Business Acquisition is consummated during the fourth quarter of such fiscal year.

“Additional Mortgage” shall have the meaning assigned to such term in Section 5.10(c).

“Adjusted Eurocurrency Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) (i) for any Eurocurrency Borrowing denominated in U.S. Dollars or Sterling, the LIBO Rate, or (ii) for any Eurocurrency Borrowing denominated in euros, the EURO LIBO Rate, in each case in effect for such Interest Period divided by (b) one minus the Statutory Reserves applicable to such Eurocurrency Borrowing, if any.

“Adjustment Date” shall have the meaning assigned to such term in the definition of the term “Applicable Margin.”

“Administrative Agent” shall mean JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder, or, as applicable, such Affiliates thereof as it shall from time to time designate for the purpose of performing its obligations hereunder in such capacity, including initially (a) with respect to a Loan or Borrowing made to the Dutch Borrower or a U.K. Borrower, J.P. Morgan Europe Limited, and (b) with respect to a Loan or Borrowing made to, or a B/A Drawing drawn by, the Canadian Borrower, JPMorgan Chase Bank, N.A., Toronto Branch. References to the “Administrative Agent” shall also include J.P. Morgan Europe Limited or any other Affiliate of JPMorgan Chase Bank, N.A. or any other person designated by JPMorgan Chase Bank, N.A., in each case acting in its capacity as “Security Trustee”, “Trustee” or “Agent” under any Security Document relating to collateral provided under the laws of any United Kingdom jurisdiction, or acting in any similar capacity under any other Security Document under the laws of the United States or any other jurisdiction. Notwithstanding the foregoing, for purposes of Section 9.20, the term “Administrative Agent” shall mean JPMorgan Chase Bank, N.A. and any successor agent appointed pursuant to Section 8.09.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.13(e).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit B to the November 2006 Credit Agreement or in such other form as may be supplied by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Affiliate Authorization” means each Affiliate Authorization delivered by any Affiliate of a Lender to the Administrative Agent substantially in the form of Exhibit C to the November 2006 Credit Agreement.

“Agent Parties” shall have the meaning assigned to such term in Section 9.18(c).

“Agents” shall mean the Administrative Agent and the Syndication Agent.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Alternative Currency” shall mean Sterling, Kronor, euros, Canadian Dollars, Japanese Yen or any other foreign currency reasonably acceptable to the applicable Issuing Bank that is freely available, freely transferable and freely convertible into U.S. Dollars, provided that the aggregate amount of L/C Exposure in all such foreign currencies (other than Sterling, Kronor, euros, Japanese Yen and Canadian Dollars) shall not exceed $25,000,000.

“Alternative Currency Letter of Credit” shall mean a Letter of Credit denominated in an Alternative Currency.

“Alternative Currency Revolving L/C Exposure” shall mean Revolving L/C Exposure related to Alternative Currency Letters of Credit.

“Amendment Effective Date” shall have the meaning assigned to such term in the 2010 Amendment Agreement.

“Applicable Facility Percentage” shall mean (i) with respect to Revolving Facility Commitments of any Class, the percentage obtained by dividing (x) the aggregate amount of Revolving Facility Commitments of such Class then outstanding by (y) the sum of (A) the principal amount of all Term Loans outstanding and (B) the aggregate amount of all Revolving Facility Commitments then outstanding and (ii) with respect to the Term Loans of any Class, the percentage obtained by dividing (x) the aggregate principal amount of all Term Loans of such Class then outstanding by (y) the sum of (A) the principal amount of all Term Loans outstanding and (B) the aggregate amount of all Revolving Facility Commitments then outstanding.

“Applicable Margin” shall mean for any day, (i) with respect to any Original Maturity Term Loan, 2.25% per annum in the case of any Eurocurrency Loan and 0.75% per annum in the case of any ABR Loan or Base Rate Loan, (ii) with respect to any Extended Maturity Term Loan, 3.75% per annum in the case of any Eurocurrency Loan and 2.25% per annum in the case of any ABR Loan or Base Rate Loan, (iii) with respect to any Tranche C-3 Credit-Linked Deposit or Tranche C-3 L/C Disbursement, as applicable, 2.50% per annum in the case of any Eurocurrency Loan and 1.00% in the case of any ABR Loan or Base Rate Loan and (iv) with respect to any Revolving Facility Loan or Swingline Loan, as the case may be, the applicable margin per annum set forth below under the caption “Applicable Margin for ABR/Base Rate Revolving Loans and ABR Swingline Loans” or “Applicable Margin for Eurocurrency Revolving Loans and Base Rate Swingline Loans”, as applicable, based upon the Consolidated Leverage Ratio as of the most recent determination date.

“Applicable Margins for Revolving Loans and Swingline Loans” shall mean, (a) for Revolving Facility Loans and Swingline Loans other than those made under the Third Incremental Revolving Facility Commitments:

Consolidated Leverage Ratio	Applicable Margin for ABR/Base Rate Revolving Loans and ABR Swingline Loans	Applicable Margin for Eurocurrency Revolving Loans and Base Rate Swingline Loans
Equal to or greater than 3.75 to 1.00	1.00%	2.50%
Equal to or greater than 3.25 to 1.00 and less than 3.75 to 1.00	0.75%	2.25%
Less than 3.25 to 1.00	0.50%	2.00%

(b) for Revolving Facility Loans and Swingline Loans made under the Third Incremental Revolving Facility Commitments that are Original Maturity Revolving Facility Commitments, (i) 3.00% for ABR/Base Rate Revolving Loans and ABR Swingline Loans and (ii) 4.50% for Eurocurrency Revolving Loans and Base Rate Swingline Loans, and (c) for Revolving Facility Loans and Swingline Loans made under the Third Incremental Revolving Facility Commitments that are Extended Maturity Revolving Facility Commitments, (i) 3.25% for ABR/Base Rate Revolving Loans and ABR Swingline Loans and (ii) 4.75% for Eurocurrency Revolving Loans and Base Rate Swingline Loans.

For the purposes of the foregoing relating to Revolving Loans and Swingline Loans other than those made under the Third Incremental Revolving Facility Commitments, changes in the Applicable Margin resulting from changes in the Consolidated Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which financial statements are delivered to the Lenders pursuant to Section 5.04, and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 5.04, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the pricing grid shall apply. In addition, at all times while a Default or an Event of Default shall have occurred and be continuing, the highest rate set forth in each column of the pricing grid shall apply.

“Approved Fund” shall have the meaning assigned to such term in Section 9.04(b).

“Asset Disposition” shall mean any sale, transfer or other disposition by Holdings (prior to a Qualified IPO), the U.S. Borrower or any of the Subsidiaries to any person other than Holdings (prior to a Qualified IPO), the U.S. Borrower or any Subsidiary to the extent otherwise permitted hereunder of any asset or group of related assets (other than inventory or other assets sold, transferred or otherwise disposed of in the ordinary course of business) in one or a series of related transactions, the Net Proceeds from which exceed $1.0 million.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent and the U.S. Borrower (if required by Section 9.04), in the form of Exhibit A to the November 2006 Credit Agreement or such other form as shall be approved by the Administrative Agent.

“Availability Period” shall mean (a) with respect to the Canadian Tranche Commitments, the period from and including the Extension Effective Date to but excluding the earlier of the applicable Revolving Facility Maturity Date and in the case of each of the Canadian Tranche Revolving Facility Loans, Canadian Tranche Revolving Borrowings and Canadian Tranche Letters of Credit, the date of termination of the Canadian Tranche Commitments, (b) with respect to the European Tranche Commitments, the period from and including the Closing Date (in the case of the Original Maturity European Tranche Commitments) or the Extension Effective Date (in the case of the Extended Maturity European Tranche Commitments) to but excluding the earlier of the applicable Revolving Facility Maturity Date and in the case of each of the European Tranche Revolving Facility Loans, European Tranche Revolving Borrowings, Swingline Loans, Swingline Borrowings and European Tranche Letters of Credit, the date of termination of the applicable European Tranche Commitments, (c) with respect to the U.S. Tranche Commitments, the period from and including the Closing Date (in the case of the Original Maturity U.S. Tranche Commitments) or the Extension Effective Date (in the case of the Extended Maturity U.S. Tranche Commitments) to but excluding the earlier of the applicable Revolving Facility Maturity Date and in the case of each of the U.S. Tranche Revolving Facility Loans and U.S. Tranche Revolving Borrowings, the date of termination of the applicable U.S. Tranche Commitments and (d) with respect to the Tranche C-3 Credit-Linked Deposits, the period from and including the Closing Date to but excluding the earlier of the Tranche C-3 Maturity Date and the date on which all of the Tranche C-3 Credit-Linked Deposits are returned to the Tranche C-3 Lenders.

“Available Investment Basket Amount” shall mean, on any date of determination, an amount equal to (a) the Cumulative Retained Excess Cash Flow Amount on such date of determination plus (b) the aggregate amount of proceeds received after the Closing Date and prior to such date of determination that would have constituted Net Proceeds pursuant to clause (a) of the definition thereof except for the operation of clause (x) or (y) of the third proviso thereof (the “Below-Threshold Asset Sale Proceeds”), plus (c) the cumulative amount of proceeds (including cash and the fair market value of property other than cash) from the sale or issuance of Equity Interests of Holdings (after the Closing Date and prior to a Qualified IPO) (which proceeds have been contributed as common equity to the capital of the U.S. Borrower) or of the U.S. Borrower (other than any such proceeds that are (i) received pursuant to the exercise of a Cure Right pursuant to Section 7.03, (ii) received pursuant to (A) sales of Equity Interests financed as contemplated by 6.04(e) or (B) contributions made pursuant to 6.06(m) (other than contributions in excess of the amount of the dividends and distributions made by the U.S. Borrower to fund the applicable Investment pursuant to 6.06(m)) or (iii) used for Dividends pursuant to Section 6.06(e)), plus (d) 100% of the aggregate amount of contributions to the common capital of the U.S. Borrower received in cash (and the fair market value of property other than cash) after the Closing Date (subject to the same exclusions as are applicable to clause (c) above, and without duplication of any amounts included in the Available Investment Basket Amount pursuant to clause (c) above); provided that the U.S. Borrower and its Subsidiaries shall be in Pro Forma Compliance, plus (e) the principal amount of any Indebtedness (including the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock) of the U.S. Borrower or any Subsidiary thereof issued after the Closing Date (other than Indebtedness issued to the U.S. Borrower or any Subsidiary), which has been converted into or exchanged for Equity Interests (other than Disqualified Stock) in the U.S. Borrower or Holdings (prior to a Qualified IPO), plus (f) without duplication of any amounts included in the Cumulative Retained Excess Cash Flow Amount pursuant to clause (a) above, 100% of the aggregate amount received by the U.S. Borrower or any Subsidiary in cash (and the fair market value of property other than cash received by the U.S. Borrower or any Subsidiary) after the Closing Date from: (A) the sale (other than to the U.S. Borrower or any Subsidiary) of the Equity Interests of an Unrestricted Subsidiary, or (B) any dividend or other distribution by an Unrestricted Subsidiary, minus (g) any amounts thereof used to make Investments pursuant to Section 6.04(b)(y) after the Closing Date and on or prior to such date, minus (h) any amounts thereof used to make Investments pursuant to Section 6.04(j)(ii) after the Closing Date and on or prior to such date, minus (i) the aggregate amount of Capital Expenditures made after the Closing Date and on or prior to such date pursuant to Section 6.10(c), minus (j) the cumulative amount of dividends paid and distributions made pursuant to Section 6.06(f)(iii) after the Closing Date and on or prior to such date; provided, however, for purposes of Section 6.06(f)(iii), the calculation of the Available Investment Basket Amount shall not include any Below-Threshold Asset Sale Proceeds except to the extent they are used as contemplated in clauses (g), (h) and (i) above.

“Available Unused Commitment” shall mean, with respect to a Revolving Facility Lender under any Revolving Facility at any time, an amount equal to the amount by which (a) the aggregate amount of the Revolving Facility Commitment under such Revolving Facility of such Revolving Facility Lender at such time exceeds (b) the Revolving Facility Exposure under such Revolving Facility of such Revolving Facility Lender at such time.

“B/A” shall mean a bill of exchange governed by the Bills of Exchange Act (Canada) or a depository bill issued in accordance with the Depository Bills and Notes Act (Canada), denominated in Canadian Dollars, drawn by the Canadian Borrower and accepted by a Canadian Tranche Lender in accordance with the terms of this Agreement.

“B/A Drawing” shall mean B/As accepted and purchased on the same date and as to which a single Contract Period is in effect, including any B/A Equivalent Loans made on the same date and as to which a single Contract Period is in effect. For greater certainty, all provisions of this Agreement that are applicable to B/As are also applicable, mutatis mutandis, to B/A Equivalent Loans.

“B/A Equivalent Loan” has the meaning assigned to such term in Section 2.06(j).

“Base Rate” shall mean (a) with respect to European Tranche Revolving Facility Loans denominated in Sterling or euros, and European Tranche Revolving Facility Loans denominated in U.S. Dollars and made to a U.K. Borrower, the rate of interest per annum quoted by the Administrative Agent as its base rate for loans made by it in U.S. Dollars, Sterling or euros, as applicable, whether or not such rate is the lowest rate charged by the Administrative Agent to its most preferred borrowers, and, if such base rate is discontinued by the Administrative Agent as a standard, a comparable reference rate designated by the

Administrative Agent as a substitute therefor shall be the Base Rate with respect to such European Tranche Revolving Facility Loans, (b) with respect to Canadian Tranche Revolving Facility Loans denominated in U.S. Dollars made to the Canadian Borrower, the U.S. Base Rate, (c) with respect to Canadian Tranche Revolving Facility Loans denominated in Canadian Dollars made to the Canadian Borrower, the Canadian Base Rate and (d) with respect to Swingline Loans to a U.K. Borrower or the Dutch Borrower, the rate of interest offered by the London office of JPMorgan Chase Bank, N.A.

“Base Rate Borrowing” shall mean a Borrowing consisting of Base Rate Loans.

“Base Rate Loan” shall mean any Base Rate Revolving Loan, Base Rate Term Loan or any Swingline Loan to the Dutch Borrower or a U.K. Borrower.

“Base Rate Revolving Borrowing” shall mean a Borrowing comprised of Base Rate Revolving Loans.

“Base Rate Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the Base Rate in accordance with the provisions of Article II.

“Base Rate Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Base Rate in accordance with the provisions of Article II.

“Benchmark LIBOR Rate” shall have the meaning assigned to such term in Section 2.23(b).

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean, as to any person, the board of directors or managers, as applicable, of such person (or, if such person is a partnership, the board of directors or other governing body of the general partner of such person) or any duly authorized committee thereof.

“Borrowers” shall have the meaning assigned to such term in the preamble hereto.

“Borrowing” shall mean a group of Loans of a single Type, Class and currency and made on a single date to a single Borrower and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” shall mean (a) in the case of a Borrowing denominated in U.S. Dollars, $5.0 million, (b) in the case of a Borrowing denominated in euro, €1.0 million, (c) in the case of a Borrowing denominated in Sterling, ₤1.0 million and (d) in the case of a Borrowing denominated in Canadian Dollars, C$1.0 million.

“Borrowing Multiple” shall mean (a) in the case of a Borrowing denominated in U.S. Dollars, $1.0 million, (b) in the case of a Borrowing denominated in euro, €1.0 million, (c) in the case of a Borrowing denominated in Sterling, ₤1.0 million and (d) in the case of a Borrowing denominated in Canadian Dollars, C$1.0 million.

“Borrowing Request” shall mean a request by a Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit D-1 to the November 2006 Credit Agreement.

“Budget” shall have the meaning assigned to such term in Section 5.04(f).

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that (a) when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market, (b) when used in connection with a Loan denominated in euro, the term “Business Day” shall also exclude any day on which the Trans-European Automated Real Time Gross Settlement Express Transfer (TARGET) payment system is not open for the settlement of payments in euro, (c) when used in connection with any Loan to the Canadian Borrower or B/A, the term “Business Day” shall also (i) exclude any day on which banks are not open for dealings in deposits in Toronto but (ii) include, with respect to any Loan denominated in Canadian Dollars or any B/A, any day on which banks are open for dealings in deposits in Toronto and (d) when used in connection with any Loan to the Dutch Borrower or a U.K. Borrower, the term “Business Day” shall also include any day on which banks are open for dealings in deposits in euro, Sterling and U.S. Dollars in London and, with respect to any Loan to the Dutch Borrower, any day on which banks are open for dealings in deposits in euro in Amsterdam.

“CAM” shall mean the mechanism for the allocation and exchange of interests in Loans, participations in Letters of Credit and Swingline Loans and other extensions of credit under the several Tranches and collections thereunder established under Article X.

“CAM Exchange” shall mean the exchange of the Lender’s interests provided for in Section 10.01.

“CAM Exchange Date” shall mean the first date on which there shall occur (a) any event referred to in paragraph (h) or (i) of Section 7.01 in respect of any Borrower or (b) an acceleration of Loans pursuant to Section 7.01.

“CAM Percentage” shall mean, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate U.S. Dollar Equivalent (determined on the basis of Exchange Rates prevailing on the CAM Exchange Date) of the sum, without duplication, of (i) the Obligations owed to such Lender (whether or not at the time due and payable), (ii) the L/C Exposure of such Lender and (iii) the Swingline Exposure of such Lender, in each case immediately prior to the occurrence of the CAM Exchange Date, and (b) the denominator shall be the aggregate U.S. Dollar Equivalent (as so determined) of the sum, without duplication, of (A) the Obligations owed to all the Lenders (whether or not at the time due and payable), (B) the L/C Exposure and (iii) the Swingline Exposure, in each case immediately prior to the occurrence of the CAM Exchange Date; provided that, for purposes of clause (a) above, the Obligations owed to the Swingline Lender will be deemed not to include any Swingline Loans except to the extent provided in clause (a)(iii) above.

“Canadian Base Rate” shall mean, for any day, the rate of interest per annum equal to the greater of (a) the interest rate per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect on such day at its principal office in Toronto for determining interest rates applicable to commercial loans denominated in Canadian Dollars in Canada (each change in such reference rate being effective from and including the date such change is publicly announced as being effective) and (b) the interest rate per annum equal to the sum of (i) the CDOR Rate applicable to bankers’ acceptances with a term of 30 days on such day and (ii) 0.50% per annum.

“Canadian Base Rate Borrowing” shall mean a Borrowing consisting of Canadian Base Rate Loans.

“Canadian Base Rate Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the Canadian Base Rate in accordance with the provisions of Article II.

“Canadian Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Canadian Dollars” or “C$” shall mean the lawful money of Canada.

“Canadian Lending Office” shall mean, as to any Canadian Tranche Lender, the applicable branch, office or Affiliate of such Canadian Tranche Lender designated by such Canadian Tranche Lender to make Canadian Tranche Loans to the Canadian Borrower and to accept and purchase or arrange for the purchase of B/As.

“Canadian Security Documents” shall mean all security agreements delivered pursuant to this Agreement and granted by any Foreign Subsidiary Loan Party incorporated under the laws of Canada or any province thereof and all confirmations and acknowledgements thereof, including (a) general security agreements, (b) debentures, (c) intellectual property security agreements and (d) the Quebec Documents.

“Canadian Tranche” has the meaning assigned to such term under the definition of “Tranche”.

“Canadian Tranche Commitment” shall mean, with respect to each Canadian Tranche Lender, the Canadian Tranche Commitment held by such Lender immediately prior to the Extension Effective Date, to the extent such Lender has elected to convert such Canadian Tranche Commitment into an “Extended Maturity Canadian Tranche Commitment” (as defined in the Extension Agreement) pursuant to the Extension Agreement, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 2.21 or Section 9.04. The aggregate amount of the Canadian Tranche Commitments as of (and after giving effect to) the Extension Effective Date is $45,236,111.22.

“Canadian Tranche L/C Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Canadian Tranche Letters of Credit denominated in U.S. Dollars at such time, (b) the U.S. Dollar Equivalent of the aggregate undrawn amount of all outstanding Canadian Tranche Letters of Credit denominated in Canadian Dollars at such time and (c) the U.S. Dollar Equivalent of the aggregate amount of all L/C Disbursements in respect of Canadian Tranche Letters of Credit that have not yet been reimbursed by or on behalf of the applicable Borrower at such time. The Canadian Tranche L/C Exposure of any Revolving Lender at any time shall be its Canadian Tranche Percentage of the total Canadian Tranche L/C Exposure at such time.

“Canadian Tranche Lender” shall mean a Lender with a Canadian Tranche Commitment or with outstanding Canadian Tranche Revolving Facility Exposure.

“Canadian Tranche Letters of Credit” shall mean Letters of Credit issued or deemed outstanding under the Canadian Tranche, including, without limitation, those Letters of Credit deemed outstanding under the Canadian Tranche pursuant to the Third Incremental Amendment.

“Canadian Tranche Percentage” shall mean, with respect to any Canadian Tranche Lender, the percentage of the total Canadian Tranche Commitments represented by such Lender’s Canadian Tranche Commitment. If the Canadian Tranche Commitments have terminated or expired, the Canadian Tranche Percentages shall be determined based upon the Canadian Tranche Commitments most recently in effect, giving effect to any assignments pursuant to Section 9.04.

“Canadian Tranche Revolving Facility Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of the Canadian Tranche Revolving Facility Loans denominated in U.S. Dollars outstanding at such time, (b) the U.S. Dollar Equivalent of the aggregate principal amount of the Canadian Tranche Revolving Facility Loans denominated in Canadian Dollars outstanding at such time, (c) the U.S. Dollar Equivalent of the aggregate face amount of the B/As accepted by the Canadian Tranche Lenders and outstanding at such time and (d) the Canadian Tranche L/C Exposure at such time. The Canadian Tranche Revolving Facility Exposure of any Lender at any time shall be such Lender’s Canadian Tranche Percentage of the total Canadian Tranche Revolving Facility Exposure at such time.

“Canadian Tranche Revolving Facility Loan” shall mean a loan made by a Canadian Tranche Lender pursuant to Section 2.01(b). Each Canadian Tranche Revolving Facility Loan denominated in U.S. Dollars and made to the U.S. Borrower shall be a Eurocurrency Loan or an ABR Loan, each Canadian Tranche Revolving Facility Loan denominated in U.S. Dollars and made to the Canadian Borrower shall be a Eurocurrency Loan or a U.S. Base Rate Loan and each Canadian Tranche Revolving Facility Loan denominated in Canadian Dollars shall be a Canadian Base Rate Loan.

“Capital Expenditures” shall mean, for any person in respect of any period, the aggregate of all expenditures incurred by such person during such period that, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such person; provided, however, that Capital Expenditures for the U.S. Borrower and the Subsidiaries shall not include:

(a) expenditures to the extent made with proceeds (so long as such proceeds are not included in any determination of the Available Investment Basket Amount) of the issuance of Equity Interests of Holdings (prior to a Qualified IPO) or the U.S. Borrower or funds that would have constituted Net Proceeds under clause (a) of the definition of the term “Net Proceeds” (but that will not constitute Net Proceeds as a result of the first proviso to such clause (a));

(b) expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the U.S. Borrower and the Subsidiaries within 12 months of receipt of such proceeds or, if not made within such period of 12 months, are committed to be made during such period;

(c) interest capitalized during such period;

(d) expenditures that are accounted for as capital expenditures of such person and that actually are paid for by a third party (excluding Holdings (prior to a Qualified IPO), the U.S. Borrower or any Subsidiary) and for which none of Holdings (prior to a Qualified IPO), the U.S. Borrower or any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period);

(e) the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (ii) such book value shall have been included in Capital Expenditures when such asset was originally acquired;

(f) the purchase price of equipment purchased during such period to the extent that the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase and (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business;

(g) Investments in respect of a Permitted Business Acquisition;

(h) the 2005 Transactions; or

(i) the purchase of property, plant or equipment made within 12 months of the sale of any asset to the extent purchased with the proceeds of such sale (or, if not made within such 12 months, to the extent committed to be made during such period and actually made within a 15 month period from such sale).

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash Interest Expense” shall mean, with respect to Holdings (prior to a Qualified IPO), the U.S. Borrower and the Subsidiaries on a consolidated basis for any period, Interest Expense for such period, less the sum of, without duplication, (a) pay-in-kind Interest Expense or other noncash Interest Expense (including as a result of the effects of purchase accounting), (b) to the extent included in Interest Expense, the amortization of any financing fees paid by, or on behalf of, Holdings (prior to a Qualified IPO), the U.S. Borrower or any Subsidiary, including such fees paid in connection with the Transactions, the 2007 Transactions, the November 2006 Transactions, the May 2006 Transactions or the 2005 Transactions, (c) the amortization of debt discounts, if any, or fees in respect of Swap Agreements and (d) cash interest income of Holdings (prior to a Qualified IPO), the U.S. Borrower and the Subsidiaries for such period; provided that Cash Interest Expense shall exclude any one-time financing fees paid in connection with the Transactions, the 2007 Transactions, the November 2006 Transactions, the May 2006 Transactions, the 2005 Transactions or any amendment of this Agreement.

“CDOR Rate” shall mean, on any date, an interest rate per annum equal to the average discount rate applicable to bankers’ acceptances denominated in Canadian Dollars with a term equal to the Contract Period of the relevant B/As (for purposes of the definition of “Discount B/A Rate”) appearing on the Reuters Screen CDOR Page (“Screen”) (or on any successor or substitute page of such Screen, or any successor to or substitute for such Screen, providing rate quotations comparable to those currently provided on such page of such Screen, as determined by the Administrative Agent from time to time) at approximately 10:00 a.m., Toronto time, on such date (or, if such date is not a Business Day, on the next preceding Business Day) or, if such rate is not so reported, the average of the rate quotes for bankers’ acceptances denominated in Canadian Dollars with a term of 30 days received by the Administrative Agent at approximately 10:00 a.m., Toronto time, on such day (or, if such day is not a Business Day, on the next preceding Business Day) from one or more banks of recognized standing selected by it.

“Change in Control” shall be deemed to occur if:

(a) at any time, (i) a majority of the seats (other than vacant seats) on the Board of Directors of (A) prior to a Qualified IPO, Holdings or (B) after a Qualified IPO, the U.S. Borrower, shall at any time be occupied by persons who were neither (a) nominated by the Board of Directors of the U.S. Borrower or a Permitted Holder, (b) appointed by directors so nominated nor (c) appointed by a Permitted Holder or (ii) a “Change in Control” (or similar event) shall occur under (x) the Existing Second Secured

Notes, the New 1-1/2 Lien Notes, any First Lien Notes, (y) any Material Indebtedness secured by a Second-Priority Lien or (z) any Permitted Refinancing Indebtedness in respect of any of the foregoing or in respect of Indebtedness created hereunder or under the other Loan Documents (in each case to the extent constituting Material Indebtedness);

(b) at any time prior to a Qualified IPO, (i) Holdings shall fail to own, directly or indirectly, beneficially and of record, 51% of the issued and outstanding common stock of the U.S. Borrower (unless Holdings shall merge into the U.S. Borrower in a transaction in which the U.S. Borrower is the surviving entity, in which case this clause (b)(i) shall not apply), or (ii) any combination of Permitted Holders shall fail to own beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date), directly or indirectly, in the aggregate Equity Interests representing at least 51% of (A) the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings (or, if Holdings shall merge into the U.S. Borrower in a transaction in which the U.S. Borrower is the surviving entity, the U.S. Borrower) or (B) the common economic interest represented by the issued and outstanding Equity Interests of Holdings (or, if Holdings shall merge into the U.S. Borrower in a transaction in which the U.S. Borrower is the surviving entity, the U.S. Borrower); or

(c) at any time after a Qualified IPO, (a) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as in effect on the Closing Date), other than any combination of the Permitted Holders, shall have acquired beneficial ownership of 35% or more of the voting and/or economic interest in the U.S. Borrower’s capital stock and the Permitted Holders shall own, directly or indirectly, less than such Person or “group” of the economic and voting interest in the U.S. Borrower’s capital stock.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.16(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“CIGNA L/C” shall mean, collectively, the Original Letters of Credit issued for the account of the U.S. Borrower and for the benefit of various state workers’ compensation boards and surety bond issuers and any extensions, renewals or replacements thereof, so long as the Administrative Agent, for the ratable benefit of the Secured Parties, has been named as a loss payee under the insurance policy that insures the obligations supported by such Original Letters of Credit (or such extensions, renewals or replacements) pursuant to a loss payable clause or endorsement in form and substance reasonably satisfactory to the Administrative Agent; provided that the aggregate face amount of Letters of Credit that may constitute the CIGNA L/C at any time shall not exceed $15,280,900.

“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are European Tranche Revolving Facility Loans made under the Original Maturity European Tranche Commitment, European Tranche Revolving Facility Loans made under the Extended Maturity European Tranche Commitment, Canadian Tranche Revolving Facility Loans, U.S. Tranche Revolving Facility Loans made under the Original Maturity U.S. Tranche Commitment, U.S. Tranche Revolving Facility Loans made under the Extended Maturity U.S. Tranche Commitment, Tranche C-1A Term Loans, Tranche C-1B Term Loans, Tranche C-2A Term Loans, Tranche C-2B Term Loans, Tranche C-4A Term Loans, Tranche C-4B Term Loans, Tranche C-5A Term Loans, Tranche C-5B Term Loans, Tranche C-6A Term Loans, Tranche C-6B Term Loans, Tranche C-7A Term Loans, Tranche C-7B Term Loans, Other Revolving Facility Loans, Other Term Loans or Swingline Loans and (b) when used in reference to any Commitment, refers to whether such Commitment is Original Maturity European Tranche Commitment, Extended Maturity European Tranche Commitment, Canadian Tranche Commitment, Original Maturity U.S. Tranche Commitment, Extended Maturity U.S Tranche Commitment, Tranche C-1 Term Loan Commitment, Tranche C-2 Term Loan Commitment, Tranche C-3 Credit-Limited Deposit, Tranche C-4 Term Loan Commitment, Tranche C-5 Term Loan Commitment, Tranche C-6 Term Loan Commitment, Tranche C-7 Term Loan Commitment, Incremental Revolving Facility Commitment with respect to Other Revolving Facility Loans or Incremental Term Loan Commitment with respect to Other Term Loans. Other Term Loans (together with the Incremental Term Loan Commitments in respect thereof) and Other Revolving Facility Loans (together with the Incremental Revolving Facility Commitments in respect thereof) that have different terms and conditions shall be construed to be in different Classes.

“Closing Date” shall mean May 31, 2005.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and rulings issued thereunder.

“Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include the Mortgaged Properties.

“Collateral Agreement” shall mean the Third Amended and Restated Collateral Agreement, in the form of Exhibit E, dated as of the Amendment Effective Date, among Holdings, the U.S. Borrower and each Domestic Subsidiary Loan Party and the Administrative Agent, as amended, supplemented or otherwise modified from time to time.

“Collateral and Guarantee Requirement” shall mean, at any time, the requirement that:

(a) on the Closing Date (except as provided in Section 4.02(e) of the 2005 Credit Agreement), the Administrative Agent shall have received (i) from Holdings, the U.S. Borrower and each Domestic Subsidiary Loan Party, a counterpart of the Collateral Agreement, duly executed and delivered on behalf of such person, (ii) from Holdings, the U.S. Borrower and each Domestic Subsidiary Loan Party, a counterpart of the U.S. Guarantee Agreement duly executed and delivered on behalf of such person, and (iii) from each Domestic Loan Party that directly owns Equity Interests of a Foreign

Subsidiary (other than any Foreign Subsidiary organized under the laws of an Excluded Jurisdiction) a counterpart of a Foreign Pledge Agreement, duly executed and delivered on behalf of such person;

(b) on the Closing Date (except as provided in Section 4.02(e) of the 2005 Credit Agreement), the Administrative Agent shall have received from each Foreign Subsidiary Loan Party (other than the German Guarantor and any Foreign Subsidiary Loan Party that is a subsidiary of the German Guarantor), (i) a counterpart of the Foreign Guarantee Agreement, duly executed and delivered on behalf of such person, and (ii) a counterpart of all Foreign Security Documents and Foreign Pledge Agreements that it determines, based on the advice of counsel, to be necessary or advisable in connection with the pledge of, or granting of security interests in, Equity Interests, Collateral or Indebtedness of such Foreign Subsidiary Loan Party, including as contemplated by paragraph (c) or (d) below, duly executed and delivered by such person;

(c) on the Closing Date (except as provided in Section 4.02(e) of the 2005 Credit Agreement), all outstanding Equity Interests of the U.S. Borrower (other than any options or management shares), all other outstanding Equity Interests directly owned by the U.S. Borrower or any Subsidiary Loan Party (other than the German Guarantor and any Foreign Subsidiary Loan Party that is a subsidiary of the German Guarantor), and all Indebtedness owing to any Loan Party (other than intercompany indebtedness, which is governed by clause (d) below) shall have been pledged pursuant to the Collateral Agreement (or other applicable Security Document) and the Administrative Agent shall have received certificates or other instruments representing all such Equity Interests (other than (i) uncertificated Equity Interests, (ii) Equity Interests issued by Foreign Subsidiaries organized under the laws of a jurisdiction where receipt of such certificates or other instruments is not required for perfection of security interests in such Equity Interests and (iii) Equity Interests issued by a Foreign Subsidiary organized under the laws of an Excluded Jurisdiction) and any notes or other instruments representing such Indebtedness in excess of $15.0 million, together with stock powers, note powers or other instruments of transfer with respect thereto endorsed in blank, provided that in no event shall more than 65% of the issued and outstanding voting Equity Interests of any Foreign Subsidiary be pledged to secure Obligations of the Domestic Loan Parties;

(d) all Indebtedness of the U.S. Borrower and each Subsidiary (other than intercompany Indebtedness incurred in the ordinary course of business in connection with the cash management operations and intercompany sales of the U.S. Borrower and each Subsidiary) that is owing to any Loan Party shall be evidenced by a promissory note or an instrument in form satisfactory to the Administrative Agent and, except for Indebtedness of any Foreign Subsidiary owing to the U.S. Borrower or a Domestic Subsidiary for so long as the pledge of such Indebtedness would be deemed an incurrence of Indebtedness under any of the Existing Notes Documents or the New 1-1/2 Lien Notes Documents, shall have been pledged pursuant to the Collateral Agreement (or other applicable Security Document) and the Administrative Agent shall have received all such promissory notes or instruments, together with note powers or other instruments of transfer with respect thereto endorsed in blank (other than with respect to any such intercompany debt the perfection of the pledge of which does not require delivery to the Administrative Agent);

(e) except as otherwise contemplated by any Security Document, all documents and instruments, including Uniform Commercial Code financing statements, filings with the United States Copyright Office and the United States Patent and Trademark Office, filings with the U.K. Patent Office and OHIM, Personal Property Security Act financing statements (and similar documents) and filings with the Canadian Intellectual Property Office, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Security Document;

(f) all documents and particulars, including those required to be filed with the Registrar of Companies in England and Wales under section 395 of the UK Companies Act 1985, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the U.K. Debentures and perfect such Liens to the extent required by, and with the priority required by, the U.K. Debentures, shall within 21 days of the execution of any applicable U.K. Debenture have been filed, registered or recorded;

(g) on the Closing Date (except as provided in Section 4.02(e) of the 2005 Credit Agreement), the Administrative Agent shall have received (i) counterparts of each Foreign Mortgage to be entered into with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) such other documents, including such surveys, abstracts, legal opinions, abstracts of title, title deeds and reports of title, as the Administrative Agent may reasonably request with respect to any such Foreign Mortgage or Mortgaged Property, and (iii) a policy or policies or marked up unconditional binder of title insurance or foreign equivalent thereof, as applicable, paid for by the applicable Loan Party, issued by a nationally recognized title insurance company insuring the Lien of each such Foreign Mortgage covering real property located in Canada to be entered into on the Closing Date as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02 and Liens arising by operation of law, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request;

(h) except as set forth pursuant to any Security Document, each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder and (ii) the performance of its obligations thereunder; and

(i) subject to Section 5.10(g), in the case of any person that (i) becomes a Domestic Subsidiary Loan Party after the Closing Date, the Administrative Agent shall have received from such Domestic Subsidiary Loan Party, (x) a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such person, (y) a supplement to the U.S. Guarantee Agreement, in the form specified therein, duly executed and delivered on behalf of such person, and (z) with respect to any Foreign Pledge Agreement that the Administrative Agent determines, based on the advice of counsel, to be necessary or advisable in connection with the pledge of Equity Interests or Indebtedness of a Foreign Subsidiary that is a Material Subsidiary (other than a pledge of Equity Interests of any Foreign Subsidiary that is not a Loan Party and is organized under the laws of an Excluded Jurisdiction) owned by such Domestic Subsidiary Loan Party, a counterpart thereof, duly executed and delivered on behalf of such person, or (ii) becomes a Foreign Subsidiary Loan Party after the Closing Date, the Administrative Agent shall have received from such Foreign Subsidiary Loan Party a counterpart of (x) the Foreign Guarantee Agreement, duly executed and delivered by such person, and (y) all Foreign Security Documents and Foreign Pledge Agreements that the Administrative Agent determines, based on the advice of counsel, to be necessary or advisable in connection with the pledge of Equity Interests of a Material Subsidiary, Collateral or Indebtedness of such Foreign Subsidiary Loan Party (other than a pledge of Equity Interests of any Foreign Subsidiary that is not a Loan Party and is organized under the laws of an Excluded Jurisdiction), including as contemplated by paragraph (c) or (d) above (and subject to the materially thresholds therein), duly executed and delivered by such person.

“Combined Group” shall have the meaning assigned to such term in the November 2006 Credit Agreement.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.13(a)(i).

“Commitments” shall mean (a) with respect to any Lender, such Lender’s Canadian Tranche Commitment, Original Maturity European Tranche Commitment, Extended Maturity European Tranche Commitment, Original Maturity U.S. Tranche Commitment, Extended Maturity U.S. Tranche Commitment, Tranche C-1 Term Loan Commitment, Tranche C-2 Term Loan Commitment, Tranche C-3 Credit-Linked Deposit, Tranche C-4 Term Loan Commitment, Tranche C-5 Term Loan Commitment, Tranche C-6 Term Loan Commitment, Tranche C-7 Term Loan Commitment, Incremental Revolving Facility Commitment and/or Incremental Term Loan Commitment and (b) with respect to the Swingline Lender, its Swingline Commitment.

“Committed Extended Revolving Facility Commitment” shall mean the commitment to provide Revolving Facility Loans maturing 91 days prior to the Term Facility Maturity Date (as defined in the November 2006 Credit Agreement) (unless maturing earlier on an Early Maturity Test Date) contemplated by the Commitment Letter between the Borrowers and the Commitment Parties (as defined therein), dated as of December 7, 2009, as the same may be amended, supplemented, restated, modified or waived from time to time in accordance with the terms thereof, and including any joinder entered into by an Additional Extended Revolving Commitment Party (as defined therein).

“Conduit Lender” shall mean any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; provided further that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.16, 2.17, 2.18 or 9.05 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Consolidated Debt” at any date shall mean the sum of (without duplication) all Indebtedness (other than letters of credit, including Tranche C-3 Letters of Credit, to the extent undrawn) consisting of Capital Lease Obligations, bankers’ acceptances, Indebtedness for borrowed money, Disqualified Stock and Indebtedness in respect of the deferred purchase price of property or services of the U.S. Borrower and the Subsidiaries determined on a consolidated basis on such date.

“Consolidated Leverage Ratio” shall mean, on any date, the ratio of (a) Consolidated Total Debt as of such date to (b) EBITDA for the period of four consecutive fiscal quarters of the U.S. Borrower most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP; provided that EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis.

“Consolidated Net Income” shall mean, with respect to any person for any period, the aggregate of the Net Income of such person and its subsidiaries for such period, on a consolidated basis; provided, however, that, without duplication,

(a) any net after-tax extraordinary, nonrecurring or unusual gains or losses or income, expenses or charges (less all fees and expenses relating thereto), including any severance expenses, transition expenses incurred in connection with the Combination (as defined in the November 2006 Credit Agreement) and fees, expenses or charges related to any offering of Equity Interests of the U.S. Borrower, any Investment, acquisition or Indebtedness permitted to be incurred hereunder (in each case, whether or not successful), including any such fees, expenses, charges or change in control payments related to the 2007 Transactions, November 2006 Transactions, the May 2006 Transactions, the 2005 Transactions or the Transactions, in each case, shall be excluded; provided that, with respect to each nonrecurring item, the U.S. Borrower shall have delivered to the Administrative Agent an officers’ certificate specifying and quantifying such item and stating that such item is a nonrecurring item;

(b) any net after-tax income or loss from discontinued operations and any net after-tax gain or loss on disposal of discontinued operations shall be excluded;

(c) any net after-tax gains or losses or any subsequent charges or expenses incurred during such period attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the U.S. Borrower) shall be excluded;

(d) any net after-tax income or loss attributable to the early extinguishment of indebtedness shall be excluded;

(e) (i) the Net Income for such period of any person that is not a subsidiary of such person, or that is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent person or a subsidiary thereof in respect of such period and (ii) the Net Income for such period shall include any ordinary course dividend, distribution or other payment in cash received from any person in excess of the amounts included in clause (i);

(f) the Net Income for such period of any subsidiary of such person shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived (provided that the net loss of any such subsidiary for such period shall be included);

(g) Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period (including the expected change from LIFO to FIFO);

(h) any increase in amortization or depreciation or any one-time non-cash charges (such as purchased in-process research and development or capitalized manufacturing profit in inventory) resulting from purchase accounting in connection with the 2005 Transactions or any acquisition that is consummated after the Closing Date shall be excluded;

(i) accruals and reserves that are established within twelve months after the Closing Date and that are so required to be established in accordance with GAAP shall be excluded;

(j) any non-cash impairment charges resulting from the application of Statement of Financial Accounting Standards No. 142 and 144, and the amortization of intangibles arising pursuant to No. 141, shall be excluded;

(k) any non-cash compensation expense realized from any deferred stock compensation plan or grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors and employees of such person or any of its subsidiaries shall be excluded;

(l) solely for purposes of calculating EBITDA, the Net Income of any person and its subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-Wholly Owned Subsidiary except to the extent of dividends declared or paid by such person or its subsidiaries in respect of such period or any prior period on the shares of capital stock of such subsidiary held by such third parties;

(m) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 shall be excluded;

(n) non-cash charges for deferred tax asset valuation allowances shall be excluded; and

(o) any (a) costs or expenses realized in connection with, resulting from or in anticipation of the November 2006 Transactions or the Transactions or (b) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the November 2006 Amendment Effective Date of officers, directors and employees, in each case of the U.S. Borrower or any of the Subsidiaries, shall be excluded;

provided that any non-cash charge, expense, gain, loss or income referred to in clause (j), (k), (m) or (n) above that consists of or requires an accrual of, or cash reserve for, anticipated cash charges in any future period shall not be excluded.

“Consolidated Non-cash Charges” shall mean, with respect to any person for any period, the aggregate depreciation, amortization and other non-cash expenses of such person and its subsidiaries for such period reducing Consolidated Net Income for such period on a consolidated basis and otherwise determined in accordance with GAAP, but excluding any such charge that consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period.

“Consolidated Taxes” shall mean, with respect to any person for any period, provision for Taxes based on income, profits or capital of such person and its subsidiaries for such period, including state, franchise and similar taxes, and, without duplication, any Tax Distributions taken into account in calculating Consolidated Net Income.

“Consolidated Total Assets” shall mean, as of any date, the total assets of the U.S. Borrower and the Subsidiaries, determined on a consolidated basis in accordance with GAAP, as set forth on the consolidated balance sheet of the U.S. Borrower as of such date.

“Consolidated Total Debt” at any date shall mean Consolidated Debt on such date less the lesser of (i) the unrestricted cash and marketable securities (determined in accordance with GAAP) of the U.S. Borrower and its Subsidiaries on such date and (ii) $100.0 million.

“Constructive Distributions” shall mean constructive distributions made in cash or otherwise (i) to Holdings relating to reimbursements of certain pension costs and (ii) to Shell Oil Company relating to reimbursements of certain pension costs in accordance with the Master Sales Agreement dated July 10, 2000, as amended as of November 14, 2000, and related ancillary agreements.

“Contract Period” shall mean, with respect to any B/A, the period commencing on the date such B/A is issued and accepted and ending on the date 30, 60, 90 or 180 days thereafter, as the Canadian Borrower may elect (in each case subject to availability and provided that there remains a minimum of 30, 60, 90 or 180 days (depending on the Contract Period selected by the Canadian Borrower) prior to the applicable Revolving Facility Maturity Date), or any other number of days from 1 to 180 with the consent of each applicable Lender; provided that if such Contract Period would end on a day other than a Business Day, such Contract Period shall be extended to the next succeeding Business Day.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Event” shall have the meaning assigned to such term in Article IV.

“Cumulative Retained Excess Cash Flow Amount” shall mean, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to the sum of the Retained Percentage of Excess Cash Flow for each Excess Cash Flow Period commencing after the Closing Date; provided that for purposes of determining the Cumulative Retained Excess Cash Flow Amount, the periods, each taken as a single accounting period, (i) beginning on January 1, 2006, and ending on December 31, 2006 and (ii) beginning on January 1, 2007 and ending on December 31, 2007 shall each be deemed to be an Excess Cash Flow Period.

“Cure Amount” shall have the meaning assigned to such term in Section 7.03(a).

“Cure Right” shall have the meaning assigned to such term in Section 7.03(a).

“Current Assets” shall mean, with respect to Holdings (prior to a Qualified IPO), the U.S. Borrower and the Subsidiaries on a consolidated basis at any date of determination, all assets (other than cash and Permitted Investments or other cash equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of Holdings (prior to a Qualified IPO), the U.S. Borrower and the Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits.

“Current Liabilities” shall mean, with respect to Holdings (prior to a Qualified IPO), the U.S. Borrower and the Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of Holdings (prior to a Qualified IPO), the U.S. Borrower and the Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) accruals of Interest Expense (excluding Interest Expense that is due and unpaid), (c) accruals for current or deferred Taxes based on income or profits, (d) accruals, if any, of transaction costs resulting from the 2005 Transactions, the May 2006 Transactions, the November 2006 Transactions, the 2007 Transactions or the Transactions, and (e) accruals of any costs or expenses related to (i) severance or termination of employees prior to the Closing Date or (ii) bonuses, pension and other post-retirement benefit obligations, and (f) accruals for add-backs to EBITDA included in clauses (a)(iv) through (a)(vi) of the definition of such term.

“Debenture Indentures” shall mean the Indenture of the U.S. Borrower dated as of January 15, 1983, governing the Debentures due 2016, and the Indenture of the U.S. Borrower dated as of December 15, 1987, governing the Debentures due 2021 and 2023, in each case as amended, modified or supplemented from time to time.

“Debentures” shall mean the 8.375% Debentures of the U.S. Borrower due 2016, the 9.200% Debentures of the U.S. Borrower due 2021 and the 7.875% Debentures of the U.S. Borrower due 2023.

“Debt Service” shall mean, with respect to Holdings (prior to a Qualified IPO), the U.S. Borrower and the Subsidiaries on a consolidated basis for any period, Cash Interest Expense for such period plus scheduled principal amortization of Consolidated Debt for such period.

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration received by the U.S. Borrower or one of the Subsidiaries in connection with an asset disposition that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation, less the amount of cash or cash equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Discount B/A Rate” shall mean, with respect to a B/A being accepted and purchased on any day, (a) for a Lender that is a Schedule I Lender, (i) the CDOR Rate applicable to such B/A or (ii) if the discount rate for a particular Contract Period is not quoted on the Reuters Screen CDOR Page, the arithmetic average (as determined by the Administrative Agent) of the percentage discount rates (expressed as a decimal and rounded upward, if necessary, to the nearest 1/100 of 1%) quoted to the Administrative Agent by the Schedule I Reference Lenders as the percentage discount rate at which each such bank would, in accordance with its normal practices, at approximately 10:00 a.m., Toronto time, on such day, be prepared to purchase bankers’ acceptances accepted by such bank having a face amount and term comparable to the face amount and Contract Period of such B/A, and (b) for a Lender that is not a Schedule I Lender, the lesser of (i) the CDOR Rate applicable to such B/A plus 0.10% per annum and (ii) the arithmetic average (as determined by the Administrative Agent) of the percentage discount rates (expressed as a decimal and rounded upward, if necessary, to the nearest 1/100 of

1%) quoted to the Administrative Agent by the Schedule II/III Reference Lenders as the percentage discount rate at which such bank would, in accordance with its normal practices, at approximately 10:00 a.m., Toronto time, on such day, be prepared to purchase bankers’ acceptances accepted by such bank having a face amount and term comparable to the face amount and Contract Period of such B/A.

“Discount Proceeds” shall mean, with respect to any B/A, an amount (rounded upward, if necessary, to the nearest C$.01) calculated by multiplying (a) the face amount of such B/A by (b) the quotient obtained by dividing (i) one by (ii) the sum of (A) one and (B) the product of (x) the Discount B/A Rate (expressed as a decimal) applicable to such B/A and (y) a fraction of which the numerator is the Contract Period applicable to such B/A and the denominator is 365, with such quotient being rounded upward or downward to the fifth decimal place and .000005 being rounded upward.

“Disqualified Stock” shall mean, with respect to any person, any Equity Interests of such person that, by their terms (or by the terms of any security into which such Equity Interests are convertible or for which such Equity Interests are redeemable or exchangeable), or upon the happening of any event, (i) mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale), (ii) are convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) are redeemable at the option of the holder thereof, in whole or in part, in each case prior to 91 days after the latest to mature of any Tranche, Other Term Loan, if any, and Other Revolving Facility Loan, if any (without regard to the proviso to clause (a), (b) or (c) or clause (a), (b), (c) or (d) of the definition of “Term Facility Maturity Date” or “Revolving Facility Maturity Date”, respectively, or any similar qualification to the maturity date of any such Other Term Loan or Other Revolving Facility Loan); provided, however, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided further, however, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the U.S. Borrower or the Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the U.S. Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided further, however, that any class of Equity Interests of such person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Dividends” shall have the meaning assigned to such term in Section 6.06.

“Domestic Loan Party” shall mean the U.S. Borrower and any Domestic Subsidiary Loan Party.

“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.

“Domestic Subsidiary Loan Party” shall mean each Wholly-Owned Domestic Subsidiary other than (a) Unrestricted Subsidiaries and (b) Indenture Restricted Subsidiaries.

“Dutch Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Dutch Financial Supervisory Act” shall mean the Financial Supervision Act (Wet op het Financieel Toezicht), as amended from time to time.

“Dutch Security Documents” shall mean (a) Dutch law notarial share pledges over the Equity Interests in each Foreign Subsidiary Loan Party incorporated under Dutch law (including the Dutch Borrower), (b) Dutch law pledges over all receivables owing to any of the Foreign Subsidiary Loan Parties incorporated under Dutch law (which will be notified pledges in respect of intercompany receivables, insurance receivables and bank account receivables and not notified until an Event of Default has occurred in respect of trade receivables), (c) Dutch law pledges over all stock, inventory and other tangible assets located in the Netherlands and all intellectual property rights registered in or in respect of the Netherlands and (d) any other Dutch law security document that may be entered into by any Loan Party.

“Dutch Term Loan Obligations” shall mean (a) the obligations of the Dutch Borrower to the Lenders under the Tranche C-2A Term Loans, the Tranche C-2B Term Loans, the Tranche C-5A Term Loans, the Tranche C-5B Term Loans, the Tranche C-6A Term Loans, the Tranche C-6B Term Loans, the Tranche C-7A Term Loans and the Tranche C-7B Term Loans, and (b) the obligations of the other Loan Parties guaranteeing the obligations of the Dutch Borrower to the Lenders under the Tranche C-2A Term Loans, the Tranche C-2B Term Loans, the Tranche C-5A Term Loans, the Tranche C-5B Term Loans, the Tranche C-6A Term Loans, the Tranche C-6B Term Loans, the Tranche C-7A Term Loans and the Tranche C-7B Term Loans, as such obligations may exist from time to time.

“Early Maturity Notes” shall mean (a) with respect to the Original Maturity Term Loans and the Revolving Facility in effect on the Amendment Effective Date, (i) the Existing Notes (as defined in the November 2006 Credit Agreement) (other than the Existing Borden Fixed Rate Notes (as defined in the November 2006 Credit Agreement) and the Debentures) and (ii) any other debt securities and bank Indebtedness issued by the U.S. Borrower or any of the Subsidiaries (other than Indebtedness issued by a Foreign Subsidiary that is not a Foreign Subsidiary Loan Party that is denominated in currencies other than the U.S. Dollar in the form of bank financings or notes offered or arranged outside the United States and not placed with investors that regularly invest in the U.S. financial markets) with a final maturity prior to the date that is 91 days after the last to mature of the Facilities, (b) with respect to the Extended Maturity Term Loans, the Existing Second Secured Notes and any other debt securities issued by the U.S. Borrower or any of the Subsidiaries (other than Indebtedness issued by a Foreign Subsidiary that is not a Foreign Subsidiary Loan Party that is denominated in currencies other than the U.S. Dollar in the form of notes offered or arranged outside the United States and not placed with investors that regularly invest in the U.S. financial markets) with a final maturity prior to the date that is 91 days after the Term Facility Maturity Date with respect to the Extended Maturity Term Loans, (c) with respect to the Third Incremental Revolving Facility Commitments that are Original Maturity Revolving Facility Commitments, any debt securities issued by the U.S. Borrower or any of the Subsidiaries other than Indebtedness issued by a Foreign Subsidiary that is not a Foreign Subsidiary Loan Party that is denominated in currencies other than the U.S. Dollar in the form of notes offered or arranged outside the United States and not placed with investors that regularly invest in the U.S. financial markets) with a final maturity prior to the date that is 91 days after the Revolving Facility Maturity Date with respect to the Third Incremental Revolving Facility Commitments that are Original Maturity Revolving Facility Commitments, and (d) with respect to the Third Incremental Revolving Facility Commitments that are Extended Maturity Revolving Facility Commitments, any debt securities issued by the U.S. Borrower or any of the Subsidiaries other than Indebtedness issued by a Foreign Subsidiary that is not a Foreign Subsidiary Loan Party that is denominated in currencies other than the U.S. Dollar in the form of notes offered or arranged outside the United States and not placed with investors that regularly invest in the U.S. financial markets) with a final maturity prior to the date that is 91 days after the Revolving Facility Maturity Date with respect to the Third Incremental Revolving Facility Commitments that are Extended Maturity Revolving Facility Commitments.

“Early Maturity Test Date” shall mean each date that is 91 days prior to the final maturity of any of the Early Maturity Notes.

“EBITDA” shall mean, with respect to the U.S. Borrower and the Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of the U.S. Borrower and the Subsidiaries for such period plus (a) the sum of (without duplication and to the extent the same was deducted in calculating Consolidated Net Income for such period):

(i) Consolidated Taxes of the U.S. Borrower and the Subsidiaries for such period;

(ii) Interest Expense (and to the extent not included in Interest Expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and costs of surety bonds in connection with financing activities) of the U.S. Borrower and the Subsidiaries for such period (net of interest income of the U.S. Borrower and the Subsidiaries for such period);

(iii) Consolidated Non-cash Charges of the U.S. Borrower and the Subsidiaries for such period;

(iv) plant closure, severance and other restructuring costs and charges;

(v) business optimization expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, retention, systems establishment costs and excess pension charges); provided, that with respect to each business optimization expense, the U.S. Borrower shall have delivered to the Administrative Agent an officers’ certificate specifying and quantifying such expense;

(vi) impairment charges, including the write-down of investments;

(vii) non-operating expenses;

(viii) [reserved];

(ix) the amount of management, monitoring, consulting, transaction and advisory fees and related expenses paid to the Fund or any Fund Affiliate (or any accruals relating to such fees and related expenses) during such period; provided, however, that such amount shall not exceed in any four-quarter period the greater of (x) $3.0 million and (y) 2% of EBITDA of the U.S. Borrower and the Subsidiaries on a consolidated basis for the immediately preceding fiscal year, plus 2% of the value of transactions permitted hereunder and entered into by the U.S. Borrower or any of the Subsidiaries with respect to which the Fund or any Fund Affiliate provides any of the aforementioned types of services; provided, however, any payment not made in any fiscal year may be carried forward and paid in the following fiscal year; plus

(x) the cost (or amortization of prior service cost) of subsidizing coverage for persons affected by amendments to medical benefit plans implemented prior to the Closing Date; provided, however, that such amount will be included in EBITDA notwithstanding that such amount was not deducted in calculating Consolidated Net Income;

minus (b) the sum of (without duplication and to the extent the amounts described in this clause (b) increased such Consolidated Net Income for the respective period for which EBITDA is being determined) non-cash items increasing Consolidated Net Income of the U.S. Borrower and the Subsidiaries for such period (but excluding any such items (A) in respect of which cash was received in a prior period or will be received in a future period or (B) that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period, including the amortization of employee benefit plan prior service costs).

For purposes of determining EBITDA under this Agreement for any period that includes the fiscal quarter ended September 30, 2005, December 31, 2005, March 31, 2006 or June 30, 2006, EBITDA for such fiscal quarter shall be deemed to be $152 million, $144 million, $163 million or $161 million, respectively.

“EMU Legislation” shall mean the legislative measures of the European Union for the introduction of, changeover to or operation of the euro in one or more member states.

“environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, decrees, directives, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or exposure to, any Hazardous Material or to health and safety matters (to the extent relating to the environment or Hazardous Materials).

“Equity Financing” shall have the meaning assigned to such term in the November 2006 Credit Agreement.

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Holdings (prior to a Qualified IPO), the U.S. Borrower or a Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event; (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the incurrence by Holdings (prior to a Qualified IPO), the U.S. Borrower, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by Holdings (prior to a Qualified IPO), the U.S. Borrower, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention, or the institution by the PBGC of proceedings, to terminate any Plan or to appoint a trustee to administer any Plan; (f) the incurrence by Holdings (prior to a Qualified IPO), the U.S. Borrower, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by Holdings (prior to a Qualified IPO), the U.S. Borrower, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Holdings (prior to a Qualified IPO), the U.S. Borrower, a Subsidiary or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“euro” or “€” shall mean the currency constituted by the Treaty on the European Union and as referred to in the EMU Legislation.

“Euro Lending Office” shall mean, as to any European Tranche Lender, Tranche C-2A Lender, Tranche C-2B Lender, Tranche C-6A Lender, Tranche C-6B Lender, Tranche C-7A Lender or Tranche C-7B Lender, the applicable branch, office or Affiliate of such European Tranche Lender, Tranche C-2A Lender, Tranche C-2B Lender, Tranche C-6A Lender, Tranche C-6B Lender, Tranche C-7A Lender or Tranche C-7B Lender designated (i) by such European Tranche Lender to make Loans to the Dutch Borrower and the U.K. Borrowers or (ii) by such Tranche C-2A Lender, Tranche C-2B Lender, Tranche C-6A Lender, Tranche C-6B Lender, Tranche C-7A Lender or Tranche C-7B Lender to make Loans to the Dutch Borrower.

“EURO LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing denominated in euro, for any Interest Period, the offered rate for deposits in euros in the European interbank market for the relevant Interest Period that is determined by the Banking Federation of the European Union, and displayed on the appropriate page of the Telerate Screen, at or about 11:00 am (Brussels time) on the relevant quotation date for the delivery of euros on the first day of the relevant Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “EURO LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in euro are offered for a maturity comparable to such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Eurocurrency Borrowing” shall mean a Borrowing comprised of Eurocurrency Loans.

“Eurocurrency Loan” shall mean any Eurocurrency Term Loan or Eurocurrency Revolving Loan.

“Eurocurrency Revolving Borrowing” shall mean a Borrowing comprised of Eurocurrency Revolving Loans.

“Eurocurrency Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the Adjusted Eurocurrency Rate in accordance with the provisions of Article II.

“Eurocurrency Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Adjusted Eurocurrency Rate in accordance with the provisions of Article II.

“European Tranche” has the meaning assigned to such term under the definition of “Tranche”.

“European Tranche Commitment” shall mean any Original Maturity European Tranche Commitment or Extended Maturity European Tranche Commitment.

“European Tranche L/C Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding European Tranche Letters of Credit denominated in U.S. Dollars at such time, (b) the U.S. Dollar Equivalent of the aggregate undrawn amount of all outstanding European Tranche Letters of Credit denominated in euro or Sterling at such time and (c) the U.S. Dollar Equivalent of the aggregate amount of all L/C Disbursements in respect of European Tranche Letters of Credit that have not yet been reimbursed by or on behalf of the applicable Borrower at such time. The European Tranche L/C Exposure of any Revolving Lender at any time shall be its European Tranche Percentage of the total European Tranche L/C Exposure at such time.

“European Tranche Lender” shall mean a Lender with a European Tranche Commitment or with outstanding European Tranche Revolving Facility Exposure.

“European Tranche Letters of Credit” shall mean Letters of Credit issued or deemed outstanding under the European Tranche, including, without limitation, those Letters of Credit deemed outstanding under the European Tranche pursuant to the Third Incremental Amendment.

“European Tranche Percentage” shall mean, with respect to any European Tranche Lender, the percentage of the total aggregate European Tranche Commitments represented by such Lender’s aggregate European Tranche Commitment. If the European Tranche Commitments have terminated or expired, the European Tranche Percentages shall be determined based upon the European Tranche Commitments most recently in effect, giving effect to any assignments pursuant to Section 9.04.

“European Tranche Revolving Facility Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of the European Tranche Revolving Facility Loans denominated in U.S. Dollars outstanding at such time, (b) the U.S. Dollar Equivalent of the aggregate principal amount of the European Tranche Revolving Facility Loans denominated in euro outstanding at such time, (c) the U.S. Dollar Equivalent of the aggregate principal amount of European Tranche Revolving Facility Loans denominated in Sterling outstanding at such time, (d) the European Tranche L/C Exposure at such time and (e) the Swingline Exposure at such time. The European Tranche Revolving Facility Exposure of any Lender at any time shall be such Lender’s European Tranche Percentage of the total European Tranche Revolving Facility Exposure at such time.

“European Tranche Revolving Facility Loan” shall mean a loan made by a European Tranche Lender under the Original Maturity European Tranche Commitment and/or the Extended Maturity European Tranche Commitment, as applicable, pursuant to Section 2.01. Each European Tranche Revolving Facility Loan denominated in U.S. Dollars shall be a Eurocurrency Loan or (a) an ABR Loan (if to the U.S. Borrower) or (b) a Base Rate Loan (if to any other Borrower), and each European Tranche Revolving Facility Loan denominated in Sterling or euro shall be a Eurocurrency Loan or a Base Rate Loan.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” shall mean, with respect to the U.S. Borrower and the Subsidiaries on a consolidated basis for any Excess Cash Flow Period, EBITDA of the U.S. Borrower and the Subsidiaries on a consolidated basis for such Excess Cash Flow Period, minus, without duplication,

(a) Debt Service for such Excess Cash Flow Period (reduced by the aggregate principal amount of voluntary prepayments of Consolidated Debt that would otherwise constitute scheduled principal amortization during such Excess Cash Flow Period to the extent such scheduled principal amortization has been included in Debt Service);

(b) the amount of any voluntary prepayment permitted hereunder of term Indebtedness (other than any Term Loans) during such Excess Cash Flow Period, in each case to the extent not financed, or intended to be financed, using the proceeds of the incurrence of Indebtedness, so long as the amount of such prepayment is not already reflected in Debt Service;

(c) (i) Capital Expenditures by the U.S. Borrower and the Subsidiaries on a consolidated basis during such Excess Cash Flow Period that are paid in cash and (ii) the aggregate consideration paid in cash during such Excess Cash Flow Period in respect of Permitted Business Acquisitions and other Investments permitted hereunder to the extent not financed with the proceeds of Indebtedness other than Loans that are not Incremental Term Loans (less any amounts received in respect thereof as a return of capital);

(d) Capital Expenditures that the U.S. Borrower or any Subsidiary shall, during such Excess Cash Flow Period, become obligated to make but that are not made during such Excess Cash Flow Period (provided that any amount so deducted that will be paid after the close of such Excess Cash Flow Period shall not be deducted again in a subsequent Excess Cash Flow Period); provided that the U.S. Borrower shall deliver a certificate to the Administrative Agent not later than 90 days after the end of such Excess Cash Flow Period, signed by a Responsible Officer of the U.S. Borrower and certifying that such Capital Expenditures and the delivery of the related equipment will be made in the following Excess Cash Flow Period;

(e) Taxes and Tax Distributions paid in cash by Holdings (prior to a Qualified IPO), the U.S. Borrower and the Subsidiaries on a consolidated basis during such Excess Cash Flow Period or that will be paid within six months after the close of such Excess Cash Flow Period (provided that any amount so deducted that will be paid after the close of such Excess Cash Flow Period shall not be deducted again in a subsequent Excess Cash Flow Period) and for which reserves have been established, including income tax expense and withholding tax expense incurred in connection with cross-border transactions involving the Foreign Subsidiaries;

(f) an amount equal to any increase in Working Capital of the U.S. Borrower and the Subsidiaries for such Excess Cash Flow Period;

(g) cash expenditures made in respect of Swap Agreements during such Excess Cash Flow Period, to the extent not reflected in the computation of EBITDA or Cash Interest Expense;

(h) permitted dividends or distributions or repurchases of its Equity Interests paid in cash by Holdings (prior to a Qualified IPO) or the U.S. Borrower (after a Qualified IPO) during such Excess Cash Flow Period and permitted dividends paid by any Subsidiary to any person other than the U.S. Borrower or any of the Subsidiaries during such Excess Cash Flow Period, in each case in accordance with Section 6.06 (other than Section 6.06(e), 6.06(f)(ii), 6.06(f)(iii) and 6.06(k));

(i) amounts paid in cash during such Excess Cash Flow Period on account of (x) items that were accounted for as noncash reductions of Net Income in determining Consolidated Net Income or as noncash reductions of Consolidated Net Income in determining EBITDA of the U.S. Borrower and the Subsidiaries in a prior Excess Cash Flow Period and (y) reserves or accruals established in purchase accounting;

(j) to the extent not deducted in the computation of Net Proceeds in respect of any asset disposition or condemnation giving rise thereto, the amount of any mandatory prepayment of Indebtedness (other than Indebtedness created hereunder or under any other Loan Document), together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith, and

(k) the amount related to items that were added to or not deducted from Net Income in calculating Consolidated Net Income or were added to or not deducted from Consolidated Net Income in calculating EBITDA to the extent such items represented a cash payment (which had not reduced Excess Cash Flow upon the accrual thereof in a prior Excess Cash Flow Period), or an accrual for a cash payment, by the U.S. Borrower and the Subsidiaries or did not represent cash received by the U.S. Borrower and the Subsidiaries, in each case on a consolidated basis during such Excess Cash Flow Period, plus, without duplication,

(a) an amount equal to any decrease in Working Capital for such Excess Cash Flow Period;

(b) all proceeds received during such Excess Cash Flow Period of Capital Lease Obligations, purchase money Indebtedness, Sale and Lease-Back Transactions pursuant to Section 6.03 and any other Indebtedness, in each case to the extent used to finance any Capital Expenditure (other than Indebtedness under this Agreement to the extent there is no corresponding deduction to Excess Cash Flow above in respect of the use of such Borrowings);

(c) all amounts referred to in clause (c) or (d) above to the extent funded with (i) the proceeds of the issuance of Equity Interests of, or capital contributions to, the U.S. Borrower after the Closing Date, (ii) any amount that would have constituted Net Proceeds under clause (a) of the definition of the term “Net Proceeds” if not so spent or (iii) Cumulative Retained Excess Cash Flow Amount, in each case to the extent there is a corresponding deduction from Excess Cash Flow above;

(d) to the extent any permitted Capital Expenditures referred to in clause (d) above and the delivery of the related equipment do not occur in the following Excess Cash Flow Period specified in the certificate of the U.S. Borrower provided pursuant to clause (d) above, the amount of such Capital Expenditures that were not so made in such following Excess Cash Flow Period;

(e) cash payments received in respect of Swap Agreements during such Excess Cash Flow Period to the extent (i) not included in the computation of EBITDA or (ii) such payments do not reduce Cash Interest Expense;

(f) any extraordinary or nonrecurring gain realized in cash during such Excess Cash Flow Period (except to the extent such gain consists of Net Proceeds subject to 2.11(c));

(g) to the extent deducted in the computation of EBITDA, cash interest income; and

(h) the amount related to items that were deducted from or not added to Net Income in connection with calculating Consolidated Net Income or were deducted from or not added to Consolidated Net Income in calculating EBITDA to the extent either (x) such items represented cash received by the U.S. Borrower or any Subsidiary or (y) such items do not represent cash paid by the U.S. Borrower or any Subsidiary, in each case on a consolidated basis during such Excess Cash Flow Period.

“Excess Cash Flow Period” shall mean (i) the period taken as one accounting period beginning on January 1, 2008, and ending on December 31, 2008, and (ii) each fiscal year of the U.S. Borrower ended thereafter.

“Excess Tranche C-3 Credit-Linked Deposits” shall mean, at any time, the excess, if any, of the Total Tranche C-3 Credit-Linked Deposit over the Tranche C-3 L/C Exposure at such time. The Excess Tranche C-3 Credit-Linked Deposit of any Tranche C-3 Lender at any time shall mean its Tranche C-3 Percentage of the Excess Tranche C-3 Credit-Linked Deposits.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Rate” shall mean, on any day, for purposes of determining the U.S. Dollar Equivalent of any other currency, the rate at which such other currency may be exchanged into U.S. Dollars at the time of determination on such day on the Reuters WRLD Page for such currency. In the event that such rate does not appear on any Reuters WRLD Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the U.S. Borrower, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Administrative Agent shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of U.S. Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Indebtedness” shall mean all Indebtedness permitted to be incurred under Section 6.01 (as amended or waived from time to time).

“Excluded Jurisdictions” shall mean Hong Kong, Ireland, Luxembourg, Korea, Argentina, South Africa, France, Philippines, Finland, Barbados, People’s Republic of China, Mexico, Sweden, Japan, Switzerland, Singapore, Australia, Malaysia and Thailand.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder or, for purposes of Section 2.18 only, by or on account of any obligation of the Administrative Agent pursuant to Section 2.23(b), the following taxes, including interest, penalties or other additions thereto:

(a) income taxes imposed on (or measured by) its net income or franchise taxes imposed on (or measured by) its gross or net income by the country in which the applicable Borrower (or the Administrative Agent) is legally organized or any political subdivision thereof, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, in each case including any political subdivision thereof (provided that no Foreign Lender shall be deemed to be located in any country solely as a result of taking any action under this Agreement),

(b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above,

(c) any withholding tax that is attributable to a Lender’s failure to comply with Section 2.18(f),

(d) in the case of a Lender (other than an assignee pursuant to a request by the U.S. Borrower under Section 2.20(b) or by operation of the CAM), any withholding tax imposed by the Country in which the applicable Borrower (or the Administrative Agent) is legally organized or any political subdivision thereof that is in effect and would apply to amounts payable by such Borrower (or the Administrative Agent) from an office within such jurisdiction to the applicable Lending Office of such Lender at the time such Lender becomes a party to this Agreement (or designates a new Lending Office) provided that if a Lender is required to complete an application for a reduced withholding tax rate under an applicable income tax treaty with the United Kingdom in order to receive the benefit of such reduced withholding tax rate and such Lender completes such application as soon as practicable following the Closing Date, the rate of withholding in effect on the date on which such application is approved shall be deemed to be the rate in effect on the date on which such Lender becomes a party to this Agreement,

(e) in the case of a European Tranche Lender (other than an assignee pursuant to a request by the U.S. Borrower under Section 2.20(b) or by operation of the CAM), any tax on income of the Lender levied by Germany solely as a result of any real property serving as collateral under this Agreement, except, in the case of clauses (d) and (e) above, to the extent that (i) such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from a Loan Party with respect to any withholding tax pursuant to Section 2.18(a) or (ii) such withholding tax shall have resulted from the making of any payment to a location other than the office designated by the Administrative Agent or such Lender for the receipt of payments of the applicable type.

“Existing Credit Agreement” shall mean the Third Amended and Restated Credit Agreement dated as of January 29, 2010 among Holdings, the Borrowers, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (without the amendments and extensions set forth in the Third Incremental Amendment and the Extension Agreement).

“Existing Notes” shall mean (a) the Existing Second Secured Notes outstanding on the Amendment Effective Date and (b) the Debentures outstanding on the Closing Date.

“Existing Notes Documents” shall mean the indentures under which the Existing Notes are issued and all other instruments, agreements and other documents evidencing or governing the Existing Notes or providing for any security, guarantee or other right in respect thereof.

“Existing Notes Issuer” means any subsidiary of the U.S. Borrower that is an issuer or co-issuer of any of the Existing Notes.

“Existing Second Lien Intercreditor Agreement” shall mean the Intercreditor Agreement dated as of November 3, 2006, among the U.S. Borrower, Wilmington Trust Company, as Trustee for the Existing Second Secured Notes, the Administrative Agent, Holdings and the Domestic Subsidiary Loan Parties.

“Existing Second Secured Notes” shall mean (a) $200 million aggregate principal amount of Hexion U.S. Finance Corp./Hexion Nova Scotia Finance, ULC Second-Priority Senior Secured Floating Rate Notes due 2014 and (b) $625 million aggregate principal amount of Hexion U.S. Finance Corp./Hexion Nova Scotia Finance, ULC Second-Priority Senior Secured 9 3/4% Notes due 2014.

“Existing Second Secured Notes Documents” shall mean the indentures under which the Existing Second Secured Notes are issued and all other instruments, agreements and other documents evidencing or governing the Existing Second Secured Notes or providing for any security, guarantee or other right in respect thereof.

“Existing Second Secured Notes Offering Memorandum” shall mean the Offering Circular, dated October 27, 2006, in respect of the Existing Second Secured Notes.

“Existing Term Loans” shall mean the Term Loans outstanding hereunder on the Amendment Effective Date immediately after giving effect to the Transactions.

“Extended Maturity European Tranche Commitment” shall mean, with respect to each European Tranche Lender, the European Tranche Commitment held by such Lender immediately prior to the Extension Effective Date, to the extent such Lender has elected to convert such European Tranche Commitment into an Extended Maturity European Tranche Commitment pursuant to the Extension Agreement, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 2.21 or Section 9.04. The aggregate amount of the Extended Maturity European Tranche Commitments as of (and after giving effect to) the Extension Effective Date is $98,868,055.56.

“Extended Maturity Revolving Facility Commitments” shall mean the Extended Maturity European Tranche Commitment, the Extended Maturity U.S. Tranche Commitment and the Canadian Tranche Commitment.

“Extended Maturity U.S. Tranche Commitment” shall mean, with respect to each U.S. Tranche Lender, the U.S. Tranche Commitment held by such Lender immediately prior to the Extension Effective Date, to the extent such Lender has elected to convert such U.S. Tranche Commitment into an Extended Maturity U.S. Tranche Commitment pursuant to the Extension Agreement, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 2.21 or Section 9.04. The aggregate amount of the Extended Maturity U.S. Tranche Commitments as of (and after giving effect to) the Extension Effective Date is $26,999,999.89.

“Extended Maturity Term Loans” shall mean the Tranche C-1B Term Loans, the Tranche C-2B Term Loans, the Tranche C-4B Term Loans, the Tranche C-5B Term Loans, the Tranche C-6B Term Loans and the Tranche C-7B Term Loans.

“Extended Revolving Facility Commitment” shall have the meaning assigned to such term in Section 2.21(e).

“Extended Term Loan” shall have the meaning assigned to such term in Section 2.21(e).

“Extending Lender” shall have the meaning assigned to such term in Section 2.21(e).

“Extension” shall have the meaning assigned to such term in Section 2.21(e).

“Extension Agreement” shall have the meaning assigned to such term in the preamble to this Agreement.

“Extension Effective Date” shall have the meaning assigned to such term in the Extension Agreement.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upward, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upward, if necessary, to the next 1/100 of 1%) of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fees” shall mean the Commitment Fees, the L/C Participation Fees, the Issuing Bank Fees and the Administrative Agent Fees.

“Financial Officer” of any person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such person.

“First Lien Intercreditor Agreement” shall mean an Intercreditor Agreement between the Administrative Agent and the authorized representative named therein for the First Lien Notes, substantially in the form of Exhibit F-2, with such changes that are reasonably satisfactory to the Administrative Agent, as the same may be amended, supplemented, restated, modified or waived from time to time in accordance with the terms thereof.

“First Lien Net Proceeds” shall mean 100% (or 80% in the case of First Lien Notes that are not secured by a first priority Lien on the Collateral that is pari passu with the Lien securing the U.S. Obligations) of the cash proceeds from the incurrence, issuance or sale by the U.S. Borrower of any First Lien Notes, net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

“First Lien Notes” shall mean (a) senior secured loans or notes of the U.S. Borrower (which notes or loans may either be secured by a first priority Lien on the Collateral that is pari passu with the Lien securing the U.S. Obligations or may be secured by a Lien ranking junior to the Lien on the Collateral securing the U.S. Obligations, but shall not be secured by any assets that do not constitute Collateral securing the U.S. Obligations) incurred after the Amendment Effective Date (i) the terms of which do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the latest Term Facility Maturity Date in effect at the time of the issuance thereof (other than customary offers to repurchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default) and (ii) the covenants, events of default, guarantees, collateral and other terms of which (other than interest rate and redemption premiums), taken as a whole, are not more restrictive to the U.S. Borrower and the Subsidiaries than those set forth in this Agreement; provided that a certificate of the Chief Financial Officer of the U.S. Borrower delivered to the Administrative Agent in good faith at least three Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the U.S. Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement and (b) loans or notes borrowed or issued in connection with any refinancing, refunding, renewal or extension of any First Lien Notes; provided that (i) in connection with any such refinancing, refunding, renewal or extension, the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (ii) such refinancing Indebtedness otherwise complies with this definition and (iii) if such Indebtedness being refinanced is not secured by a first priority Lien on the Collateral that is pari passu with the Lien securing the U.S. Obligations, then such refinancing Indebtedness may not be secured with a first priority Lien on the Collateral that is pari passu with the Lien securing the U.S. Obligations. Notes issued by the U.S. Borrower in exchange for any First Lien Notes in accordance with the terms of a registration rights agreement entered into in connection with the issuance of such First Lien Notes shall also be considered First Lien Notes.

“First Lien Obligations” shall mean the Obligations and the Other First Lien Obligations.

“First Lien Secured Parties” shall mean the Secured Parties and the Other First Lien Secured Parties.

“Flow Through Entity” means an entity that is treated as a partnership not taxable as a corporation, a grantor trust or a disregarded entity for U.S. federal income tax purposes or subject to treatment on a comparable basis for purposes of state, local or foreign tax law.

“Foreign Borrowers” shall mean the Canadian Borrower, the Dutch Borrower, and the U.K. Borrowers.

“Foreign Guarantee Agreement” shall mean the Foreign Guarantee Agreement, dated as of May 31, 2005, as amended, supplemented or otherwise modified from time to time, among the Foreign Subsidiary Loan Parties and the Administrative Agent that provides for a Guarantee by such Foreign Subsidiary Loan Parties of the Obligations of Foreign Subsidiary Loan Parties.

“Foreign Lender” shall mean, as to any Loan Party, any Lender that is organized under the laws of a jurisdiction other than that in which such Loan Party is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Mortgages” shall mean the mortgages, debentures, hypothecs, deeds of trust, charges, assignments of leases and rents and other security documents delivered pursuant to Section 4.02 of the 2005 Credit Agreement or Section 5.10 with respect to Mortgaged Properties located outside the United States of America, each in form and substance reasonably satisfactory to the Administrative Agent.

“Foreign Obligations” means the aggregate of (a) the Guaranteed Obligations (as defined in the Foreign Guarantee Agreement) of each of the Foreign Subsidiary Loan Parties and (b) the Guaranteed Obligations (as defined in the U.S. Guarantee Agreement) of each of the U.S. Borrower and the Domestic Subsidiary Loan Parties but only to the extent they guarantee the Guaranteed Obligations (as defined in the Foreign Guarantee Agreement) of any of the Foreign Subsidiary Loan Parties, each as they may exist from time to time, other than the Parallel Debt Foreign Obligations.

“Foreign Pledge Agreement” shall mean a pledge or charge agreement with respect to the Pledged Collateral that constitutes Equity Interests of a Foreign Subsidiary that is a Material Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent; provided that in no event shall more than 65% of the issued and outstanding voting Equity Interests of such Foreign Subsidiary be pledged to secure Obligations of the Domestic Loan Parties.

“Foreign Security Documents” shall mean one or more security agreements, charges, mortgages or pledges with respect to Collateral (other than Collateral that is subject to a Foreign Mortgage) of a Foreign Subsidiary Loan Party (including, notwithstanding the foregoing exclusion of Collateral subject to Foreign Mortgages, the Quebec Documents), including the Canadian Security Documents, the U.K. Debentures, the Security Trust Deed, the Dutch Security Documents and the German Security Documents, each in form and substance reasonably satisfactory to the Administrative Agent, that secure the Obligations of any Foreign Subsidiary Loan Party.

“Foreign Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Foreign Subsidiary Loan Party” shall mean (a) each Foreign Borrower, (b) each Foreign Subsidiary that is set forth on Schedule 1.01A, (c) each other Wholly-Owned Foreign Subsidiary organized under the laws of Canada, the United Kingdom, The Netherlands or Germany (other than each Post-Closing Reaffirming German Loan Parties and each of its subsidiaries until the actions contemplated by Section 5.14 have been consummated) and (d) at the U.S. Borrower’s option, any other Foreign Subsidiary organized under the laws of any jurisdiction set forth on Schedule 1.01(e) to the November 2006 Credit Agreement that has satisfied the Collateral and Guarantee Requirement, completed all actions required by Sections 5.10(b) and (c) and delivered to the Administrative Agent a customary written opinion of legal counsel in the United States with respect to applicable United States legal issues and, if applicable, such foreign jurisdiction with respect to the guarantee and security interests granted by such Foreign Subsidiary.

“Fund” shall mean Apollo Investment Fund IV, L.P., Apollo Investment Fund V, L.P. and Apollo Overseas Partners IV, L.P.

“Fund Affiliate” shall mean (a) each Affiliate of the Fund that is neither a “portfolio company” (which means a company actively engaged in providing goods or services to unaffiliated customers) nor a company controlled by a “portfolio company” and (b) any individual who is a partner or employee of Apollo Management, L.P., Apollo Management IV, L.P. or Apollo Management V, L.P.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, subject to the provisions of Section 1.02; provided that any reference to the application of GAAP in Section 3.13(a), 3.13(b), 3.20, 5.03, 5.07 and 6.02(e) to a Foreign Subsidiary (and not as a consolidated Subsidiary of the U.S. Borrower) shall mean generally accepted accounting principles in effect from time to time in the jurisdiction of organization of such Foreign Subsidiary.

“German Guarantor” shall mean Momentive Specialty Chemicals GmbH.

“German Security” shall mean any security assumed and accepted by or through the Administrative Agent or any Secured Party, as the case may be, pursuant to any German Security Document and held or administered by the Administrative Agent on behalf of or in trust for the Secured Parties and any addition or replacement or substitution thereof.

“German Security Documents” shall mean all Security Documents governed by German law and “German Security Document” means any of them.

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or- pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation, or (b) any Lien on any assets of the guarantor (other than the Lien permitted pursuant to Section 6.02(hh)) securing any Indebtedness or other obligation (or any existing right, contingent or otherwise, of the holder of Indebtedness or other obligation to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature subject to regulation or which can give rise to liability under any Environmental Law.

“Hexion Nova Scotia Finance ULC” shall mean a collective reference to Hexion Nova Scotia Finance, ULC, Hexion 2 Nova Scotia Finance, ULC and any successor entity or entities formed as a result of the merger, amalgamation or other combination of such entities.

“Holdings” shall have the meaning assigned to such term in the preamble hereto.

“Immaterial Subsidiary” shall mean any Subsidiary (i) designated by the U.S. Borrower, (ii) that did not, as of the last day of the fiscal quarter of the U.S. Borrower most recently ended, have assets with a value in excess of 5.0% of the Consolidated Total Assets or revenues representing in excess of 5.0% of total revenues of the U.S. Borrower and the Subsidiaries on a consolidated basis as of such date and (iii) that taken together with all Unrestricted Subsidiaries designated pursuant to clause (ii) of the definition thereof and all other Immaterial Subsidiaries as of the last day of the fiscal quarter of the U.S. Borrower most recently ended, did not have assets with a value in excess of 10.0% of the Consolidated Total Assets or revenues representing in excess of 10.0% of total revenues of the U.S. Borrower and the Subsidiaries on a consolidated basis as of such date.

Each Subsidiary to be designated as an Immaterial Subsidiary by the U.S. Borrower hereunder shall be set forth on Schedule 1.01(f) to the November 2006 Credit Agreement, and the U.S. Borrower may update such Schedule from time to time after the Closing Date as necessary to reflect all Immaterial Subsidiaries at such time (the selection of Subsidiaries to be added to or removed from such Schedule to be made as the U.S. Borrower may determine).

“Increased Amount Date” shall have the meaning assigned to such term in Section 2.21.

“Incremental Amount” shall mean, at any time, the excess, if any, of (a) $200.0 million over (b) the sum of (x) the aggregate amount of all Incremental Term Loan Commitments and Incremental Revolving Facility Commitments (other than with respect to the Committed Extended Revolving Facility Commitment) established after the Amendment Effective Date and prior to such time pursuant to Section 2.21 (other than Incremental Term Loan Commitments and Incremental Revolving Facility Commitments in respect of Extended Term Loans or Extended Revolving Facility Commitments) plus (y) the aggregate principal amount of Indebtedness outstanding at such time incurred pursuant to Section 6.01(ee).

“Incremental and First Amendment” shall mean the Incremental Facility Amendment and Amendment No. 1, dated as of June 15, 2007, among Holdings, the Borrowers, the Lenders party thereto and the Administrative Agent.

“Incremental Assumption Agreement” shall mean an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the U.S. Borrower and/or the Dutch Borrower, the Administrative Agent and one or more Incremental Term Lenders and/or Incremental Revolving Facility Lenders.

“Incremental Effective Date” shall have the meaning set forth in Section 1 of the Incremental and First Amendment.

“Incremental Revolving Facility Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.21, to make Incremental Revolving Facility Loans to the U.S. Borrower or the Dutch Borrower.

“Incremental Revolving Facility Lender” shall mean a Lender with an Incremental Revolving Facility Commitment or an outstanding Incremental Revolving Facility Loan.

“Incremental Revolving Facility Loans” shall mean Revolving Facility Loans made by one or more Lenders to the U.S. Borrower or the Dutch Borrower pursuant to Section 2.01(d). Incremental Revolving Facility Loans may be made in the form of additional Revolving Facility Loans or, to the extent permitted by Section 2.21 and provided for in the relevant Incremental Assumption Agreement, Other Revolving Facility Loans.

“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.21, to make Incremental Term Loans to the U.S. Borrower or the Dutch Borrower.

“Incremental Term Loans” shall mean Term Loans made by one or more Lenders to the U.S. Borrower or the Dutch Borrower pursuant to Section 2.01(d). Incremental Term Loans may be made in the form of additional Term Loans identical to an existing Class of Term Loans or, to the extent permitted by Section 2.21 and provided for in the relevant Incremental Term Loan Assumption Agreement, Other Term Loans.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (other than current trade liabilities and current intercompany liabilities (but not any refinancings, extensions, renewals or replacements thereof) incurred in the ordinary course of business and maturing within 365 days after the incurrence thereof), (e) all Guarantees by such person of Indebtedness of others, (f) all Capital Lease Obligations of such person, (g) all payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Swap Agreements, (h) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit (including Tranche C-3 Letters of Credit), (i) the principal component of all obligations of such person in respect of bankers’ acceptances and (j) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock); provided, that Indebtedness shall not include (A) trade payables, accrued expenses and intercompany liabilities arising in the ordinary course of business (other than, in the case of such intercompany liabilities, for purposes of clause (d) of the definition of the term “Collateral and Guarantee Requirement”), (B) prepaid or deferred revenue arising in the ordinary course of business, (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy unperformed obligations of the seller of such asset or (D) earn-out obligations until such obligations become a liability on the balance sheet of such person in accordance with GAAP.

The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such person in respect thereof. For the avoidance of doubt, except as provided in clause (h) above, the Tranche C-3 Credit-Linked Deposits shall not constitute Indebtedness.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes and Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Indenture Restricted Subsidiary” shall mean a “Restricted Subsidiary” under and as defined in either of the Debenture Indentures.

“Ineligible Institution” shall mean the persons identified in writing to the Administrative Agent by the U.S. Borrower on the Closing Date , and as may be identified in writing to the Administrative Agent by the U.S. Borrower from time to time thereafter, with the written consent of the Administrative Agent, by delivery of a notice thereof to the Administrative Agent setting forth such person or persons (or the person or persons previously identified to Agent that are to be no longer considered “Ineligible Institutions”).

“Information Memorandum” shall mean the Confidential Information Memorandum dated January, 2010, as modified or supplemented prior to the Amendment Effective Date.

“Intercreditor Agreement” shall mean (a) the First Lien Intercreditor Agreement, (b) the New 1-1/2 Lien Intercreditor Agreement, (c) the Existing Second Lien Intercreditor Agreement and (d) any additional or replacement intercreditor agreement entered into by the Administrative Agent pursuant to Section 8.11, each as amended, modified or supplemented from time to time in accordance with this Agreement.

“Interest Election Request” shall mean a request by the applicable Borrower to convert or continue a Term Borrowing or Revolving Borrowing in accordance with Section 2.08.

“Interest Expense” shall mean, with respect to any person for any period, the sum of, without duplication, (a) gross interest expense of such person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense, (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense and (iv) net payments and receipts (if any) pursuant to interest rate hedging obligations, and excluding amortization of deferred financing fees and expensing of any bridge or other financing fees, (b) capitalized interest of such person, whether paid or accrued, and (c) commissions, discounts, yield and other fees and charges incurred for such period in connection with any receivables financing of such person or any of its subsidiaries that are payable to persons other than Holdings (prior to a Qualified IPO), the U.S. Borrower and the Subsidiaries. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by the U.S. Borrower and the Subsidiaries with respect to Swap Agreements.

“Interest Payment Date” shall mean, (a) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type, (b) with respect to any ABR Loan (other than a Swingline Loan) or Base Rate Loan, the first day of each calendar quarter (being the first day of January, April, July and October of each year) and (c) with respect to any Swingline Loan, the day that such Swingline Loan is required to be repaid pursuant to Section 2.10(a).

“Interest Period” shall mean (a) as to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or 9 or 12 months, if at the time of the relevant Borrowing, all Lenders make interest periods of such length available), as the applicable Borrower may elect, or the date any Eurocurrency Borrowing is converted to an ABR Borrowing in accordance with Section 2.08 or repaid or prepaid in accordance with Section 2.10, 2.11 or 2.12 and (b) as to any Swingline Borrowing made by the Dutch Borrower or the U.K. Borrower, the period commencing on the date of such Borrowing and ending on the day that is designated in the notice delivered pursuant to Section 2.04 with respect to such Swingline Borrowing, which shall not be later than the first date after such Swingline Loan is to be made that is the 15th or last day of a calendar month and is at least five Business Days after such Swingline Loan is made; provided, that, in the case of each of clause (a) and clause (b), if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Investment” shall have the meaning set forth in Section 6.04.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.13(b).

“Issuing Bank” shall mean (a) with respect to each of the European Tranche, the Canadian Tranche and Tranche C-3, each Issuing Bank set forth with respect to such Tranche on Schedule 2.05 to the November 2006 Credit Agreement and each other Issuing Bank designated with respect to such Tranche pursuant to Section 2.05(k), in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i) and (b) with respect to each Original Letter of Credit, the person that issued such Original Letter of Credit and any successor to such person. An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joint Lead Arrangers” shall have the meaning assigned to such term in the preamble hereto.

“L/C Disbursement” shall mean a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit. The amount of any L/C Disbursement made by an Issuing Bank in an Alternative Currency and not reimbursed by the applicable Borrower shall be determined as set forth in paragraph (e) or (m) of Section 2.05, as applicable.

“L/C Exposure” shall mean, at any time, the sum, without duplication, of the Revolving L/C Exposure and the Tranche C-3 L/C Exposure at such time.

“L/C Participation Fee” shall have the meaning assigned such term in Section 2.13(b).

“Lender Default” shall mean (a) the refusal (which has not been retracted) of a Lender to make available its portion of any Borrowing or Tranche C-3 Credit-Linked Deposit, to acquire participations in a Swingline Loan pursuant to Section 2.04 or to fund its portion of any unreimbursed payment under Section 2.05(e), or (b) a Lender having notified in writing the U.S. Borrower and/or the Administrative Agent that it does not intend to comply with its obligations under Section 2.04, 2.05, 2.06 or 2.07.

“Lender” shall mean each financial institution listed on Schedule 2.01, as well as any person that becomes a “Lender” hereunder pursuant to Section 9.04 or Section 2.21.

“Lending Office” shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans to the U.S. Borrower, Canadian Borrower, U.K. Borrower, or Dutch Borrower, as the case may be.

“Letter of Credit” shall mean any letter of credit issued pursuant to Section 2.05 of this Agreement, including each Original Letter of Credit.

“LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing denominated in U.S. Dollars or Sterling for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the commencement of such Interest Period (or on the date of the commencement of such Interest Period if such Eurocurrency Borrowing is denominated in Sterling) by reference to the British Bankers’ Association Interest Settlement Rates for deposits in the currency of such Eurocurrency Borrowing (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) with a maturity comparable to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in the currency of such Eurocurrency Borrowing are offered for a maturity comparable to such relevant Interest Period to major banks in the London interbank market in London, England, as selected by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period (or on the date of the commencement of such Interest Period if such Eurocurrency Borrowing is denominated in Sterling).

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities (other than securities representing an interest in a joint venture that is not a Subsidiary), any purchase option, call or similar right of a third party with respect to such securities; provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Loan Documents” shall mean the Existing Credit Agreement, the Extension Agreement, the 2010 Amendment Agreement, the Third Incremental Amendment, the Letters of Credit, the Security Documents and any promissory note issued under Section 2.10(e); provided that for purposes of the expense reimbursement and indemnity provisions in Sections 8.07 and Section 9.05 only, any agreements governing the New 1-1/2 Lien Notes and any First Lien Notes shall be deemed to be “Loan Documents”.

“Loan Parties” shall mean Holdings (prior to a Qualified IPO), the U.S. Borrower and the Subsidiary Loan Parties.

“Loans” shall mean the Term Loans, the Revolving Facility Loans and the Swingline Loans (and shall include any Loans under the Incremental Revolving Facility Commitments or Incremental Term Loan Commitments).

“Local Time” shall mean (a) with respect to a Loan or Borrowing made to the U.S. Borrower, New York City time, (b) with respect to a Loan or Borrowing made to the Dutch Borrower or a U.K. Borrower, London time, and (c) with respect to a Loan or Borrowing made to the Canadian Borrower or a B/A, Toronto time.

“Majority Lenders” of any Tranche shall mean, at any time, Lenders under such Tranche having Loans and unused Commitments representing more than 50% of the sum of all Loans outstanding under such Tranche and unused Commitments under such Tranche at such time.

“Management Group” means the group consisting of the directors, executive officers and other management personnel of the U.S. Borrower and Holdings, as the case may be, on the Closing Date together with (a) any new directors of the U.S. Borrower or (prior to a Qualified IPO) Holdings whose election by such Boards of Directors or whose nomination for election by the shareholders of the U.S. Borrower or (prior to a Qualified IPO) Holdings, as the case may be, was approved by a vote of a majority of the directors of the U.S. Borrower or (prior to a Qualified IPO) Holdings, as the case may be, then still in office who were either directors on the Closing Date or whose election or nomination was previously so approved and (b) executive officers and other management personnel of the U.S. Borrower or (prior to a

Qualified IPO) Holdings, as the case may be, hired at a time when the directors on the Closing Date together with the directors so approved constituted a majority of the directors of the U.S. Borrower or Holdings, as the case may be.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, property, operations or condition of the U.S. Borrower and the Subsidiaries, taken as a whole, or (b) the validity or enforceability of any material Loan Document or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” shall mean Indebtedness (other than Loans and Letters of Credit) of any one or more of Holdings (prior to a Qualified IPO), the U.S. Borrower or any Subsidiary in an aggregate principal amount exceeding $50.0 million.

“Material Subsidiary” shall mean any Subsidiary other than Immaterial Subsidiaries.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“May 2006 Amendment Agreement” shall mean the Amendment and Restatement Agreement dated as of May 5, 2006 among Holdings, the Borrowers, the Required Restatement Lenders (as defined therein) and JPMorgan Chase Bank, N.A., as administrative agent, pursuant to which the 2005 Credit Agreement was amended and restated.

“May 2006 Amendment Effective Date” shall mean May 5, 2006.

“May 2006 Credit Agreement” shall mean the Amended and Restated Credit Agreement dated as of May 5, 2006 among Holdings, the Borrowers, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Credit Suisse, as syndication agent, and Citicorp North America, Inc., as documentation agent.

“May 2006 Transactions” shall have the meaning assigned to such term in the November 2006 Credit Agreement.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgaged Properties” shall mean the owned real properties of the Loan Parties set forth on Schedule 1.01(c) to the November 2006 Credit Agreement and each additional real property encumbered by a Mortgage pursuant to Section 5.10.

“Mortgages” shall mean the mortgages, debentures, hypothecs, deeds of trust, deeds to secure debt, assignments of leases and rents, and other security documents delivered pursuant to Section 4.02 of the 2005 Credit Agreement or Section 5.10, as amended, supplemented or otherwise modified from time to time, with respect to Mortgaged Properties, each in form and substance reasonably satisfactory to the Administrative Agent.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which Holdings (prior to a Qualified IPO), the U.S. Borrower or any Subsidiary or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” shall mean:

(a) 100% of the cash proceeds actually received by the U.S. Borrower or any Subsidiary Loan Party (or, in the case of any sale, transfer or other disposition of Principal Property, any other Subsidiary) (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any Asset Disposition (other than those pursuant to Section 6.05(a), (b), (c), (e), (f), (g), (i), (j) or (m)), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset (other than pursuant hereto (or pursuant to the Existing Notes, any Indebtedness secured by Second-Priority Liens or Permitted Refinancing Indebtedness in respect of any thereof)), other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and (ii) Taxes paid or payable as a result thereof; provided that, if no Event of Default exists and the U.S. Borrower shall deliver a certificate of a Responsible Officer of the U.S. Borrower to the Administrative Agent promptly following receipt of any such proceeds setting forth the U.S. Borrower’s intention to use, or to commit to use, any portion of such proceeds, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the U.S. Borrower and the Subsidiaries or to make investments in Permitted Business Acquisitions or Investments permitted by Section 6.04, in each case within twelve months of such receipt, such portion of such proceeds shall not constitute Net Proceeds except to the extent (A) not so used (or committed to be used) within such twelve-month period or (B) if committed to be used within such twelve-month period, not so used within 18 months of such receipt); provided further that with respect to Asset Dispositions pursuant to Section 6.05(h), the amount of cash proceeds that shall not constitute Net Proceeds pursuant to the preceding proviso shall not exceed, in any fiscal year of the U.S. Borrower, 8% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such Asset Disposition for which financial statements have been delivered pursuant to Section 5.04; provided further that (x) no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such proceeds shall exceed $5.0 million and (y) no proceeds shall constitute Net Proceeds in any fiscal year until the aggregate amount of all such proceeds in such fiscal year shall exceed $15.0 million; and

(b) 100% of the cash proceeds from the incurrence, issuance or sale by the U.S. Borrower or any Subsidiary Loan Party of any Indebtedness (other than Excluded Indebtedness), net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to Holdings or the U.S. Borrower or any Affiliate of either of them shall be disregarded, except for financial advisory fees customary in type and amount paid to Affiliates of the Fund.

“New 1-1/2 Lien Intercreditor Agreement” shall mean an Intercreditor Agreement between the Administrative Agent and the authorized representative named therein for the New 1-1/2 Lien Notes, substantially in the form of Exhibit F-1, with such changes that are reasonably satisfactory to the Administrative Agent, as the same may be amended, supplemented, restated, modified or waived from time to time in accordance with the terms thereof.

“New 1-1/2 Lien Notes” shall mean $1.0 billion aggregate principal amount of Hexion Finance Escrow LLC/Hexion Escrow Corporation (to be assumed by Hexion U.S. Finance Corp./Hexion Nova Scotia Finance, ULC) 8.875 % Senior Secured Notes due 2018.

“New 1-1/2 Lien Notes Offering Memorandum” shall mean the Offering Circular, dated January 14, 2010, in respect of the New 1-1/2 Lien Notes.

“New 1-1/2 Lien Notes Documents” shall mean the indenture under which the New 1-1/2 Lien Notes are issued and all other instruments, agreements and other documents evidencing or governing the New 1-1/2 Lien Notes or providing for any security, guarantee or other right in respect thereof.

“New Notes Issuer” means any subsidiary of the U.S. Borrower that is an issuer or co-issuer of any of the New 1-1/2 Lien Notes or any First Lien Notes.

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.20(c).

“Note” shall have the meaning assigned to such term in Section 2.10(e).

“November 2006 Amendment Agreement” shall mean the Amendment and Restatement Agreement dated as of November 3, 2006 among Holdings, the Borrowers, the Required Restatement Lenders (as defined therein) and JPMorgan Chase Bank, N.A., as administrative agent, pursuant to which the May 2006 Credit Agreement was amended and restated.

“November 2006 Amendment Effective Date” shall mean November 3, 2006.

“November 2006 Credit Agreement” shall mean the Second Amended and Restated Credit Agreement dated as of November 5, 2006 among Holdings, the Borrowers, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and Credit Suisse, as syndication agent.

“November 2006 Information Memorandum” shall mean the Confidential Information Memorandum dated October 17, 2006, as modified or supplemented prior to the November 2006 Amendment Effective Date.

“November 2006 Transactions” shall mean the “Transactions” (as defined in the November 2006 Credit Agreement).

“Obligations” shall, unless otherwise indicated, have the meaning assigned to the term “Loan Document Obligations” in the Collateral Agreement.

“Original Letters of Credit” shall mean each letter of credit previously issued for the account of, or guaranteed by, the Borrowers or a Subsidiary pursuant to the 2005 Credit Agreement, the May 2006 Credit Agreement or the November 2006 Credit Agreement that is outstanding on the Amendment Effective Date.

“Original Maturity European Tranche Commitment” shall mean, with respect to each European Tranche Lender, the European Tranche Commitment held by such Lender immediately prior to the Extension Effective Date, to the extent such Lender has not elected to convert such European Tranche Commitment into an Extended Maturity European Tranche Commitment pursuant the Extension Agreement, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 2.21 or Section 9.04. The initial amount of each Lender’s European Tranche Commitment in effect immediately prior to the Extension Effective Date is set forth on Schedule 1 to the Third Incremental Amendment, or in the Assignment and Acceptance or Incremental Assumption Agreement pursuant to which such Lender shall have assumed its European Tranche Commitment, as applicable. The aggregate amount of the Lenders’ Original Maturity European Tranche Commitments as of (and after giving effect to) the Extension Effective Date is $11,634,944.44.

“Original Maturity Revolving Facility Commitments” shall mean the Original Maturity European Tranche Commitment and the Original Maturity U.S. Tranche Commitment.

“Original Maturity Term Loans” shall mean the Tranche C-1A Term Loans, the Tranche C-2A Term Loans, the Tranche C-4A Term Loans, the Tranche C-5A Term Loans, the Tranche C-6A Term Loans and the Tranche C-7A Term Loans.

“Original Maturity U.S. Tranche Commitment” shall mean, with respect to each U.S. Tranche Lender, the U.S. Tranche Commitment held by such Lender immediately prior to the Extension Effective Date, to the extent such Lender has not elected to convert to such U.S. Tranche Commitment into an Extended Maturity U.S. Tranche Commitment pursuant the Extension Agreement, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 2.21 or Section 9.04. The initial amount of each Lender’s U.S. Tranche Commitment in effect immediately prior to the Extension Effective Date is set forth on Schedule 1 to the Third Incremental Amendment, or in the Assignment and Acceptance or

Incremental Assumption Agreement pursuant to which such Lender shall have assumed its U.S. Tranche Commitment, as applicable. The aggregate amount of the Lenders’ Original Maturity U.S. Tranche Commitments as of (and after giving effect to) the Extension Effective Date is $ 16,902,777.78.

“Other First Lien Obligations” shall mean the “Other First Lien Obligations” as defined in the Collateral Agreement, including any interest accruing after commencement of any bankruptcy or insolvency proceeding with respect to any holder of Other First Lien Obligations whether or not allowed in such proceeding.

“Other First Lien Secured Parties” shall mean the “Other First Lien Secured Parties” as defined in the Collateral Agreement.

“Other Revolving Facility Loans” shall have the meaning assigned to such term in Section 2.21(a).

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents, and any and all interest and penalties related thereto.

“Other Term Loans” shall have the meaning assigned to such term in Section 2.21.

“Overdraft Line” shall have the meaning assigned to such term in Section 6.01(v).

“Parallel Debt Dutch Term Loan Obligations” shall mean the Parallel Debt Foreign Obligations to the extent consisting of amounts equal to the aggregate amount payable pursuant to the Dutch Term Loan Obligations as they may exist from time to time.

“Parallel Debt Foreign Obligations” shall have the meaning assigned to such term in Section 9.20.

“Parallel Debt U.S. Obligations” shall have the meaning assigned to such term in Section 9.20.

“Participant” shall have the meaning assigned to such term in Section 9.04(c).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” shall mean the Perfection Certificate with respect to each of the U.S. Borrower, the Canadian Borrower, the Dutch Borrower and the U.K. Borrowers, in a form reasonably satisfactory to the Administrative Agent.

“Permitted Business Acquisition” shall mean any acquisition, directly or indirectly (including in one transaction or a series of related transactions), of all or substantially all the assets of, or all the Equity Interests (other than directors’ qualifying shares) in, or merger or consolidation with, a person or division or line of business of a person (or any subsequent investment made in a person, division or line of business previously acquired in a Permitted Business Acquisition) if (a) such acquisition was not preceded by, or effected pursuant to, a hostile offer by the acquirer or an Affiliate of the acquirer and (b) immediately after giving effect thereto: (i) no Event of Default shall have occurred and be continuing or would result therefrom; (ii) all transactions related thereto shall be consummated in accordance with applicable laws; (iii) with respect to any such acquisition with a fair market value in excess of $25 million, the U.S. Borrower and the Subsidiaries shall be in Pro Forma Compliance after giving effect to such acquisition and the U.S. Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the U.S. Borrower to such effect, together with all relevant financial information for such Subsidiary or assets, (iv) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness (except for Indebtedness permitted by Section 6.01); (v) to the extent required by Section 5.10, any person acquired in such acquisition, if acquired by the U.S. Borrower or a Subsidiary Loan Party, shall be merged into the U.S. Borrower or a Subsidiary Loan Party or become upon consummation of such acquisition a Subsidiary Loan Party, and (vi) the aggregate amount of such acquisitions of assets that are not (or do not become) owned by the U.S. Borrower or a Subsidiary Loan Party or in Equity Interests in Persons that do not become Loan Parties upon consummation of such acquisition shall not exceed the greater of (x) 3.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such acquisition for which financial statements have been delivered pursuant to Section 5.04 and (y) $100.0 million.

“Permitted Cure Security” shall mean an equity security of Holdings (prior to a Qualified IPO) or the U.S. Borrower (after a Qualified IPO) having no mandatory redemption, repurchase or similar requirements prior to 91 days after the latest to mature of any Tranche, Other Term Loan, if any, and Other Revolving Facility Loan, if any (without regard to the proviso to clause (a), (b) or (c) or clause (a), (b), (c) or (d) of the definition of “Term Facility Maturity Date” or “Revolving Facility Maturity Date”, respectively, or any similar qualification to the maturity date of any such Other Term Loan or Other Revolving Facility Loan), and upon which all dividends or distributions (if any) shall, prior to 91 days after the latest to mature of any Tranche, Other Term Loan, if any, and Other Revolving Facility Loan, if any (without regard to the proviso to clause (a), (b) or (c) or clause (a), (b), (c) or (d) of the definition of “Term Facility Maturity Date” or “Revolving Facility Maturity Date”, respectively, or any similar qualification to the maturity date of any such Other Term Loan or Other Revolving Facility Loan), be payable solely in additional shares of such equity security.

“Permitted Holder” shall mean each of (a) the Fund and the Fund Affiliates and (b) the Management Group, with respect to not more than 10% of the total voting power of the Equity Interests of Holdings (prior to a Qualified IPO) or the U.S. Borrower.

“Permitted Investments” shall mean:

(1) U.S. dollars, pounds sterling, euros, or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the government of, or any agency or instrumentality thereof, the United States of America, Australia, Great Britain, Canada, the Netherlands or any other member state of the European Union, in each case with maturities not exceeding two years (or, in the case of any such U.S. securities held by Brazilian subsidiaries, five years) after the date of acquisition;

(3) in the case of any Foreign Subsidiary, securities issued or directly and fully guaranteed or insured by the government of, or any agency or instrumentality thereof, Malaysia or Brazil, in each case with maturities not exceeding 270 days after the date of acquisition and held by it from time to time in the ordinary course of business;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits and demand deposits (in their respective local currencies), in each case with any commercial bank having capital and surplus in excess of $500.0 million or the foreign currency equivalent thereof and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or, in the case of an obligor domiciled outside of the United States, reasonably equivalent ratings of another internationally recognized credit rating agency);

(5) repurchase obligations for underlying securities of the types described in clauses (2) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper issued by a corporation (other than an Affiliate of U.S. Borrower) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or, in the case of an obligor domiciled outside of the United States, reasonably equivalent ratings of another internationally recognized credit rating agency) and in each case maturing within one year after the date of acquisition;

(7) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P in each case with maturities not exceeding two years from the date of acquisition;

(8) Indebtedness issued by persons (other than the Fund or any of its Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or, in the case of an obligor domiciled outside of the United States, reasonably equivalent ratings of another internationally recognized credit rating agency) in each case with maturities not exceeding two years from the date of acquisition; and

(9) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (8) above.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium thereon and underwriting discounts, fees, commissions and expenses), (b) the average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to that of the Indebtedness being Refinanced, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (d) no Permitted Refinancing Indebtedness shall have greater guarantees or security than the Indebtedness being Refinanced and (e) with respect to Indebtedness secured by Liens pursuant to Section 6.02(a) or (c) only, if the Indebtedness being Refinanced is secured by any collateral (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured by such collateral (including any collateral pursuant to after-acquired property clauses to the extent any such collateral would have secured the Indebtedness being Refinanced) on terms not materially less favorable to the Secured Parties than those contained in the documentation (including any intercreditor agreement) governing the Indebtedness being Refinanced; provided that the Existing Second Secured Notes, the New 1-1/2 Lien Notes or any Permitted Refinancing Indebtedness in respect thereof (or any portion thereof) may be Refinanced with Indebtedness that is secured by Liens that are senior in priority to the Liens securing the Existing Second Secured Notes or the New 1-1/2 Lien Notes on the Amendment Effective Date (or any remaining portion thereof), so long as the Liens securing such Indebtedness are subject to intercreditor terms that, vis-à-vis the Loans, are no less favorable to the Lenders than those set forth in the Existing Second Lien Intercreditor Agreement or the New 1-1/2 Lien Intercreditor Agreement, as applicable.

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code and in respect of which Holdings (prior to a Qualified IPO), the U.S. Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 9.18(b).

“Pledged Collateral” shall have the meaning assigned to such term in the Collateral Agreement or a Foreign Pledge Agreement, as applicable.

“PMP” shall mean any entity which extends funds to the Dutch Borrower of €50,000 (or its equivalent thereof in another currency) or more.

“Post-Closing Reaffirming German Loan Parties” shall mean the German Guarantor.

“Presumed Tax Rate” shall mean the highest effective marginal statutory combined U.S. federal, state and local income tax rate prescribed for an individual residing in New York City (taking into account (a) the deductibility of state and local income taxes for U.S. federal income tax purposes, assuming the limitation of Section 68(a)(2) of the Code applies and taking into account any impact of Section 68(f) of the Code, and (b) the character (long-term or short-term capital gain, dividend income or other ordinary income) of the applicable income).

“primary obligor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Principal Property” shall have the meaning assigned to such term in the Debenture Indentures.

“Pro Forma Basis” shall mean, as to any person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”); provided for purposes of determining adjustments permitted by the second paragraph of this definition for any calculation made on a Pro Forma Basis for any period ending on or prior to June 30, 2007, the 2005 Transactions shall be deemed to have occurred subsequent to the commencement of the relevant four consecutive fiscal quarter period: (i) in making any determination of EBITDA, effect shall be given to any Asset Disposition, any acquisition (or any similar transaction or transactions not otherwise permitted under Section 6.04 or 6.05 that require a waiver or consent of the Required Lenders and such waiver or consent has been obtained), any dividend, distribution or other similar payment, any designation of any Subsidiary as an Unrestricted Subsidiary and any Subsidiary Redesignation, any mergers and consolidations, and any restructurings of the business of the U.S. Borrower or any of the Subsidiaries that are expected to have a continuing impact and are factually supportable, which would include cost savings resulting from head count reduction, closure of facilities and similar operational and other cost savings, which adjustments the U.S. Borrower determines are reasonable (the foregoing, together with any transactions related thereto or in connection therewith, the “relevant transactions” or “relevant pro forma event”), in each case that the U.S. Borrower or any of the Subsidiaries has made during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Permitted Business Acquisition,” or pursuant to Section 2.12(b), Section 6.01(w), Section 6.02(v) or Section 6.06(f), occurring during the Reference Period or thereafter and through and including the date upon which the respective Permitted Business Acquisition or incurrence of Indebtedness or Liens or Dividend is consummated), (ii) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes and not to finance any acquisition) issued, incurred, assumed or permanently repaid during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Permitted Business Acquisition,” or pursuant to Section 2.12(b), Section 6.01(w), Section 6.02(v) or Section 6.06(f), occurring during the Reference Period or thereafter and through and including the date upon which the respective

Permitted Business Acquisition or incurrence of Indebtedness or Liens or Dividend is consummated) shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period and (y) Interest Expense of such person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods and (iii) with respect to (A) any Subsidiary Redesignation then being designated, effect shall be given to such Subsidiary Redesignation and all other Subsidiary Redesignations after the first day of the relevant Reference Period and on or prior to the date of the respective Subsidiary Redesignation then being designated, collectively, and (B) any designation of a Subsidiary as an Unrestricted Subsidiary, effect shall be given to such designation and all other designations of Subsidiaries as Unrestricted Subsidiaries after the first day of the relevant Reference Period and on or prior to the date of the then applicable designation of a Subsidiary as an Unrestricted Subsidiary, collectively.

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the U.S. Borrower. Notwithstanding anything to the contrary in the first paragraph of this definition, any such pro forma calculation, for any fiscal period ending on or prior to the 24-month anniversary of the end of the fiscal quarter in which such relevant pro forma event occurs, may include adjustments appropriate, in the reasonable good faith determination of the U.S. Borrower, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the relevant pro forma event (including, to the extent applicable, from the 2005 Transactions) and (2) all adjustments of the type used in connection with the calculation of “Pro Forma Adjusted EBITDA” as set forth under “Covenant Compliance” in the “Summary Historical and Pro Forma Financial and Other Data” portion of the “Offering Circular Summary” in the New 1-1/2 Lien Notes Offering Memorandum to the extent reasonably expected to result from the relevant pro forma event, in each case in the 24-month period following the end of the Reference Period in which the applicable pro forma event occurred. The U.S. Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer of the U.S. Borrower setting forth such demonstrable or additional operating expense reductions, other operating improvements or synergies and adjustments and information and calculations supporting them in reasonable detail.

“Pro Forma Compliance” shall mean, at any date of determination, that the U.S. Borrower and its Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect on a Pro Forma Basis to the relevant transactions (including the assumption, the issuance, incurrence and permanent repayment of Indebtedness), with the covenant set forth in Section 6.11 recomputed as at the last day of the most recently ended fiscal quarter of the U.S. Borrower and its Subsidiaries for which the financial statements required pursuant to Section 5.04 have been delivered.

“Pro Rata Extension Offers” shall have the meaning assigned to such term in Section 2.21(e).

“Projections” shall mean the projections of the U.S. Borrower and the Subsidiaries included in the Information Memorandum and any other projections and any forward-looking statements (including statements with respect to booked business) of such entities furnished to the Lenders or the Administrative Agent by or on behalf of Holdings, the U.S. Borrower or any of the Subsidiaries prior to the Closing Date.

“Qualified IPO” shall mean an underwritten public offering of the Equity Interests of the U.S. Borrower that generates gross cash proceeds of at least $250.0 million, provided that for purposes of Section 7.15(e) of the Collateral Agreement, “Qualified IPO” shall mean any underwritten initial public offering of Equity Interests of the U.S. Borrower.

“Quebec Documents” shall mean (a) a Deed of Hypothec given by the Canadian Borrower in favor of the Administrative Agent, as the person holding the power of attorney (fondé de pouvoir) of the Lenders, (b) a Bond in the principal amount of C$1,200,000,000 issued by the Canadian Borrower in favor of the Administrative Agent, as agent, custodian and depository, and (c) the Bond Pledge Agreement entered into by the Canadian Borrower in favor of the Administrative Agent for the benefit of the Pledgees (as defined therein) in respect of such Bond.

“Rate” shall have the meaning assigned to such term in the definition of the term “Type.”

“Reaffirmation Agreement” shall mean the reaffirmation agreement dated as of the Extension Effective Date among Holdings, the Borrowers, the Subsidiary Loan Parties and other Subsidiaries party thereto and JPMorgan Chase Bank, N.A.

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” shall have a meaning correlative thereto.

“Register” shall have the meaning assigned to such term in Section 9.04(b).

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the environment.

“Remaining Present Value” shall mean, as of any date with respect to any lease, the present value as of such date of the scheduled future lease payments with respect to such lease, determined with a discount rate equal to a market rate of interest for such lease reasonably determined at the time such lease was entered into.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required Lenders” shall mean, at any time, Lenders having (a) Loans (other than Swingline Loans) or B/As outstanding, (b) Revolving L/C Exposure, (c) Tranche C-3 L/C Exposure, (d) Swingline Exposure, (e) Available Unused Commitments and (f) Excess Tranche C-3 Credit-Linked Deposits that, taken together, represent more than 50% of the sum of (u) all Loans (other than Swingline Loans) and B/As outstanding, (v) Revolving L/C Exposure, (w) Tranche C-3 L/C Exposure, (x) Swingline Exposure, (y) the total Available Unused Commitments and (z) Excess Tranche C-3 Credit-Linked Deposits at such time. The Loans, B/As Revolving L/C Exposure, Tranche C-3 L/C Exposure, Swingline Exposure, Available Unused Commitment and Excess Tranche C-3 Credit-Linked Deposit of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Percentage” shall mean, with respect to an Excess Cash Flow Period, 50%; provided that if the Senior Secured Bank Leverage Ratio at the end of any Excess Cash Flow Period (i) is less than or equal to 3.25 to 1.00 but greater than 3.00 to 1.0, the Required Percentage shall be 25% or (ii) is less than or equal to 3.00 to 1.00, the Required Percentage shall be 0%.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Retained Percentage” shall mean, with respect to any Excess Cash Flow Period, (a) 100% minus (b) the Required Percentage with respect to such Excess Cash Flow Period.

“Reuters Screen CDOR Page” means the display designated as page CDOR on the Reuters Monitor Money Rates Service or such other page as may, from time to time, replace that page on that service for the purpose of displaying bid quotations for bankers’ acceptances accepted by leading Canadian banks.

“Revolving Borrowing” shall mean a Borrowing comprised of Revolving Facility Loans.

“Revolving Facility Commitment” shall mean, with respect to any Revolving Facility Lender, the sum of such Lender’s Canadian Tranche Commitment, such Lender’s aggregate European Tranche Commitment and such Lender’s aggregate U.S. Tranche Commitment.

“Revolving Facility Exposure” shall mean, with respect to any Lender, the sum of such Lender’s Canadian Tranche Revolving Facility Exposure, such Lender’s European Tranche Revolving Facility Exposure and such Lender’s U.S. Tranche Revolving Facility Exposure.

“Revolving Facility Lender” shall mean a Canadian Tranche Lender, a European Tranche Lender, a U.S. Tranche Lender or an Incremental Revolving Facility Lender.

“Revolving Facility Loans” shall mean Canadian Tranche Revolving Facility Loans, European Tranche Revolving Facility Loans, U.S. Tranche Revolving Facility Loans and Other Revolving Facility Loans.

“Revolving Facility Maturity Date” shall mean (a) with respect to the Revolving Facility in effect on the Amendment Effective Date, May 31, 2011; provided that if, on any Early Maturity Test Date, the aggregate principal amount of Early Maturity Notes that mature within 91 days after such Early Maturity Test Date exceeds $200.0 million, the Revolving Facility Maturity Date shall be such Early Maturity Test Date, (b) with respect to the Third Incremental Revolving Facility Commitments that are Original Maturity Revolving Facility Commitments, 91 days prior to the Term Facility Maturity Date applicable to the Original Maturity Term Loans; provided that if, on any Early Maturity Test Date, the aggregate principal amount of Early Maturity Notes that mature within 91 days after such Early Maturity Test Date exceeds $200.0 million, the Revolving Facility Maturity Date shall be such Early Maturity Test Date, (c) with respect to the Third Incremental Revolving Facility Commitments that are Extended Maturity Revolving Facility Commitments, December 3, 2014; provided that if, on any Early Maturity Test Date, the aggregate principal amount of Early Maturity Notes that mature within 91 days after such Early Maturity Test Date exceeds $200.0 million, the Revolving Facility Maturity Date shall be such Early Maturity Test Date, and (d) with respect to any other Class of Revolving Facility Commitments, the maturity date specified therefor in the applicable Incremental Assumption Agreement establishing such Revolving Facility Commitments.

“Revolving L/C Disbursement” shall mean any L/C Disbursement pursuant to a Canadian Tranche Letter of Credit or a European Tranche Letter of Credit, as applicable.

“Revolving L/C Exposure” shall mean at any time the sum of the Canadian Tranche L/C Exposure and the European Tranche L/C Exposure. The Revolving L/C Exposure of any Revolving Facility Lender at any time shall mean the sum of its Canadian Tranche L/C Exposure and its European Tranche L/C Exposure.

“Revolving Letter of Credit” shall mean a Canadian Tranche Letter of Credit or a European Tranche Letter of Credit, as applicable.

“RSM” shall have the meaning assigned to such term in the November 2006 Credit Agreement.

“S&P” shall mean Standard & Poor’s Ratings Group, Inc.

“Sale and Lease-Back Transaction” shall have the meaning assigned to such term in Section 6.03.

“Schedule I Lender” shall mean any Lender named on Schedule I to the Bank Act (Canada).

“Schedule I Reference Lenders” shall mean any Schedule I Lender as may be agreed by the Canadian Borrower and the Administrative Agent from time to time.

“Schedule II/III Reference Lenders” shall mean JPMorgan Chase Bank, Toronto Branch, Credit Suisse Toronto Branch and Citibank Canada Branch.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Second Incremental Amendment” shall mean the Second Incremental Facility Amendment, dated as of August 7, 2007, among Holdings, the Borrowers, the Incremental Lenders party thereto and the Administrative Agent.

“Second Incremental Effective Date” shall have the meaning set forth in Section 1 of the Second Incremental Amendment.

“Second-Priority Lien” shall mean (a) Liens that are “Second-Priority Liens” (as defined in the Existing Second Lien Intercreditor Agreement) under the agreements that are subject to the terms of the Existing Second Lien Intercreditor Agreement, (b) Liens that are “Second-Priority Liens” (as defined in the New 1-1/2 Lien Intercreditor Agreement) under the agreements that are subject to the terms of the New 1-1/2 Lien Intercreditor Agreement, and (c) other Liens (other than Liens securing the Obligations) that are subordinated to the Liens securing the Obligations pursuant to, and otherwise subject to the terms of, any other Intercreditor Agreement (it being understood that such Liens may be senior in priority to, or pari passu with, or junior in priority to, the Liens securing the New 1-1/2 Lien Notes or the Existing Second Secured Notes).

“Secured Parties” shall mean the “Secured Parties” as defined in the Collateral Agreement (other than the Other First Lien Secured Parties).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Documents” shall mean the Mortgages, the Collateral Agreement, the U.S. Guarantee Agreement, the Foreign Guarantee Agreement, the Foreign Security Documents, the Foreign Pledge Agreements, the Reaffirmation Agreement, any Intercreditor Agreement and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.10.

“Security Trust Deed” shall mean a security trust deed entered into between the Administrative Agent, as security trustee thereunder, and the applicable grantors thereunder, in form and substance reasonably acceptable to the Administrative Agent.

“Senior Secured Bank Debt” at any date shall mean the aggregate principal amount of Consolidated Total Debt outstanding at such date that consists of, without duplication, (i) Term Loans, Revolving Facility Exposure, Tranche C-3 L/C Exposure or Other Revolving

Facility Loans and (ii) Indebtedness secured by a Lien (other than any Second-Priority Lien and other than Indebtedness of a Subsidiary that is not a Loan Party secured by a Lien on assets of a Subsidiary that is not a Loan Party) under Section 6.02(a), (c), (i), (j), (l), (v) or (ii) (solely in the case of First Lien Notes secured by a Lien on the Collateral that is pari passu with the Liens securing the U.S. Obligations) (in each case of (i) and (ii), other than letters of credit to the extent undrawn and not supporting Indebtedness of the type included in Consolidated Debt).

“Senior Secured Bank Leverage Ratio” shall mean, on any date, the ratio of (a) Senior Secured Bank Debt as of such date to (b) EBITDA for the period of four consecutive fiscal quarters of the U.S. Borrower most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP; provided that EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis.

“Statutory Reserves” shall mean, with respect to any currency, the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Services Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in such currency, expressed in the case of each such requirement as a decimal. Such reserve percentages shall, in the case of U.S. Dollar denominated Loans, include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

“Sterling” or “₤” shall mean the lawful money of the United Kingdom.

“Subsidiary” shall mean, unless the context otherwise requires, a subsidiary of the U.S. Borrower other than any Unrestricted Subsidiary.

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary Loan Party” shall mean each Subsidiary that is (a) a Domestic Subsidiary Loan Party or (b) a Foreign Subsidiary Loan Party.

“Subsidiary Redesignation” shall have the meaning provided in the definition of “Unrestricted Subsidiary” contained in this Section 1.01.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings, the U.S. Borrower or any of the Subsidiaries shall be a Swap Agreement.

“Swingline Borrowing Request” shall mean a request by a Borrower substantially in the form of Exhibit D-2 to the November 2006 Credit Agreement.

“Swingline Borrowing” shall mean a Borrowing comprised of Swingline Loans.

“Swingline Commitment” shall mean, with respect to each Swingline Lender, the commitment of such Swingline Lender to make Swingline Loans pursuant to Section 2.04. The initial aggregate amount of the Swingline Commitments is $30.0 million.

“Swingline Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of all Swingline Loans denominated in U.S. Dollars outstanding at such time and (b) the U.S. Dollar Equivalent of the aggregate principal amount of all Swingline Loans denominated in an Alternative Currency outstanding at such time, in each case under the European Tranche. The Swingline Exposure of any Lender at any time shall be its European Tranche Percentage of the total Swingline Exposure at such time.

“Swingline Lender” shall mean JPMorgan Chase Bank, N.A., in its capacity as a lender of Swingline Loans.

“Swingline Loans” shall mean the swingline loans made to a Borrower pursuant to Section 2.04.

“Syndication Agent” shall have the meaning assigned to such term in the November 2006 Credit Agreement.

“Tax Distributions” shall mean (A) with respect to each tax year or portion thereof that any direct or indirect parent of the U.S. Borrower qualifies as a Flow Through Entity, the distribution by the U.S. Borrower to the holders of Equity Interests of such direct or indirect parent of the U.S. Borrower of an amount equal to the product of (i) the amount of aggregate net taxable income of the U.S. Borrower allocated to the holders of Equity Interests of the U.S. Borrower for such period and (ii) the Presumed Tax Rate for such period; and (B) with respect to any tax year or portion thereof that any direct or indirect parent of the U.S. Borrower does not qualify as a Flow Through Entity, the payment of dividends or other distributions to any direct or indirect parent company of the U.S. Borrower that files a consolidated U.S. federal tax return that includes the U.S. Borrower and the Subsidiaries in an amount not to exceed the amount that the U.S. Borrower and the Subsidiaries would have been required to pay in respect of federal, state or local taxes (as the case may be) in respect of such year if the U.S. Borrower and the Subsidiaries paid such taxes directly as a stand-alone taxpayer (or stand-alone group).

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges) or withholdings imposed by any Governmental Authority and any and all interest and penalties related thereto.

“Term Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Facility Maturity Date” shall mean (a) with respect to the Original Maturity Term Loans, May 5, 2013; provided that if, on any Early Maturity Test Date, the aggregate principal amount of Early Maturity Notes that mature within 91 days after such Early Maturity Test Date exceeds $200.0 million, the Term Facility Maturity Date for such Original Maturity Term Loans shall be such Early Maturity Test Date, (b) with respect to the Extended Maturity Term Loans, May 5, 2015; provided that if, on any Early Maturity Test Date, the aggregate principal amount of Early Maturity Notes that mature within 91 days after such Early Maturity Test Date exceeds $400.0 million, the Term Facility Maturity Date for such Extended Maturity Term Loans shall be such Early Maturity Test Date and (c) with respect to any other Class of Term Loans, the maturity date specified therefor in the applicable Incremental Assumption Agreement establishing such Class of Term Loans.

“Term Loan Installment Date” shall have the meaning assigned to such term in Section 2.11(a).

“Term Loans” shall mean Tranche C-1A Term Loans, Tranche C-1B Term Loans, Tranche C-2A Term Loans, Tranche C-2B Term Loans, Tranche C-4A Term Loans, Tranche C-4B Term Loans, Tranche C-5A Term Loans, Tranche C-5B Term Loans, Tranche C-6A Term Loans, Tranche C-6B Term Loans, Tranche C-7A Term Loans, Tranche C-7B Term Loans, and Other Term Loans.

“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters of the U.S. Borrower then most recently ended (taken as one accounting period).

“Third Incremental Amendment” shall mean the Third Incremental Facility Amendment, dated as of May 18, 2011, among Holdings, the Borrowers, the Incremental Lenders party thereto and the Administrative Agent.

“Third Incremental Effective Date” shall mean the date on which all the conditions set forth or referred to in Section 8 of the Third Incremental Amendment shall have been satisfied (or to the extent permitted under the Credit Agreement (as defined in the Third Incremental Amendment), waived by the Administrative Agent and each of the Incremental Lenders). “Incremental Lenders” as used in this definition has the meaning set forth in the Third Incremental Amendment.

“Third Incremental Revolving Facility Commitment” shall mean, with respect to each Incremental Lender, the commitment of such Incremental Lender to provide Incremental Revolving Facility Commitments on and following the Third Incremental Effective Date, as set forth on Schedule 1 to the Third Incremental Amendment or in the Assignment and Acceptance Agreement pursuant to which such Incremental Lender shall have assumed its Incremental Revolving Facility Commitment, as applicable. The aggregate amount of the Incremental

Revolving Facility Commitments of all Incremental Lenders as of the Third Incremental Effective Date was $199,641,888.89, of which $110,503,000.00 were European Tranche Commitments, $45,236,111.22 were Canadian Tranche Commitments and $43,902,777.67 were U.S. Tranche Commitments. “Incremental Lender” as used in this definition has the meaning set forth in the Third Incremental Amendment.

“Third Incremental Revolving Facility Lender” shall mean a Lender with a Third Incremental Revolving Facility Commitment or an outstanding Revolving Facility Loan made thereunder.

“Total Revolving Facility Commitments” shall mean, on any day, the sum of the Canadian Tranche Commitments, the aggregate European Tranche Commitments and the aggregate U.S. Tranche Commitments.

“Total Revolving Facility Exposure” shall mean, at any time, the sum of the European Tranche Revolving Facility Exposure, the Canadian Tranche Revolving Facility Exposure and the U.S. Tranche Revolving Facility Exposure.

“Total Tranche C-3 Credit-Linked Deposit” shall mean, at any time, the sum of all Tranche C-3 Credit-Linked Deposits at such time, as the same may be (i) reduced from time to time pursuant to Section 2.05(e) or Section 2.09 and (ii) increased from time to time pursuant to Section 2.05(e).

“Tranche” shall mean a category of Commitments and extensions of credits thereunder. For purposes hereof, each of the following comprises a separate Tranche: (a) the Original Maturity European Tranche Commitments, the European Tranche Revolving Facility Loans, the European Tranche Letters of Credit and the Swingline Loans, in each case made under the Original Maturity European Tranche Commitments, (b) the Extended Maturity European Tranche Commitments, the European Tranche Revolving Facility Loans, the European Tranche Letters of Credit and the Swingline Loans, in each case made under the Extended Maturity European Tranche Commitments, (c) the Canadian Tranche Commitments, the Canadian Tranche Revolving Facility Loans and the Canadian Tranche Letters of Credit and Obligations in respect of outstanding B/As, (d) the Original Maturity U.S. Tranche Commitments and the U.S. Tranche Revolving Facility Loans made under the Original Maturity U.S. Tranche Commitments, (e) the Extended Maturity U.S. Tranche Commitments and the U.S. Tranche Revolving Facility Loans made under the Extended Maturity U.S. Tranche Commitments, (f) the Tranche C-1A Term Loans and the related Tranche C-1 Term Loan Commitments, (g) the Tranche C-1B Term Loans and the related Tranche C-1 Term Loan Commitments, (h) the Tranche C-2A Term Loans and the related Tranche C-2 Term Loan Commitments, (i) the Tranche C-2B Term Loans and the related Tranche C-2 Term Loan Commitments, (j) the Tranche C-3 Credit-Linked Deposits and Tranche C-3 Letters of Credit, (k) the Tranche C-4A Term Loans and the related Tranche C-4 Term Loan Commitments, (l) the Tranche C-4B Term Loans and the related Tranche C-4 Term Loan Commitments, (m) the Tranche C-5A Term Loans and the related Tranche C-5 Term Loan Commitments, (n) the Tranche C-5B Term Loans and the related Tranche C-5 Term Loan Commitments, (o) the Tranche C-6A Term Loans and the related Tranche C-6 Term Loan Commitments, (p) the Tranche C-6B Term Loans and the related Tranche C-6 Term Loan Commitments, (q) the

Tranche C-7A Term Loans and the related Tranche C-7 Term Loan Commitments and (r) the Tranche C-7B Term Loans and the related Tranche C-7 Term Loan Commitments. The categories of Commitments and extensions of credit described under clauses (a) and (b) above are, collectively, the “European Tranche”; the category of Commitments and extensions of credit described under clause (c) above is the “Canadian Tranche”; the categories of Commitments and extensions of credit described under clauses (d) and (e) above are, collectively, the “U.S. Tranche”; and the category of Commitments and extensions of credit described under clause (j) above is the “Tranche C-3”.

“Tranche C-1 Term Loan Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender under the May 2006 Amendment Agreement to make Tranche C-1 Term Loans under the May 2006 Credit Agreement, expressed as an amount representing the maximum aggregate permitted principal amount of the Tranche C-1 Term Loans to be made by such Lender under the May 2006 Credit Agreement. The initial amount of each Lender’s Tranche C-1 Term Loan Commitment is set forth on Schedule 1 to the May 2006 Amendment Agreement. The initial aggregate amount of the Lenders’ Tranche C-1 Term Loan Commitments was $1,335,000,000.

“Tranche C-1 Term Loans” shall mean the term loans made by the Lenders to the U.S. Borrower pursuant to clauses (a)(i), (a)(ii) and (a)(iii) of Section 2.01 of the May 2006 Credit Agreement and the May 2006 Amendment Agreement.

“Tranche C-1A Lender” shall mean a Lender with an outstanding Tranche C-1A Term Loan originally made pursuant to a Tranche C-1 Term Loan Commitment.

“Tranche C-1A Term Loans” shall mean the Tranche C-1 Term Loans held by each Lender immediately prior to the Amendment Effective Date, to the extent such Lender did not elect to convert such term loans into Tranche C-1B Term Loans pursuant to the 2010 Amendment Agreement. The aggregate principal amount of the Tranche C-1A Term Loans as of the Amendment Effective Date was $240,591,215.56.

“Tranche C-1B Lender” shall mean a Lender with an outstanding Tranche C-1B Term Loan originally made pursuant to a Tranche C-1 Term Loan Commitment.

“Tranche C-1B Term Loans” shall mean the Tranche C-1 Term Loans held by each Lender immediately prior to the Amendment Effective Date, to the extent such Lender elected to convert such term loans into Tranche C-1B Term Loans pursuant to the 2010 Amendment Agreement. The aggregate principal amount of the Tranche C-1B Term Loans as of the Amendment Effective Date was $426,542,069.48.

“Tranche C-2 Term Loan Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Tranche C-2 Term Loans under the May 2006 Credit Agreement, expressed as an amount representing the maximum aggregate permitted principal amount of the Tranche C-2 Term Loans to be made by such Lender under the May 2006 Credit Agreement. The initial amount of each Lender’s Tranche C-2 Term Loan Commitment is set forth on Schedule 1 to the May 2006 Amendment Agreement. The initial aggregate amount of the Lenders’ Tranche C-2 Term Loan Commitments was $290,000,000.

“Tranche C-2 Term Loans” shall mean the term loans made by the Lenders to the Dutch Borrower pursuant to clause (a)(iv) of Section 2.01 of the May 2006 Credit Agreement and the May 2006 Amendment Agreement.

“Tranche C-2A Lender” shall mean a Lender with an outstanding Tranche C-2A Term Loan originally made pursuant to a Tranche C-2 Term Loan Commitment.

“Tranche C-2A Term Loans” shall mean the Tranche C-2 Term Loans held by each Lender immediately prior to the Amendment Effective Date, to the extent such Lender did not elect to convert such term loans into Tranche C-2B Term Loans pursuant to the 2010 Amendment Agreement. The aggregate principal amount of the Tranche C-2A Term Loans as of the Amendment Effective Date was $101,697,568.20.

“Tranche C-2B Lender” shall mean a Lender with an outstanding Tranche C-2B Term Loan originally made pursuant to a Tranche C-2 Term Loan Commitment.

“Tranche C-2B Term Loans” shall mean the Tranche C-2 Term Loans held by each Lender immediately prior to the Amendment Effective Date, to the extent such Lender elected to convert such term loans into Tranche C-2B Term Loans pursuant to the 2010 Amendment Agreement. The aggregate principal amount of the Tranche C-2B Term Loans as of the Amendment Effective Date was $178,152,431.81.

“Tranche C-3 Credit-Linked Deposit Account” shall mean the account established by the Administrative Agent under its sole and exclusive control maintained at the office of JPMorgan Chase Bank, N.A., 270 Park Avenue, New York, NY 10017, designated as the “Hexion Tranche C-3 Credit-Linked Deposit Account” that shall be used solely to hold the Tranche C-3 Credit-Linked Deposits.

“Tranche C-3 Credit-Linked Deposit” shall mean, as to each Tranche C-3 Lender, the cash deposit made by such Lender pursuant to Section 2.05 and the May 2006 Amendment Agreement, as such deposit may be (a) reduced from time to time pursuant to Section 2.05(e)(ii) or Section 2.09, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 and (c) increased from time to time pursuant to Section 2.05(e). The amount of each Tranche C-3 Lender’s Tranche C-3 Credit-Linked Deposit on the May 2006 Amendment Effective Date is set forth on Schedule 1 to the May 2006 Amendment Agreement, or in the Assignment and Acceptance pursuant to which such Tranche C-3 Lender shall have acquired its Tranche C-3 Credit-Linked Deposit, as applicable. The initial aggregate amount of the Tranche C-3 Credit-Linked Deposits was $50,000,000.

“Tranche C-3 L/C Disbursement” shall mean any L/C Disbursement pursuant to a Tranche C-3 Letter of Credit.

“Tranche C-3 L/C Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Tranche C-3 Letters of Credit at such time and (b) the aggregate amount of all Tranche C-3 L/C Disbursements that have not yet been reimbursed by or on behalf of the U.S. Borrower at such time. The Tranche C-3 L/C Exposure of any Tranche C-3 Lender at any time shall be its Tranche C-3 Percentage of the total Tranche C-3 L/C Exposure at such time.

“Tranche C-3 Lender” shall mean a Lender having a Tranche C-3 Credit-Linked Deposit or a participation in any Tranche C-3 Letter of Credit.

“Tranche C-3 Letters of Credit” shall mean, at any time, Letters of Credit in an amount equal to the lesser of (i) the Total Tranche C-3 Credit-Linked Deposit and (ii) the aggregate amount of Letters of Credit (other than Canadian Tranche Letters of Credit) denominated in U.S. Dollars and issued for the account of the U.S. Borrower outstanding at such time. Letters of Credit (other than Canadian Tranche Letters of Credit) will from time to time be deemed to be Tranche C-3 Letters of Credit or European Tranche Letters of Credit in accordance with the provisions of Section 2.05(a).

“Tranche C-3 Maturity Date” shall mean the date specified in clause (a) of the definition of Term Facility Maturity Date.

“Tranche C-3 Percentage” shall mean, with respect to any Tranche C-3 Lender, the percentage of the total Tranche C-3 Credit-Linked Deposits represented by such Lender’s Tranche C-3 Credit-Linked Deposit. If the Tranche C-3 Credit-Linked Deposits shall have been applied in full to reimburse Tranche C-3 L/C Disbursements, the Tranche C-3 Percentage with respect to any Tranche C-3 Lender shall be determined based upon the Total Tranche C-3 Credit-Linked Deposit most recently in effect, giving effect to any assignments.

“Tranche C-4 Term Loan Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender under the November 2006 Amendment Agreement to make Tranche C-4 Term Loans thereunder on the November 2006 Amendment Effective Date, expressed as an amount representing the maximum aggregate permitted principal amount of the Tranche C-4 Term Loans to be made by such Lender under the November 2006 Credit Agreement. The initial amount of each Lender’s Tranche C-4 Term Loan Commitment is set forth on Schedule 1 to the November 2006 Amendment Agreement. The initial aggregate amount of the Lenders’ Tranche C-4 Term Loan Commitments was $375,000,000.

“Tranche C-4 Term Loans” shall mean the term loans made by the Lenders to the U.S. Borrower pursuant to clause (a)(i) of Section 2.01 of the November 2006 Credit Agreement and the November 2006 Amendment Agreement.

“Tranche C-4A Lender” shall mean a Lender with an outstanding Tranche C-4A Term Loan originally made pursuant to a Tranche C-4 Term Loan Commitment.

“Tranche C-4A Term Loans” shall mean the Tranche C-4 Term Loans held by each Lender immediately prior to the Amendment Effective Date, to the extent such Lender did not elect to convert such term loans into Tranche C-4B Term Loans pursuant to the 2010 Amendment Agreement. The aggregate principal amount of the Tranche C-4A Term Loans as of the Amendment Effective Date was $35,304,229.77.

“Tranche C-4B Lender” shall mean a Lender with an outstanding Tranche C-4B Term Loan originally made pursuant to a Tranche C-4 Term Loan Commitment.

“Tranche C-4B Term Loans” shall mean the Tranche C-4 Term Loans held by each Lender immediately prior to the Amendment Effective Date, to the extent such Lender elected to convert such term loans into Tranche C-4B Term Loans pursuant to the 2010 Amendment Agreement. The aggregate principal amount of the Tranche C-4B Term Loans as of the Amendment Effective Date was $148,649,985.19.

“Tranche C-5 Term Loan Commitment” shall have the meaning set forth in Section 1 of the Incremental and First Amendment.

“Tranche C-5 Term Loans” shall have the meaning set forth in Section 1 of the Incremental and First Amendment.

“Tranche C-5A Lender” shall mean a Lender with an outstanding Tranche C-5A Term Loan originally made pursuant to a Tranche C-5 Term Loan Commitment.

“Tranche C-5A Term Loans” shall mean the Tranche C-5 Term Loans held by each Lender immediately prior to the Amendment Effective Date, to the extent such Lender did not elect to convert such term loans into Tranche C-5B Term Loans pursuant to the 2010 Amendment Agreement. The aggregate principal amount of the Tranche C-5A Term Loans as of the Amendment Effective Date was $29,640,160.39.

“Tranche C-5B Lender” shall mean a Lender with an outstanding Tranche C-5B Term Loan originally made pursuant to a Tranche C-5 Term Loan Commitment.

“Tranche C-5B Term Loans” shall mean the Tranche C-5 Term Loans held by each Lender immediately prior to the Amendment Effective Date, to the extent such Lender elected to convert such term loans into Tranche C-5B Term Loans pursuant to the 2010 Amendment Agreement. The aggregate principal amount of the Tranche C-5B Term Loans as of the Amendment Effective Date was $67,859,839.61.

“Tranche C-6 Term Loan Commitment” shall have the meaning set forth in Section 1 of the Incremental and First Amendment.

“Tranche C-6 Term Loans” shall have the meaning set forth in Section 1 of the Incremental and First Amendment.

“Tranche C-6A Lender” shall mean a Lender with an outstanding Tranche C-6A Term Loan originally made pursuant to a Tranche C-6 Term Loan Commitment.

“Tranche C-6A Term Loans” shall mean the Tranche C-6 Term Loans held by each Lender immediately prior to the Amendment Effective Date, to the extent such Lender did not elect to convert such term loans into Tranche C-6B Term Loans pursuant to the 2010 Amendment Agreement. The aggregate principal amount of the Tranche C-6A Term Loans as of the Amendment Effective Date was $49,256,317.50.

“Tranche C-6B Lender” shall mean a Lender with an outstanding Tranche C-6B Term Loan originally made pursuant to a Tranche C-6 Term Loan Commitment.

“Tranche C-6B Term Loans” shall mean the Tranche C-6 Term Loans held by each Lender immediately prior to the Amendment Effective Date, to the extent such Lender elected to convert such term loans into Tranche C-6B Term Loans pursuant to the 2010 Amendment Agreement. The aggregate principal amount of the Tranche C-6B Term Loans as of the Amendment Effective Date was $48,243,682.50.

“Tranche C-7 Term Loan Commitment” shall have the meaning set forth in Section 1 of the Second Incremental Amendment.

“Tranche C-7 Term Loans” shall have the meaning set forth in Section 1 of the Second Incremental Amendment.

“Tranche C-7A Lender” shall mean a Lender with an outstanding Tranche C-7A Term Loan originally made pursuant to a Tranche C-7 Term Loan Commitment.

“Tranche C-7A Term Loans” shall mean the Tranche C-7 Term Loans held by each Lender immediately prior to the Amendment Effective Date, to the extent such Lender did not elect to convert such term loans into Tranche C-7B Term Loans pursuant to the 2010 Amendment Agreement. The aggregate principal amount of the Tranche C-7A Term Loans as of the Amendment Effective Date was $11,918,549.04.

“Tranche C-7B Lender” shall mean a Lender with an outstanding Tranche C-7B Term Loan originally made pursuant to a Tranche C-7 Term Loan Commitment.

“Tranche C-7B Term Loans” shall mean the Tranche C-7 Term Loans held by each Lender immediately prior to the Amendment Effective Date, to the extent such Lender elected to convert such term loans into Tranche C-7B Term Loans pursuant to the 2010 Amendment Agreement. The aggregate principal amount of the Tranche C-7B Term Loans as of the Amendment Effective Date was $85,581,450.96.

“Tranche Percentage” shall mean (a) with respect to any Revolving Lender holding any Commitment or Loan under the European Tranche, the Canadian Tranche or the U.S. Tranche, such Lender’s European Tranche Percentage, Canadian Tranche Percentage or U.S. Tranche Percentage, as applicable and (b) with respect to any Tranche C-3 Lender, such Lender’s Tranche C-3 Percentage.

“Transactions” shall mean, collectively, (a) the sale and issuance of the New 1-1/2 Lien Notes and the execution and delivery of the New 1-1/2 Lien Notes Documents, (b) the entering into of the 2010 Amendment Agreement and the other Loan Documents and the conversion of a portion of the existing Term Loans for the Extended Maturity Term Loans pursuant to the 2010 Amendment Agreement on the Amendment Effective Date and (c) the payment of all fees and expenses in connection therewith to be paid on, prior to or subsequent to the Amendment Effective Date.

“Type”, when used in respect of any Loan, Borrowing or B/A Drawing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing, or on such B/A Drawing, is determined. For purposes hereof, the term “Rate” shall include the Adjusted Eurocurrency Rate, ABR, any Base Rate and the Discount B/A Rate.

“U.K. Borrowers” shall have the meaning assigned to such term in the preamble hereto.

“U.K. Debenture” shall mean a fixed and floating charge over substantially all of the applicable grantors’ assets from time to time in form and substance acceptable to the Administrative Agent.

“Unrestricted Subsidiary” shall mean (i) any subsidiary of the U.S. Borrower identified on Schedule 1.01B and (ii) any additional subsidiary of the U.S. Borrower designated as such by the U.S. Borrower that, together with all other Unrestricted Subsidiaries designated pursuant to this clause (ii), constitutes in the aggregate less than 5% of (1) aggregate net sales on a trailing twelve months’ basis and (2) Consolidated Total Assets at such date of determination; provided that, at any time an Unrestricted Subsidiary designation pursuant to this clause (ii) causes the aggregate sales or aggregate assets test set forth above to no longer be satisfied, the Unrestricted Subsidiary or Unrestricted Subsidiaries, as applicable, that has or have either the highest sales or the largest book value of assets, as applicable, of all such Unrestricted Subsidiaries as of the date of the most recent financial statements delivered pursuant to Section 5.04(a) or (b) shall automatically constitute a Subsidiary and cease to constitute an Unrestricted Subsidiary and the U.S. Borrower shall promptly cause the U.S. Guarantee Agreement or the Foreign Guarantee Agreement, as applicable, and appropriate Security Documents to be executed and delivered to the Administrative Agent (such that, following such conversion of each such Unrestricted Subsidiary to a Subsidiary, the Collateral and Guarantee Requirement shall be satisfied and the remaining Unrestricted Subsidiaries shall satisfy this definition); provided, further, that no Existing Notes Issuer or New Notes Issuer shall be an Unrestricted Subsidiary. The U.S. Borrower may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that (i) such Unrestricted Subsidiary, both before and after giving effect to such designation, shall be a Wholly Owned Subsidiary of the U.S. Borrower, (ii) no Default or Event of Default has occurred and is continuing or would result therefrom, (iii) immediately after giving effect to such Subsidiary Redesignation (as well as all other Subsidiary Redesignations theretofore consummated after the first day of such Reference Period), the U.S. Borrower shall be in Pro Forma Compliance, (iv) all representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Subsidiary Redesignation (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and (v) the U.S. Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the U.S. Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (iv), inclusive, and containing the calculations and information required by the preceding clause (iii).

“U.S.A. Patriot Act” shall mean the U.S.A. Patriot Act, Title III of Pub.L. 107-56 (signed into law October 26, 2001).

“U.S. Base Rate” shall mean, for any day, the rate of interest per annum equal to the greater of (a) the interest rate per annum publicly announced from time to time by the

Administrative Agent as its reference rate in effect on such day at its principal office in Toronto for determining interest rates applicable to commercial loans denominated in U.S. Dollars in Canada (each change in such reference rate being effective from and including the date such change is publicly announced as being effective) and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%.

“U.S. Base Rate Borrowing” shall mean a Borrowing consisting of U.S. Base Rate Loans.

“U.S. Base Rate Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the U.S. Base Rate in accordance with the provisions of Article II.

“U.S. Borrower” shall have the meaning assigned to such term in the preamble hereto.

“U.S. Dollar Equivalent” shall mean, on any date of determination, (a) with respect to any amount in U.S. Dollars, such amount, and (b) with respect to any amount in any other currency, the equivalent in U.S. Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.04 using the Exchange Rate with respect to such currency at the time in effect under the provisions of such Section.

“U.S. Dollars” or “$” shall mean lawful money of the United States of America.

“U.S. Guarantee Agreement” shall mean the U.S. Guarantee Agreement dated as of May 31, 2005, as amended, supplemented or otherwise modified from time to time, among Holdings, the U.S. Borrower, the Domestic Subsidiary Loan Parties and the Administrative Agent.

“U.S. Lending Office” shall mean, (i) as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans to the U.S. Borrower, (ii) as to any Tranche C-5A Lender, the applicable branch, office or Affiliate of such Tranche C-5A Lender designated by such Tranche C-5A Lender to make Loans to the Dutch Borrower or (iii) as to any Tranche C-5B Lender, the applicable branch, office or Affiliate of such Tranche C-5B Lender designated by such Tranche C-5B Lender to make Loans to the Dutch Borrower.

“U.S. Obligations” shall mean the Obligations (as defined in the Collateral Agreement) of each of the U.S. Borrower and the Domestic Subsidiary Loan Parties as they may exist from time to time other than (a) the Parallel Debt U.S. Obligations, (b) the Parallel Debt Foreign Obligations and (c) the Foreign Obligations.

“U.S. Tranche” has the meaning assigned to such term under the definition of “Tranche”.

“U.S. Tranche Commitment” shall mean any Original Maturity U.S. Tranche Commitment or Extended Maturity U.S. Tranche Commitment.

“U.S. Tranche Lender” shall mean a Lender with a U.S. Tranche Commitment or with outstanding U.S. Tranche Revolving Facility Exposure.

“U.S. Tranche Percentage” shall mean, with respect to any U.S. Tranche Lender, the percentage of the total aggregate U.S. Tranche Commitments represented by such Lender’s aggregate U.S. Tranche Commitment. If the U.S. Tranche Commitments have terminated or expired, the U.S. Tranche Percentages shall be determined based upon the U.S. Tranche Commitments most recently in effect, giving effect to any assignments pursuant to Section 9.04.

“U.S. Tranche Revolving Facility Exposure” shall mean, at any time, the aggregate principal amount of the U.S. Tranche Revolving Facility Loans outstanding at such time. The U.S. Tranche Revolving Facility Exposure of any Lender at any time shall be such Lender’s U.S. Tranche Percentage of the total U.S. Tranche Revolving Facility Exposure at such time.

“U.S. Tranche Revolving Facility Loan” shall mean a loan made by a U.S. Tranche Lender under the Original Maturity U.S. Tranche Commitment and/or the Extended Maturity U.S. Tranche Commitment, as applicable, pursuant to Section 2.01(c). Each U.S. Tranche Revolving Facility Loan shall be a Eurocurrency Loan or an ABR Loan.

“Wholly Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital” shall mean, with respect to the U.S. Borrower and the Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of purchase accounting.

SECTION 1.02 Terms Generally. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the U.S. Borrower notifies the Administrative Agent that the U.S. Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the U.S. Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.03 Effectuation of Transactions. Each of the representations and warranties of Holdings and the Borrowers contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions (or such portion thereof as shall be consummated as of the date of the applicable representation or warranty), unless the context otherwise requires.

SECTION 1.04 Currency Translation.

(a) For purposes of determining compliance as of any date with Section 6.01, 6.02, 6.03, 6.04, 6.05, 6.06, 6.07 or 6.10 (other than for purposes of calculating the Consolidated Leverage Ratio or the Senior Secured Bank Leverage Ratio, as used in any such Section, which shall be calculated in accordance with the definitions thereof), amounts incurred or outstanding in currencies other than U.S. Dollars shall be translated into U.S. Dollars at the exchange rates in effect on the first Business Day of the fiscal quarter in which such determination occurs or in respect of which such determination is being made, as such exchange rates shall be determined in good faith by the U.S. Borrower. No Default or Event of Default shall arise as a result of any limitation or threshold set forth in U.S. Dollars in Section 6.01, 6.02, 6.03, 6.04, 6.05, 6.06, 6.07 or 6.10 or paragraph (f) or (j) of Section 7.01 being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the first day of the fiscal quarter in which such determination occurs or in respect of which such determination is being made.

(b) (i) The Administrative Agent shall determine the U.S. Dollar Equivalent of any Letter of Credit denominated in any Alternative Currency as of each date (with such date to be reasonably determined by the Administrative Agent) that is on or about the date of each request for the issuance, amendment, renewal or extension of such Alternative Currency Letter of Credit, using the Exchange Rate for the applicable currency in relation to U.S. Dollars in effect on the date of determination, and each such amount shall be the U.S. Dollar Equivalent of such Letter of Credit until the next required calculation thereof pursuant to this Section 1.04(b)(i). The Administrative Agent shall in addition determine the U.S. Dollar Equivalent of any Letter of Credit denominated in any Alternative Currency as of the CAM Exchange Date as set forth in Section 10.02.

(ii) The Administrative Agent shall determine the U.S. Dollar Equivalent of any Borrowing denominated in any Alternative Currency or any B/A accepted and purchased under Section 2.06 as of each date (with such date to be reasonably determined by the

Administrative Agent) that is on or about the date of a Borrowing Request, Interest Election Request or request for an acceptance and purchase of B/As with respect to such Borrowing or B/A, in each case using the Exchange Rate for the applicable currency in relation to U.S. Dollars in effect on the date of determination, and each such amount shall be the U.S. Dollar Equivalent of such Borrowing or B/A until the next required calculation thereof pursuant to this Section 1.04(b)(ii). The Administrative Agent shall in addition determine the U.S. Dollar Equivalent of any Borrowing denominated in any Alternative Currency or any B/A accepted and purchased under Section 2.06 as of the CAM Exchange Date as set forth in Section 10.01.

(iii) The U.S. Dollar Equivalent of any L/C Disbursement made by any Issuing Bank in any Alternative Currency and not reimbursed by the applicable Borrower shall be determined as set forth in paragraphs (e) or (m) of Section 2.05, as applicable. In addition, the U.S. Dollar Equivalent of the Revolving L/C Exposure shall be determined as set forth in paragraph (j) of Section 2.05, at the time and in the circumstances specified therein.

(iv) The Administrative Agent shall notify the Borrowers, the applicable Lenders and the applicable Issuing Bank of each calculation of the U.S. Dollar Equivalent of each Letter of Credit, Borrowing, B/A accepted and purchased hereunder and L/C Disbursement.

ARTICLE II

The Credits

SECTION 2.01 Commitments. Subject to the terms and conditions set forth herein and in the Extension Agreement:

(a) each European Tranche Lender agrees from time to time during the Availability Period with respect to any European Tranche Commitment of such Lender (i) to make European Tranche Revolving Facility Loans (A) in euro, U.S. Dollars or Sterling to each U.K. Borrower and (B) in euro to the Dutch Borrower, in each case from its Euro Lending Office and (ii) to make European Tranche Revolving Facility Loans in U.S. Dollars to the U.S. Borrower from its U.S. Lending Office, in an aggregate principal amount that will not result in (w) such Lender’s European Tranche Revolving Facility Exposure exceeding such Lender’s European Tranche Commitment, (x) the European Tranche Revolving Facility Exposure exceeding the total European Tranche Commitments, (y) the portion of the European Tranche Revolving Facility Exposure represented by Loans to or Revolving L/C Exposure in respect of (1) the Dutch Borrower exceeding $125.0 million (or following the Third Incremental Effective Date, the total European Tranche Commitments), or (2) the U.K. Borrowers exceeding $75.0 million or (z) the Total Revolving Facility Exposure exceeding the Total Revolving Facility Commitments;

(b) each Canadian Tranche Lender agrees from time to time during the Availability Period with respect to the Canadian Tranche Commitments (i) to make Canadian Tranche Revolving Facility Loans in Canadian Dollars or U.S. Dollars to the Canadian Borrower from its Canadian Lending Office and/or to cause its Canadian Lending Office to accept and purchase or arrange for the acceptance and purchase of drafts drawn by the Canadian Borrower in Canadian Dollars as B/As and (ii) to make Canadian Tranche Revolving Facility Loans in U.S. Dollars to the U.S. Borrower from its U.S. Lending Office, in an aggregate principal amount that will not result in (A) such Lender’s Canadian Tranche Revolving Facility Exposure exceeding such Lender’s Canadian Tranche Commitment, (B) the Canadian Tranche Revolving Facility Exposure exceeding the total Canadian Tranche Commitments or (C) the Total Revolving Facility Exposure exceeding the Total Revolving Facility Commitments;

(c) each U.S. Tranche Lender agrees from time to time during the Availability Period with respect to any U.S. Tranche Commitment of such Lender to make U.S. Tranche Revolving Facility Loans in U.S. Dollars to the U.S. Borrower from its U.S. Lending Office in an aggregate principal amount that will not result in (A) such Lender’s U.S. Tranche Revolving Facility Exposure exceeding such Lender’s U.S. Tranche Commitment, (B) the U.S. Tranche Revolving Facility Exposure exceeding the total U.S. Tranche Commitments or (C) the Total Revolving Facility Exposure exceeding the Total Revolving Facility Commitments;

(d) each Lender having an Incremental Term Loan Commitment or an Incremental Revolving Facility Commitment agrees, subject to the terms and conditions set forth in the applicable Incremental Assumption Agreement, to make Incremental Term Loans to the U.S. Borrower or the Dutch Borrower, as applicable, and/or Incremental Revolving Facility Loans to any Borrower, in an aggregate principal amount not to exceed its Incremental Term Loan Commitment or Incremental Revolving Facility Commitment, as the case may be; and

(e) within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Facility Loans. Amounts repaid in respect of Term Loans may not be reborrowed.

All Revolving Loans, Tranche C-1A Term Loans, Tranche C-1B Term Loans, Tranche C-2A Term Loans, Tranche C-2B Term Loans, Tranche C-4A Term Loans, Tranche C-4B Term Loans, Tranche C-5A Term Loans, Tranche C-5B Term Loans, Tranche C-6A Term Loans, Tranche C-6B Term Loans, Tranche C-7A Term Loans and Tranche C-7B Term Loans outstanding, and all Tranche C-3 Credit Linked Deposits funded, on and as of the Extension Effective Date after giving effect to the transactions under the Extension Agreement shall remain outstanding or funded, as applicable, hereunder on the terms set forth herein, except as otherwise provided herein.

SECTION 2.02 Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class (or, in the case of Swingline Loans, in accordance with their respective Swingline Commitments); provided, however, that Revolving Facility Loans of the European Tranche, the Canadian Tranche or the U.S. Tranche shall be made by the Revolving Facility Lenders ratably in accordance with their respective Tranche Percentages in respect of such European Tranche, Canadian Tranche or U.S. Tranche, as applicable, on the date such Loans are made hereunder; provided, further, that such ratable allocation shall be recalculated on each applicable Revolving Facility Maturity Date of such European Tranche, Canadian Tranche or U.S. Tranche, as applicable, or any date of reduction of

European Tranche Commitment, Canadian Tranche Commitment or U.S. Tranche Commitment, as the case may be (it being understood and agreed that in no event shall such ratable allocation for any Revolving Facility Lender exceed such Revolving Facility Lender’s European Tranche Commitment, Canadian Tranche Commitment or U.S. Tranche Commitment, as applicable). The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.15, (i) in the case of the U.S. Borrower, each Borrowing (other than a Swingline Borrowing) shall be comprised entirely of ABR Loans or Eurocurrency Loans as the U.S. Borrower may request in accordance herewith; (ii) in the case of the Canadian Borrower, each Borrowing (A) denominated in U.S. Dollars shall be comprised entirely of U.S. Base Rate Loans or Eurocurrency Loans as the Canadian Borrower may request in accordance herewith and (B) denominated in Canadian Dollars shall be comprised entirely of Canadian Base Rate Loans; and (iii) in the case of the Dutch Borrower and the U.K. Borrowers, each Borrowing shall be comprised entirely of Base Rate Loans or Eurocurrency Loans as the applicable Borrower may request in accordance herewith. Each Swingline Borrowing made by the U.S. Borrower shall be an ABR Borrowing. Each Swingline Borrowing made by the Dutch Borrower or a U.K. Borrower shall be a Base Rate Borrowing. Each Lender at its option may make any ABR Loan, Base Rate Loan or Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of any Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.16 or 2.18 solely in respect of increased costs or taxes resulting from such exercise and existing at the time of such exercise.

(c) At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time that (i) each ABR Revolving Borrowing or Base Rate Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that an ABR Revolving Borrowing or Base Rate Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Canadian Tranche Commitments, the European Tranche Commitments or the U.S. Tranche Commitments, as applicable, or that is required to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of (i) ten Eurocurrency Borrowings outstanding under each of the Tranche C-1A Term Loans, Tranche C-1B Term Loans, the Tranche C-2A Term Loans, the Tranche C-2B Term Loans, the Tranche C-4A Term Loans, the Tranche C-4B Term Loans, the Tranche C-5A Term Loans, the Tranche C-5B Term Loans, the Tranche C-6A Term Loans, the Tranche C-6B Term Loans, the Tranche C-7A Term Loans, the Tranche C-7B Term Loans, or any Other Term Loans and (ii) ten Eurocurrency Borrowings outstanding under each of the European Tranche, the Canadian Tranche, the U.S. Tranche or any Other Revolving Facility Loans.

(d) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing or B/A

Drawing if the Interest Period or Contract Period requested with respect thereto would end after the Revolving Facility Maturity Date of any Class or the Term Facility Maturity Date of any Class, as applicable.

SECTION 2.03 Requests for Borrowings. To request a Revolving Borrowing and/or a Term Borrowing, the applicable Borrower shall notify the Administrative Agent of such request (as provided in Section 9.01 and, unless otherwise agreed upon by the Administrative Agent, in Schedule 2.03 to the November 2006 Credit Agreement) by telephone (a) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing or Base Rate Borrowing, not later than 12:00 p.m., Local Time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing or a Base Rate Borrowing to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e) may be given not later than 11:00 a.m., Local Time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the Borrower requesting such Borrowing;

(ii) the Class of such Borrowing;

(iii) the currency and aggregate amount of the requested Borrowing;

(iv) the date of such Borrowing, which shall be a Business Day;

(v) whether such Borrowing is to be an ABR Borrowing, a Base Rate Borrowing or a Eurocurrency Borrowing;

(vi) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vii) the location and number of the applicable Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be (i) in the case of a Revolving Borrowing by the U.S. Borrower, an ABR Borrowing and (ii) in the case of any other Revolving Borrowing, a Base Rate Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 Swingline Loans.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in U.S. Dollars to the U.S. Borrower, in euro to the Dutch Borrower, and in euro, U.S. Dollars and Sterling to the U.K. Borrowers, from time to time during the applicable Availability Period with respect to a European Tranche Commitment, in an aggregate principal amount at any time outstanding that will not result in (i) the Swingline Exposure exceeding the Swingline Commitment, (ii) the European Tranche Revolving Facility Exposure exceeding the total European Tranche Commitments or (iii) the Total Revolving Facility Exposure exceeding the Total Revolving Facility Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Borrowing. Each Swingline Borrowing shall be in an amount that is an integral multiple of $100,000, €100,000 or £100,000, as the case may be, and not less than $1,000,000, €1,000,000 or £1,000,000, as the case may be. Within the foregoing limits and subject to the terms and conditions set forth herein, the U.S. Borrower, the Dutch Borrower and the U.K. Borrowers may borrow, prepay and reborrow Swingline Loans. Swingline Loans shall be made by the Revolving Facility Lenders ratably in accordance with their respective Tranche Percentages in respect of the European Tranche Commitment; provided, that such ratable allocation shall be recalculated on each applicable Revolving Facility Maturity Date of such European Tranche or any date of reduction of European Tranche Commitment (it being understood and agreed that in no event shall such ratable allocation for any Revolving Facility Lender exceed such Revolving Facility Lender’s European Tranche Commitment).

(b) To request a Swingline Borrowing, the applicable Borrower shall notify the Administrative Agent, JPMorgan Europe Limited and the Swingline Lender of such request by telephone (confirmed by a Swingline Borrowing Request by telecopy), not later than 1:00 p.m., Local Time, on the day of a proposed Swingline Borrowing. Each such notice and Swingline Borrowing Request shall be irrevocable and shall specify (i) the Borrower requesting such Swingline Borrowing, (ii) the requested date (which shall be a Business Day), (iii) the currency and amount of the requested Swingline Borrowing and (iv) in the case of a Swingline Borrowing to be made by the Dutch Borrower or a U.K. Borrower, the Interest Period to be applicable thereto, which shall be a period contemplated by clause (b) of the definition of “Interest Period”. The Swingline Lender shall consult with the Administrative Agent as to whether the making of the Swingline Loan is in accordance with the terms of this Agreement prior to the Swingline Lender funding such Swingline Loan. The Swingline Lender shall make each Swingline Loan to be made by it hereunder in accordance with Section 2.02(a) on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., Local Time, to the account of the applicable Borrower (or, in the case of a Swingline Borrowing made to finance the reimbursement of an L/C Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank).

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 p.m., Local Time, on any Business Day require the European Tranche Lenders to acquire participations on such Business Day in all or a portion of the outstanding Swingline Loans made by it. Such notice shall specify the aggregate amount of such Swingline Loans in which the European Tranche Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each such Lender, specifying in such notice such European Tranche Lender’s European Tranche Percentage of such Swingline Loan or Loans. Each European Tranche Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent for the account of the Swingline Lender, such European Tranche Lender’s European Tranche Percentage of such Swingline Loan or Loans. Each European Tranche Lender acknowledges and agrees that its respective obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each European Tranche Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such European Tranche Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the European Tranche Lenders. The Administrative Agent shall notify the U.S. Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph (c), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from any Borrower (or other party on behalf of such Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the European Tranche Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the applicable Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve any Borrower of any default in the payment thereof.

(d) All Swingline Loans outstanding under the Existing Credit Agreement on the Extension Effective Date shall remain outstanding hereunder on the terms set forth herein, except as otherwise provided herein.

SECTION 2.05 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein (including, with respect to issuances of Tranche C-3 Letters of Credit, Section 2.23), each Borrower may request the issuance of Revolving Letters of Credit under either the European Tranche denominated in any Alternative Currency or U.S. Dollars or under the Canadian Tranche denominated in U.S. Dollars or Canadian Dollars (provided that, in the case of Canadian Dollar-denominated Revolving Letters of Credit for the account of the Canadian Borrower, an Issuing Bank in respect thereof has been agreed and designated), and the U.S. Borrower may request issuance of Tranche C-3 Letters of Credit denominated in U.S. Dollars, in each case for its own account (or, in the case of Revolving Letters of Credit, for the account of a Subsidiary, so long as such Borrower and such Subsidiary are co-applicants), in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the Availability Period for such Tranche and prior to the date that is five Business Days prior to (i) the applicable Revolving

Facility Maturity Date, in the case of the Canadian Tranche and European Tranche, or (ii) the Tranche C-3 Maturity Date, in the case of Tranche C-3. For purposes hereof, (i) all Letters of Credit (other than Canadian Tranche Letters of Credit) that are denominated in U.S. Dollars and issued for the account of the U.S. Borrower shall at all times and from time to time be deemed to be Tranche C-3 Letters of Credit in the amount specified in the definition of Tranche C-3 Letters of Credit and be deemed to be European Tranche Letters of Credit only to the extent, and in an amount by which, the aggregate amount of outstanding Letters of Credit (other than Canadian Tranche Letters of Credit) that are denominated in U.S. Dollars and issued for the account of the U.S. Borrower exceeds such amount specified in the definition of Tranche C-3 Letters of Credit, (ii) drawings under any Letter of Credit (other than Canadian Tranche Letters of Credit) that are denominated in U.S. Dollars and issued for the account of the U.S. Borrower shall be deemed to have been made under European Tranche Letters of Credit for so long as, and to the extent that, there are any undrawn European Tranche Letters of Credit outstanding that are denominated in U.S. Dollars and issued for the account of the U.S. Borrower (and thereafter shall be deemed to have been made under Tranche C-3 Letters of Credit) and (iii) any Letter of Credit (other than any Canadian Tranche Letter of Credit) that is denominated in U.S. Dollars and issued for the account of the U.S. Borrower and that expires or terminates will be deemed to be a European Tranche Letter of Credit, for so long as, and to the extent that, there are outstanding European Tranche Letters of Credit that are denominated in U.S. Dollars and issued for the account of the U.S. Borrower immediately prior to such expiration or termination; provided, however, that, at any time during which an Event of Default shall have occurred and be continuing, (A) Letters of Credit (other than Canadian Tranche Letters of Credit) that are denominated in U.S. Dollars and issued for the account of the U.S. Borrower shall be deemed to be European Tranche Letters of Credit and Tranche C-3 Letters of Credit, (B) drawings under Letters of Credit (other than Canadian Tranche Letters of Credit) that are denominated in U.S. Dollars and issued for the account of the U.S. Borrower shall be deemed to have been made under European Tranche Letters of Credit and Tranche C-3 Letters of Credit and (C) any Letter of Credit (other than any Canadian Tranche Letter of Credit) that is denominated in U.S. Dollars and issued for the account of the U.S. Borrower and that expires or terminates shall be deemed to be a European Tranche Letter of Credit and a Tranche C-3 Letter of Credit, in each case pro rata based upon (1) the total European Tranche Commitments at such time and (2) the sum of the Total Tranche C-3 Credit-Linked Deposit and the amount of the Total Tranche C-3 Credit-Linked Deposit that shall have been applied to reimburse outstanding Tranche C-3 L/C Disbursements at such time. To the extent necessary to implement the foregoing, the identification of a Letter of Credit as a European Tranche Letter of Credit or a Tranche C-3 Letter of Credit may change from time to time and a portion of a Letter of Credit may be deemed to be a Tranche C-3 Letter of Credit and the remainder be deemed to be a European Tranche Letter of Credit. Notwithstanding the foregoing, the entire face amount of any Letter of Credit with an expiration date after the applicable Revolving Facility Maturity Date shall at all times be deemed to be a Tranche C-3 Letter of Credit, subject to the limitations set forth in clause (i) of the third sentence of this paragraph (a). In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by such Borrower to, or entered into by such Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension: Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal (other than an automatic renewal in accordance with paragraph (c) of this Section) or extension of an outstanding Letter of Credit), the applicable Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (three Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying whether such Letter of Credit is to be issued or maintained under the Canadian Tranche, the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the currency in which such Letter of Credit is to be denominated (which shall be U.S. Dollars or (i) in the case of a Letter of Credit issued under the European Tranche for the account of any Foreign Subsidiary Borrower, euro or Sterling or (ii) in the case of a Letter of Credit issued under the Canadian Tranche for the account of the Canadian Borrower, Canadian Dollars), the name and address of the beneficiary thereof and such other information as shall be necessary to issue, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the applicable Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the Canadian Tranche L/C Exposure shall not exceed $35.0 million or the European Tranche L/C Exposure shall not exceed $65.0 million, as applicable, (ii) the Canadian Tranche Revolving Facility Exposure or the European Tranche Revolving Facility Exposure, as applicable, shall not exceed the total Canadian Tranche Commitments or total European Tranche Commitments, as applicable, (iii) the Tranche C-3 L/C Exposure shall not exceed the Total Tranche C-3 Credit-Linked Deposit and (iv) the Total Revolving Facility Exposure shall not exceed the Total Revolving Facility Commitments.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) (A) with respect to any Revolving Letter of Credit, the date that is five Business Days prior to the applicable Revolving Facility Maturity Date and (B) with respect to any Tranche C-3 Letter of Credit, the date that is five Business Days prior to the Tranche C-3 Maturity Date; provided that any Letter of Credit with a one-year tenor may provide for the automatic renewal thereof for additional one-year periods (which, in no event, shall extend beyond the applicable date referred to in clause (ii) of this paragraph (c)).

(d) Participations.

(i) By the issuance of a Revolving Letter of Credit (or an amendment to a Revolving Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Facility Lenders under the applicable Tranche, such Issuing Bank hereby grants to each such Revolving Facility Lender, and each such Revolving Facility Lender hereby acquires from such Issuing Bank, a participation in such Revolving Letter of Credit equal to such Revolving Facility Lender’s Tranche Percentage in respect of such Tranche of the aggregate amount available to be drawn under such Revolving

Letter of Credit; provided that the amount of such participation for each Revolving Facility Lender under the European Tranche, the Canadian Tranche or the U.S. Tranche, as applicable, will be the ratable amount for such Lender in accordance with its respective Tranche Percentage in respect of such European Tranche, Canadian Tranche or U.S. Tranche, as applicable; provided, further, that such ratable allocation shall be recalculated on each applicable Revolving Facility Maturity Date of such European Tranche, Canadian Tranche or U.S. Tranche, as applicable, or any date of reduction of European Tranche Commitment, Canadian Tranche Commitment or U.S. Tranche Commitment, as the case may be (it being understood and agreed that in no event shall such ratable allocation for any Revolving Facility Lender exceed such Revolving Facility Lender’s European Tranche Commitment, Canadian Tranche Commitment or U.S. Tranche Commitment, as applicable). In consideration and in furtherance of the foregoing, each Revolving Facility Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent in U.S. Dollars, for the account of the applicable Issuing Bank, such Revolving Facility Lender’s Tranche Percentage of (i) each Revolving L/C Disbursement made by such Issuing Bank in U.S. Dollars and (ii) the U.S. Dollar Equivalent, using the Exchange Rates in effect on the date such payment is required, of each Revolving L/C Disbursement made by such Issuing Bank in an Alternative Currency and, in each case, not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to such Borrower for any reason (or if such Revolving L/C Disbursement or reimbursement payment was refunded in an Alternative Currency, the U.S. Dollar Equivalent thereof using the Exchange Rate in effect on the date of such refund). Each Revolving Facility Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Revolving Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Revolving Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(ii) Each Tranche C-3 Lender hereby acknowledges that it holds a participation in each Tranche C-3 Letter of Credit equal to such Tranche C-3 Lender’s Tranche C-3 Percentage of the aggregate amount available to be drawn under such Tranche C-3 Letter of Credit. The Administrative Agent hereby acknowledges that it holds the Tranche C-3 Credit-Linked Deposit of each Tranche C-3 Lender. Each Tranche C-3 Lender hereby absolutely and unconditionally agrees that if an Issuing Bank makes a Tranche C-3 L/C Disbursement that is not reimbursed by the U.S. Borrower on the date due as provided in paragraph (e) of this Section, or is required to refund any reimbursement payment in respect of a Tranche C-3 L/C Disbursement to the U.S. Borrower for any reason, the Administrative Agent shall reimburse the applicable Issuing Bank for the amount of such Tranche C-3 L/C Disbursement from such Tranche C-3 Lender’s Tranche C-3 Credit-Linked Deposit on deposit in the Tranche C-3 Credit-Linked Deposit Account. In the event the Tranche C-3 Credit-Linked Deposit Account is charged by the Administrative Agent to reimburse the applicable Issuing Bank for an unreimbursed Tranche C-3 L/C Disbursement, the U.S. Borrower shall have the right, at any time prior to the Tranche C-3 Maturity Date, to pay over to the Administrative Agent in reimbursement thereof an amount equal to the amount so charged, and such payment shall be deposited by the Administrative Agent in the Tranche C-3 Credit-Linked Deposit Account. Each Tranche C-3 Lender acknowledges and agrees that its obligation to acquire and fund participations in respect of Tranche C-3 Letters of Credit pursuant to this subparagraph (ii) is unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Tranche C-3 Letter of Credit or the occurrence and continuance of a Default or Event of Default or the return of the Tranche C-3 Credit-Linked Deposits, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Without limiting the foregoing, each Tranche C-3 Lender irrevocably authorizes the Administrative Agent to apply amounts of its Tranche C-3 Credit-Linked Deposit as provided in this subparagraph (ii).

(e) Reimbursement.

(i) If the applicable Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such L/C Disbursement by paying to the Administrative Agent an amount equal to such L/C Disbursement, in the currency in which such L/C Disbursement is made, not later than 2:00 P.M., Local Time, on (A) the Business Day that the applicable Borrower receives notice under paragraph (g) of this Section of such L/C Disbursement, if such notice is received on such day prior to 10:00 A.M., Local Time, or (B) if clause (A) does not apply, the Business Day immediately following the date the applicable Borrower receives such notice; provided that the applicable Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing, a Base Rate Revolving Borrowing or a Swingline Borrowing, as applicable, in an equivalent amount and, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing, Base Rate Borrowing or Swingline Borrowing.

(ii) If a Borrower fails to reimburse any Revolving L/C Disbursement when due, then (A) if such payment relates to an Alternative Currency Letter of Credit, automatically and with no further action required, such Borrower’s obligation to reimburse the applicable Revolving L/C Disbursement shall be permanently converted into an obligation to reimburse the U.S. Dollar Equivalent, calculated using the Exchange Rates on the date when such payment was due, of such Revolving L/C Disbursement and (B) in the case of each Revolving L/C Disbursement, the Administrative Agent shall promptly notify the applicable Issuing Bank and each Revolving Facility Lender under the applicable Tranche of the applicable Revolving L/C Disbursement, the payment then due from the applicable Borrower in respect thereof and such Lender’s Tranche Percentage thereof. Promptly following receipt of such notice, each Revolving Facility Lender under the applicable Tranche of the applicable Revolving L/C Disbursement shall pay to the Administrative Agent its Tranche Percentage in U.S. Dollars of the payment then due from such Borrower in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Facility Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from such Revolving Facility Lenders. Promptly following receipt by the Administrative Agent of any payment from a Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Facility Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a

Revolving Facility Lender pursuant to this paragraph to reimburse an Issuing Bank for any Revolving L/C Disbursement (other than the funding of an ABR Revolving Borrowing, Base Rate Revolving Borrowing or a Swingline Borrowing as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such Revolving L/C Disbursement. If the applicable Borrower’s reimbursement of, or obligation to reimburse, any amounts in any Alternative Currency would subject the Administrative Agent, the applicable Issuing Bank or any Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in U.S. Dollars, such Borrower shall, at its option, either (x) pay the amount of any such tax requested by the Administrative Agent, the relevant Issuing Bank or Lender or (y) reimburse each Revolving L/C Disbursement made in such Alternative Currency in U.S. Dollars, in an amount equal to the U.S. Dollar Equivalent, calculated using the applicable Exchange Rate on the date such Revolving L/C Disbursement is made, of such Revolving L/C Disbursement.

(iii) If the U.S. Borrower fails to make (or cause another account party to make) any payment due under paragraph (e)(i) above with respect to a Tranche C-3 Letter of Credit, the Administrative Agent shall notify each Tranche C-3 Lender of the applicable Tranche C-3 L/C Disbursement, the payment then due from the U.S. Borrower in respect thereof and such Lender’s Tranche C-3 Percentage thereof, and the Administrative Agent shall promptly pay to the applicable Issuing Bank each Tranche C-3 Lender’s Tranche C-3 Percentage of such Tranche C-3 L/C Disbursement from such Tranche C-3 Lender’s Tranche C-3 Credit-Linked Deposit. Promptly following receipt by the Administrative Agent of any payment by the U.S. Borrower in respect of any Tranche C-3 L/C Disbursement, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent payments have been made from the Tranche C-3 Credit-Linked Deposits, to the Tranche C-3 Credit-Linked Deposit Account to be added to the Tranche C-3 Credit-Linked Deposits of the Tranche C-3 Lenders in accordance with their Tranche C-3 Percentages. The U.S. Borrower acknowledges that each payment made pursuant to this subparagraph (iii) in respect of any Tranche C-3 L/C Disbursement is required to be made for the benefit of the distributees indicated in the immediately preceding sentence. Any payment made from the Tranche C-3 Credit-Linked Deposit Account, or from funds of the Administrative Agent, pursuant to this paragraph to reimburse an Issuing Bank for any Tranche C-3 L/C Disbursement shall not constitute a Loan and shall not relieve the U.S. Borrower of its obligation to reimburse such Tranche C-3 L/C Disbursement.

(f) Obligations Absolute. The obligation of each Borrower to reimburse L/C Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the applicable Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank, or any of the circumstances referred to in clauses (i), (ii) or (iii) of the first sentence; provided that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to a Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by such Borrower that are determined by a final and binding decision of a court of competent jurisdiction to have been caused by (i) such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or (ii) such Issuing Bank’s refusal to issue a Letter of Credit in accordance with the terms of this Agreement. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Bank, such Issuing Bank shall be deemed to have exercised care in each such determination and each refusal to issue a Letter of Credit. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make a L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse such Issuing Bank and the applicable Revolving Facility Lenders or Tranche C-3 Lenders with respect to any such L/C Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any L/C Disbursement, then, unless the applicable Borrower shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that such Borrower reimburses such L/C Disbursement, (i) if such L/C Disbursement is a Revolving L/C Disbursement made in U.S. Dollars, and at all times following the conversion to U.S. Dollars of a Revolving L/C Disbursement made in an Alternative Currency pursuant to paragraph (e) above, at the rate per annum then applicable to ABR Revolving Loans (in the case of the U.S. Borrower) or Base Rate Loans (in the case of other Borrowers), (ii) if such L/C Disbursement is a Revolving L/C Disbursement made in an Alternative Currency, at all times prior to its conversion to U.S. Dollars pursuant to paragraph (e) above, at the applicable Base

Rate plus the Applicable Margin applicable to Eurocurrency Revolving Loans at such time (or, in the case of a Revolving L/C Disbursement made in Canadian Dollars, at the Canadian Base Rate plus the Applicable Margin applicable to Canadian Base Rate Loans at such time) and (iii) if such L/C Disbursement is a Tranche C-3 L/C Disbursement, at the rate per annum then applicable to ABR Term Loans; provided that, in each case, if such L/C Disbursement is not reimbursed by the applicable Borrower when due pursuant to paragraph (e) (i) of this Section, then Section 2.14(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Facility Lender pursuant to paragraph (e) (ii) of this Section or from the Tranche C-3 Credit-Linked Deposit of any Tranche C-3 Lender pursuant to paragraph (e)(iii) of this Section to reimburse such Issuing Bank shall be for the account of such Revolving Facility Lender or Tranche C-3 Lender to the extent of such payment.

(i) Replacement of an Issuing Bank. An Issuing Bank with respect to any one or more of the Canadian Tranche, the European Tranche or Tranche C-3, may be replaced at any time by written agreement among the U.S. Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. Any Issuing Bank in respect of the European Tranche shall be a PMP. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.13(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued under the applicable Tranche thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, (i) in the case of an Event of Default described in Section 7.01(h) or (i), on the Business Day or (ii) in the case of any other Event of Default, on the third Business Day, in each case, following the date on which the U.S. Borrower receives notice from the Administrative Agent (or, if the maturity of the Loans has been accelerated, Tranche C-3 Lenders and Revolving Facility Lenders with L/C Exposure representing greater than 50% of the total L/C Exposure) demanding the deposit of cash collateral pursuant to this paragraph, or if the original applicable Revolving Facility Maturity Date and applicable Term Facility Maturity Date shall be changed to an earlier date pursuant to the proviso to the definition of the terms “Revolving Facility Maturity Date” and “Term Facility Maturity Date”, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash in U.S. Dollars equal to the aggregate L/C Exposure as of such date plus any accrued and unpaid interest thereon; provided that (i) the portions of such amount attributable to undrawn Alternative Currency Letters of Credit or L/C Disbursements in an Alternative Currency that the Borrowers are not late in reimbursing shall be deposited in the applicable Alternative Currencies in the actual amounts of such undrawn Letters of Credit and L/C Disbursements and (ii) upon the occurrence of any Event of Default with respect to any

Borrower described in clause (h) or (i) of Section 7.01, the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind. For the purposes of this paragraph, the Alternative Currency Revolving L/C Exposure shall be calculated using the Exchange Rates on the date notice demanding cash collateralization is delivered to a Borrower. Each such deposit pursuant to this paragraph shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of (i) for so long as an Event of Default shall be continuing, the Administrative Agent and (ii) at any other time, the U.S. Borrower, in each case, in Permitted Investments and at the risk and expense of the Borrowers, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account with respect to Letters of Credit issued under any Tranche shall be applied by the Administrative Agent to reimburse each Issuing Bank for L/C Disbursements made in respect of Letters of Credit issued under such Tranche for which such Issuing Bank has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the Revolving L/C Exposure and Tranche C-3 L/C Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Tranche C-3 Lenders and Revolving Facility Lenders with L/C Exposure representing greater than 50% of the total L/C Exposure), be applied to satisfy other obligations of the Borrowers under this Agreement. If a Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower within three Business Days after all Events of Default have been cured or waived.

(k) Additional Issuing Banks. From time to time, the U.S. Borrower may by notice to the Administrative Agent designate up to four Lenders (in addition to JPMorgan Chase Bank, N.A.), each of which agrees (in its sole discretion) to act in such capacity and each of which is reasonably satisfactory to the Administrative Agent as an Issuing Bank in respect of any one or more of the Canadian Tranche, the European Tranche or Tranche C-3. Each such additional Issuing Bank shall execute a counterpart of this Agreement upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall thereafter be an Issuing Bank with respect to the applicable Tranche hereunder for all purposes.

(l) Issuing Bank Agreements. Unless otherwise requested by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (i) on the first Business Day of each week, the daily activity (set forth by day) in respect of Letters of Credit during the immediately preceding week, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit under any Tranche, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it under any Tranche and outstanding under such Tranche after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), it being understood that such Issuing Bank shall not permit any issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur without first obtaining written (or, with respect to any Issuing Bank, if the Administrative Agent so agrees with respect to such Issuing Bank, telephonic) confirmation from the Administrative Agent that it is then permitted under this Agreement, (iii) on each Business Day on which such Issuing Bank makes any L/C Disbursement in respect of any Letter of Credit issued under a Tranche, the identity of such Tranche, the date of such L/C Disbursement and the amount of such L/C Disbursement, (iv) on any Business Day on which a Borrower fails to reimburse an L/C Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure, the applicable Borrower and the amount and currency of such L/C Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request.

(m) Conversion. In the event that the Loans become immediately due and payable on any date pursuant to Section 7.01, all amounts (i) that a Borrower is at the time or thereafter becomes required to reimburse or otherwise pay to the Administrative Agent in respect of L/C Disbursements made under any Alternative Currency Letter of Credit (other than amounts in respect of which such Borrower has deposited cash collateral pursuant to paragraph (j) above, if such cash collateral was deposited in the applicable Alternative Currency to the extent so deposited or applied), (ii) that the Revolving Facility Lenders are at the time or thereafter become required to pay to the Administrative Agent and the Administrative Agent is at the time or thereafter becomes required to distribute to the applicable Issuing Bank pursuant to paragraph (e) of this Section in respect of unreimbursed L/C Disbursements made under any Alternative Currency Letter of Credit and (iii) of each Revolving Facility Lender’s participation in any Alternative Currency Letter of Credit under which an L/C Disbursement has been made shall, automatically and with no further action required, be converted into the U.S. Dollar Equivalent, calculated using the Exchange Rates on such date (or in the case of any L/C Disbursement made after such date, on the date such L/C Disbursement is made), of such amounts. On and after such conversion, all amounts accruing and owed to the Administrative Agent, the applicable Issuing Bank or any Lender in respect of the obligations described in this paragraph shall accrue and be payable in U.S. Dollars at the rates otherwise applicable hereunder.

(n) All Letters of Credit outstanding under the Existing Credit Agreement on the Extension Effective Date shall remain outstanding hereunder on the terms set forth herein, except as otherwise provided herein.

SECTION 2.06 Canadian Bankers’ Acceptances.

(a) Each acceptance and purchase of B/As of a single Contract Period pursuant to Section 2.01(b) or Section 2.08 shall be made ratably by the Canadian Tranche Lenders in accordance with the amounts of their Canadian Tranche Commitments. The failure of any Canadian Tranche Lender to accept any B/A required to be accepted by it shall not relieve any other Canadian Tranche Lender of its obligations hereunder; provided that the Canadian Tranche Commitments are several and no Canadian Tranche Lender shall be responsible for any other Canadian Tranche Lender’s failure to accept B/As as required hereunder.

(b) The B/As of a single Contract Period accepted and purchased on any date shall be in an aggregate amount that is an integral multiple of C$1,000,000 and not less than C$1,000,000. The face amount of each B/A shall be C$100,000 or any whole multiple thereof. If any Canadian Tranche Lender’s ratable share of the B/As of any Contract Period to be accepted on any date would not be an integral multiple of C$100,000, the face amount of the B/As accepted by such Lender may be increased or reduced to the nearest integral multiple of C$100,000 by the Administrative Agent in its sole discretion. B/As of more than one Contract Period may be outstanding at the same time; provided that there shall not at any time be more than a total of five B/A Drawings outstanding.

(c) To request an acceptance and purchase of B/As, the Canadian Borrower shall notify the Administrative Agent of such request by telephone or by facsimile not later than 10:00 a.m., Local Time, one Business Day before the date of such acceptance and purchase. Each such request shall be irrevocable and, if telephonic, shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written request in a form approved by the Administrative Agent and signed by the Canadian Borrower. Each such telephonic and written request shall specify the following information:

(i) the aggregate face amount of the B/As to be accepted and purchased;

(ii) the date of such acceptance and purchase, which shall be a Business Day;

(iii) the Contract Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Contract Period” (and which shall in no event end after the applicable Revolving Facility Maturity Date); and

(iv) the location and number of the Canadian Borrower’s account to which any funds are to be disbursed, which shall comply with the requirements of Section 2.07. If no Contract Period is specified with respect to any requested acceptance and purchase of B/As, then the Canadian Borrower shall be deemed to have selected a Contract Period of 30 days’ duration.

Promptly following receipt of a request in accordance with this paragraph, the Administrative Agent shall advise each Canadian Tranche Lender of the details thereof and of the amount of B/As to be accepted and purchased by such Lender.

(d) The Canadian Borrower hereby appoints each Canadian Tranche Lender as its attorney to sign and endorse on its behalf, manually or by facsimile or mechanical signature, as and when deemed necessary by such Lender, blank forms of B/As. It shall be the responsibility of each Canadian Tranche Lender to maintain an adequate supply of blank forms of B/As for acceptance under this Agreement. The Canadian Borrower recognizes and agrees that all B/As signed and/or endorsed on its behalf by any Canadian Tranche Lender shall bind the Canadian Borrower as fully and effectually as if manually signed and duly issued by authorized officers of the Canadian Borrower. Each Canadian Tranche Lender is hereby authorized to issue such B/As endorsed in blank in such face amounts as may be determined by such Lender to comply with any request of the Canadian Borrower hereunder; provided that the aggregate face amount thereof is equal to the aggregate face amount of B/As required to be accepted by such Lender. No Canadian Tranche Lender shall be liable for any damage, loss or claim arising by reason of any loss or improper use of any such instrument unless such loss or improper use results from the gross negligence or willful misconduct of such Lender. Each Canadian Tranche Lender shall maintain a record with respect to B/As (i) received by it from the Administrative Agent in blank hereunder, (ii) voided by it for any reason, (iii) accepted and purchased by it hereunder and (iv) canceled at their respective maturities. Upon request by the Canadian Borrower, a Lender shall cancel all forms of B/A that have been pre-signed or pre-endorsed on behalf of the Canadian Borrower and that are held by such Lender and are not required to be issued pursuant to this Agreement.

(e) Drafts of the Canadian Borrower to be accepted as B/As hereunder shall be signed as set forth in paragraph (d) above. Notwithstanding that any person whose signature appears on any B/A may no longer be an authorized signatory for any of the Lenders or the Canadian Borrower at the date of issuance of such B/A, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such issuance and any such B/A so signed shall be binding on the Canadian Borrower.

(f) Upon acceptance of a B/A by a Lender, such Lender shall purchase, or arrange the purchase of, such B/A from the Canadian Borrower at the Discount B/A Rate for such Lender applicable to such B/A accepted by it and provide to the Administrative Agent the Discount Proceeds (net of applicable acceptance fees) for the account of the Canadian Borrower as provided in Section 2.07. The acceptance fee payable by the Canadian Borrower to a Lender under Section 2.13(c) in respect of each B/A accepted by such Lender shall be set off against the Discount Proceeds payable by such Lender under this paragraph. Notwithstanding the foregoing, in the case of any B/A Drawing resulting from the conversion or continuation of a B/A Drawing or Canadian Tranche Revolving Facility Loan pursuant to Section 2.08, the net amount that would otherwise be payable to the Canadian Borrower by each Lender pursuant to this paragraph will be applied as provided in Section 2.08(f).

(g) Each Lender may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all B/A’s accepted and purchased by it hereunder.

(h) Each B/A accepted and purchased hereunder shall mature at the end of the Contract Period applicable thereto.

(i) The Canadian Borrower waives presentment for payment and any other defense to payment of any amounts due to a Lender in respect of a B/A accepted and purchased by it pursuant to this Agreement that might exist solely by reason of such B/A being held, at the maturity thereof, by such Lender in its own right and the Canadian Borrower agrees not to claim any days of grace if such Lender as holder sues the Canadian Borrower on the B/A for payment of the amounts payable by the Canadian Borrower thereunder. On the specified maturity date of a B/A, or such earlier date as may be required pursuant to the provisions of this Agreement, the Canadian Borrower shall pay the Lender that has accepted and purchased such B/A the full face amount of such B/A, and after such payment the Canadian Borrower shall have no further liability in respect of such B/A and such Lender shall be entitled to all benefits of, and be responsible for all payments due to third parties under, such B/A.

(j) At the option of the Canadian Borrower and any Lender, B/As under this Agreement to be accepted by that Lender may be issued in the form of depository bills for deposit with The Canadian Depository for Securities Limited pursuant to the Depository Bills and Notes Act (Canada) or bills of exchange pursuant to the Bills of Exchange Act. All depository bills so issued and all bills of exchange shall be governed by the provisions of this Section 2.06. If a Canadian Tranche Lender is not a bank under the Bank Act (Canada) or if a Canadian Tranche Lender notifies the Administrative Agent in writing that it is otherwise unable to accept B/As, such Canadian Tranche Lender will, instead of accepting and purchasing B/As, make a Loan (a “B/A Equivalent Loan”) to the Canadian Borrower in the amount and for the same term as the draft that such Canadian Tranche Lender would otherwise have been required to accept and purchase hereunder. Each such Canadian Tranche Lender will provide to the Administrative Agent the Discount Proceeds of such B/A Equivalent Loan for the account of the Canadian Borrower in the same manner as such Canadian Tranche Lender would have provided the Discount Proceeds in respect of the draft that such Canadian Tranche Lender would otherwise have been required to accept and purchase hereunder. Each such B/A Equivalent Loan will bear interest at the same rate that would result if such Canadian Tranche Lender had accepted (and been paid an acceptance fee) and purchased (on a discounted basis) a B/A for the relevant Contract Period (it being the intention of the parties that each such B/A Equivalent Loan shall have the same economic consequences for the Lenders and the Canadian Borrower as the B/A that such B/A Equivalent Loan replaces). All such interest shall be paid in advance on the date such B/A Equivalent Loan is made, and will be deducted from the principal amount of such B/A Equivalent Loan in the same amount and manner in which the deduction based on the Discount B/A Rate and the applicable acceptance fee of a B/A would be deducted from the face amount of the B/A. Subject to the repayment requirements of this Agreement, on the last day of the relevant Contract Period for such B/A Equivalent Loan, the Canadian Borrower shall be entitled to convert each such B/A Equivalent Loan into another type of Loan, or to roll over each such B/A Equivalent Loan into another B/A Equivalent Loan, all in accordance with the applicable provisions of this Agreement.

(k) All B/As outstanding under the Existing Credit Agreement on the Extension Effective Date shall remain outstanding hereunder on the terms set forth herein, except as otherwise provided herein.

SECTION 2.07 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it and disburse the Discount Proceeds (net of applicable acceptance fees) of each B/A to be accepted and purchased by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans or Discount Proceeds (net of applicable acceptance fees) available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of such Borrower designated by such Borrower in the applicable Borrowing Request; provided that ABR

Revolving Loans, Base Rate Revolving Borrowings and Swingline Borrowings made to finance the reimbursement of a L/C Disbursement and reimbursements as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing or acceptance and purchase of B/As that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing or the applicable Discount Proceeds (net of applicable acceptance fees), the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing or the applicable Discount Proceeds (net of applicable acceptance fees) available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of (A) (1) in the case of a Borrowing by the U.S. Borrower, the Federal Funds Effective Rate, and (2) in the case of any other amount, the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount, and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, (ii) in the case of a Borrower, (1) if such amount is a Borrowing made to the U.S. Borrower, the interest rate applicable to ABR Loans, (2) if such amount is a Borrowing made in U.S. Dollars to the Canadian Borrower, the interest rate applicable to U.S. Base Rate Loans, (3) if such amount is a B/A Drawing or a Canadian Dollar-denominated Borrowing made to the Canadian Borrower, the interest rate applicable to Canadian Base Rate Loans and (4) if such amount is a Borrowing made to the Dutch Borrower or a U.K. Borrower, the interest rate applicable to the applicable Base Rate Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing or such Lender’s purchase of B/As. If such Borrower pays such amount to the Administrative Agent, then such amount shall constitute a reduction of such Borrowing or of the face amount of such B/As.

SECTION 2.08 Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Each B/A Drawing shall have a Contract Period as specified in the applicable request therefor. Thereafter, the applicable Borrower may elect to convert such Borrowing or B/A Drawing to a different Type or to continue such Borrowing or B/A Drawing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section, it being understood that no B/A Drawing may be converted or continued other than at the end of the Contract Period applicable thereto. The applicable Borrower may elect different options with respect to different portions of the affected Borrowing or B/A Drawing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing or accepting B/As comprising such B/A Drawing, as the case may be, and the Loans or B/As resulting from an election made with respect to any such portion shall be considered a separate Borrowing or B/A Drawing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, a Borrower shall notify the Administrative Agent of such election (as provided in Section 9.01 and, unless otherwise agreed upon by the Administrative Agent, in Schedule 2.03 to the November 2006 Credit Agreement) by telephone (i) in the case of an election that would result in a Borrowing, by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election and (ii) in the case of an election that would result in a B/A Drawing or the continuation of a B/A Drawing, by the time that a request would be required under Section 2.06 if such Borrower were requesting an acceptance and purchase of B/As to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the applicable Borrower. Notwithstanding any other provision of this Section, no Borrower shall be permitted to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d) or Contract Period for B/As that does not comply with 2.06(c)(iii) or (iii) convert any Borrowing or B/A Drawing to a Borrowing or B/A Drawing not available under the Class of Commitments pursuant to which such Borrowing or B/A Drawing was made.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing or B/A Drawing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing or B/A Drawing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing or B/A Drawing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting outstanding credit extension is to be an ABR Borrowing, a Eurocurrency Borrowing, a Base Rate Borrowing or a B/A Drawing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”, and in the case of an election of a B/A Drawing, the Contract Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Contract Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing or a B/A Drawing but does not specify an Interest Period or a Contract Period, then the applicable Borrower shall be deemed to have selected an Interest Period or Contract Period, as applicable, of one month’s or 30 days’ duration, as applicable.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing or B/A Drawing.

(e) If a Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing or a B/A Drawing prior to the end of the Interest Period or Contract Period applicable thereto, then, unless such Borrowing or B/A Drawing is repaid as provided herein, at the end of such Interest Period such Borrowing or B/A Drawing shall (i) in the case of a Borrowing denominated in U.S. Dollars by the U.S. Borrower, be converted to an ABR Borrowing, (ii) in the case of a Borrowing by the Dutch Borrower or a U.K. Borrower, be continued as a Base Rate Borrowing, (iii) in the case of a Borrowing denominated in U.S. Dollars by the Canadian Borrower, be converted to a U.S. Base Rate Borrowing, and (iv) in the case of a Borrowing or B/A Drawing denominated in Canadian Dollars, be converted to a Canadian Base Rate Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the U.S. Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall (A) in the case of such a Borrowing by the U.S. Borrower, be converted to an ABR Borrowing at the end of the Interest Period applicable thereto, (B) in the case of such a Borrowing by the Canadian Borrower, be converted to a U.S. Base Rate Borrowing at the end of the Interest Period applicable thereto or (C) in the case of such a Borrowing by the Dutch Borrower or a U.K. Borrower, be continued as a Base Rate Borrowing.

(f) Upon the conversion of any Canadian Tranche Borrowing (or portion thereof), or the continuation of any B/A Drawing (or portion thereof), to or as a B/A Drawing, the net amount that would otherwise be payable to the Canadian Borrower by each Lender pursuant to Section 2.06(f) in respect of such new B/A Drawing shall be applied against the principal of the Canadian Tranche Revolving Facility Loan made by such Lender as part of such Canadian Tranche Borrowing (in the case of a conversion), or the reimbursement obligation owed to such Lender under Section 2.06(i) in respect of the B/As accepted by such Lender as part of such maturing B/A Drawing (in the case of a continuation), and the Canadian Borrower shall pay to such Lender an amount equal to the difference between the principal amount of such Canadian Tranche Revolving Facility Loan or the aggregate face amount of such maturing B/As, as the case may be, and such net amount.

SECTION 2.09 Termination and Reduction of Commitments; Return of Tranche C-3 Credit-Linked Deposits.

(a) Unless previously terminated, the Revolving Facility Commitments of each Class shall terminate on the Revolving Facility Maturity Date for such Class.

(b) Any Borrower may at any time terminate, or from time to time reduce, the Commitments of any Tranche of the Revolving Facility Commitments; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1.0 million and not less than $5.0 million (or, if less, the remaining amount of any such Tranche of the Revolving Facility Commitments) and (ii) the Borrowers shall not terminate or reduce any Tranche of the Revolving Facility Commitments if, after giving effect to any concurrent prepayment of the Revolving Facility Loans in accordance with Section 2.12, (A) the total European Tranche Revolving Facility Exposure would exceed the total European Tranche Commitments, (B) the total Canadian Tranche Revolving Facility Exposure would exceed the total Canadian Tranche Commitments or (C) the total U.S. Tranche Revolving Facility Exposure would exceed the total U.S. Tranche Commitments. The U.S. Borrower may at any time or from time to time direct the Administrative Agent to reduce the Total Tranche C-3 Credit-Linked Deposit; provided that (i) each reduction of the Tranche C-3 Credit-Linked Deposits shall be in an amount that is an integral multiple of $1.0 million and not less than $5.0 million (or, if less, the remaining amount of the Total Tranche C-3 Credit-Linked Deposit) and (ii) the U.S. Borrower shall not direct the Administrative Agent to reduce the Tranche C-3 Credit-Linked Deposits if, after giving effect to such reduction (and to the provisions of Section 2.05(a)), the aggregate Tranche C-3 L/C Exposure would exceed the Total Tranche C-3 Credit-Linked Deposit or the European Tranche Revolving Facility Exposure would exceed the total European Tranche Commitments. In the event the Tranche C-3 Credit-Linked Deposits shall be reduced as provided in the immediately preceding sentence, the Administrative Agent will return all amounts in the Tranche C-3 Credit-Linked Deposit Account in excess of the reduced Total Tranche C-3 Credit-Linked Deposit to the Tranche C-3 Lenders, ratably in accordance with their Tranche C-3 Percentages of the Total Tranche C-3 Credit-Linked Deposit (as determined immediately prior to such reduction).

(c) The applicable Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Facility Commitments or the Total Tranche C-3 Credit-Linked Deposit under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by a Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of any Tranche of the Revolving Facility Commitments or of a reduction of the Total Tranche C-3 Credit-Linked Deposit to zero delivered by a Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by such Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class or reduction of the Total Tranche C-3 Credit-Linked Deposit pursuant to this Section 2.09 shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.10 Repayment of Loans and B/As; Evidence of Debt.

(a) Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Facility Lender the then unpaid principal amount of each Revolving Facility Loan of such Lender to such Borrower on the applicable Revolving Facility Maturity Date, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender to such Borrower as provided in Section 2.11, (iii) in the case of the Canadian Borrower, to the

Administrative Agent for the account of each Lender the face amount of each B/A, if any, accepted by such Lender from the Canadian Borrower as provided in Section 2.06(i), and (iv) to the Swingline Lender the then unpaid principal amount of each Swingline Loan to such Borrower on the earlier of (x) the applicable Revolving Facility Maturity Date, (y) the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least five Business Days after such Swingline Loan is made and (z) in the case of a Swingline Loan to the Dutch Borrower or a U.K. Borrower, the last day of the Interest Period applicable to such Swingline Loan; provided that on each date that a Revolving Borrowing is made by the U.S. Borrower, the U.S. Borrower shall repay all Swingline Loans then outstanding.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made or B/A accepted by such Lender, including the amounts and currencies of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the currency thereof, the Class and Type thereof and the Interest Period (if any) applicable thereto, and the amount of each B/A and the Contract Period applicable thereto, (ii) the amount of any principal or interest, or other amount in respect of any B/A, due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence, currencies and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note (a “Note”). In such event, each Borrower under such Class shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and reasonably acceptable to the applicable Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11 Repayment of Term Loans, B/As, Revolving Facility Loans and Tranche C-3 Credit-Linked Deposits.

(a) (i) Subject to the other paragraphs of this Section, the U.S. Borrower shall repay Tranche C-1A Term Borrowings, Tranche C-1B Term Borrowings, Tranche C-4A Term Borrowings and Tranche C-4B Term Borrowings and the Dutch Borrower shall repay Tranche C-2A Term Borrowings, Tranche C-2B Term Borrowings, Tranche C-5A Term Borrowings, Tranche C-5B Term Borrowings, Tranche C-6A Term Borrowings, Tranche

C-6B Term Borrowings, Tranche C-7A Term Borrowings and Tranche C-7B Term Borrowings on each date set forth below (each such date being referred to as a “Term Loan Installment Date”), (u) in the case of Tranche C-1A and Tranche C-1B Term Borrowings, in the aggregate principal amount equal to the product of (A) the percentage set forth below opposite such Term Loan Installment Date and (B) the aggregate principal amount of the Tranche C-1 Term Loans originally made on or prior to June 15, 2006 which relate to each such Class of Term Borrowings, (v) in the case of Tranche C-2A and Tranche C-2B Term Borrowings, in the aggregate principal amount equal to the product of (A) the percentage set forth below opposite such Term Loan Installment Date and (B) the aggregate principal amount of the Tranche C-2 Term Loans originally made on the May 2006 Amendment Effective Date which relate to each such Class of Term Borrowings, (w) in the case of Tranche C-4A and Tranche C-4B Term Borrowings, in the aggregate principal amount equal to the product of (A) the percentage set forth below opposite such Term Loan Installment Date and (B) the aggregate principal amount of the Tranche C-4 Term Loans originally made on the November 2006 Amendment Effective Date which relate to each such Class of Term Borrowings, (x) in the case of Tranche C-5A and Tranche C-5B Term Borrowings, in the aggregate principal amount equal to the product of (A) the percentage set forth below opposite such Term Loan Installment Date and (B) the aggregate principal amount of the Tranche C-5 Term Loans originally made on the Incremental Effective Date which relate to each such Class of Term Borrowings, (y) in the case of Tranche C-6A and Tranche C-6B Term Borrowings, in the aggregate principal amount equal to the product of (A) the percentage set forth below opposite such Term Loan Installment Date and (B) the aggregate principal amount of the Tranche C-6 Term Loans originally made on the Incremental Effective Date which relate to each such Class of Term Borrowings, and (z) in the case of Tranche C-7A and Tranche C-7B Term Borrowings, in the aggregate principal amount equal to the product of (A) the percentage set forth below opposite such Term Loan Installment Date and (B) the aggregate principal amount of the Tranche C-7A Term Loans originally made on the Second Incremental Effective Date which relate to each such Class of Term Borrowings:

Date	Amount of Tranche C-1A Term Borrowings to Be Repaid	Amount of Tranche C-2A Term Borrowings to Be Repaid	Amount of Tranche C-4A Term Borrowings to Be Repaid	Amount of Tranche C-5A Term Borrowings to Be Repaid	Amount of Tranche C-6A Term Borrowings to Be Repaid	Amount of Tranche C-7A Term Borrowings to Be Repaid
March 31, 2010	0.25%	0.25%	0.25%	0.25%	0.25%	0.25%
June 30, 2010	0.25%	0.25%	0.25%	0.25%	0.25%	0.25%
September 30, 2010	0.25%	0.25%	0.25%	0.25%	0.25%	0.25%
December 31, 2010	0.25%	0.25%	0.25%	0.25%	0.25%	0.25%
March 31, 2011	0.25%	0.25%	0.25%	0.25%	0.25%	0.25%
June 30, 2011	0.25%	0.25%	0.25%	0.25%	0.25%	0.25%
September 30, 2011	0.25%	0.25%	0.25%	0.25%	0.25%	0.25%
December 31, 2011	0.25%	0.25%	0.25%	0.25%	0.25%	0.25%
March 31, 2012	0.25%	0.25%	0.25%	0.25%	0.25%	0.25%
June 30, 2012	0.25%	0.25%	0.25%	0.25%	0.25%	0.25%
September 30, 2012	0.25%	0.25%	0.25%	0.25%	0.25%	0.25%
December 31, 2012	0.25%	0.25%	0.25%	0.25%	0.25%	0.25%
March 31, 2013	0.25%	0.25%	0.25%	0.25%	0.25%	0.25%
Term Facility Maturity Date	93.25%	93.25%	93.50%	94.25%	94.25%	94.25%

Date	Amount of Tranche C-1B Term Borrowings to Be Repaid	Amount of Tranche C-2B Term Borrowings to Be Repaid	Amount of Tranche C-4B Term Borrowings to Be Repaid	Amount of Tranche C-5B Term Borrowings to Be Repaid	Amount of Tranche C-6B Term Borrowings to Be Repaid	Amount of Tranche C-7B Term Borrowings to Be Repaid
March 31, 2010	0.25%	0.25%	0.25%	0.25%	0.25%	0.25%
June 30, 2010	0.25%	0.25%	0.25%	0.25%	0.25%	0.25%
September 30, 2010	0.25%	0.25%	0.25%	0.25%	0.25%	0.25%
December 31, 2010	0.25%	0.25%	0.25%	0.25%	0.25%	0.25%
March 31, 2011	0.25%	0.25%	0.25%	0.25%	0.25%	0.25%
June 30, 2011	0.25%	0.25%	0.25%	0.25%	0.25%	0.25%
September 30, 2011	0.25%	0.25%	0.25%	0.25%	0.25%	0.25%
December 31, 2011	0.25%	0.25%	0.25%	0.25%	0.25%	0.25%
March 31, 2012	0.25%	0.25%	0.25%	0.25%	0.25%	0.25%
June 30, 2012	0.25%	0.25%	0.25%	0.25%	0.25%	0.25%
September 30, 2012	0.25%	0.25%	0.25%	0.25%	0.25%	0.25%
December 31, 2012	0.25%	0.25%	0.25%	0.25%	0.25%	0.25%
March 31, 2013	0.25%	0.25%	0.25%	0.25%	0.25%	0.25%
June 30, 2013	0.25%	0.25%	0.25%	0.25%	0.25%	0.25%
September 30, 2013	0.25%	0.25%	0.25%	0.25%	0.25%	0.25%
December 31, 2013	0.25%	0.25%	0.25%	0.25%	0.25%	0.25%
March 31, 2014	0.25%	0.25%	0.25%	0.25%	0.25%	0.25%
June 30, 2014	0.25%	0.25%	0.25%	0.25%	0.25%	0.25%
September 30, 2014	0.25%	0.25%	0.25%	0.25%	0.25%	0.25%
December 31, 2014	0.25%	0.25%	0.25%	0.25%	0.25%	0.25%
March 31, 2015	0.25%	0.25%	0.25%	0.25%	0.25%	0.25%
Term Facility Maturity Date	91.25%	91.25%	91.5%	92.25%	92.25%	92.25%

To the extent not previously paid, outstanding Term Loans shall be due and payable on the applicable Term Facility Maturity Date.

(ii) In the event that any Incremental Term Loans are made on an Increased Amount Date, the U.S. Borrower shall repay such Incremental Term Loans on the dates and in the amounts set forth in the Incremental Assumption Agreement.

(b) To the extent not previously paid, outstanding Revolving Facility Loans shall be due and payable on the applicable Revolving Facility Maturity Date; provided that any Other Revolving Facility Loans shall be due and payable as set forth in the relevant Incremental Assumption Agreement.

(c) Prepayment of the Borrowings from:

(i) all Net Proceeds pursuant to Section 2.12(b) and Excess Cash Flow pursuant to Section 2.12(c) to be applied to prepay Term Borrowings of any Class shall be applied (1) to reduce in forward order of maturity the next eight unpaid scheduled amortization payments under paragraph (a) above in respect of the Term Borrowings of such Class, and (2) thereafter, to reduce on a pro rata basis (based on the amount of such amortization payments) the remaining scheduled amortization payments in respect of the Term Borrowings of such Class.

(ii) all First Lien Net Proceeds pursuant to Section 2.12(e) to be applied to prepay Term Borrowings of any Class shall be applied to the remaining installments thereof as the U.S. Borrower may direct.

(iii) any optional prepayments of the Term Loans pursuant to Section 2.12(a) shall be applied to the remaining installments thereof as directed by the U.S. Borrower.

(d) Prior to any repayment of any Borrowing or amounts owing in respect of outstanding B/A Drawings, or any reduction of Tranche C-3 Credit-Linked Deposits, hereunder, the applicable Borrower shall select the Borrowing or Borrowings, B/A Drawing or B/A Drawings and/or Tranche C-3 Credit-Linked Deposits to be repaid or reduced and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection (i) in the case of an ABR Borrowing, a Base Rate Borrowing or a B/A Drawing, not later than 12:00 p.m., Local Time, one Business Day before the scheduled date of such repayment and (ii) in the case of a Eurocurrency Borrowing or Tranche C-3 Credit-Linked Deposit, not later than 11:00 a.m., Local Time, three Business Days before the scheduled date of such repayment or reduction. Any mandatory prepayment of Term Borrowings (other than pursuant to subclause (A) of Section 2.12(e)) shall be applied so that the aggregate amount of such prepayment is allocated among the Tranche C-1A Term Borrowings, Tranche C-1B Term Borrowings, Tranche C-2A Term Borrowings, Tranche C-2B Term Borrowings, Tranche C-4A Term Borrowings, Tranche C-4B Term Borrowings, Tranche C-5A Term Borrowings, Tranche C-5B Term Borrowings, Tranche C-6A Term Borrowings, Tranche C-6B Term Borrowings, Tranche C-7A Term Borrowings, Tranche C-7B Term Borrowings and Other Term Loans (unless, with respect to Other Term Loans, the Incremental Assumption Agreement relating thereto does not so require) of each Class, if any, pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class; provided that to the extent Original Maturity Term Loans are outstanding, such Original Maturity Term Loans shall be repaid pursuant to this Section 2.11(d) prior to the repayment of any Extended Maturity Term Loans pursuant to this Section 2.11(d). In the case of prepayments under Section 2.12(a), the Borrowers may in their sole discretion select the Borrowing or Borrowings to be prepaid. Each repayment of a Borrowing or amounts owing in respect of outstanding B/A Drawings shall be applied ratably to the Loans included in the repaid Borrowing or the B/As included in such B/A Drawing and each reduction of the Total Tranche C-3 Credit-Linked Deposit shall be applied ratably to the Tranche C-3 Credit-Linked Deposits of the Tranche C-3 Lenders. Notwithstanding anything to the contrary in the immediately preceding sentence, prior to any repayment of a Swingline Borrowing hereunder, the U.S. Borrower shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 12:00 p.m., Local Time, on the scheduled date of such repayment. Repayments of Borrowings shall be accompanied by accrued interest on the amount repaid.

(e) For the avoidance of doubt, and notwithstanding anything to the contrary set forth in this Section 2.11 (including the amortization schedule set forth above), if the original Term Facility Maturity Date and the original Revolving Facility Maturity Date with respect to the applicable Classes of Term Loans and Revolving Facility Commitment subject to such provisos shall be changed to an earlier date pursuant to the provisos to clause (a), (b) or (c) or clause (a), (b), (c) or (d) of the definitions of the terms Term Facility Maturity Date and

Revolving Facility Maturity Date, respectively, then, to the extent not previously paid, outstanding Term Loans, Revolving Facility Loans, B/As and Swingline Loans of the applicable Classes shall be due and payable on such earlier date; provided that any Other Revolving Facility Loans and Other Term Loans shall be due and payable as set forth in the relevant Incremental Assumption Agreement.

(f) Amounts to be applied pursuant to this Section or Section 7.01 to prepay or repay amounts to become due with respect to outstanding B/As shall be deposited in the Prepayment Account (as defined below). On the last day of the Contract Period of each B/A to be prepaid or repaid, the Administrative Agent shall apply any cash on deposit in the Prepayment Account to amounts due in respect of the relevant B/As until all amounts due in respect of the relevant outstanding B/As have been satisfied (with any remaining funds being returned to the Canadian Borrower) or until all the allocable cash on deposit has been exhausted. For purposes of this Agreement, the term “Prepayment Account” shall mean an account established by the Canadian Borrower with the Administrative Agent and over which the Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal for application in accordance with this paragraph (f). The Administrative Agent will, at the request of the Canadian Borrower, use commercially reasonable efforts to invest amounts on deposit in the Prepayment Account in short-term, cash equivalent investments selected by the Administrative Agent in consultation with the Canadian Borrower that mature prior to the last day of the applicable Contract Periods of the B/As to be prepaid; provided that the Administrative Agent shall have no obligation to invest amounts on deposit in the Prepayment Account if a Default or Event of Default shall have occurred and be continuing. The Canadian Borrower shall indemnify the Administrative Agent for any losses relating to the investments made at the request or direction of the Canadian Borrower so that the amount available to prepay amounts due in respect of B/As on the last day of the applicable Contract Period is not less than the amount that would have been available had no investments been made pursuant thereto. Other than any interest earned on such investments (which shall be for the account of the Canadian Borrower, to the extent not necessary for the prepayment of B/As in accordance with this Section), the Prepayment Account shall not bear interest. Interest or profits, if any, on such investments shall be deposited in the Prepayment Account and reinvested and disbursed as specified above. If the maturity of the Loans and all amounts due hereunder has been accelerated pursuant to Section 7.01, the Administrative Agent may, in its sole discretion, apply all amounts on deposit in the Prepayment Account to satisfy any of the Obligations of the Canadian Borrower in respect of Canadian Tranche Loans and B/As (and the Canadian Borrower hereby grants to the Administrative Agent a security interest in the Prepayment Account to secure such Obligations).

(g) The Administrative Agent shall return Tranche C-3 Credit-Linked Deposits in the aggregate amount of $500,000 to the Tranche C-3 Lenders on June 30 of each year, beginning on June 30, 2006. To the extent not previously returned, all Tranche C-3 Credit-Linked Deposits shall be returned to the Tranche C-3 Lenders on the Tranche C-3 Maturity Date. Any optional return of Tranche C-3 Credit-Linked Deposits effected pursuant to Section 2.09 shall be applied to reduce the subsequent scheduled returns of Tranche C-3 Credit-Linked Deposits to be effected pursuant to this Section as directed by the U.S. Borrower. Each return of Tranche C-3 Credit-Linked Deposits pursuant to this Section 2.11(g) shall be accompanied by accrued interest on the amount of Tranche C-3 Credit-Linked Deposits paid to but excluding the date of return.

SECTION 2.12 Prepayment of Loans.

(a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (but subject to Section 2.17), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, subject to prior notice in accordance with Section 2.11(d).

(b) The U.S. Borrower shall apply all Net Proceeds promptly upon receipt thereof to prepay Term Borrowings in accordance with paragraphs (c) and (d) of Section 2.11; provided that the U.S. Borrower shall not be so required to apply cash proceeds that constitute Net Proceeds pursuant to clause (b) of the definition thereof to prepay Term Borrowings if, on the date of receipt thereof, and after giving effect to the incurrence, issuance or sale of Indebtedness that produces such Net Proceeds on a Pro Forma Basis, the Senior Secured Bank Leverage Ratio on the last day of the U.S. Borrower’s then most recently completed fiscal quarter for which financial statements are available shall be less than or equal to 3.00 to 1.00; provided further that, with respect to Net Proceeds from Asset Dispositions, the U.S. Borrower may use a portion of such Net Proceeds to prepay or repurchase (or to retain such portion pending a prepayment or repurchase or offer therefore (including a tender offer or asset sale offer), and any Net Proceeds so retained that are not so used within 180 days shall be applied in accordance with the other provisions of this paragraph (b)) First Lien Notes with a Lien on the Collateral ranking pari passu with the Lien securing the U.S. Obligations in an amount not to exceed the product of (x) the amount of such Net Proceeds multiplied by (y) a fraction, the numerator of which is the outstanding principal amount of the First Lien Notes with a Lien on the Collateral ranking pari passu with the Lien securing the U.S. Obligations and the denominator of which is the sum of the outstanding principal amount of such First Lien Notes and the outstanding principal amount of Term Loans.

(c) Within five (5) Business Days after financial statements are required to be delivered under Section 5.04(a) with respect to each Excess Cash Flow Period (commencing with the Excess Cash Flow Period beginning on January 1, 2008), the U.S. Borrower shall calculate Excess Cash Flow for such Excess Cash Flow Period and shall apply an amount equal to the amount by which (A) the Required Percentage of such Excess Cash Flow exceeds (B) the aggregate principal amount of voluntary prepayments of Term Loans pursuant to Section 2.12(a) and permanent voluntary reductions of Revolving Facility Commitments pursuant to Section 2.09(b) to the extent that an equal amount of Revolving Facility Loans was simultaneously repaid pursuant to Section 2.12(a), in each case during such Excess Cash Flow Period, to prepay Term Borrowings in accordance with paragraphs (c) and (d) of Section 2.11. Not later than the date on which the payment is required to be made pursuant to the foregoing sentence for each applicable Excess Cash Flow Period, the U.S. Borrower will deliver to the Administrative Agent a certificate signed by a Financial Officer of the U.S. Borrower setting forth the amount, if any, of Excess Cash Flow for such fiscal year and the calculation thereof in reasonable detail.

(d) (i) In the event and on such occasion that (A) the total European Tranche Revolving Facility Exposure exceeds the total European Tranche Commitments, (B) the total Canadian Tranche Revolving Facility Exposure exceeds the total Canadian Tranche Commitments or (C) the total U.S. Tranche Revolving Facility Exposure exceeds the total U.S. Tranche Commitments, the Borrowers under the European Tranche, the Canadian Tranche or the U.S. Tranche, as applicable, shall prepay Revolving Borrowings or Swingline Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j)) in an aggregate amount equal to such excess; provided that if such excess arises solely as a result of currency rate fluctuations, such prepayment or deposit, as the case may be, shall not be required to be made until the third Business Day after the Administrative Agent shall have delivered to the Borrowers written notice of such required prepayment or deposit.

(e) Notwithstanding anything to the contrary, to the extent the Borrower receives First Lien Net Proceeds with respect to (A) First Lien Notes that are secured by a first priority Lien on the Collateral that is pari passu with the Lien securing the U.S. Obligations (x) the Original Maturity Revolving Facility Commitment (and, at the option of the Borrower, the Extended Maturity Revolving Facility Commitment) of each Revolving Facility Lender shall be permanently reduced substantially concurrently with the receipt of such First Lien Net Proceeds by the U.S. Borrower in an aggregate amount equal to the Applicable Facility Percentage of such First Lien Net Proceeds (and, in connection therewith, to the extent required to prevent the Revolving Facility Exposure from exceeding the Revolving Facility Commitments in effect, the U.S. Borrower shall reduce the Revolving Facility Credit Exposure in the same manner as specified in Section 2.12(d)) and (y) Term Loans of each Class shall be prepaid at par on a pro rata basis substantially concurrently with the receipt of such First Lien Net Proceeds, in each case, in an aggregate amount for such Class of Term Loans equal to the Applicable Facility Percentage for such Class of Term Loans of such First Lien Net Proceeds; and (B) First Lien Notes that are not secured by a first priority Lien on the Collateral that is pari passu with the Lien securing the U.S. Obligations, Term Loans shall be prepaid at par substantially concurrently with the receipt of such First Lien Net Proceeds in an aggregate amount equal to 100% of such First Lien Net Proceeds in accordance with paragraphs (c) and (d) of Section 2.11; provided that to the extent Original Maturity Term Loans are outstanding, such Original Maturity Term Loans shall be repaid pursuant to this Section 2.12(e) prior to the repayment of any Extended Maturity Term Loans pursuant to this Section 2.12(e).

SECTION 2.13 Fees.

(a) The U.S. Borrower agrees to pay to each Lender in respect of a Tranche of Revolving Loans (other than any Defaulting Lender), through the Administrative Agent, three Business Days after the last day of March, June, September and December in each year, and three Business Days after the date on which the Revolving Facility Commitments of all the Lenders in respect of such Tranche shall be terminated as provided herein, a commitment fee (a “Commitment Fee”) on the daily amount of the Available Unused Commitment of such Lender attributable to such Tranche during the preceding quarter (or other period ending with the date on which the last of the Commitments of such Lender in respect of such Tranche shall be terminated) at a rate equal to 0.50% per annum with respect to Revolving Facility Commitments other than Third Incremental Revolving Facility Commitments that are Original Maturity

Revolving Facility Commitments and equal to 4.50% per annum with respect to Third Incremental Revolving Facility Commitments that are Original Maturity Revolving Facility Commitments. All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. For the purpose of calculating any Lender’s Commitment Fee, the outstanding Swingline Loans during the period for which such Lender’s Commitment Fee is calculated shall be deemed to be zero. The Commitment Fee due to each Lender in respect of any Tranche of Revolving Loans shall commence to accrue on the Closing Date and shall cease to accrue on the date on which the last of the Commitments of such Lender in respect of such Tranche shall be terminated as provided herein. For purposes of computing the average daily amount of any Revolving L/C Exposure for any period under this Section 2.13(a) and under Section 2.13(b), the average daily amount of Alternative Currency Revolving L/C Exposure for such period shall be calculated by multiplying (i) the average daily balance of each Alternative Currency Letter of Credit (expressed in the currency in which such Alternative Currency Letter of Credit is denominated) by (ii) the Exchange Rate for the Alternative Currency in which such Letter of Credit is denominated in effect on the last Business Day of such period or by such other reasonable method that the Administrative Agent deems appropriate. Any Commitment Fee paid in respect of the Canadian Tranche (i) shall be paid to each Canadian Tranche Lender’s Canadian Lending Office to the extent paid by the Canadian Borrower and (ii) shall be paid to each Canadian Tranche Lender’s U.S. Lending Office to the extent paid by the U.S. Borrower.

(b) The U.S. Borrower from time to time agrees to pay (i) to each Revolving Facility Lender (other than any Defaulting Lender) in respect of a Tranche, through the Administrative Agent, three Business Days after the last day of March, June, September and December of each year and three Business Days after the date on which the Revolving Facility Commitments in respect of such Tranche of all the Lenders shall be terminated as provided herein, a fee (an “L/C Participation Fee”) on such Lender’s Tranche Percentage of the daily aggregate Revolving L/C Exposure with respect to such Tranche (excluding the portion thereof attributable to unreimbursed Revolving L/C Disbursements), during the preceding quarter (or shorter period ending with the applicable Revolving Facility Maturity Date or the date on which the Revolving Facility Commitments in respect of such Tranche shall be terminated) at the rate per annum equal to the Applicable Margin for Eurocurrency Revolving Borrowings effective for each day in such period (provided that, solely in respect of the CIGNA L/C, such rate per annum shall be equal to such Applicable Margin minus 0.50%) and (ii) to each Issuing Bank in respect of any Tranche of the Revolving Facility, for its own account, (x) three Business Days after the last day of March, June, September and December of each year and three Business Days after the date on which the Revolving Facility Commitments in respect of such Tranche of all the Lenders shall be terminated as provided herein, a fronting fee in respect of each Revolving Letter of Credit issued by such Issuing Bank for the period from and including the date of issuance of such Revolving Letter of Credit to and including the termination of such Revolving Letter of Credit, computed at a rate equal to 1/4 of 1% per annum of the daily average stated amount of such Revolving Letter of Credit (or as otherwise agreed with such Issuing Bank), plus (y) in connection with the issuance, amendment or transfer of any such Letter of Credit or any Revolving L/C Disbursement thereunder, such Issuing Bank’s customary documentary and processing charges (collectively, “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees that are payable on a per annum basis shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(c) The Canadian Borrower agrees to pay to the Administrative Agent, for the account of each Canadian Tranche Lender, on each date on which B/As drawn by the Canadian Borrower are accepted hereunder, in Canadian Dollars, an acceptance fee computed by multiplying the face amount of each such B/A by the product of (i) the Applicable Margin for B/A Drawings on such date and (ii) a fraction, the numerator of which is the number of days in the Contract Period applicable to such B/A and the denominator of which is 365.

(d) The U.S. Borrower agrees to pay (i) in addition to the fees payable to the Tranche C-3 Lenders pursuant to Section 2.23(b), to the Administrative Agent for the account of each Tranche C-3 Lender, three Business Days after the last day of March, June, September and December of each year and three Business Days after the date on which the Tranche C-3 Credit-Linked Deposit shall be terminated as provided herein, a participation fee with respect to its participations in Tranche C-3 Letters of Credit, which shall accrue at the Applicable Margin from time to time in effect in respect of Eurocurrency Term Loans on the daily amount of such Tranche C-3 Lender’s Tranche C-3 Credit-Linked Deposit during the period from and including the Amendment Effective Date to but excluding the date on which the entire amount of such Lender’s Tranche C-3 Credit-Linked Deposit is returned to it and (ii) to each Issuing Bank, for its own account, (x) three Business Days after the last day of March, June, September and December of each year and three Business Days after the date on which the Tranche C-3 Credit-Linked Deposits shall be terminated as provided herein, a fronting fee in respect of each Tranche C-3 Letter of Credit issued by such Issuing Bank for the period from and including the date of issuance of such Tranche C-3 Letter of Credit to and including the termination of such Tranche C-3 Letter of Credit, computed at a rate equal to 1/4 of 1% per annum of the daily average stated amount of such Tranche C-3 Letter of Credit (or as otherwise agreed with such Issuing Bank), plus (y) in connection with the issuance, amendment or transfer of any such Letter of Credit or any Tranche C-3 L/C Disbursement thereunder, such Issuing Bank’s customary documentary and processing charges; provided that all such fees shall be payable on the date on which the Tranche C-3 Credit-Linked Deposits are returned to the Tranche C-3 Lenders and any such fees accruing after the date on which the Tranche C-3 Credit-Linked Deposits are returned to the Tranche C-3 Lenders shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees in respect of Tranche C-3 Letters of Credit that are payable on a per annum basis shall be computed on the basis of the number of days elapsed in a year of 360 days.

(e) The U.S. Borrower agrees to pay to the Administrative Agent, for the account of the Administrative Agent, the fees set forth in the Fee Letter dated as of October 11, 2006, as amended, restated, supplemented or otherwise modified from time to time, at the times specified therein (the “Administrative Agent Fees”).

(f) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Issuing Bank Fees shall be paid directly to the applicable Issuing Banks. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.14 Interest.

(a) The Loans comprising each ABR Borrowing (including each Swingline Loan to the U.S. Borrower) shall bear interest at the ABR plus the Applicable Margin, the Loans comprising each U.S. Base Rate Borrowing shall bear interest at the U.S. Base Rate plus the Applicable Margin, the Loans comprising each Canadian Base Rate Borrowing shall bear interest at the Canadian Base Rate plus the Applicable Margin and the Loans comprising each other Base Rate Borrowing (including each Swingline Loan to the Dutch Borrower or a U.K. Borrower) shall bear interest at the applicable Base Rate plus the Applicable Margin.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted Eurocurrency Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or Tranche C-3 L/C Disbursements or any Fees or other amount payable by the applicable Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section, (ii) in the case of overdue unreimbursed amounts with respect to any Tranche C-3 L/C Disbursement, 2% plus the rate otherwise applicable to such Tranche C-3 L/C Disbursement as provided in Section 2.05(h) or (iii) in the case of any other amount, 2% plus the interest rate that would have applied had such amount, during the period of non-payment, constituted (A) in the case of an amount owed by the U.S. Borrower, an ABR Loan or (B) in the case of any other amount, a Base Rate Loan to the Borrower that owes such amount in the currency of the overdue amount; provided that this paragraph (c) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 9.08.

(d) Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan, (ii) in the case of Revolving Facility Loans in respect of any Tranche, upon termination of the Revolving Facility Commitments in respect of such Tranche and (iii) in the case of the Term Loans, on the applicable Term Facility Maturity Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan or a Base Rate Revolving Loan under any Tranche prior to the end of the Availability Period in respect of such Tranche), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest on Loans denominated in Sterling and (ii) interest computed by reference to (A) the ABR at times when the ABR is based on the Prime Rate, (B) the U.S. Base Rate at times when the U.S. Base Rate is based on the rate described in clause (a) of the definition thereof or (C) the Canadian Base Rate, in each case shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable ABR, Adjusted Eurocurrency Rate or Base Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f) For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 360-day or 365-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or 365, as the case may be. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

SECTION 2.15 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing denominated in any currency or, with respect to the Benchmark LIBOR Rate, on any day:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Eurocurrency Rate, the LIBO Rate or the EURO LIBO Rate, as applicable, for such currency for such Interest Period or the Benchmark LIBOR Rate for such day, as applicable; or

(b) the Administrative Agent is advised by the Required Lenders or the Majority Lenders under any Tranche that the Adjusted Eurocurrency Rate, the LIBO Rate or the EURO LIBO Rate, as applicable, for such currency for such Interest Period or the Benchmark LIBOR Rate for such day, as applicable, will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing or such Tranche C-3 Credit-Linked Deposit, as applicable, for such Interest Period or such day, as applicable;

then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing denominated in such currency shall be ineffective and such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto (A) if such Borrowing is a Borrowing by the U.S. Borrower, an ABR Borrowing, and (B) if such Borrowing is a Borrowing by the Dutch Borrower or a U.K. Borrower, or a Canadian Tranche Borrowing denominated in U.S. Dollars, a Base Rate Borrowing, (ii) if any Borrowing Request requests a Eurocurrency Borrowing in such currency, (A) if such Borrowing is a Borrowing by the U.S. Borrower, such Borrowing shall be made as an ABR Borrowing, and (B) if such Borrowing is a Borrowing by the Dutch Borrower or a U.K. Borrower, or a Canadian Tranche Borrowing denominated in U.S. Dollars, a Base Rate Borrowing and (iii) the Tranche C-3 Credit-Linked Deposits shall be invested so as to earn a return equal to the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

SECTION 2.16 Increased Costs. Except for Taxes, which shall be governed exclusively by Section 2.18:

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Eurocurrency Rate) or Issuing Bank; or

(ii) impose on any Lender or Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans or B/A Drawings made by such Lender or any Letter of Credit or participation therein or any Tranche C-3 Credit-Linked Deposit;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan or obtaining funds for the purchase of B/As (or of maintaining its obligation to make any such Loan or to accept and purchase B/As) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or any Tranche C-3 Credit-Linked Deposit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the applicable Borrower will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, or Tranche C-3 Credit-Linked Deposits of, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers shall pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the U.S. Borrower and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Promptly after any Lender or any Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section 2.16, such Lender or Issuing Bank shall notify the U.S. Borrower thereof. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies the U.S. Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.17 Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by a Borrower pursuant to Section 2.20 or the CAM Exchange, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted Eurocurrency Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurocurrency Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the Eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to such Borrower and shall be conclusive absent manifest error. Such Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.18 Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Documents shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if a Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, any Lender or any Issuing Bank, as applicable, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Any and all payments by or on account of any obligation of the Administrative Agent pursuant to Section 2.23(b) hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Administrative Agent shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the Administrative Agent shall so notify the U.S. Borrower and advise it of the additional amount required to be paid so that the sum payable by the Administrative Agent pursuant to Section 2.23(b) after making all required deductions (including deductions applicable to additional sums payable under this Section) to the Tranche C-3 Lenders is an amount from the Administrative Agent equal to the sum they would have received from the Administrative Agent had no deductions been made, (ii) the U.S. Borrower shall pay such additional amount to the Administrative Agent, (iii) the Administrative Agent shall make all required deductions, (iv) the Administrative Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and (v) the U.S. Borrower shall indemnify, within 10 days after written demand therefor, the Administrative Agent for the full amount of any deductions paid by the Administrative Agent with respect to any payments made on account of any obligation of the Administrative Agent pursuant to Section 2.23(b).

(c) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(d) Each Loan Party shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as applicable, on or with respect to any payment by or on account of any obligation of such Loan Party hereunder or under any other Loan Documents (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Loan Party by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf, on behalf of another Agent or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(e) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Any Foreign Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which a Borrower under a Tranche in which such Lender participates is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Borrower (with a copy to the Administrative Agent), to the extent such Lender is legally entitled to do so, at the time or times prescribed by applicable law or as may reasonably be requested by such Borrower, such properly completed and executed documentation prescribed by applicable law to permit such payments to be made without such withholding tax or at a reduced rate; provided that no Lender shall have any obligation under this paragraph (e) with respect to any withholding Tax imposed by any jurisdiction other than the United States if in the reasonable judgment of such Lender such compliance would subject such Lender to any material unreimbursed cost or expense or would otherwise be disadvantageous to such Lender in any material respect.

(g) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.18, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.18 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent or Lender in good faith and in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Loan Parties or any other person.

SECTION 2.19 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Unless otherwise specified, each Borrower shall make each payment required to be made by it hereunder (whether of principal, face amount of B/As, interest, fees or reimbursement of L/C Disbursements, or of amounts payable under Section 2.16, 2.17 or 2.18, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to such Borrower by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.16, 2.17, 2.18 and 9.05 shall be made directly to the persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document of principal or interest in respect of any Loan or amounts owing in respect of any B/A Drawing (or of any breakage indemnity in respect of any Loan or B/A Drawing) shall be made in the currency of such Loan or B/A Drawing; all other payments hereunder and under each other Loan Document shall be made in U.S. Dollars, except as otherwise expressly provided herein. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) If at any time insufficient funds are received by and available to the Administrative Agent from any Borrower to pay fully all amounts of principal, face amount of B/As, unreimbursed L/C Disbursements, interest and fees then due from such Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal, face amount of B/As and unreimbursed L/C Disbursements then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal, face amount of B/As and unreimbursed L/C Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans, Revolving Facility Loans, amounts owing in respect of B/A Drawings or participations in L/C Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans, Revolving Facility Loans, amounts owing in respect of B/A Drawings and participations in L/C Disbursements and Swingline Loans and accrued interest thereon under any Tranche than the proportion received by any other Lender under such Tranche, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans, Revolving Facility Loans, amounts owing in respect of B/A Drawings and participations in L/C Disbursements and Swingline Loans of other Lenders under such Tranche to the extent necessary so that the benefit of all such payments shall be shared by the Lenders under such Tranche ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans, Revolving Facility Loans, amounts owing in respect of B/A Drawings and participations in L/C Disbursements and Swingline Loans under such Tranche; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant, other than to the U.S. Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph (c) shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of (A) (1) in the case of Loans to the U.S. Borrower, the Federal Funds Effective Rate, (2) in the case of any other Loans or amounts owing in respect of B/A Drawings, the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount, (3) in the case of any other amounts denominated in U.S. Dollars, the Federal Funds Effective Rate, and (4) in the case of any other amount denominated in a currency other than U.S. Dollars, the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount, and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.07(b) or 2.19(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.20 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.16, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18 or 2.23, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans or Tranche C-3 Credit-Linked Deposits hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16, 2.18 or 2.23, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The applicable Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.16, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18 or 2.23, or is a Defaulting Lender, then the U.S. Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the U.S. Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, amounts owing in respect of B/A Drawings and participations in L/C Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal, amounts owing in respect of B/A Drawings and accrued interest and fees) or the applicable Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.18 or 2.23, such assignment will result in a reduction in such compensation or payments. Nothing in this Section 2.20 shall be deemed to prejudice any rights that a Borrower may have against any Lender that is a Defaulting Lender.

(c) If any Lender (i) has failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of Section 9.08 requires the consent of all the Lenders affected and with respect to which the Required Lenders shall have granted their consent or (ii) was in breach of its representation made pursuant to Section 9.22 (any such Lender referred to in clause (i) or (ii), a “Non-Consenting Lender”), then provided no Event of Default then exists, the U.S. Borrower shall have the right (unless in the case of clause (i) such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans, Commitments and unreimbursed Tranche C-3 Credit-Linked Deposits hereunder to one or more assignees reasonably acceptable to the Administrative Agent; provided that: (a) all Obligations of the Borrowers owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment the Borrowers, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04.

SECTION 2.21 Incremental Commitments.

(a) The U.S. Borrower or the Dutch Borrower may, by written notice to the Administrative Agent from time to time, request Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments in an amount not to exceed the Incremental Amount (unless constituting an Extension in accordance with clauses (e) through (i) of this Section 2.21) from one or more Incremental Term Lenders and/or Incremental Revolving Facility Lenders (which may include any existing Lender) willing to provide such Incremental Term Loans and/or Incremental Revolving Facility Loans, as the case may be, in their own discretion; provided that each Incremental Revolving Facility Lender shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld). Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments being requested (which shall be in minimum increments of $1.0 million and a minimum amount of $25.0 million or equal to the remaining Incremental Amount), (ii) the date on which such Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments are requested to become effective (the “Increased

Amount Date”) and (iii) (a) whether such Incremental Term Loan Commitments are to be commitments to make term loans with pricing and/or amortization terms identical to an existing Class of Term Loans or commitments to make term loans with pricing and/or amortization terms different from an existing Class of Term Loans (“Other Term Loans”) and/or (b) whether such Incremental Revolving Facility Commitments are to be Canadian Tranche Commitments, European Tranche Commitments, U.S. Tranche Commitments or commitments to make revolving loans with pricing and/or amortization terms different from the Canadian Tranche Revolving Facility Loans, European Tranche Revolving Facility Loans and U.S. Tranche Revolving Facility Loans (“Other Revolving Facility Loans”).

(b) The U.S. Borrower and each Incremental Term Lender and/or Incremental Revolving Facility Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of such Incremental Term Lender and/or Incremental Revolving Facility Commitment of such Incremental Revolving Facility Lender. Each Incremental Assumption Agreement shall specify the terms of the Incremental Term Loans and/or Incremental Revolving Facility Loans to be made thereunder; provided that (i) the Other Term Loans and Other Revolving Facility Loans shall rank pari passu or junior in right of payment and of security with the Existing Term Loans and Revolving Facility Loans and (except as to pricing and amortization) shall have the same terms as the Existing Term Loans, (ii) the final maturity date of (a) any Other Term Loans shall be no earlier than the latest Term Facility Maturity Date of any then existing Term Loans and (b) any Other Revolving Facility Loans shall be no earlier than the latest Revolving Facility Maturity Date then in effect; provided that any Other Revolving Facility Loans may provide for an acceleration of their maturity to an Early Maturity Test Date if, on such Early Maturity Test Date, the aggregate principal amount of Early Maturity Notes (as defined in clause (a) of such definition) that mature within 91 days after such Early Maturity Test Date exceeds $200.0 million and any Other Term Loans may provide for an acceleration of their maturity to an Early Maturity Test Date if, on such Early Maturity Test Date, the aggregate principal amount of Early Maturity Notes (as defined in clause (b) of such definition) that mature within 91 days after such Early Maturity Test Date exceeds $400.0 million, (iii) the weighted average life to maturity of any Other Term Loans shall be no shorter than the weighted average life to maturity of the Term Loans and (iv) the Other Revolving Facility Loans shall require no scheduled amortization or mandatory commitment reductions prior to the latest Revolving Facility Maturity Date then in effect; provided further that the interest rate margin (which shall be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing such Other Term Loan and/or Other Revolving Facility Loan) in respect of any Other Term Loan and/or Other Revolving Facility Loan shall not be greater than that applicable to the Extended Maturity Term Loans and/or the Committed Extended Revolving Facility Commitment; except that the interest rate margin in respect of any Other Term Loan and/or Other Revolving Facility Loan (which shall be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing such Other Term Loan and/or Other Revolving Facility Loan) may exceed the Applicable Margin for the Extended Maturity Term Loans and/or the Committed Extended Revolving Facility Commitment (which shall, for such purposes only, be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing the Extended Maturity Term Loans and/or the Committed Extended Revolving Facility Commitment), respectively, by no more than  1/2 of 1% (it being understood that any such increase may take the form of original issue discount (“OID”), with OID being equated to the interest rates in a manner reasonably determined by the Administrative Agent based on an assumed four-year life to maturity), or if it does so exceed such Applicable Margin (which shall, for such purposes only, be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing the Extended Maturity Term Loans and/or the Committed Extended Revolving Facility Commitment), such Applicable Margin shall be increased so that the interest rate margin in respect of such Other Term Loan or Other Revolving Facility Loan, as the case may be (which shall be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing such Other Term Loan and/or Other Revolving Facility Loan), is no more than  1/2 of 1% higher than the Applicable Margin for the Extended Maturity Term Loans or the Committed Extended Revolving Facility Commitment, respectively (which shall, for such purposes only, be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing the Extended Maturity Term Loans and/or the Committed Extended Revolving Facility Commitment). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitments and/or Incremental Revolving Loan Commitments evidenced thereby as provided for in Section 9.08(e). Any such deemed amendment may be memorialized in writing by the Administrative Agent with the U.S. Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

(c) Notwithstanding the foregoing, no Incremental Term Loan Commitment or Incremental Revolving Facility Commitment shall become effective under this Section 2.21 unless (i) on the date of such effectiveness, the conditions set forth in paragraphs (b) and (c) of Article IV shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the U.S. Borrower, (ii) the Administrative Agent shall have received legal opinions, board resolutions and other closing certificates and documentation as required by the relevant Incremental Assumption Agreement and consistent with those delivered on the Closing Date under Section 4.02 of the 2005 Credit Agreement and such additional documents and filings (including amendments to the Mortgages and other Security Documents and title endorsement bringdowns) as the Administrative Agent may reasonably require to assure that the Incremental Term Loans and/or Incremental Revolving Facility Loans are secured by the Collateral ratably with (or, to the extent agreed by the applicable Incremental Term Lenders or Incremental Revolving Facility Lenders in the applicable Incremental Assumption Agreement, junior to) the existing Term Loans and Revolving Facility Loans and (iii) the U.S. Borrower would be in Pro Forma Compliance after giving effect to such Incremental Term Loan Commitment and/or Incremental Revolving Facility Commitments and the Incremental Term Loans and/or Incremental Revolving Facility Loans to be made thereunder and the application of the proceeds therefrom as if made and applied on such date.

(d) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans and/or Incremental Revolving Facility Loans (other than Other Term Loans or Other Revolving Facility Loans), when originally made, are included in each Borrowing of outstanding Term Loans or Revolving Facility Loans under the same Tranche on a pro rata basis, and the

Borrowers agree that Section 2.17 shall apply to any conversion of Eurocurrency Loans to ABR Loans or Base Rate Loans reasonably required by the Administrative Agent to effect the foregoing.

(e) Notwithstanding anything to the contrary in Section 2.11(d), 2.12(a) or 2.19(c) (which provisions shall not be applicable to clauses (e) through (i) of this Section 2.21), pursuant to one or more offers made from time to time by any Borrower to all Lenders, on a pro rata basis (based on the aggregate outstanding Term Loans and Revolving Facility Commitments) and on the same terms (“Pro Rata Extension Offers”), each Borrower is hereby permitted to consummate transactions with individual Lenders from time to time to extend the maturity date of such Lender’s Loans and/or Commitments and to otherwise modify the terms of such Lender’s Loans and/or Commitments pursuant to the terms of the relevant Pro Rata Extension Offer (including without limitation increasing the interest rate or fees payable in respect of such Lender’s Loans and/or Commitments and/or modifying the amortization schedule in respect of such Lender’s Loans). For the avoidance of doubt, the reference to “on the same terms” in the preceding sentence shall mean, when comparing Term Loans and Revolving Facility Commitments, that the Term Loans and Revolving Facility Commitments are offered to be extended for the same amount of time (for this purpose interim amortization of the Term Loans in an annual amount of up to 1% of the original principal amount thereof shall not be taken into account) and that the interest rate changes and fees payable with respect to such extension are the same. Any such extension (an “Extension”) agreed to between a Borrower and any such Lender (an “Extending Lender”) will be established under this Agreement by implementing an Incremental Term Loan for such Lender (if such Lender is extending an existing Term Loan (such extended Term Loan, an “Extended Term Loan”)) or an Incremental Revolving Facility Commitment for such Lender (if such Lender is extending an existing Revolving Facility Commitment (such extended Revolving Facility Commitment, an “Extended Revolving Facility Commitment”)).

(f) The applicable Borrower and each Extending Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extended Term Loans and/or Extended Revolving Facility Commitments of such Extending Lender. Each Incremental Assumption Agreement shall specify the terms of the applicable Extended Term Loans and/or Extended Revolving Facility Commitments; provided that (i) except as to interest rates, fees, amortization, final maturity date and participation in prepayments (which shall, subject to clauses (ii) through (v) of this proviso, be determined by the applicable Borrower and set forth in the Pro Rata Extension Offer), the Extended Term Loans shall have (x) the same terms as a Class of existing Term Loans, or (y) such other terms as shall be reasonably satisfactory to the Administrative Agent, (ii) the final maturity date of any Extended Term Loans shall be no earlier than the latest Term Facility Maturity Date for the Existing Term Loans, (iii) the weighted average life to maturity of any Extended Term Loans shall be no shorter than the remaining weighted average life to maturity of the Existing Term Loans, (iv) except as to interest rates, fees and final maturity, any Extended Revolving Facility Commitment shall be a Revolving Facility Commitment with the same terms as a Class of Existing Revolving Facility Loans and (v) any Extended Term Loans and/or Extended Revolving Facility Commitments may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments or commitment reductions hereunder;

provided, however, that (A) the interest rate margins for any Extended Term Loan shall not be greater than the highest interest rate margins that may, under any circumstances, be payable with respect to Extended Maturity Term Loans plus  1/2 of 1% (and the interest rate margins applicable to the Extended Maturity Term Loans shall be increased to the extent necessary to achieve the foregoing), (B) the interest rate margins for any Extended Revolving Facility Commitment shall not be greater than the highest interest rate margins that may, under any circumstances, be payable with respect to the Committed Extended Revolving Facility Commitment plus 1/2 of 1% (and the interest rate margins applicable to the Committed Extended Revolving Facility Commitment shall be increased to the extent necessary to achieve the foregoing) and (C) solely for purposes of the foregoing clauses (A) and (B), the interest rate margins applicable to any Extended Maturity Term Loan or Extended Revolving Facility Commitment shall be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing such Extended Term Loans or Extended Revolving Facility Commitments based on an assumed four-year life to maturity). Upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Extended Term Loans and/or Extended Revolving Facility Commitments evidenced thereby as provided for in Section 9.08(e). Any such deemed amendment may be memorialized in writing by the Administrative Agent with the applicable Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

(g) Upon the effectiveness of any such Extension, the applicable Extending Lender’s Term Loan will be automatically designated an Extended Term Loan and/or such Extending Lender’s Revolving Facility Commitment will be automatically designated an Extended Revolving Facility Commitment. For purposes of this Agreement and the other Loan Documents, (i) if such Extending Lender is extending a Term Loan, such Extending Lender will be deemed to have an Incremental Term Loan having the terms of such Extended Term Loan and (ii) if such Extending Lender is extending a Revolving Facility Commitment, such Extending Lender will be deemed to have an Incremental Revolving Facility Commitment having the terms of such Extended Revolving Facility Commitment.

(h) Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including without limitation this Section 2.21), (i) the aggregate amount of Extended Term Loans and Extended Revolving Facility Commitments will not be included in the calculation of the Incremental Amount, (ii) no Extended Term Loan or Extended Revolving Facility Commitment is required to be in any minimum amount or any minimum increment; provided that any tranche of Extended Term Loans or Extended Revolving Facility Commitments, as the case may be, shall be in a minimum principal amount of $25.0 million, (iii) any Extending Lender may extend all or any portion of its Term Loans and/or Revolving Facility Commitment pursuant to one or more Pro Rata Extension Offers (subject to applicable proration in the case of over participation) (including the extension of any Extended Term Loan and/or Extended Revolving Facility Commitment), (iv) there shall be no condition to any Extension of any Loan or Commitment at any time or from time to time other than notice to the Administrative Agent of such Extension and the terms of the Extended Term Loan or Extended Revolving Facility Commitment implemented thereby, (v) no consent of any Lender or Agent shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to one or more of its Loans and/or Commitments (or a portion thereof) and (B) with respect to any Extension of the Revolving Facility Commitments,

the consent of the Issuing Bank, which consent shall not be unreasonably withheld or delayed and (vi) all Extended Term Loans, Extended Revolving Facility Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents.

(i) Each Extension shall be consummated pursuant to procedures set forth in the associated Pro Rata Extension Offer; provided that the Borrowers shall cooperate with the Administrative Agent prior to making any Pro Rata Extension Offer to establish reasonable procedures with respect to mechanical provisions relating to such Extension, including, without limitation, timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension.

SECTION 2.22 Illegality. If any Lender reasonably determines that any change in law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable lending office to make or maintain any Eurocurrency Loans, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligations of such Lender to make or continue Eurocurrency Loans or to convert ABR Borrowings or Base Rate Borrowings to Eurocurrency Borrowings shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall upon demand from such Lender (with a copy to the Administrative Agent), either convert all Eurocurrency Borrowings of such Lender to ABR Borrowings or Base Rate Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.23 Credit-Linked Deposit Account.

(a) The Tranche C-3 Credit-Linked Deposits shall be held by the Administrative Agent in the Tranche C-3 Credit-Linked Deposit Account, and no party other than the Administrative Agent shall have a right of withdrawal from the Tranche C-3 Credit-Linked Deposit Account or any other right or power with respect to the Tranche C-3 Credit-Linked Deposits, except as expressly set forth in Section 2.05, 2.09 or 2.12. Notwithstanding any provision in this Agreement to the contrary, the sole funding obligation of each Tranche C-3 Lender in respect of its participation in Tranche C-3 Letters of Credit shall be satisfied in full upon the funding of its Tranche C-3 Credit-Linked Deposit on the May 2006 Amendment Effective Date.

(b) Each of the U.S. Borrower, the Administrative Agent, each Issuing Bank issuing any Tranche C-3 Letter of Credit and each Tranche C-3 Lender hereby acknowledges and agrees that each Tranche C-3 Lender is funding its Tranche C-3 Credit-Linked Deposit to the Administrative Agent for application in the manner contemplated by Section 2.05 and that the Administrative Agent has agreed to invest the Tranche C-3 Credit-Linked Deposits so as to earn a return (except during periods when, and to the extent to which, such Tranche C-3 Credit-Linked Deposits are used to cover unreimbursed Tranche C-3 L/C Disbursements, and subject to Section 2.15) for the Tranche C-3 Lenders equal to a rate per annum, reset daily on each Business Day for the period until the next following Business Day, equal to (i) such day’s rate for one month LIBOR deposits (the “Benchmark LIBOR Rate”) computed on the basis of the actual number of days elapsed in a year of 365 days (or 366 days in a leap year) minus (ii) 0.10%. Such interest will be paid to the Tranche C-3 Lenders by the Administrative Agent quarterly in arrears when Letter of Credit fees are payable pursuant to Section 2.13. In addition to the foregoing payments by the Administrative Agent, the U.S. Borrower agrees to make payments to the Tranche C-3 Lenders quarterly in arrears when Letter of Credit fees are payable pursuant to Section 2.13 (and together with the payment of such fees) in an amount equal to 0.10% per annum on the amounts of their respective Tranche C-3 Credit-Linked Deposits.

(c) The U.S. Borrower shall have no right, title or interest in or to the Tranche C-3 Credit-Linked Deposits and no obligations with respect thereto (except for the reimbursement obligations provided in Section 2.05 and the obligation to pay fees as provided in this Section 2.23), it being acknowledged and agreed by the parties hereto that the making of the Tranche C-3 Credit-Linked Deposits by the Tranche C-3 Lenders, the provisions of this Section 2.23 and the application of the Tranche C-3 Credit-Linked Deposits in the manner contemplated by the May 2006 Amendment Agreement and Section 2.05 constitute agreements among the Administrative Agent, each Issuing Bank issuing any Tranche C-3 Letter of Credit and each Tranche C-3 Lender with respect to the funding obligations of each Tranche C-3 Lender in respect of its participation in Tranche C-3 Letters of Credit and do not constitute any loan or extension of credit to the U.S. Borrower.

(d) Subject to the U.S. Borrower’s compliance with the cash-collateralization requirements set forth in Section 2.05(j), the Administrative Agent shall return any remaining Tranche C-3 Credit-Linked Deposits to the Tranche C-3 Lenders following the occurrence of the Tranche C-3 Maturity Date.

SECTION 2.24 Additional Reserve Costs.

(a) If and so long as any Lender is required to make special deposits with the Bank of England, to maintain reserve asset ratios or to pay fees, in each case in respect of such Lender’s Loans, such Lender may require the relevant Borrower to pay, contemporaneously with each payment of interest on each of such Loans, additional interest on such Loans at a rate per annum equal to the Mandatory Costs Rate calculated in accordance with the formula and in the manner set forth in Exhibit G to the November 2006 Credit Agreement; provided that no Lender may request the payment of any amount under this paragraph to the extent resulting from a requirement imposed (other than as provided in Section 2.16) on such Lender by any Governmental Authority (and not on Lenders or any class of Lenders generally) in respect of a concern expressed by such Governmental Authority with such Lender specifically, including with respect to its financial health.

(b) If and so long as any Lender is required to comply with reserve assets, liquidity, cash margin or other requirements of any monetary or other authority (including any such requirement imposed by the European Central Bank or the European System of Central

Banks, but excluding requirements reflected in the Mandatory Costs Rate) in respect of any of such Lender’s Loans such Lender may require the relevant Borrower to pay, contemporaneously with each payment of interest on each of such Lender’s Loans subject to such requirements, additional interest on such Loans at a rate per annum specified by such Lender to be the cost to such Lender of complying with such requirements in relation to such Loans, provided that no Lender may request the payment of any amount under this paragraph to the extent resulting from a requirement imposed (other than as provided in Section 2.16) on such Lender by any Governmental Authority (and not on Lenders or any class of Lenders generally) in respect of a concern expressed by such Governmental Authority with such Lender specifically, including with respect to its financial health.

(c) Any additional interest owed pursuant to paragraph (a) or (b) above shall be determined by the relevant Lender, acting in good faith, which determination shall be conclusive absent manifest error, and notified to the relevant Borrower (with a copy to the Administrative Agent) at least five Business Days before each date on which interest is payable for the relevant Loans, and such additional interest so notified to the relevant Borrower by such Lender shall be payable to such Lender on each date on which interest is payable for such Loans.

ARTICLE III

Representations and Warranties

Each Borrower represents and warrants to each of the Lenders that:

SECTION 3.01 Organization; Powers. Except as set forth on Schedule 3.01 to the November 2006 Credit Agreement, each of Holdings (prior to a Qualified IPO), the U.S. Borrower and each of the Material Subsidiaries (a) is a limited liability company, unlimited company, corporation or partnership duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of each Borrower, to borrow and otherwise obtain credit hereunder.

SECTION 3.02 Authorization. The execution, delivery and performance by Holdings (prior to a Qualified IPO), the U.S. Borrower and each of the Subsidiary Loan Parties of each of the Loan Documents to which it is a party, and the borrowings hereunder and the transactions forming a part of the Transactions (a) have been duly authorized by all corporate, stockholder or limited liability company or partnership action required to be obtained by Holdings, the U.S. Borrower and such Subsidiary Loan Parties and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of Holdings, the U.S. Borrower or any such Subsidiary Loan Parties, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which Holdings, the U.S. Borrower or any such Subsidiary Loan Party is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where, other than in the case of the Existing Second Secured Notes, the New 1-1/2 Lien Notes and the Debentures, any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 3.02, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Holdings (prior to a Qualified IPO), the U.S. Borrower or any such Subsidiary Loan Parties, other than the Liens created by the Loan Documents and Liens permitted by Section 6.02.

SECTION 3.03 Enforceability. This Agreement has been duly executed and delivered by Holdings and each Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (iii) implied covenants of good faith and fair dealing and (iv) except to the extent set forth in the applicable Foreign Pledge Agreements, any foreign laws, rules and regulations as they relate to pledges of Equity Interests in Foreign Subsidiaries that are not Loan Parties.

SECTION 3.04 Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for (a) the filing of Uniform Commercial Code financing statements and equivalent filings in foreign jurisdictions, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions, (c) recordation of the Mortgages, (d) such as have been made or obtained and are in full force and effect, (e) such other actions, consents and approvals with respect to which the failure to be obtained or made could not reasonably be expected to have a Material Adverse Effect and (f) filings or other actions listed on Schedule 3.04 to the November 2006 Credit Agreement.

SECTION 3.05 Financial Statements.

(a) The U.S. Borrower has heretofore furnished to the Lenders:

(i) The unaudited pro forma combined balance sheet (the “Pro Forma Balance Sheet”) and the related pro forma combined statements of operations (the “Pro Forma Income Statements” and, together with the Pro Forma Balance Sheet, the “Pro Forma

Financial Statements”) of the U.S. Borrower, together with its consolidated subsidiaries, in the case of the Pro Forma Balance Sheet, as at June 30, 2006, and in the case of the Pro Forma Income Statements, for the six months ended June 30, 2006 and the twelve months ended December 31, 2005 (in each case including the notes thereto), copies of which have heretofore been furnished to each Lender (via inclusion in the November 2006 Information Memorandum), have been prepared giving effect to the Transactions as set forth in the November 2006 Information Memorandum (as if such events had occurred, in the case of the Pro Forma Balance Sheet, on such date and, in the case of the Pro Forma Income Statements, on the first date of such six- or twelve-month period, as applicable). The Pro Forma Financial Statements have been prepared in good faith based on assumptions believed by Holdings and the U.S. Borrower to have been reasonable as of the date of delivery thereof (it being understood that such assumptions are based on good faith estimates of certain items and that the actual amount of such items is subject to change). The Pro Forma Balance Sheet presents fairly in all material respects on a pro forma basis the estimated financial position of the U.S. Borrower and its consolidated subsidiaries as at June 30, 2006, assuming that the events specified in the second preceding sentence had actually occurred at such date, and the Pro Forma Income Statements present fairly in all material respects on a pro forma basis the results of operations of U.S. Borrower and its consolidated subsidiaries for such six- or twelve-month period, as applicable, assuming that the events specified in the second preceding sentence had actually occurred on the first day of such six- or twelve-month period, as applicable.

(ii) The financial statements (other than the Pro Forma Financial Statements) set forth in the Existing Second Secured Notes Offering Memorandum present fairly the financial condition and results of operations of each of the Combined Group, the Canadian Borrower, the U.S. Borrower, RSM and the German Guarantor, as applicable, as of and on such dates set forth on such financial statements (subject, in the case of interim financial statements, to normal year-end audit adjustments). All such financial statements have been prepared in accordance with GAAP applied consistently throughout the periods involved (subject to (i) in the case of interim financial statements, normal year-end adjustments, (ii) adjustments, reclassifications and exceptions set forth in the 2005 Transaction Agreement and the schedules and exhibits thereto and (iii) in the case of interim financial statements, the absence of notes) except as disclosed therein.

(b) None of the U.S. Borrower or the Subsidiaries has any material Guarantees, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the financial statements referred to in the preceding clauses (a)(i) and (ii). During the period from December 31, 2005, to and including the Amendment Effective Date there has been no disposition by any of Holdings or any of its subsidiaries of any material part of its business or property that is not reflected in the financial statements referred to in the preceding clauses (a)(i) and (ii).

SECTION 3.06 No Material Adverse Change or Material Adverse Effect. Since December 31, 2005, there has been no event, development or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 3.07 Title to Properties; Possession Under Leases.

(a) Each of the U.S. Borrower and the Subsidiaries has valid fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all its properties and assets (including all Mortgaged Properties), except for minor defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title, interests or easements could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets held in fee simple are free and clear of Liens, other than Liens expressly permitted by Section 6.02 or arising by operation of law.

(b) None of the U.S. Borrower or the Subsidiaries have defaulted under any leases to which it is a party, except for such defaults as would not reasonably be expected to have a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.07(b) to the November 2006 Credit Agreement, each of the U.S. Borrower and each of the Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Each of the U.S. Borrower and the Subsidiaries owns or possesses, or could obtain ownership or possession of or rights under, on terms not materially adverse to it, all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary for the present conduct of its business, without any conflict (of which the U.S. Borrower has been notified in writing) with the rights of others, and free from any burdensome restrictions on the present conduct of the their businesses, except where such conflicts and restrictions could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) As of the November 2006 Amendment Effective Date, none of the U.S. Borrower or the Subsidiaries has received any written notice of any pending or contemplated condemnation proceeding affecting any material portion of the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation that remains unresolved as of the November 2006 Amendment Effective Date.

(e) None of the U.S. Borrower or the Subsidiaries is obligated on the November 2006 Amendment Effective Date under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein, except as permitted under Section 6.02 or 6.05.

SECTION 3.08 Subsidiaries.

(a) Schedule 3.08(a) sets forth as of the Amendment Effective Date the name and jurisdiction of incorporation, formation or organization of each subsidiary of Holdings and, as to each such subsidiary, the percentage of each class of Equity Interests owned by Holdings or by any such subsidiary.

(b) As of the Amendment Effective Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of Holdings, any Borrower or any of the Subsidiaries, except rights of employees to purchase Equity Interests of Holdings in connection with the 2005 Transactions or as set forth on Schedule 3.08(b).

(c) As of the Amendment Effective Date, no direct or indirect subsidiary of the U.S. Borrower is an Indenture Restricted Subsidiary.

SECTION 3.09 Litigation; Compliance with Laws.

(a) As of the November 2006 Amendment Effective Date except as set forth on Schedule 3.09 to the November 2006 Credit Agreement, there are no actions, suits or proceedings at law or in equity or, to the knowledge of any Borrower, investigations by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of any Borrower, threatened in writing against or affecting Holdings (prior to a Qualified IPO) or any Borrower or any of its subsidiaries or any business, property or rights of any such person (i) that involve any Loan Document or the Transactions or (ii) as to which an adverse determination is reasonably probable and which, if adversely determined, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially adversely affect the Transactions. On the Amendment Effective Date and on the date of any Borrowing after the November 2006 Amendment Effective Date, there are no actions, suits or proceedings at law or in equity or, to the knowledge of any Borrower, investigations by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of any Borrower, threatened in writing against or affecting Holdings (prior to a Qualified IPO) or any Borrower or any of its subsidiaries or any business, property or rights of any such person as to which an adverse determination is reasonably probable and which, if adversely determined, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) None of Holdings (prior to a Qualified IPO), the U.S. Borrower, the Subsidiaries or their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permit, but excluding any Environmental Laws, which are covered by Section 3.16) or any restriction of record or agreement affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.10 Federal Reserve Regulations.

(a) None of Holdings (prior to a Qualified IPO), the U.S. Borrower or the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

SECTION 3.11 Investment Company Act. None of Holdings (prior to a Qualified IPO), the U.S. Borrower or the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.12 Use of Proceeds. The proceeds of the Revolving Facility Loans will be used for general corporate purposes (including for Permitted Business Acquisitions). The Borrowers will use the proceeds of the Swingline Loans, and may request the issuance of Letters of Credit, solely for general corporate purposes (including for the back-up or replacement of existing letters of credit).

SECTION 3.13 Tax Returns. Except as would not reasonably be expected to have a Material Adverse Effect and except as set forth on Schedule 3.13 to the November 2006 Credit Agreement:

(a) Each of Holdings (prior to a Qualified IPO), the U.S. Borrower and the Subsidiaries (i) has timely filed or caused to be timely filed all federal, state, local and non-U.S. Tax returns required to have been filed by it that are material to such companies taken as a whole and each such Tax return is true and correct in all material respects and (ii) has timely paid or caused to be timely paid all Taxes shown thereon to be due and payable by it and all other material Taxes or assessments, except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which Holdings (prior to a Qualified IPO), the U.S. Borrower or any of the Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP;

(b) Each of Holdings (prior to a Qualified IPO), the U.S. Borrower and the Subsidiaries has paid in full or made adequate provision (in accordance with GAAP) for the payment of all Taxes due with respect to all periods or portions thereof ending on or before the November 2006 Amendment Effective Date (except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which Holdings, the U.S. Borrower or any of the Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP); and

(c) as of the November 2006 Amendment Effective Date, with respect to each of Holdings, the U.S. Borrower and the Subsidiaries, (i) there are no claims being asserted in writing with respect to any Taxes, (ii) no presently effective waivers or extensions of statutes of limitations with respect to Taxes have been given or requested and (iii) no Tax returns are being examined by, and no written notification of intention to examine has been received from, the Internal Revenue Service or any other Taxing Authority.

SECTION 3.14 No Material Misstatements.

(a) All written information (other than the Projections, estimates and information of a general economic nature or general industry nature) (the “Information”) concerning Holdings, the U.S. Borrower, the Subsidiaries, the Transactions and any other transactions contemplated hereby included in the Information Memorandum or otherwise prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby, when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Lenders and as of the Amendment Effective Date and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made.

(b) Any Projections and estimates and information of a general economic nature prepared by or on behalf of the U.S. Borrower or any of its representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby (i) have been prepared in good faith based upon assumptions believed by the U.S. Borrower to be reasonable as of the date thereof (it being understood that actual results may vary materially from the Projections), as of the date such Projections and estimates were furnished to the Initial Lenders and as of the Amendment Effective Date, and (ii) as of the Amendment Effective Date, have not been modified in any material respect by the U.S. Borrower.

SECTION 3.15 Employee Benefit Plans.

(a) Except as disclosed on Schedule 3.15 to the November 2006 Credit Agreement and except as to matters that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) each of Holdings (prior to a Qualified IPO), the U.S. Borrower, the Subsidiaries and the ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder and any similar applicable law; (ii) no Reportable Event has occurred during the past five years as to which Holdings (prior to a Qualified IPO), the U.S. Borrower, a Subsidiary or any ERISA Affiliate was required to file a report with the PBGC, other than reports that have been filed; (iii) the present value of all benefit liabilities under each Plan of Holdings (prior to a Qualified IPO), the U.S. Borrower, the Subsidiaries and the ERISA Affiliates (based on those assumptions used to fund such Plan), as of the last annual valuation date applicable thereto for which a valuation is available, does not exceed the value of the assets of such Plan, and the present value of all benefit liabilities of all underfunded Plans (based on those assumptions used to fund each such Plan), as of the last annual valuation dates applicable thereto for which valuations are available, does not exceed the value of the assets of all such underfunded Plans; (iv) no ERISA Event has occurred or is reasonably expected to occur; and (v) none of Holdings (prior to a Qualified IPO), the U.S.

Borrower, the Subsidiaries or the ERISA Affiliates has received any written notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, or has knowledge that any Multiemployer Plan is reasonably expected to be in reorganization or to be terminated.

(b) Each of Holdings (prior to a Qualified IPO), the U.S. Borrower and the Subsidiaries is in compliance (i) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan or other employee benefit plan governed by the laws of a jurisdiction other than the United States and (ii) with the terms of any such plan, except, in each case, for such noncompliance that could not reasonably be expected to have a Material Adverse Effect.

(c) None of Holdings (prior to a Qualified IPO), the U.S. Borrower or any of the Subsidiaries is or has at any time been an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme that is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993), and none of Holdings (prior to a Qualified IPO), the U.S. Borrower or any of the Subsidiaries is or has at any time been “connected” with or an “associate” of (as those terms are used in sections 39 and 43 of the Pensions Act 2004) such an employer, other than any such scheme, connection or association that could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.16 Environmental Matters. Except as disclosed on Schedule 3.16 to the November 2006 Credit Agreement and except as to matters that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (i) no written notice, request for information, order, complaint or penalty has been received by the U.S. Borrower or any of the Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the knowledge of Holdings (prior to a Qualified IPO), the U.S. Borrower or any of the Subsidiaries, threatened, that allege a violation of or liability under any Environmental Laws, in each case relating to the U.S. Borrower or any of the Subsidiaries, (ii) each of the U.S. Borrower and the Subsidiaries has obtained and maintained all permits, licenses and other approvals necessary for its operations to comply with all Environmental Laws and is, and during the term of all applicable statutes of limitation, has been, in compliance with the terms of such permits, licenses and other approvals and with all other Environmental Laws, (iii) there has been no material written environmental assessment or audit conducted since January 1, 2002, by the U.S. Borrower or any of the Subsidiaries of any property currently owned or leased by the U.S. Borrower or any of the Subsidiaries that has not been made available to the Administrative Agent prior to the date hereof, (iv) to the knowledge of Holdings (prior to a Qualified IPO), the U.S. Borrower or any of the Subsidiaries, no Hazardous Material is located at, on or under any property currently or, to the knowledge of any Borrower, formerly owned, operated or leased by the U.S. Borrower or any of its Subsidiaries that would reasonably be expected to give rise to any cost, liability or obligation of the U.S. Borrower or any of the Subsidiaries under any Environmental Laws, and no Hazardous Material has been generated, owned, treated, stored, handled or controlled by the U.S. Borrower or any of its Subsidiaries and transported to or Released at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of the U.S. Borrower or any of the Subsidiaries under any Environmental Laws, and (v) there are no written agreements in which the U.S. Borrower or any of the Subsidiaries has expressly assumed or undertaken responsibility, and such assumption or undertaking of responsibility has not expired or otherwise terminated, for any known or reasonably likely liability or obligation of any other person arising under or relating to Environmental Laws, which in any such case has not been made available to the Administrative Agent prior to the date hereof.

SECTION 3.17 Security Documents.

(a) The Collateral Agreement is effective to create in favor of the Administrative Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof to the extent intended to be created thereby. In the case of the Pledged Collateral described in the Collateral Agreement, when certificates or promissory notes, as applicable, representing such Pledged Collateral are delivered to the Administrative Agent, and in the case of the other Collateral described in the Collateral Agreement (other than the Intellectual Property (as defined in the Collateral Agreement)), when financing statements and other filings specified on Schedule 6 of the Perfection Certificate with respect to the U.S. Borrower in appropriate form are filed in the offices specified on Schedule 6 of the Perfection Certificate with respect to the U.S. Borrower, the Administrative Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in (to the extent required thereby), all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Obligations to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, in each case prior and superior in right to any other person (except, in the case of Collateral other than Pledged Collateral, Liens permitted by Section 6.02 and Liens having priority by operation of law).

(b) [reserved].

(c) [reserved].

(d) When the Collateral Agreement or a summary thereof is properly filed in the United States Patent and Trademark Office and the United States Copyright Office, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in paragraph (a) above, the Administrative Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in the domestic Intellectual Property (to the extent intended to be created thereby), in each case prior and superior in right to any other person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the grantors thereunder after the Closing Date) except Liens permitted by Section 6.02 and Liens having priority by operation of Law.

(e) [reserved].

(f) Each Foreign Pledge Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof to the fullest extent permissible under applicable law. In the case of the Pledged Collateral described in a Foreign Pledge Agreement, when certificates representing such Pledged Collateral (if any) are delivered to the Administrative Agent, the Administrative Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for (i) in the case of Pledged Collateral owned by Domestic Loan Parties, the Obligations and (ii) in the case of Pledged Collateral owned by Foreign Subsidiary Loan Parties, all Obligations of Foreign Subsidiary Loan Parties, in each case (subject to Section 6.02) prior and superior in right to any other person and, in respect of Foreign Security Documents only, subject to (A) registration of undisclosed pledges and, where applicable, pledges of tangible assets with the governmental tax authorities, (B) recordation of notarial share pledges in the relevant shareholders registers, (C) execution and recordation of notarial mortgages in the relevant land registries, (D) recordation of intellectual property pledges with the relevant intellectual property registers and (E) notification of debtors of certain receivables.

(g) [reserved].

(h) The Mortgages executed and delivered on the Closing Date are, and the Mortgages executed and delivered after the Closing Date pursuant to Section 5.10 shall be, effective to create in favor of the Administrative Agent (for the benefit of the Secured Parties) a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgages are filed or recorded in the proper real estate filing or recording offices, the Administrative Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and, to the extent applicable, subject to Section 9-315 of the Uniform Commercial Code, the proceeds thereof, in each case prior and superior in right to any other person, other than with respect to the rights of a person pursuant to Liens permitted by Section 6.02 and Liens having priority by operation of law.

(i) After taking the actions specified for perfection therein, each Security Document (excluding the Collateral Agreement, the Foreign Pledge Agreements, and the Mortgages, each of which is covered by another paragraph of this Section 3.17), when executed and delivered, will be effective under applicable law to create in favor of the Administrative Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral subject thereto (to the extent intended to be created thereby), and will constitute a fully perfected Lien on and security interest in all right, title and interest of the Loan Parties in the Collateral subject thereto (to extent required thereby), prior and superior to the rights of any other person, except for rights secured by Liens permitted by Section 6.02 and Liens having priority by operation of law.

(j) Notwithstanding anything herein (including this Section 3.17) or in any other Loan Document to the contrary, other than to the extent set forth in the applicable Foreign Pledge Agreements, no Borrower or any other Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary that is not a Loan Party, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign law.

SECTION 3.18 Location of Real Property. The Perfection Certificate lists completely and correctly as of the Amendment Effective Date all material real property owned by Holdings, the U.S. Borrower and the Subsidiary Loan Parties and the addresses thereof. As of the Closing Date, Holdings, the U.S. Borrower and the Subsidiary Loan Parties own in fee all the real property set forth as being owned by them on such Schedules.

SECTION 3.19 Solvency.

(a) Immediately after giving effect to the Transactions, (i) the fair value of the assets of each Borrower (individually) and Holdings, the U.S. Borrower and the Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of each Borrower (individually) and Holdings, the U.S. Borrower and the Subsidiaries on a consolidated basis, respectively; (ii) the present fair saleable value of the property of each Borrower (individually) and Holdings, the U.S. Borrower and the Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of each Borrower (individually) and Holdings, the U.S. Borrower and the Subsidiaries on a consolidated basis, respectively, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Borrower (individually) and Holdings, the U.S. Borrower and the Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) each Borrower (individually) and Holdings, the U.S. Borrower and the Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Amendment Effective Date.

(b) None of Holdings (prior to a Qualified IPO) or any Borrower intends to, or believes that it or any Subsidiary Loan Party will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such Subsidiary Loan Party and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary Loan Party.

SECTION 3.20 Labor Matters. Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or threatened against Holdings (prior to a Qualified IPO), the U.S. Borrower or any of the Subsidiaries; (b) the hours worked and payments made to employees of Holdings (prior to a Qualified IPO), the U.S. Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; (c) all payments due from Holdings (prior to a Qualified IPO), the U.S. Borrower or any of the Subsidiaries or for which any claim may be made against Holdings (prior to a Qualified IPO), the U.S. Borrower or any of the Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Holdings (prior to a Qualified IPO), the U.S. Borrower or such Subsidiary to the extent required by GAAP; and (d) Holdings (prior to a Qualified IPO), the U.S. Borrower and the Subsidiaries are in compliance with all applicable laws, agreements, policies, plans and programs relating to employment and employment practices. Except as would not reasonably be expected to have a Material Adverse Effect and except as set forth on Schedule 3.20 to the November 2006 Credit

Agreement, consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings (prior to a Qualified IPO), the U.S. Borrower or any of the Subsidiaries (or any predecessor) is a party or by which Holdings (prior to a Qualified IPO), the U.S. Borrower or any of the Subsidiaries (or any predecessor) is bound.

SECTION 3.21 Insurance. Schedule 3.21 sets forth a true, complete and correct description of all material insurance maintained by or on behalf of Holdings, the U.S. Borrower or the Subsidiaries as of the Amendment Effective Date. As of such date, such insurance is in full force and effect. The U.S. Borrower believes that the insurance maintained by or on behalf of Holdings (prior to a Qualified IPO), the U.S. Borrower and the Subsidiaries is adequate.

SECTION 3.22 [reserved].

SECTION 3.23 First-Lien Indebtedness. The Obligations (other than Obligations in respect of the Tranche C-2A Term Loans, Tranche C-2B Term Loans, the Tranche C-5A Term Loans, the Tranche C-5B Term Loans, the Tranche C-6A Term Loans, the Tranche C-6B Term Loans, the Tranche C-7A Term Loans and the Tranche C-7B Term Loans) constitute (i) “First-Lien Indebtedness” (or the equivalent thereof) under and as defined in the Existing Second Lien Intercreditor Agreement, the New 1-1/2 Lien Intercreditor Agreement and each other Intercreditor Agreement entered into by the Administrative Agent and a representative of the holders of Indebtedness secured by Liens pursuant to Section 6.02(w) or Section 6.02(ii)(x)(A) or (y) and (ii) “First-Priority Lien Obligations” (or the equivalent thereof) under the Existing Second Secured Notes Documents and the New 1-1/2 Lien Notes Documents and with respect to any Permitted Refinancing Indebtedness with respect to the Existing Second Secured Notes or the New 1-1/2 Lien Notes, and with respect to any Indebtedness secured by Liens pursuant to Section 6.02(w) or Section 6.02(ii)(x)(A).

SECTION 3.24 Dutch Banking Act. The Dutch Borrower is in compliance with the applicable provisions of the Dutch Financial Supervisory Act.

ARTICLE IV

Conditions of Lending

The obligations of (a) the Lenders (including the Swingline Lender) to make Loans, accept and purchase or arrange for the acceptance and purchase of B/As and fund Tranche C-3 Credit-Linked Deposits and (b) any Issuing Bank to issue, amend, extend or renew Letters of Credit or increase the stated amounts of Letters of Credit hereunder (each, a “Credit Event”) are subject to the satisfaction of the following conditions on the date of any such Borrowing or B/A Drawing or on the date of any such issuance, amendment, extension or renewal of a Letter of Credit, as the case may be:

(a) The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given in accordance with the last paragraph of Section 2.03) or, in the case of a

B/A, a request therefor as required by Section 2.06(c) or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.05(b).

(b) The representations and warranties set forth in the Loan Documents shall be true and correct in all material respects, in each case on and as of the date of such Borrowing, B/A Drawing or issuance, amendment, extension or renewal of a Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any (i) increase in the stated amount of such Letter of Credit or (ii) extension of the expiration of such Letter of Credit), as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects, as of such earlier date).

(c) At the time of and immediately after such Borrowing, B/A Drawing or issuance, amendment, extension or renewal of a Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any (i) increase in the stated amount of such Letter of Credit or (ii) extension of the expiration of such Letter of Credit), as applicable, no Event of Default or Default shall have occurred and be continuing.

Each Borrowing and B/A Drawing and each issuance, amendment, extension or renewal of a Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any (i) increase in the stated amount of such Letter of Credit or (ii) extension of the expiration of such Letter of Credit) shall be deemed to constitute a representation and warranty by each of the Borrowers on the date of such Borrowing, issuance, amendment, extension or renewal as applicable, as to the matters specified in paragraphs (b) and (c) of Article IV.

ARTICLE V

Affirmative Covenants

Each Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, each Borrower will, and will cause each of the Material Subsidiaries to:

SECTION 5.01 Existence; Businesses and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, (i) except as otherwise expressly permitted under Section 6.05, (ii) except for the liquidation or dissolution of Subsidiaries if the assets of such

Subsidiaries to the extent they exceed estimated liabilities are acquired by the U.S. Borrower or a Wholly Owned Subsidiary of the U.S. Borrower in such liquidation or dissolution; provided that Subsidiaries that are Loan Parties may not be liquidated into Subsidiaries that are not Loan Parties, and (iii) except (other than with respect to the Borrowers) where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b) Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business, (ii) comply in all material respects with all material applicable laws, rules, regulations (including any zoning, building, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Mortgaged Properties) and judgments, writs, injunctions, decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, and (iii) at all times maintain and preserve all material property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement).

SECTION 5.02 Insurance.

(a) Maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations and, with respect to the Collateral of the Domestic Loan Parties, and, with respect to the Collateral of the Foreign Subsidiary Loan Parties, to the extent such concept or a concept comparable thereto exists in the relevant jurisdiction of any Foreign Subsidiary Loan Party, cause all such property and property casualty insurance policies to be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable endorsement (or comparable provision applicable in the relevant foreign jurisdiction), in form and substance reasonably satisfactory to the Administrative Agent.

(b) In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

(i) none of the Administrative Agent, the Lenders, any Issuing Bank and their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (a) the Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (b) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Lenders, any Issuing Bank or their agents or employees. If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then each Borrower hereby agrees, to the extent permitted by law, to waive, and to cause each of their Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent, the Lenders, any Issuing Bank and their agents and employees; and

(ii) the designation of any form, type or amount of insurance coverage by the Administrative Agent under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Administrative Agent or the Lenders that such insurance is adequate for the purposes of the business of Holdings (prior to a Qualified IPO), the U.S. Borrower and the Subsidiaries or the protection of their properties.

SECTION 5.03 Taxes. Pay and discharge promptly when due all material Taxes imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings, and the U.S. Borrower or the affected Subsidiary, as applicable, shall have set aside on its books adequate reserves in accordance with GAAP with respect thereto.

SECTION 5.04 Financial Statements, Reports, etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a) within 90 days (or, if applicable, such shorter period as the SEC shall specify for the filing of Annual Reports on Form 10-K or, if applicable, such longer period permitted under Rule 12b-25 under the Exchange Act) after the end of each fiscal year, (i) a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the U.S. Borrower and its subsidiaries as of the close of such fiscal year and the consolidated results of its operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year and (ii) management’s discussion and analysis of significant operational and financial developments during such fiscal year, which consolidated balance sheet and related statements of operations, cash flows and owners’ equity shall be audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the U.S. Borrower and its subsidiaries on a consolidated basis in accordance with GAAP (it being understood that the delivery by the U.S. Borrower of Annual Reports on Form 10-K of the U.S. Borrower and its consolidated subsidiaries shall satisfy the requirements of this Section 5.04(a) to the extent such Annual Reports include the information specified herein);

(b) within 45 days (or, if applicable, such shorter period as the SEC shall specify for the filing of Quarterly Reports on Form 10-Q or, if applicable, such longer period permitted under Rule 12b-25 under the Exchange Act) after the end of each of the first three fiscal quarters of each fiscal year, (i) a consolidated balance sheet and related statements of operations and cash flows showing the financial position of the U.S. Borrower and its subsidiaries as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year and (ii) management’s discussion and analysis of significant operational and financial developments during such quarterly period, all of which shall be in reasonable detail and which consolidated balance sheet and related statements of operations and cash flows shall be certified by a Financial Officer of the U.S. Borrower on behalf of the U.S. Borrower as fairly presenting, in all material respects, the financial position and results of operations of the U.S. Borrower and its subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) (it being understood that the delivery by the U.S. Borrower of Quarterly Reports on Form 10-Q of the U.S. Borrower and its consolidated subsidiaries shall satisfy the requirements of this Section 5.04(b) to the extent such Quarterly Reports include the information specified herein);

(c) (x) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer of the U.S. Borrower (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) setting forth computations of the Consolidated Leverage Ratio in reasonable detail as of the end of the applicable fiscal period and (iii) setting forth computations in reasonable detail demonstrating compliance with the covenant contained in Section 6.11 and (y) concurrently with any delivery of financial statements under paragraph (a) above, if the accounting firm agrees to provide such report after the U.S. Borrower’s commercially reasonable efforts to obtain such report, a report of the accounting firm opining on or certifying such statements stating whether they obtained knowledge during the course of their examination of such statements of any Default or Event of Default resulting from non-compliance with the covenant contained in Section 6.11 (which certificate may be limited to accounting matters and disclaims responsibility for legal interpretations);

(d) promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by Holdings (prior to a Qualified IPO), the U.S. Borrower or any of its subsidiaries with the SEC, or after an initial public offering, distributed to its stockholders generally, as applicable; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this clause (d) shall be deemed delivered for purposes of this Agreement when posted to the website of the U.S. Borrower;

(e) if, as a result of any change in accounting principles and policies from those as in effect on the November 2006 Amendment Effective Date, the consolidated financial statements of the U.S. Borrower and its subsidiaries delivered pursuant to paragraph (a) or (b) above will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such clauses had no such change in accounting principles and policies been made, then, together with the first delivery of financial statements pursuant to paragraph (a) and (b) above following such change, a schedule prepared by a Financial Officer on behalf of the U.S. Borrower reconciling such changes to what the financial statements would have been without such changes;

(f) within 90 days after the beginning of each fiscal year, a detailed consolidated quarterly budget for such fiscal year and, as soon as available, significant revisions, if any, of such budget and quarterly projections with respect to such fiscal year, including a description of underlying assumptions with respect thereto (collectively, the “Budget”);

(g) [reserved];

(h) upon the reasonable request of the Administrative Agent, deliver an updated Perfection Certificate (or, to the extent such request relates to specified information contained in the Perfection Certificate, such information) reflecting all changes since the date of the information most recently received pursuant to this paragraph (h) or Section 5.10(f);

(i) promptly, a copy of all reports submitted to the Board of Directors (or any committee thereof) of any of the U.S. Borrower or any Subsidiary in connection with any material interim or special audit made by independent accountants of the books of the U.S. Borrower or any Subsidiary;

(j) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings (prior to a Qualified IPO), the U.S. Borrower or any of its subsidiaries, or compliance with the terms of any Loan Document, or such consolidating financial statements, as in each case the Administrative Agent may reasonably request (for itself or on behalf of any Lender); and

(k) promptly upon request by the Administrative Agent, copies of: (i) each Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) filed with the Internal Revenue Service with respect to a Plan; (ii) the most recent actuarial valuation report for any Plan; (iii) all notices received from a Multiemployer Plan sponsor, a plan administrator or any governmental agency, or provided to any Multiemployer Plan by Holdings (prior to a Qualified IPO), the U.S. Borrower, a Subsidiary or any ERISA Affiliate, concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan or Multiemployer Plan as the Administrative Agent shall reasonably request.

SECTION 5.05 Litigation and Other Notices. Furnish to the Administrative Agent written notice of the following promptly after any Responsible Officer of Holdings (prior to a Qualified IPO) or any Borrower obtains actual knowledge thereof:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Holdings (prior to a Qualified IPO), the U.S. Borrower or any of its subsidiaries as to which an adverse determination is reasonably probable and that, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c) any other development specific to Holdings (prior to a Qualified IPO), the U.S. Borrower or any of its subsidiaries that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect; and

(d) the development of any ERISA Event that, together with all other ERISA Events that have developed or occurred, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.06 Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03.

SECTION 5.07 Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with GAAP and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of Holdings (prior to a Qualified IPO), any Borrower or any of the Subsidiaries at reasonable times, upon reasonable prior notice to Holdings (prior to a Qualified IPO) or such Borrower, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to Holdings (prior to a Qualified IPO) or such Borrower to discuss the affairs, finances and condition of Holdings (prior to a Qualified IPO), any Borrower or any of the Subsidiaries with the officers thereof and independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract).

SECTION 5.08 Use of Proceeds. Use the proceeds of the Loans in the manner set forth in Section 3.12.

SECTION 5.09 Compliance with Environmental Laws. Comply with all Environmental Laws applicable to its operations and properties; and comply with and obtain and renew all material permits, licenses and other approvals required pursuant to Environmental Law for its operations and properties, except, in each case with respect to this Section 5.09, to the extent the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.10 Further Assurances; Additional Mortgages.

(a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents and recordings of Liens in stock registries), that may be required under any applicable law, or that the Administrative Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties, and provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) If any asset (other than real property, which is covered by Section 5.10(c) below) that has an individual fair market value in an amount greater than $15.0 million is acquired by Holdings (prior to a Qualified IPO), any Borrower or any other Loan Party after the Amendment Effective Date or owned by an entity at the time it becomes a Subsidiary Loan Party (in each case other than assets constituting Collateral under a Security Document that become subject to the Lien of such Security Document upon acquisition thereof and other than assets that (i) are subject to secured financing arrangements containing restrictions permitted by Section 6.09(c) pursuant to which a Lien on such assets securing the Obligations is not permitted or (ii) are not required to become subject to the Liens of the Administrative Agent pursuant to Section 5.10(g) or the Security Documents), cause such asset to be subjected to a Lien securing the Obligations and take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties, and all subject to paragraph (g) below.

(c) Promptly notify the Administrative Agent of the acquisition of, and, upon the written request of the Administrative Agent, grant and cause each of the Subsidiary Loan Parties to grant to the Administrative Agent security interests and mortgages in, such real property of the U.S. Borrower or any such Subsidiary Loan Parties as are not covered by the original Mortgages (other than assets that (i) are subject to permitted secured financing arrangements containing restrictions permitted by Section 6.09(c) pursuant to which a Lien on such assets securing the Obligations is not permitted or (ii) are not required to become subject to the Liens of the Administrative Agent pursuant to Section 5.10(g) or the Security Documents), to the extent acquired after the Amendment Effective Date and having a value at the time of acquisition in excess of $15.0 million pursuant to documentation in such form as is reasonably satisfactory to the Administrative Agent (each, an “Additional Mortgage”) and constituting valid and enforceable perfected Liens superior to and prior to the rights of all third persons subject to no other Liens except as are permitted by Section 6.02 or arising by operation of law, at the time of perfection thereof, record or file, and cause each such Subsidiary to record or file, the Additional Mortgage or instruments related thereto in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens in favor of the Administrative Agent required to be granted pursuant to the Additional Mortgages and pay, and cause each such Subsidiary to pay, in full, all Taxes, fees and other charges payable in connection therewith, in each case subject to paragraph (g) below. Unless otherwise waived by the Administrative Agent, with respect to each such Additional Mortgage, the U.S. Borrower shall deliver to the Administrative Agent contemporaneously therewith a title insurance policy and a survey meeting the requirements of subsection (g) of the definition of the term “Collateral and Guarantee Requirement” if reasonably available with respect to property outside the United States.

(d) If any newly formed or acquired or any existing direct or indirect Subsidiary of Holdings (prior to a Qualified IPO) or the U.S. Borrower (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary being deemed to constitute the acquisition of a Subsidiary) becomes a Subsidiary Loan Party, within fifteen Business Days after the date such Subsidiary becomes a Subsidiary Loan Party, notify the Administrative Agent and the Lenders thereof and, within 30 Business Days after the date such Subsidiary becomes a Subsidiary Loan Party or such longer period as the Administrative Agent shall agree, cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party, subject to Section 5.10(g).

(e) If any newly formed or acquired or any existing Foreign Subsidiary of Holdings (prior to a Qualified IPO) or the U.S. Borrower (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary being deemed to constitute the acquisition of a Subsidiary) becomes a “first tier” Material Foreign Subsidiary of any Loan Party, within fifteen Business Days after the date such Subsidiary becomes a Material Foreign Subsidiary, notify the Administrative Agent and the Lenders thereof and, within 30 Business Days after the date such Subsidiary becomes a Material Foreign Subsidiary of any Loan Party or such longer period as the Administrative Agent shall agree, cause the Collateral and Guarantee Requirement to be satisfied with respect to any Equity Interest in such Subsidiary owned by or on behalf of any Loan Party, subject to Section 5.10(g).

(f) (i) Furnish to the Administrative Agent prompt written notice of any change (a) in any Loan Party’s corporate or organization name, (b) in any Loan Party’s identity or organizational structure or (c) in any Loan Party’s organizational identification number; provided that the U.S. Borrower shall not effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the applicable Secured Parties (to the extent intended to be created by the Security Documents) and (ii) promptly notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(g) The Collateral and Guarantee Requirement and the other provisions of this Section 5.10 (other than paragraph (h) below) need not be satisfied with respect to (i) any real property held by the U.S. Borrower or any of the Subsidiaries as a lessee under a lease, (ii) any Equity Interests acquired after the Closing Date in accordance with this Agreement if, and to the extent that, and for so long as (a) such Equity Interests constitute less than 100% of all applicable Equity Interests of such person and the person holding the remainder of such Equity Interests is not an Affiliate, (b) doing so would violate applicable law or a contractual obligation binding on such Equity Interests and (c) with respect to contractual obligations, such obligation existed at the time of the acquisition thereof and was not created or made binding on such Equity Interests in contemplation of or in connection with the acquisition of such Equity Interests, (iii) any assets acquired after the Closing Date, to the extent that, and for so long as, taking such actions would violate a contractual obligation binding on such assets that existed at the time of the acquisition thereof and was not created or made binding on such assets in contemplation or in connection with the acquisition of such assets (except in the case of assets acquired with Indebtedness of the type permitted pursuant to Section 6.01(i) or (j) or that is secured by a Lien of the type permitted pursuant to Section 6.02(i) or (j)), (iv) any Principal Property, (v) any Equity Interests or evidences of Indebtedness of Indenture Restricted Subsidiaries owned by the U.S. Borrower or any Indenture Restricted Subsidiary and (vi) any Subsidiary or asset with respect to which the Administrative Agent determines in its reasonable discretion that the cost of the satisfaction of the Collateral and Guarantee Requirement or the provisions of this Section 5.10 or of any Security Document with respect thereto is excessive in relation to the value of the security afforded thereby.

(h) Prior to a Qualified IPO, ensure that all outstanding Equity Interests of the U.S. Borrower (other than options and management shares) that are (i) sold by Holdings or (ii) newly issued by the U.S. Borrower shall have been pledged to the Administrative Agent for the benefit of the Secured Parties to secure the Obligations pursuant to a security document not materially less favorable to the Secured Parties than the Collateral Agreement and in form and substance reasonably satisfactory to the Administrative Agent, and the Administrative Agent shall have received certificates or other instruments representing all such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank.

(i) Within ninety (90) days after the Amendment Effective Date (subject to extension by the Administrative Agent in its reasonable discretion), deliver each Security Document set forth on Schedule 5.10(i).

SECTION 5.11 Fiscal Year; Accounting. In the case of the U.S. Borrower, cause its fiscal year to end on December 31 (or such other fiscal year end as is specified in a written notice delivered to the Administrative Agent by the U.S. Borrower; provided that such other fiscal year end is reasonably acceptable to the Administrative Agent).

SECTION 5.12 Rating. In the case of the U.S. Borrower, use commercially reasonable efforts to maintain (i) ratings from each of Moody’s and S&P for the Term Loans, (ii) corporate credit ratings from S&P for the U.S. Borrower and (iii) corporate family ratings from Moody’s for the U.S. Borrower.

SECTION 5.13 Lender Meetings. In the case of the U.S. Borrower, upon the request of the Administrative Agent, participate in a meeting of the Administrative Agent and the Lenders once during each fiscal year to be held at such time and location as may be agreed upon by the U.S. Borrower and the Administrative Agent.

SECTION 5.14 Post-Closing German Collateral Matters. With respect to the Post-Closing Reaffirming German Loan Parties, use all commercially reasonable efforts to cause each such person and each Subsidiary Loan Party that is a subsidiary of such person to provide reasonably satisfactory evidence of the continuing first-priority perfected Liens under the Security Documents after giving effect to the Transactions.

SECTION 5.15 Financial Assistance. Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, comply in all respects with Sections 151 to 158 of the United Kingdom Companies Act 1985 and any equivalent legislation in other jurisdictions, including in relation to the execution of the Security Documents and payment of amounts due under this Agreement.

SECTION 5.16 U.K. Pension Matters.

(a) Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, ensure that all pension schemes operated by or maintained for the benefit of the U.S. Borrower and the Subsidiaries and/or any of their respective employees are fully funded based on the minimum funding requirement under section 56 of the Pensions Act 1995 or the statutory funding objective under section 222 of the Pensions Act 2004 and that no action or omission is taken by any member of the Group in relation to such a pension scheme that has or is reasonably likely to have a Material Adverse Effect (including the termination or commencement of winding-up proceedings of any such pension scheme or the U.S. Borrower or any Subsidiary ceasing to employ any member of such a pension scheme).

(b) Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, ensure that none of the U.S. Borrower or any Subsidiary is or has been at any time an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme that is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993) that has or is reasonably likely to have a Material Adverse Effect or is “connected” with or an “associate” of (as those terms are used in sections 39 or 43 of the Pensions Act 2004) such an employer.

(c) Deliver to the Administrative Agent at such times as those reports are prepared in order to comply with the then current statutory or auditing requirements (as applicable either to the trustees of any relevant schemes or to the U.S. Borrower), actuarial reports in relation to all pension schemes mentioned in paragraph (a) above.

(d) Promptly notify the Administrative Agent of any material change in the rate of contributions to any pension schemes mentioned in paragraph (a) above, paid or recommended to be paid (whether by the scheme actuary or otherwise) or required by law or otherwise.

ARTICLE VI

Negative Covenants

Each Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, no Borrower will, or will cause or permit any of the Material Subsidiaries to:

SECTION 6.01 Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) The Existing Notes, the New 1-1/2 Lien Notes, other Indebtedness existing, or incurred pursuant to facilities existing, on the Closing Date and set forth on Schedule 6.01 to the 2005 Credit Agreement and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness or, without duplication, replacements of such facilities that would constitute Permitted Refinancing Indebtedness with respect to such facilities if all

Indebtedness available to be incurred thereunder were outstanding on the date of such replacement (other than Permitted Refinancing Indebtedness in respect of intercompany indebtedness of the U.S. Borrower or any Subsidiary owed to the U.S. Borrower or any Subsidiary Refinanced with Indebtedness owed to a person other than the U.S. Borrower or any Subsidiary);

(b) Indebtedness created hereunder and under the other Loan Documents and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(c) Indebtedness of the U.S. Borrower and the Subsidiaries pursuant to Swap Agreements permitted by Section 6.13;

(d) Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to Holdings (until a Qualified IPO), the U.S. Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person; provided that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 30 days following such incurrence;

(e) Indebtedness of the U.S. Borrower to any Subsidiary and of any Subsidiary to the U.S. Borrower or any other Subsidiary; provided that (i) Indebtedness of any Subsidiary that is not a Subsidiary Loan Party to the Loan Parties shall be subject to Section 6.04(b) and (ii) Indebtedness of any Borrower to any Subsidiary and Indebtedness of any other Loan Party to any Subsidiary that is not a Subsidiary Loan Party shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(f) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided that (x) such Indebtedness (other than credit or purchase cards) is extinguished within ten Business Days of notification to any Borrower of its incurrence and (y) such Indebtedness in respect of credit or purchase cards is extinguished within 60 days from its incurrence;

(h) (i) (A) Indebtedness of a Subsidiary acquired after the Closing Date or a person merged into or consolidated with the U.S. Borrower or any Subsidiary after the Closing Date and Indebtedness assumed in connection with the acquisition of assets or in connection with a Permitted Business Acquisition, which Indebtedness in each case, exists at the time of such acquisition, merger or consolidation and is not created in contemplation of such event or (B) Indebtedness incurred to finance any such acquisition or Permitted Business Acquisition and where, in each case, such acquisition, merger or consolidation is permitted by this Agreement and where, if such Indebtedness is new Indebtedness incurred to finance such acquisition or Permitted Business Acquisition, such Indebtedness is unsecured or is subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness; provided that, with respect to clause (i), immediately after giving effect to such acquisition, merger or consolidation, and the assumption or incurrence of any such Indebtedness, there shall be no Default or Event of Default and the U.S. Borrower shall be in Pro Forma Compliance;

(i) Capital Lease Obligations, mortgage financings and purchase money Indebtedness incurred by the U.S. Borrower or any Subsidiary prior to or within 270 days after the acquisition, lease or improvement of the respective asset permitted under this Agreement in order to finance such acquisition or improvement, and any Permitted Refinancing Indebtedness in respect thereof, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof (together with Indebtedness outstanding pursuant to this paragraph (i) and the Remaining Present Value of leases permitted under Section 6.03) would not in the aggregate exceed the greater of $150.0 million and 5% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04;

(j) Capital Lease Obligations incurred by the U.S. Borrower or any Subsidiary in respect of any Sale and Lease-Back Transaction that is permitted under Section 6.03, and any Permitted Refinancing Indebtedness in respect thereof;

(k) other Indebtedness of the U.S. Borrower or any Subsidiary (pursuant to this paragraph (k)), in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof, would not exceed the greater of $150.0 million and 5% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04;

(l) Guarantees (i) by the U.S. Borrower or any Subsidiary Loan Party of any Indebtedness of the U.S. Borrower or any Subsidiary Loan Party permitted to be incurred under this Agreement, (ii) by the U.S. Borrower or any Subsidiary Loan Party of Indebtedness otherwise permitted hereunder of any Subsidiary that is not a Subsidiary Loan Party to the extent such Guarantees are permitted by Section 6.04(b) and (iii) by any Foreign Subsidiary that is not a Subsidiary Loan Party of Indebtedness of another Foreign Subsidiary; provided that (A) Guarantees by the U.S. Borrower or any Subsidiary Loan Party under this Section 6.01(1) of any other Indebtedness of a person that is subordinated to other Indebtedness of such person shall be expressly subordinated to the Obligations on terms not less favorable to the Lenders than the subordination terms of such other Indebtedness, (B) no subsidiary of the U.S. Borrower (other than Hexion Nova Scotia Finance ULC) that is not a Domestic Loan Party shall Guarantee the Existing Second Secured Notes, the New 1-1/2 Lien Notes, any First Lien Notes, the Debentures, Indebtedness issued under Section 6.01(ee) or any Permitted Refinancing Indebtedness in respect of any of the foregoing or any Indebtedness that is secured by any Second-Priority Liens and (C) no subsidiary of the U.S. Borrower that is not a Loan Party shall Guarantee any Indebtedness incurred pursuant to Section 6.01(w) or any Permitted Refinancing Indebtedness in respect thereof or any Permitted Refinancing Indebtedness incurred under Section 6.01(b);

(m) Indebtedness arising from agreements of Holdings, the U.S. Borrower or any Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with any Permitted Business Acquisition or the disposition of any business, assets or a Subsidiary, other than Guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(n) [reserved];

(o) letters of credit or bank guarantees (other than Letters of Credit issued pursuant to Section 2.05) having an aggregate face amount not in excess of $15.0 million;

(p) Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(q) Indebtedness consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(r) [reserved];

(s) [reserved];

(t) [reserved];

(u) all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (q) above and paragraphs (v) through (cc) below;

(v) Indebtedness of the U.S. Borrower and the Subsidiaries incurred under lines of credit or overdraft facilities (including, but not limited to, intraday, ACH and purchasing card/T&E services) extended by one or more financial institutions reasonably acceptable to the Administrative Agent or one or more of the Lenders and (in each case) established for the U.S. Borrower’s and the Subsidiaries’ ordinary course of operations (such Indebtedness, the “Overdraft Line”), which Indebtedness may be secured as, but only to the extent, provided in Section 6.02(b) and in the Security Documents (it being understood, however, that for a period of 30 consecutive days during each fiscal year of the U.S. Borrower the outstanding principal amount of Indebtedness under the Overdraft Line shall not exceed $40.0 million);

(w) (i) other Indebtedness incurred, issued or assumed by the U.S. Borrower or any Subsidiary Loan Party so long as (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (B) immediately after giving effect to the issuance, incurrence or assumption of such Indebtedness, the Consolidated Leverage Ratio on a Pro Forma Basis shall not be greater than 6.00 to 1.00 and (ii) Permitted Refinancing Indebtedness in respect thereof;

(x) Indebtedness of Foreign Subsidiaries that are not Loan Parties in an aggregate amount not to exceed at any time outstanding the greater of $150.0 million and 5% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04;

(y) Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Indebtedness) in the ordinary course of business;

(z) unsecured Indebtedness in respect of obligations of the U.S. Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided, that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms (which require that all such payments be made within 60 days after the incurrence of the related obligations) in the ordinary course of business and not in connection with the borrowing of money or any Swap Agreements;

(aa) Indebtedness representing deferred compensation to employees of the U.S. Borrower or any Subsidiary incurred in the ordinary course of business;

(bb) Indebtedness consisting of promissory notes issued by the U.S. Borrower or any Subsidiary to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings or any direct or indirect parent of the U.S. Borrower permitted by Section 6.06;

(cc) Indebtedness consisting of obligations of the U.S. Borrower or any Subsidiary under deferred compensation or other similar arrangements incurred by such person in connection with Permitted Business Acquisitions or any other Investment permitted hereunder;

(dd) Indebtedness pursuant to any First Lien Notes; provided that the U.S. Borrower shall apply the First Lien Net Proceeds of such First Lien Notes (unless such First Lien Notes constitute a refinancing, refunding, renewal or extension of existing First Lien Notes pursuant to clause (b) of the definition of “First Lien Notes) in accordance with Section 2.12(e); and

(ee) (i) Indebtedness of the Loan Parties that is either unsecured or secured by Liens ranking junior to the Liens securing the Obligations and the aggregate principal amount of which does not exceed the Incremental Amount; provided that (1) the terms of such Indebtedness do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the date that is 91 days following the latest Term Facility Maturity Date in effect at the time of the issuance thereof (other than customary offers to repurchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default) and (2) the covenants, events of default, guarantees, collateral and other terms of such Indebtedness (other than interest rate and redemption premiums), taken as a whole, are not more restrictive to the U.S. Borrower and the Subsidiaries than those set forth in the New 1-1/2 Lien Notes or are otherwise agreed to by the U.S. Borrower with at least one nationally recognized non-affiliated investment bank as appropriate for widely distributed unsecured or junior secured notes or loans of the Loan Parties (which investment bank may be an underwriter, initial purchaser, placement agent or arranger of such Indebtedness); provided that a certificate of the Chief Financial Officer of the U.S. Borrower delivered to the Administrative Agent in good faith at least three Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the U.S. Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness that complies with the requirements under clauses (1) and (2) of clause (i) hereof.

SECTION 6.02 Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including any subsidiary of the U.S. Borrower) at the time owned by it or on any income or revenues or rights in respect of any thereof, except:

(a) Liens on property or assets of the U.S. Borrower and the Subsidiaries existing on the Closing Date and set forth on Schedule 6.02(a) to the 2005 Credit Agreement or, to the extent not listed in such Schedule, where such property or assets have a fair market value that does not exceed $10 million in the aggregate, and any modifications, replacements, renewals or extensions thereof; provided that (i) such Liens shall secure only those obligations that they secure on the Closing Date (and any Permitted Refinancing Indebtedness in respect thereof permitted by Section 6.01(a)) and shall not subsequently apply to any other property or assets of the U.S. Borrower or any Subsidiary other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien, and (B) proceeds and products thereof and (ii) in the case of a Lien securing Permitted Refinancing Indebtedness, any such Lien is permitted, subject to compliance with clause (e) of the definition of the term “Permitted Refinancing Indebtedness”;

(b) any Lien created under the Loan Documents (including, without limitation, Liens created under the Security Documents securing obligations in respect of Swap Agreements to the extent such obligations constitute “Obligations” under the Collateral Agreement and any First Lien Notes (which are intended to be secured by Liens on the Collateral that are pari passu with Liens on the Collateral securing the U.S. Obligations) and the Overdraft Line secured pursuant to the Security Documents) or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage; provided, however, in no event shall the holders of the Indebtedness under the Overdraft Line have the right to receive proceeds in respect of a claim in excess of $40.0 million in the aggregate (plus (i) any accrued and unpaid interest in respect of Indebtedness incurred by the U.S. Borrower and the Subsidiaries under the Overdraft Line and (ii) any accrued and unpaid fees and expenses owing by the U.S. Borrower and the Subsidiaries under the Overdraft Line) from the enforcement of any remedies available to the Secured Parties under all of the Loan Documents; provided further that in the case of any such First Lien Notes, (A) the holders of such Indebtedness (or a representative thereof on behalf of such holders) shall have delivered to the Administrative Agent an Other First Lien Secured Party Consent (as defined in the Collateral Agreement), (B) the U.S. Borrower shall have complied with the other requirements of Section 7.20 of the Collateral Agreement with respect to such First Lien Notes, and (C) the Administrative Agent and the representative for the holders of the First Lien Notes shall have entered into the First Lien Intercreditor Agreement (or delivered a joinder thereto);

(c) any Lien on any property or asset of the U.S. Borrower or any Subsidiary securing Indebtedness permitted by Section 6.01(h)(i)(A) or Permitted Refinancing Indebtedness in respect thereof; provided that such Lien (i) does not apply to any other property or assets of the U.S. Borrower or any of the Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset (other than after acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such date and which Indebtedness and other obligations are permitted hereunder that require a pledge of after acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), (ii) such Lien is not created in contemplation of or in connection with such acquisition and (iii) in the case of a Lien securing Permitted Refinancing Indebtedness, any such Lien is permitted, subject to compliance with clause (e) of the definition of the term “Permitted Refinancing Indebtedness”;

(d) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 5.03;

(e) Liens imposed by law, such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the U.S. Borrower or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(f) (i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings (prior to a Qualified IPO), the U.S. Borrower or any Subsidiary;

(g) deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with public utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred by the U.S. Borrower or any Subsidiary in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h) zoning restrictions, survey exceptions and such matters as an accurate survey would disclose, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way covenants, conditions, restrictions and declarations on or agreements with respect to the use of real property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the U.S. Borrower or any Subsidiary;

(i) Liens securing Indebtedness permitted by Section 6.01(i); provided that such Liens attach only to property to which such Indebtedness relates (or accessions to such property and proceeds thereof); provided, further, that individual financings of equipment provided by a single lender may be cross-collateralized to other financings of equipment provided solely by such lender;

(j) Liens arising out of capitalized lease transactions permitted under Section 6.03, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions thereto or proceeds thereof and related property;

(k) Liens securing judgments that do not constitute an Event of Default under Section 7.01(j); provided that such Liens, to the extent that they secure aggregate amounts of more than $10.0 million, shall be discharged within 60 days of the creation thereof;

(l) other Liens with respect to property or assets of the U.S. Borrower or any Subsidiary not constituting Collateral for the Obligations with an aggregate fair market value (valued at the time of creation thereof) of not more than $50.0 million at any time;

(m) Liens disclosed by the title insurance policies delivered on or subsequent to the Closing Date and pursuant to Section 5.10 and any replacement, extension or renewal of any such Lien; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(n) [reserved];

(o) any interest or title of a lessor or sublessor under any leases or subleases entered into by the U.S. Borrower or any Subsidiary in the ordinary course of business;

(p) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the U.S. Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the U.S. Borrower and the Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the U.S. Borrower or any Subsidiary in the ordinary course of business;

(q) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(r) Liens securing obligations in respect of trade-related letters of credit, trade-related bank guarantees or similar trade-related obligations permitted under Section 6.01(f), (k), (o) or (y) and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit, bank guarantees or similar obligations and the proceeds and products thereof;

(s) licenses or sublicenses (including with respect to intellectual property and software) granted in a manner consistent with past practice;

(t) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(u) Liens on the assets of a Foreign Subsidiary that is not a Loan Party that secure Indebtedness of a Foreign Subsidiary that is permitted to be incurred under Section 6.01;

(v) other Liens so long as, after giving effect to any such Lien and the incurrence of any Indebtedness incurred at the time such Lien is created, incurred or permitted to exist on a Pro Forma Basis, the Senior Secured Bank Leverage Ratio on the last day of the U.S. Borrower’s then most recently completed fiscal quarter for which financial statements are available shall be less than or equal to 4.00 to 1.00 and at the time of the incurrence of such Lien and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom; provided that any such Lien on the Collateral (i) shall not be a first priority Lien and (ii) shall be subject to an intercreditor agreement on terms no less favorable to the Lenders than those set forth in the Existing Second Lien Intercreditor Agreement (it being understood that such Liens may be senior in priority to, or pari passu with, or junior in priority to, the Liens securing the Existing Second Secured Notes or the New 1-1/2 Lien Notes);

(w) Second-Priority Liens on Collateral, including Liens securing the New 1-1/2 Lien Notes and the Existing Second Secured Notes;

(x) Liens solely on any cash earnest money deposits made by the U.S. Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(y) Liens arising out of consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(z) Liens securing insurance premium financing arrangements, provided that such Liens are limited to the applicable unearned insurance premiums;

(aa) Liens in favor of the U.S. Borrower or any Subsidiary Loan Party;

(bb) Liens on not more than $15.0 million of deposits securing Swap Agreements permitted to be incurred under Section 6.13;

(cc) deposits or other Liens with respect to property or assets of the U.S. Borrower or any Subsidiary; provided that such property and assets shall have an aggregate fair market value (valued at the time of creation of the Liens) of not more than $50.0 million at any time;

(dd) [reserved];

(ee) the reservations, limitations, provisos and conditions, if any, expressed in any original grant from the Crown of any real property or any interest therein in Canada; provided they do not reduce the value of the assets or interfere in any material respect with the ordinary conduct of the business of the U.S. Borrower or any Subsidiary;

(ff) Liens on Equity Interests in joint ventures securing obligations of such joint venture;

(gg) Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (5) of the definition thereof;

(hh) Liens on the Equity Interests of Momentive Specialty Chemicals Pty. Ltd. to the extent securing Indebtedness of Momentive Specialty Chemicals Pty Ltd. and its Subsidiaries permitted hereunder; and

(ii) Liens on Collateral securing the U.S. Obligations securing (x) First Lien Notes, provided that (A) if the Liens on the Collateral securing such First Lien Notes are (or are intended to be) junior in priority to the Liens on the Collateral securing the U.S. Obligations, either (1) the obligations in respect of such First Lien Notes shall be designated “Future Second Lien Indebtedness” under the New Second Lien Intercreditor Agreement or the New 1-1/2 Lien Intercreditor Agreement or (2) such Liens shall be subordinated to the Liens securing the U.S. Obligations on customary terms pursuant to another Intercreditor Agreement reasonably satisfactory to the Administrative Agent and (B) if the Liens on the Collateral securing such First Lien Notes are (or are intended to be) secured on a pari passu basis with the Lien on the Collateral securing the U.S. Obligations, the representative for the holders of the First Lien Notes shall have entered into the First Lien Intercreditor Agreement (or delivered a joinder thereto) and (y) Indebtedness permitted by Section 6.01(ee); provided that either (1) the obligations in respect of such Indebtedness shall be designated “Future Second Lien Indebtedness” under the New Second Lien Intercreditor Agreement or the New 1-1/2 Lien Intercreditor Agreement or (2) such Liens shall be subordinated to the Liens securing the U.S. Obligations on customary terms pursuant to another Intercreditor Agreement reasonably satisfactory to the Administrative Agent.

Notwithstanding the foregoing, (a) no Liens shall be permitted to exist, directly or indirectly, on (i) Pledged Collateral or any Indebtedness of the U.S. Borrower or any Subsidiary to the U.S. Borrower or a Domestic Subsidiary (unless such Indebtedness shall have become subject to a first-priority Lien securing the Obligations), other than Liens in favor of the Administrative Agent for the benefit of the First Lien Secured Parties and Liens permitted by

Section 6.02(d), (e), (k), (q), (w) or (ii), or (ii) any real estate, fixtures or equipment of the U.S. Borrower or any of its Subsidiaries located within the United States (except in respect of any such assets that the Board of Directors of the U.S. Borrower has determined do not constitute Principal Property that shall have become subject to a first priority Lien securing the Obligations), other than Liens in favor of the Administrative Agent for the benefit of the First Lien Secured Parties and Liens permitted by Section 6.02(a), (c), (d), (e), (h), (i), (j), (k), (l) (solely, in the case of clause (l), with respect to Liens of the type referred to in Section 6.02(c) or (i)), (o), (q), (t), (v) (solely, in the case of clause (v), with respect to Liens of the type referred to in Section 6.02(c) or (i)) that do not trigger a requirement to grant equal and ratable Liens securing other outstanding Indebtedness of the U.S. Borrower or any Subsidiary, or (y), unless in each case any such assets shall be secured by a Lien in favor of the Administrative Agent for the benefit of the Secured Parties, in which case the restrictions set forth in this clause (a) shall cease to apply with respect to such assets, and (b) no Liens over any deposit account of the U.S. Borrower or any Subsidiary Loan Party other than Liens permitted by Section 6.02(b), (d), (f), (g), (k), (p)(i), (p)(ii) or (q) shall be perfected.

SECTION 6.03 Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”); provided that (i) a Sale and Lease-Back Transaction shall be permitted with respect to property (a) owned by the U.S. Borrower, any Domestic Subsidiary or any Foreign Subsidiary Loan Party that is acquired after the Closing Date so long as such Sale and Lease-Back Transaction is consummated within 270 days of the acquisition of such property, (b) owned by any Foreign Subsidiary that is not a Loan Party regardless of when such property was acquired, (c) that is included on Schedule 6.03 to the 2005 Credit Agreement or (d) that has a fair market value, together with all property disposed of pursuant to this clause (d) after the Closing Date, not in excess of $25 million and (ii) at the time the lease in connection therewith is entered into, and after giving effect to the entering into of such Lease, the Remaining Present Value of such lease (together with Indebtedness outstanding pursuant to paragraph (i) of Section 6.01 and the Remaining Present Value of outstanding leases previously entered into under this Section 6.03) would not in the aggregate exceed the greater of $150 million and 5% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date the lease was entered into for which financial statements have been delivered pursuant to Section 5.04.

SECTION 6.04 Investments, Loans and Advances. Purchase, hold or acquire (including pursuant to any merger with a person that is not a Wholly Owned Subsidiary immediately prior to such merger) any Equity Interests of, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest in (each, an “Investment”), any other person, except:

(a) [reserved];

(b) (i) Investments by the U.S. Borrower or any Subsidiary in the Equity Interests of any Subsidiary; (ii) intercompany loans from the U.S. Borrower or any Subsidiary to the U.S. Borrower or any Subsidiary; and (iii) Guarantees by the U.S. Borrower or any Subsidiary of Indebtedness otherwise permitted hereunder of the U.S. Borrower or any Subsidiary; provided, that the sum of (A) Investments (valued at the time of the making thereof and without giving effect to any write-downs or write-offs thereof) made after the Closing Date by the Loan Parties pursuant to clause (i) in Subsidiaries that are not Subsidiary Loan Parties, plus (B) net intercompany loans made by Loan Parties after the Closing Date to Subsidiaries that are not Subsidiary Loan Parties pursuant to clause (ii), plus (C) Guarantees by Loan Parties of Indebtedness after the Closing Date of Subsidiaries that are not Subsidiary Loan Parties pursuant to clause (iii), shall not exceed an aggregate net amount equal to (x) the greater of $150 million and 5% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such Investment for which financial statements have been delivered pursuant to Section 5.04 (plus any return of capital actually received by the respective investors in respect of Investments theretofore made by them pursuant to this paragraph (b)); plus (y) the portion, if any, of the Available Investment Basket Amount on the date of such election that the U.S. Borrower elects to apply to this Section 6.04(b)(y); and provided further that intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations and intercompany sales of Holdings (prior to a Qualified IPO), the U.S. Borrower and the Subsidiaries shall not be included in calculating the limitation in this paragraph at any time;

(c) Permitted Investments and Investments that were Permitted Investments when made;

(d) Investments arising out of the receipt by the U.S. Borrower or any Subsidiary of noncash consideration for the sale of assets permitted under Section 6.05;

(e) loans and advances to officers, directors, employees or consultants of Holdings, the U.S. Borrower or any Subsidiary (i) in the ordinary course of business not to exceed $10 million in the aggregate at any time outstanding (calculated without regard to write-downs or write-offs thereof), (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such person’s purchase of Equity Interests of Holdings (or any direct or indirect parent of the U.S. Borrower) solely to the extent that the amount of such loans and advances are contributed to the U.S. Borrower in cash as common equity;

(f) accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(g) Swap Agreements permitted pursuant to Section 6.13;

(h) Investments existing on the Closing Date and set forth on Schedule 6.04 to the 2005 Credit Agreement and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (h) is not increased at any time above the amount of such Investment existing on the Closing Date;

(i) Investments resulting from pledges and deposits referred to in Sections 6.02(f), (g), (k), (t), (x), (bb) and (cc);

(j) other Investments by the U.S. Borrower or any Subsidiary; provided that, after giving effect to such Investment, the aggregate amount of all Investments made pursuant to this paragraph (j) (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) shall not exceed (i) the greater of $150 million and 5% of Consolidated Total Assets as of the end of the fiscal quarter of the U.S. Borrower immediately prior to the date of such Investment for which financial statements have been delivered pursuant to Section 5.04 (plus any returns of capital actually received by the respective investor in respect of Investments theretofore made by it pursuant to this paragraph (j)) plus (ii) the portion, if any, of the Available Investment Basket Amount on the date of such election that the U.S. Borrower elects to apply to this Section 6.04(j)(ii);

(k) Investments constituting Permitted Business Acquisitions;

(l) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other persons;

(m) intercompany loans and other Investments between Foreign Subsidiaries that are not Loan Parties and Guarantees by Foreign Subsidiaries permitted by Section 6.01(l);

(n) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property in each case in the ordinary course of business;

(o) the 2005 Transactions, the May 2006 Transactions, the November 2006 Transactions and the Transactions;

(p) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by the U.S. Borrower as a result of a foreclosure by the U.S. Borrower or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(q) Investments of a Subsidiary acquired after the Closing Date or of a corporation merged into the U.S. Borrower or merged into or consolidated with a Subsidiary in accordance with Section 6.05 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation; and

(r) Investments received substantially contemporaneously in exchange for Equity Interests of the U.S. Borrower; provided that such Investments are not added in any determination of the Available Investment Basket Amount;

(s) any Investment in any person that, as a result of such Investment, becomes a Domestic Subsidiary and an Indenture Restricted Subsidiary if, in the good faith determination of the Board of Directors of the U.S. Borrower, such Domestic Subsidiary could not transfer all Principal Properties held by such Domestic Subsidiary to the U.S. Borrower or take other actions to avoid such Domestic Subsidiary’s being an Indenture Restricted Subsidiary, in each case without subjecting the U.S. Borrower or any of the other Subsidiaries to (a) liabilities that could reasonably be expected to have a Material Adverse Effect or (b) material liability (other than in respect of Indebtedness or trade obligations); provided that no Investments may be made pursuant to this Section 6.04(s) if, immediately after giving effect thereto, the sum of all such Investments made pursuant to this Section 6.04(s) (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof, but after deducting any return of capital actually received by the U.S. Borrower or the respective Subsidiary in respect of investments theretofore made by them pursuant to this Section 6.04(s)) would exceed 2.5% of Consolidated Total Assets as of the end of the fiscal quarter of the U.S. Borrower immediately prior to the date of such Investment for which financial statements have been delivered pursuant to Section 5.04;

(t) Investments in joint ventures not in excess of $15.0 million in the aggregate;

(u) Guarantees by the U.S. Borrower or any Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by any Subsidiary in the ordinary course of business;

(v) Investments in connection with the purchase, cancellation, or repayment of the Industrial Revenue Bonds (as defined in the November 2006 Credit Agreement) (at par or at a premium);

(w) Investments consisting of the redemption, purchase, repurchase or retirement of any Equity Interests permitted under Section 6.06;

(x) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;

(y) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the U.S. Borrower or its Subsidiaries; and

(z) Investments by U.S. Borrower and its Subsidiaries, including loans to any direct or indirect parent of the U.S. Borrower, if the U.S. Borrower or any other Subsidiary would otherwise be permitted to make a dividend or distribution in such amount (provided that the amount of any such Investment shall also be deemed to be a distribution under the appropriate clause of Section 6.06 for all purposes of this Agreement).

The amount of Investments that may be made at any time pursuant to (a) either Section 6.04(b) or 6.04(j) (such Sections, the “Related Sections”) may, at the election of the U.S. Borrower, be increased by the amount of Investments that could be made at such time under the other Related Section; provided that the amount of each such increase in respect of one Related Section shall be treated as having been used under the other Related Section or (b) Section 6.04(s) may, at the election of the U.S. Borrower, be increased by the amount of Investments that could be made at such time under Section 6.04(j); provided that the amount of each such increase shall be treated as having been used under 6.04(j).

SECTION 6.05 Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets (whether now owned or hereafter acquired), or issue, sell, transfer or otherwise dispose of any Equity Interests of any Subsidiary or, except to the extent otherwise permitted by Section 6.01, any Disqualified Stock of the U.S. Borrower, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person, except that this Section shall not prohibit:

(a) (i) the lease, purchase and sale of inventory in the ordinary course of business by the U.S. Borrower or any Subsidiary, (ii) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business by the U.S. Borrower or any Subsidiary, (iii) the sale of surplus, obsolete or worn out equipment or other property in the ordinary course of business by the U.S. Borrower or any Subsidiary or (iv) the sale of Permitted Investments in the ordinary course of business;

(b) if at the time thereof and immediately thereafter no Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger of any Subsidiary into the U.S. Borrower in a transaction in which the U.S. Borrower is the survivor, (ii) the merger or consolidation of any Domestic Subsidiary into or with any Domestic Subsidiary Loan Party in a transaction in which the surviving or resulting entity is a Domestic Subsidiary Loan Party or the merger or consolidation of any Foreign Subsidiary into or with any Foreign Subsidiary Loan Party in a transaction in which the surviving or resulting entity is a Foreign Subsidiary Loan Party and, in the case of each of clauses (i) and (ii), no person other than the U.S. Borrower or a Subsidiary Loan Party receives any consideration, (iii) the merger or consolidation of any Subsidiary that is not a Subsidiary Loan Party into or with any other Subsidiary that is not a Subsidiary Loan Party, (iv) the liquidation or dissolution or change in form of entity of any Subsidiary (other than any Borrower) if the U.S. Borrower determines in good faith that such liquidation, dissolution or change in form is in the best interests of the U.S. Borrower and is not materially disadvantageous to the Lenders or (v) any Subsidiary may merge with any other person in order to effect an Investment permitted pursuant to Section 6.04 so long as the continuing or surviving person shall be a Subsidiary;

(c) sales, transfers, leases, licenses or other dispositions to the U.S. Borrower or a Subsidiary (upon voluntary liquidation or otherwise); provided that any sales,

transfers, leases or other dispositions by a Loan Party to a Subsidiary that is not a Subsidiary Loan Party in reliance on this paragraph (c) (other than transactions referenced in Section 6.07(a)(xi)) shall not in the aggregate exceed, in any fiscal year of the U.S. Borrower, 5% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such sale, transfer, lease, license or other disposition for which financial statements have been delivered pursuant to Section 5.04;

(d) Sale and Lease-Back Transactions permitted by Section 6.03;

(e) Investments permitted by Section 6.04, Liens permitted by Section 6.02, Dividends permitted by Section 6.06 and purchases and leases permitted by Section 6.10;

(f) any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater value or usefulness to the business of the U.S. Borrower and the Subsidiaries as a whole, as determined in good faith by the management of the U.S. Borrower, which in the event of a swap with a fair market value in excess of (x) $10.0 million shall be evidenced by a certificate from a Responsible Officer of the U.S. Borrower and (y) $25.0 million shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of the U.S. Borrower;

(g) the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(h) sales, transfers, leases, licenses or other dispositions of assets not otherwise permitted by this Section 6.05 to the extent not constituting (in one transaction or in a series of related transactions) the disposition of all or substantially all of the assets of the U.S. Borrower and its Subsidiaries on a consolidated basis; provided that the Net Proceeds thereof are applied in accordance with Section 2.12(b);

(i) Permitted Business Acquisitions (including any merger, consolidation or asset acquisition in connection with a Permitted Business Acquisition); provided that following any such merger or consolidation (i) involving any Borrower, such Borrower is the surviving corporation (and, if such merger or consolidation involves the U.S. Borrower, the U.S. Borrower is the surviving corporation), (ii) involving a Domestic Subsidiary, the surviving or resulting entity shall be a Domestic Subsidiary Loan Party that is a Wholly Owned Subsidiary and (iii) involving a Foreign Subsidiary, the surviving or resulting entity shall be a Wholly Owned Subsidiary and, if such Foreign Subsidiary is a Foreign Subsidiary Loan Party, the surviving or resulting entity shall be a Foreign Subsidiary Loan Party;

(j) leases, licenses, cross-licensing arrangements, or subleases or sublicenses of any real or personal property (including any technology or other intellectual property) of the U.S. Borrower or any Subsidiary in the ordinary course of business;

(k) sales, leases or other dispositions of inventory of the U.S. Borrower and the Subsidiaries determined by the management of the U.S. Borrower to be no longer useful or necessary in the operation of the business of the U.S. Borrower or any of the Subsidiaries; provided that the Net Proceeds thereof are applied in accordance with Section 2.12(b);

(l) acquisitions and purchases made with the proceeds of any asset sale pursuant to the first proviso of paragraph (a) of the definition of “Net Proceeds”; and

(m) dispositions of accounts receivable in an aggregate amount not to exceed $100.0 million per fiscal quarter of the U.S. Borrower.

Notwithstanding anything to the contrary contained in Section 6.05 above, (i) [reserved], (ii) no sale, transfer or other disposition of assets shall be permitted by this Section 6.05 (other than sales, transfers, leases, licenses or other dispositions to Loan Parties) unless such disposition is for fair market value and (iii) no sale, transfer or other disposition of assets shall be permitted by paragraph (a), (d), (h) or (k) of this Section 6.05 unless such disposition is for at least 75% cash consideration; provided that the provisions of clause (iii) shall not apply to any individual transaction or series of related transactions involving assets with a fair market value of less than $10.0 million; and provided, further, that for purposes of clause (iii) (a) the amount of any liabilities (as shown on the U.S. Borrower’s or any Subsidiary’s most recent balance sheet or in the notes thereto) of the U.S. Borrower or any Subsidiary of the U.S. Borrower (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee of any such assets, (b) any notes or other obligations or other securities or assets received by the U.S. Borrower or such Subsidiary of the U.S. Borrower from such transferee that are converted by the U.S. Borrower or such Subsidiary of the U.S. Borrower into cash within 180 days of the receipt thereof (to the extent of the cash received) and (c) any Designated Non-Cash Consideration received by the U.S. Borrower or any of its Subsidiaries in such transaction having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed $35 million at the time of the receipt of such Designated Non-Cash Consideration (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value) shall, in each case of clause (a), (b) and (c), be deemed to be cash. To the extent any Collateral is disposed of in a transaction permitted by this Section 6.05 to any person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent shall take, and shall be authorized by each Lender to take, any actions reasonably requested by the U.S. Borrower in order to evidence the foregoing.

SECTION 6.06 Dividends and Distributions. Declare or pay, directly or indirectly, any dividend or make, directly or indirectly, any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests of the person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary of the U.S. Borrower to purchase or acquire) any of its Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests of the person redeeming, purchasing, retiring or acquiring such shares) (any of the foregoing dividends, distributions, redemptions, repurchases, retirements, other acquisitions or setting aside of amounts, “Dividends”); provided, however, that:

(a) any Subsidiary may declare and pay dividends to, repurchase its Equity Interests from or make other distributions to the U.S. Borrower or to any Wholly Owned Subsidiary of the U.S. Borrower (or, in the case of non-Wholly Owned Subsidiaries, to the U.S. Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary and to each other owner of Equity Interests of such Subsidiary on a pro rata basis (or more favorable basis from the perspective of the U.S. Borrower or such Subsidiary) based on their relative ownership interests);

(b) prior to a Qualified IPO, the U.S. Borrower may declare and pay dividends or make other distributions to Holdings in respect of (i) overhead, tax liabilities of Holdings, legal, accounting and other professional fees and expenses, (ii) fees and expenses related to any public offering or private placement of debt or equity securities, investment or acquisition permitted hereunder (whether or not successful), (iii) franchise taxes and other fees, taxes and expenses in connection with the maintenance of its existence and its ownership of the U.S. Borrower, and in order to permit Holdings to make payments permitted by Section 6.07(b) and (iv) customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of Holdings or any direct or indirect parent of the U.S. Borrower, in each case in order to permit Holdings or any direct or indirect parent of the U.S. Borrower to make such payments;

(c) the U.S. Borrower may purchase or redeem (and the U.S. Borrower may declare and pay dividends or make other distributions to Holdings prior to a Qualified IPO, the proceeds of which are used so to purchase or redeem) Equity Interests of Holdings (prior to a Qualified IPO) or the U.S. Borrower (including related stock appreciation rights or similar securities) held by then present or former directors, consultants, officers or employees of Holdings (prior to a Qualified IPO), the U.S. Borrower or any of the Subsidiaries or by any Plan or any shareholders’ agreement then in effect upon such person’s death, disability, retirement or termination of employment or under the terms of any such Plan or any other agreement under which such shares of stock or related rights were issued; provided that the aggregate amount of such purchases or redemptions under this paragraph (c) shall not exceed in any fiscal year $25.0 million (plus the amount of net proceeds (x) received by Holdings (to the extent contributed to the U.S. Borrower) or the U.S. Borrower during such calendar year from sales of Equity Interests of Holdings (prior to a Qualified IPO) or the U.S. Borrower, to directors, consultants, officers or employees of Holdings (prior to a Qualified IPO), the U.S. Borrower or any Subsidiary in connection with permitted employee compensation and incentive arrangements and (y) of any key-man life insurance policies received during such calendar year), which, if not used in any year, may be carried forward to any subsequent calendar year;

(d) noncash repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options are permitted hereunder;

(e) the U.S. Borrower may declare and pay on the Closing Date cash dividends to Holdings of (i) up to $200.0 million with the proceeds of the Term Loans drawn on the Closing Date and (ii) up to $350.0 million solely with the proceeds of the Equity Financing, and Holdings may declare and pay dividends or make other distributions with such proceeds; provided that the payment by the U.S. Borrower of up to $50.0 million of any such dividends declared on the Closing Date may be deferred and paid on a later date so long as no Default or Event of Default shall have occurred and be continuing on such date or would result therefrom;

(f) after a Qualified IPO, the U.S. Borrower may pay dividends and make distributions to, or repurchase or redeem shares from, its equity holders in an aggregate amount equal to (i) $100.0 million in any fiscal year plus (ii) the cash proceeds to the U.S. Borrower of the substantially contemporaneous issuance, sale or exchange of Equity Interests of the U.S. Borrower (so long as such proceeds are not included in any determination of the Available Investment Basket Amount) plus (iii) the portion, if any, of the Available Investment Basket Amount on the date of such election that the U.S. Borrower elects to apply to this Section 6.06(f)(iii); provided that, with respect to clause (iii), at the time of such dividend or distribution and after giving effect thereto and to any borrowing in connection therewith, the Consolidated Leverage Ratio on a Pro Forma Basis does not exceed 5.75:1.00 and no Default or Event of Default shall have occurred and be continuing;

(g) [reserved];

(h) the U.S. Borrower may pay additional Dividends or make other distributions to Holdings and to persons other than the Fund or any of its Affiliates in an aggregate amount with all other Dividends and other distributions made pursuant to this clause (h) not to exceed $50.0 million;

(i) the U.S. Borrower may make Constructive Distributions;

(j) the U.S. Borrower or any Subsidiary may make distributions to minority shareholders of any subsidiary that is acquired pursuant to a Permitted Business Acquisition pursuant to appraisal or dissenters’ rights with respect to shares of such subsidiary held by such shareholders;

(k) the U.S. Borrower may consummate the November 2006 Transactions (and declare and pay the dividends and distributions contemplated thereby);

(l) the U.S. Borrower may pay dividends or distributions to allow Holdings or any direct or indirect parent of the U.S. Borrower to make payments in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such person; and

(m) the U.S. Borrower may make dividends or distributions to Holdings or any direct or indirect parent of the U.S. Borrower to finance any Investment permitted to be made pursuant to Section 6.04; provided that (A) such dividends or distributions shall be made substantially concurrently with the closing of such Investment and (B) such direct or indirect parent of the U.S. Borrower shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the U.S. Borrower or a Subsidiary or (2) the merger (to the extent permitted in Section 6.05) of the person formed or acquired into the U.S. Borrower or a Subsidiary in order to consummate such Permitted Business Acquisition or Investment, in each case, subject to the requirements of Section 5.10.

SECTION 6.07 Transactions with Affiliates.

(a) Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates or any known direct or indirect holder of 10% or more of any class of capital stock of Holdings (prior to a Qualified IPO) or the U.S. Borrower in a transaction involving aggregate consideration in excess of $5.0 million, unless such transaction is (i) otherwise expressly permitted (or required) with such Affiliates or holders under this Agreement or (ii) upon terms no less favorable to the U.S. Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s length transaction with a person that is not an Affiliate; provided that this clause (ii) shall not apply to (A) the payment to the Fund of the monitoring and management fees referred to in paragraph (b) below or fees payable on the Closing Date or the November 2006 Amendment Effective Date, (B) the indemnification of directors of Holdings (prior to a Qualified IPO), the U.S. Borrower or the Subsidiaries in accordance with customary practice or (C) to the extent otherwise permitted under this Agreement (each of which shall not be prohibited by this Section 6.07), the following:

(i) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of Holdings (prior to a Qualified IPO) or the U.S. Borrower;

(ii) loans or advances to employees or consultants of Holdings (prior to a Qualified IPO), the U.S. Borrower or any of the Subsidiaries in accordance with Section 6.04(e);

(iii) transactions among the U.S. Borrower or any Subsidiary not prohibited by this Agreement;

(iv) the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of Holdings (prior to a Qualified IPO), the U.S. Borrower and the Subsidiaries in the ordinary course of business;

(v) transactions pursuant to the 2005 Transaction Documents and permitted agreements in existence on the Closing Date and set forth on Schedule 6.07 to the 2005 Credit Agreement or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect;

(vi) (A) any employment agreements entered into by the U.S. Borrower or any of the Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto;

(vii) dividends, redemptions and repurchases (including payments to Holdings or any direct or indirect parent of the U.S. Borrower) permitted under Section 6.06;

(viii) any purchase by the Fund or any Fund Affiliate of Equity Interests of Holdings (prior to a Qualified IPO) or the U.S. Borrower (after a Qualified IPO) or any contribution prior to a Qualified IPO by Holdings to, or purchase prior to a Qualified IPO by Holdings of, the equity capital of the U.S. Borrower; provided that prior to a Qualified IPO any Equity Interests of the U.S. Borrower purchased by Holdings shall be pledged to the Administrative Agent on behalf of the Lenders pursuant to the Collateral Agreement;

(ix) payments by the U.S. Borrower or any of the Subsidiaries to the Fund or any Fund Affiliate made for any customary financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the majority of the Board of Directors of Holdings (prior to a Qualified IPO), or the U.S. Borrower, or a majority of disinterested members of such Board, in good faith;

(x) payments or loans (or cancellation of loans) to employees or consultants that are (i) approved by a majority of the Board of Directors or the managing member of the U.S. Borrower in good faith, (ii) made in compliance with applicable law and (iii) otherwise permitted under this Agreement;

(xi) transactions with Wholly Owned Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with past practice;

(xii) any transaction in respect of which the U.S. Borrower delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the Board of Directors of the U.S. Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (a) in the good faith determination of the U.S. Borrower qualified to render such letter and (b) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are no less favorable to the U.S. Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate;

(xiii) subject to paragraph (b) below, the payment of all fees, expenses, bonuses and awards related to the 2005 Transactions contemplated by the 2005 Transaction Agreement, including fees to the Fund or any Fund Affiliate;

(xiv) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the U.S. Borrower or the Subsidiaries;

(xv) transactions between the U.S. Borrower or any of the Subsidiaries and any person, a director of which is also a director of the U.S. Borrower or any direct or indirect parent company of the U.S. Borrower, provided, however, that (A) such director abstains from voting as a director of the U.S. Borrower or such direct or indirect parent company, as the case may be, on any matter involving such other person and (B) such person is not an Affiliate of the U.S. Borrower for any reason other than such director’s acting in such capacity;

(xvi) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and in a manner consistent with past practice;

(xvii) transactions permitted by, and complying with, the provisions of Section 6.05;

(xviii) transactions described in the New 1-1/2 Lien Notes Offering Memorandum under the heading “Certain Relationships and Related Party Transactions”;

(xix) [reserved];

(xx) intercompany transactions for the purpose of improving the consolidated tax efficiency of the U.S. Borrower and the Subsidiaries; and

(xxi) payments by Holdings (and any direct or indirect parent of the U.S. Borrower), the U.S. Borrower and the Subsidiaries pursuant to tax sharing agreements among Holdings (and any direct or indirect parent of the U.S. Borrower), the U.S. Borrower and the Subsidiaries on customary terms that require each party to make payments when such taxes are due or refunds received of amounts equal to the income tax liabilities and refunds generated by each such party calculated on a separate return basis and payments to the party generating tax benefits and credits of amounts equal to the value of such tax benefits and credits made available to the group by such party.

(b) Make any payment of or on account of monitoring or management or similar fees payable to the Fund or any Fund Affiliate unless no Default or Event of Default has occurred and is continuing and the aggregate amount of such payments in any fiscal year does not exceed the sum of (i) the greater of (x) $3.0 million and (y) 2% of EBITDA of the U.S. Borrower and the Subsidiaries on a consolidated basis for the immediately preceding fiscal year; plus (ii) any deferred fees, plus (iii) 1.5% of the value of transactions with respect to which the Fund or any Fund Affiliate provides any transaction, advisory or other services, plus (iv) in the event of a Qualified IPO, the present value of all future amounts payable pursuant to any agreement governing the payment of any such fees in connection with the termination of such agreement with the Fund and its Fund Affiliates; provided, that if any such payment pursuant to clause (iv) is not permitted to be paid as a result of an Event of Default, such payment shall accrue and may be payable when no Events of Default are continuing to the extent that no further Event of Default would result therefrom.

SECTION 6.08 Business of the U.S. Borrower and the Subsidiaries. Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than:

(a) in the case of the U.S. Borrower and any Material Subsidiary (other than the Existing Notes Issuers and the New Notes Issuers), any business or business activity conducted by any of them on the Closing Date and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto, including the consummation of the Transactions;

(b) [reserved];

(c) in the case of any Existing Notes Issuer or New Notes Issuer, (i) ownership of intercompany loans, (ii) performance of its obligations under and in connection with the Existing Notes Documents, the New 1-1/2 Lien Notes Documents and any First Lien Notes, as applicable (and the documents governing any Permitted Refinancing Indebtedness in respect of the Existing Notes, the New 1-1/2 Lien Notes or any First Lien Notes) and the Loan Documents and (iii) actions required by law to maintain its existence.

SECTION 6.09 Limitation on Modifications and Payments of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc.

(a) Amend or modify in any manner materially adverse to the Lenders, or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders), the articles or certificate of incorporation or by-laws or limited liability company operating agreement or other organizational documents of the U.S. Borrower or any Subsidiary Loan Party or any Material Subsidiary the equity of which is pledged pursuant to a Security Document.

(b) Amend or modify, or permit the amendment or modification of, (i) any provision of the Existing Notes or the New 1-1/2 Lien Notes (or any Permitted Refinancing Indebtedness in respect thereof) or any agreement (including any document relating to the Existing Notes or the New 1-1/2 Lien Notes (or any Permitted Refinancing Indebtedness in respect thereof)) relating thereto, other than amendments or modifications that (1) are not in any manner materially adverse to Lenders and that do not affect the subordination provisions thereof (if any) in a manner adverse to the Lenders or (2) otherwise comply with the definition of “Permitted Refinancing Indebtedness”.

(c) Permit any Material Subsidiary or, in the case of clause (ii) below, the U.S. Borrower, to enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances by such Material Subsidiary to Holdings, the U.S. Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary or (ii) the granting of Liens by such Material Subsidiary or the U.S. Borrower pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(A) restrictions imposed by applicable law;

(B) contractual encumbrances or restrictions (i) in effect on the Amendment Effective Date (including under the Existing Note Documents and the New 1-1/2 Lien Notes Documents), (ii) under the First Lien Notes, (iii) on the granting of Liens pursuant to documentation governing Indebtedness incurred in compliance with Section 6.01 that is secured by Liens pursuant to Section 6.02(b), (v), (w) and (ii), in each case no less favorable to the Lenders than those restrictions set forth in any Existing Notes Documents, the Existing Second Secured Notes Documents or under the New 1-1/2 Lien Notes on the Amendment Effective Date, or (iv) pursuant to documentation related to any permitted renewal, extension or refinancing of any Indebtedness existing on the Amendment Effective Date that does not expand the scope of any such encumbrance or restriction;

(C) any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Equity Interests or assets of such Subsidiary pending the closing of such sale or disposition;

(D) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;

(E) any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement (other than Indebtedness secured by Second-Priority Liens on the Collateral) to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(F) customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business;

(G) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(H) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(I) customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 6.05 pending the consummation of such sale, transfer, lease or other disposition;

(J) any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary and such restriction does not apply to the U.S. Borrower or any other Subsidiary;

(K) customary net worth provisions contained in real property leases entered into by Subsidiaries of the U.S. Borrower, so long as the U.S. Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the U.S. Borrower and its Subsidiaries to meet their ongoing obligations;

(L) restrictions in agreements representing Indebtedness permitted under Section 6.01 of a Subsidiary of the U.S. Borrower that is not a Subsidiary Loan Party;

(M) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; or

(N) any encumbrances or restrictions of the type referred to in Sections 6.09(c)(i) and 6.09(c)(ii) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (B) and (J) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the U.S. Borrower, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

SECTION 6.10 Capital Expenditures. Permit the U.S. Borrower or the Subsidiaries to make any Capital Expenditure, except that:

(a) During any fiscal year the U.S. Borrower and the Subsidiaries may make Capital Expenditures so long as the aggregate amount thereof (excluding expenditures pursuant to subsections 6.10(b) and (c)) does not exceed the sum of (i) $225.0 million, (ii) 10% of Acquired Assets for such fiscal year (the “Acquired Assets Amount”), and (iii) for each fiscal year after any Acquired Assets Amount is initially included in clause (ii) above, 5% of such Acquired Assets Amount, calculated on a cumulative basis.

(b) Notwithstanding anything to the contrary contained in paragraph (a) above, to the extent that the aggregate amount of Capital Expenditures made by the U.S. Borrower and the Subsidiaries in any fiscal year of the U.S. Borrower pursuant to Section 6.10(a) is less than the amount set forth for such fiscal year, the amount of such difference may be carried forward and used to make Capital Expenditures in the next two succeeding fiscal years.

(c) In addition to the Capital Expenditures permitted pursuant to the preceding paragraphs (a) and (b), the U.S. Borrower and the Subsidiaries may make additional Capital Expenditures at any time in an amount not to exceed the portion, if any, of the Available Investment Basket Amount on the date of such Capital Expenditure that the U.S. Borrower elects to apply to this Section 6.10(c).

SECTION 6.11 Senior Secured Bank Leverage Ratio. Permit the Senior Secured Bank Leverage Ratio on the last day of any fiscal quarter to be in excess of 4.25 to 1.00.

SECTION 6.12 Indenture Restricted Subsidiaries. Create, acquire or otherwise permit to exist any Indenture Restricted Subsidiary other than pursuant to Section 6.04(s).

SECTION 6.13 Swap Agreements. Enter into any Swap Agreement other than (a) Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the U.S. Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities (including raw material, supply costs and currency risks), (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Holdings (prior to a Qualified IPO), the U.S. Borrower or any Subsidiary, and (c) Swap Agreements entered into in order to swap currency in connection with funding the business of Holdings, the U.S. Borrower and the Subsidiaries in the ordinary course of business.

ARTICLE VIA

Holdings Negative Covenants

SECTION 6.01A. Holdings Negative Covenants. Holdings covenants and agrees with each Lender that, so long as this Agreement shall remain in effect (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made), until the earlier of (i) the consummation of a Qualified IPO and (ii) the date on which the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, (a) Holdings will not create, incur, assume or permit to exist any Lien (other than Liens of a type described in Section 6.02(d), (e), (k) or (q)) on any of the Equity Interests issued by the U.S. Borrower to Holdings other than the Liens created under the Loan Documents and Liens securing any First Lien Notes constituting Other First Lien Obligations on a pari passu basis with the Liens created under the Loan Documents and (b) Holdings shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence; provided, that so long as no Default exists or would result therefrom, Holdings may merge with any other person.

ARTICLE VII

Events of Default

SECTION 7.01 Events of Default. In case of the happening of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made by the U.S. Borrower or any other Loan Party in any Loan Document, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document (other than the representations and warranties of the Dutch Borrower set forth in Section 3.24 being untrue in any material respect by reason of any representation and warranty of a Lender or Issuing Bank set forth in Section 9.22 or in paragraph 2 of an Assignment and Acceptance being untrue (but without prejudice to the other rights of the Lenders and the Administrative Agent under this Agreement or under applicable law and without prejudice to any other Event of Default that may occur by reason of any representation set out in Section 3.24 being untrue in any material respect)), shall prove to have been false or misleading in any material respect when so made, deemed made or furnished by the U.S. Borrower or any other Loan Party;

(b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or on any L/C Disbursement, the reimbursement with respect to any L/C Disbursement or in the payment of any Fee or any other amount (other than an amount referred to in paragraph (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d) any default shall be made in the due observance or performance by the U.S. Borrower (or, with respect to Section 5.08, the Dutch Borrower) of any covenant, condition or agreement contained in Section 5.01(a) (with respect to the U.S. Borrower), 5.05(a), 5.08 or in Article VI;

(e) default shall be made in the due observance or performance by the U.S. Borrower or any Subsidiary Loan Party of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the U.S. Borrower;

(f) (i) any event or condition occurs that (a) results in any Material Indebtedness becoming due prior to its scheduled maturity or (b) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (ii) Holdings (prior to a Qualified IPO) or the U.S. Borrower or any Subsidiary shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(g) there shall have occurred a Change in Control;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings (prior to a Qualified IPO), the U.S. Borrower or any of its subsidiaries, or of a substantial part of the property or assets of Holdings (prior to a Qualified IPO), the U.S. Borrower or any of its subsidiaries, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, moratorium, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings (prior to a Qualified IPO), the U.S. Borrower or any of its subsidiaries or for a substantial part of the property or assets of Holdings (prior to a Qualified IPO), the U.S. Borrower or any of its subsidiaries or (iii) the winding-up or liquidation of Holdings (prior to a Qualified IPO), the U.S. Borrower or any of its subsidiaries (except, in the case of any subsidiary (other than any Borrower), in a transaction permitted by Section 6.05); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) Holdings (prior to a Qualified IPO), the U.S. Borrower or any of its subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, moratorium, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings (prior to a Qualified IPO), the U.S. Borrower or any of its subsidiaries or for a substantial part of the property or assets of Holdings (prior to a Qualified IPO), the U.S. Borrower or any of its subsidiaries, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j) the failure by the Holdings (prior to a Qualified IPO), U.S. Borrower or any Subsidiary to pay one or more final judgments aggregating in excess of $25.0 million (to the extent not covered by insurance), which judgments are not discharged or effectively waived or stayed for a period of 45 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Holdings (prior to a Qualified IPO), the U.S. Borrower or any Subsidiary to enforce any such judgment;

(k) (i) an ERISA Event shall have occurred, (ii) a trustee shall be appointed by a United States district court to administer any Plan, (iii) the U.S. Borrower, a Subsidiary or any ERISA Affiliate shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan or (iv) any other event or condition shall occur or exist with respect to a Plan or a Multiemployer Plan; and in each case in clauses (i) through (iv) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect;

(l) (i) any Loan Document shall for any reason be asserted in writing by Holdings (prior to a Qualified IPO), the U.S. Borrower or any Subsidiary Loan Party (or, in the case of any Security Document with respect to the pledge of Equity Interests of the U.S. Borrower, the pledgor thereunder) not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to a material portion of the Collateral of the U.S. Borrower and the Subsidiary Loan Parties on a consolidated basis or (prior to a Qualified IPO) the Equity Interests of the U.S. Borrower (other than options and management shares), shall cease to be, or shall be asserted in writing by the U.S. Borrower or any other Loan Party (or, in the case of any Security Document with respect to the pledge of Equity Interests of the U.S. Borrower, the pledgor thereunder) not to be, a valid and perfected security interest (perfected as or having the priority required by this Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein) in the Collateral covered thereby, except to the extent that any such loss of perfection or priority results from the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in Foreign Subsidiaries (other than as set forth in any Foreign Security Document (other than with respect to Equity Interests in Subsidiaries that are not Loan Parties and are organized under the laws of an Excluded Jurisdiction) or in any Foreign Pledge Agreement) or the application thereof, or from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Agreement or any Foreign Security Document or Foreign Pledge Agreement or to file Uniform Commercial Code continuation statements or take the actions described on Schedule 3.04 to the November 2006 Credit Agreement or in Section 5.14 and except to the extent that such loss is covered by a lender’s title insurance policy and the Administrative Agent shall be reasonably satisfied with the credit of such insurer, or (iii) the Guarantees pursuant to the Security Documents by Holdings (prior to a Qualified IPO), the U.S. Borrower or any material Subsidiary Loan Parties of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by Holdings (prior to a Qualified IPO), the U.S. Borrower or any Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations;

then, and in every such event (other than an event with respect to any Borrower described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the U.S. Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans and the Canadian Borrower’s obligations in respect of B/As then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans and the full face amount of the B/As then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each of the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) if the Loans have been declared due and payable pursuant to clause (ii) above, demand cash collateral pursuant to Section 2.05(j); and in any event with respect to any Borrower described in paragraph (h) or (i) above, the Commitments shall automatically terminate, the principal of the Loans and the full face amount of the B/As then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for cash collateral to the full extent permitted under Section 2.05(j), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each of the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding.

SECTION 7.02 Exclusion of Certain Subsidiaries. Solely for the purposes of determining whether an Event of Default has occurred under clause (h), (i), (j) or (l) of Section 7.01, any reference in any such clause to any subsidiary shall be deemed not to include any Immaterial Subsidiary (or any other subsidiary that satisfies clauses (ii) and (iii) of the definition of Immaterial Subsidiary) affected by any event or circumstance referred to in any such clause.

SECTION 7.03 Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 7.01, in the event that the U.S. Borrower fails (or, but for the operation of this Section 7.03, would fail) to comply with the requirements of the covenant set forth in Section 6.11, until the expiration of the 10th day subsequent to the date the certificate calculating the covenant set forth in Section 6.11 is required to be delivered pursuant to Section 5.04(c), Holdings (prior to a Qualified IPO) and the U.S. Borrower (after a Qualified IPO) shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to its capital, and, in each case with respect to Holdings, to contribute any such cash to the capital of the U.S. Borrower (collectively, the “Cure Right”), and upon the receipt by the U.S. Borrower of such cash (the “Cure Amount”) pursuant to the exercise by Holdings or the U.S. Borrower of such Cure Right the covenant set forth in Section 6.11 shall be recalculated giving effect to the following pro forma adjustments:

(i) EBITDA shall be increased, solely for the purpose of measuring the covenant set forth in Section 6.11 and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii) If, after giving effect to the foregoing recalculations, the U.S. Borrower shall then be in compliance with the requirements of the covenant set forth in Section 6.11, the U.S. Borrower shall be deemed to have satisfied the requirements of the covenant set forth in Section 6.11 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the covenant set forth in Section 6.11 that had occurred shall be deemed cured for the purposes of this Agreement.

(b) Notwithstanding anything herein to the contrary, (a) in each four-fiscal-quarter period there shall be at least one fiscal quarter in which the Cure Right is not exercised and (b) for purposes of this Section 7.03, the Cure Amount shall be no greater than the amount required for purposes of complying with the covenant set forth in Section 6.11.

ARTICLE VIII

The Agents

SECTION 8.01 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the United States, each of the Lenders and the Issuing Banks hereby grants to the Administrative Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

SECTION 8.02 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

SECTION 8.03 Exculpatory Provisions. Neither any Agent or its Affiliates nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

SECTION 8.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons and upon advice and statements of legal counsel (including counsel to Holdings (prior to a Qualified IPO) or the Borrowers), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all or other Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all or other Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

SECTION 8.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, Holdings (prior to a Qualified IPO) or the U.S. Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all or other Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

SECTION 8.06 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

SECTION 8.07 Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by Holdings or the Borrowers and without limiting the obligation of Holdings or the Borrowers to do so), in the amount of its pro rata share (based on its aggregate Revolving Facility Exposure, outstanding Term Loans and unused Commitments hereunder), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

SECTION 8.08 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from, purchase and accept B/As from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued, or Letter of Credit or Swingline Loan participated in, by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

SECTION 8.09 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the U.S. Borrower; provided that such resignation shall not affect the rights of the Administrative Agent pursuant to the Parallel Debt U.S. Obligations and the Parallel Debt Foreign Obligations and the Administrative Agent shall continue to hold such rights until the effective assignment thereof by the Administrative Agent to its successor agent. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Sections 7.01(b), (c), (h) or (i) shall have occurred and be continuing) be subject to approval by the U.S. Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents. The Administrative Agent will reasonably cooperate in assigning its rights under the Parallel Debt U.S. Obligations and the Parallel Debt Foreign Obligations to any such successor agent and will reasonably cooperate in transferring all rights under the Dutch Security Documents to such successor agent.

SECTION 8.10 Agents and Arrangers. None of the Agents or the Joint Lead Arrangers shall have any duties or responsibilities hereunder in its capacity as such.

SECTION 8.11 Additional Intercreditor Agreements. The Administrative Agent shall be authorized to enter into, from time to time on and after the November 2006 Amendment Effective Date, without the consent of any Lender, amendments to, and amendments and restatements of, any Intercreditor Agreement and/or Dutch Security Document and additional and replacement intercreditor agreements and/or Dutch Security Documents, in each case in order to effect the subordination of (in the case of Second Priority Liens), provide for pari passu treatment (in the case of Liens securing First Lien Notes on the Collateral ranking pari passu with the Liens securing the U.S. Obligations) and to provide for certain additional rights, obligations and limitations in respect of, (a) any Liens required by the terms of this Agreement to be Second-Priority Liens or other Liens junior to the Obligations and (b) Liens securing any First Lien Notes on the Collateral ranking pari passu with the Liens securing the U.S. Obligations, that are, in each case, incurred in accordance with Article VI of this Agreement, and to establish certain relative rights as between the holders of the Obligations (as defined in the Collateral Agreement) and the holders of the Indebtedness secured by such (x) Second-Priority Liens or other Liens junior to the Obligations or (y) Liens securing any First Lien Notes on the Collateral ranking pari passu with the Liens securing the U.S. Obligations; provided that the terms of such subordination and such rights, obligations, limitations and relative rights are not materially less favorable to the Lenders than those set forth in the Dutch Security Documents, New 1-1/2 Lien Intercreditor Agreement, the First Lien Intercreditor Agreement or the Existing Second Lien Intercreditor Agreement, as applicable.

SECTION 8.12 Certain German Matters. In relation to the German Security Documents the following additional provisions shall apply: (a) The Administrative Agent shall hold and administer any German Security that is security assigned (Sicherungseigentum/ Sicherungsabtretung) or otherwise transferred under an non-accessory security right (nicht akzessorische Sicherheit) to it as trustee (Treuhänder) for the benefit of the Secured Parties; and administer any German Security that is pledged (Verpfändung) or otherwise transferred to a Secured Party under an accessory security right (akzessorische Sicherheit) as agent, (b) each of the Secured Parties hereby authorizes the Administrative Agent (whether or not by or through employees or agents): (i) to exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon the Administrative Agent by the German Security Documents together with such powers and discretions as are reasonably incidental thereto; (ii) to take such action on its behalf as may from time to time be authorized under or in accordance with the German Security Documents; and (iii) to accept as its representative (Stellvertreter) any pledge or other creation of any accessory right made to such Secured Party in relation to the Loan Documents, (c) the Administrative Agent shall be exempted from the restrictions of Section 181 of the German Civil Code, and (d) none of the Secured Parties shall have any independent power to enforce any of the German Security Documents or to exercise any rights, discretions or powers or to grant any consents or releases under or pursuant to any of the German Security Documents or otherwise have direct recourse to the security constituted by any of the German Security Documents except through the Administrative Agent.

SECTION 8.13 Certain Canadian Matters. For greater certainty, and without limiting the powers of the Administrative Agent or any other person acting as an agent or mandatary for such agent hereunder or under any of the other Loan Documents, Holdings and each of the Borrowers hereby acknowledge that, for purposes of holding any security granted by any Loan Party on property pursuant to the laws of the Province of Quebec to secure obligations of any Borrower or any other Loan Party under any bond or debenture issued by any Borrower or any other Loan Party, the Administrative Agent is and shall be the holder of an irrevocable power of attorney (fondé de pouvoir within the meaning of Article 2692 of the Civil Code of Quebec) for all present and future Secured Parties, and in particular for all present and future holders of any such bond or debenture. Each Agent, Lender, Issuing Bank and Joint Lead Arranger, on its own behalf and on behalf of its Affiliates that may from time to time be Secured Parties (each, an “Appointer”) hereby: (i) irrevocably constitutes, ratifies and confirms, to the extent necessary, the Administrative Agent as the holder of an irrevocable power of attorney (fondé de pouvoir within the meaning of Article 2692 of the Civil Code of Québec) in order to hold hypothecs and security granted by any Borrower or any other Loan Party on property pursuant to the laws of the Province of Quebec to secure obligations of any Borrower or any other Loan Party under any bond issued by any Borrower or any other Loan Party; and (ii) appoints, ratifies and confirms and agrees that the Administrative Agent may act as the bondholder or debentureholder and mandatary, custodian and depository with respect to any bond or debenture that may be issued by any Borrower or any Loan Party and pledged in their favor from time to time. Each assignee of an Appointer on its own behalf and on behalf of its Affiliates that may from time to time be Secured Parties shall be deemed to have confirmed and ratified the constitution of the Administrative Agent as the holder of such irrevocable power of attorney (fondé de pouvoir) and shall be deemed to have confirmed and ratified the constitution of the Administrative Agent as bondholder or debentureholder and mandatary, custodian and depositary with respect to any bond or debenture that may be issued by any Borrower or any Loan Party and pledged from time to time in favor of the Administrative Agent by the execution of an Assignment and Acceptance or by otherwise becoming a party hereto. Notwithstanding the provisions of Section 32 of the An Act respecting the special powers of legal persons (Quebec), the Administrative Agent may acquire and be the holder of any bond or debenture issued by any Borrower or any other Loan Party (i.e., the fondé de pouvoir may acquire and hold the first bond or debenture issued under any deed of hypothec by any Borrower or any Loan Party). Each Borrower and each Loan Party hereby acknowledge that such bond or debenture constitutes a title of indebtedness, as such term is used in Article 2692 of the Civil Code of Quebec.

SECTION 8.14 Foreign Obligations. Notwithstanding anything in this Agreement or any other Loan Document, and for the avoidance of doubt, no Foreign Loan Party shall provide, or be deemed to provide, any Guarantee of or security for any Obligation (as defined in the Collateral Agreement) of any Domestic Loan Party. Notwithstanding anything in this agreement or in any other Loan Document, and for the avoidance of doubt, no Domestic Loan Party shall provide, or be deemed to provide, security for the Dutch Term Loan Obligations.

SECTION 8.15 Certain Italian Matters. Each of the Secured Parties (other than the Administrative Agent) hereby appoints the Administrative Agent to act as its agent in connection herewith and each Secured Party (other than the Administrative Agent) appoints the Administrative Agent as mandatario con rappresentanza (common representative) for the purposes of each Security Document governed by Italian law (each, an “Italian Security Document”) and as attorney in fact of each of the Secured Parties for the purposes described below and grants the Administrative Agent the powers to enter into and execute, in the name and on behalf of each of the Secured Parties, each Italian Security Document and each Secured Party authorizes the Administrative Agent in each such capacity to exercise such rights, powers and discretions as are specifically delegated to the Administrative Agent by the terms hereof and each Italian Security Document together with all rights, powers and discretions as are reasonably incidental thereto (including any action in relation to the perfection, maintenance and enforcement of each Italian Security Document) or necessary to give effect to the agency hereby created and each of the Italian Security Documents) or necessary to give effect to the agency hereby created and each of the Secured Parties (other than the Administrative Agent) irrevocably authorizes the Administrative Agent on its behalf to enter into any and each Italian Security Document.

SECTION 8.16 First Lien Intercreditor Agreement and Collateral Matters. The Lenders hereby agree to the terms of the First Lien Intercreditor Agreement and acknowledge that JPMorgan Chase Bank, N.A. (in each instance in this Section, to the extent such institution is serving as collateral agent for both the Secured Parties and the other First Lien Secured Parties under the Security Documents and the First Lien Intercreditor Agreement) (and any successor collateral agent under the Security Documents and the First Lien Intercreditor Agreement) will, after the incurrence of any First Lien Notes (that will be secured by Liens on the Collateral ranking pari passu with the Liens securing the U.S. Obligations), be serving as collateral agent for both the Secured Parties and the other First Lien Secured Parties under the Security Documents and the First Lien Intercreditor Agreement. Each Lender hereby consents to JPMorgan Chase Bank, N.A. and any successor serving in such capacity and agrees not to assert any claim (including as a result of any conflict of interest) against JPMorgan Chase Bank, N.A., or any such successor, arising from the role of collateral agent under the Security Documents or the First Lien Intercreditor Agreement so long as JPMorgan Chase Bank, N.A. or any such successor is either acting in accordance with the express terms of such documents or otherwise has not engaged in gross negligence or willful misconduct and agree that JPMorgan Chase Bank, N.A. or any such successor is entitled to the benefits of Article VIII in acting in such capacity. The Borrowers and each Lender hereby agrees that the resignation provisions set forth in the First Lien Intercreditor Agreement with respect to the collateral agent shall supersede any provision of this Agreement to the contrary

ARTICLE IX

Miscellaneous

SECTION 9.01 Notices.

(a) Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to any Loan Party, to it at Momentive Specialty Chemicals Inc., 180 East Broad Street, Columbus, Ohio 43215, Attention: Treasurer, with a copy to Apollo Investment Fund IV, L.P., 9 West 57th Street, New York, New York 10019, Attention: Jordan Zaken, with a copy to O’Melveny & Myers LLP, 7 Times Square, New York, New York 10036, Attention: Greg Ezring;

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention: Investment Bank Loan Operations, Sushma Charania (telecopy 713-427-6307) (e-mail: Sushma.X.Charania@jpmchase.com);

(iii) if to J.P. Morgan Europe Limited, 125 London Wall, 9th Floor, London, England EC2Y 5AJ, Attention: Loans Agency Department, Claire Johnson (telecopy 0207-777-2360) (email: claire.x.johnson@jpmorgan.com), with a copy to the Administrative Agent as provided under clause (ii) above;

(iv) if to JPMorgan Chase Bank, N.A., Toronto Branch, 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention: Investment Bank Loan Operations, Siraz Maknojia (telecopy 713-374-4312) (e-mail: Siraz.X.Maknojia@jpmorgan.com), with a copy to the Administrative Agent as provided under clause (ii) above; and

(v) if to an Issuing Bank, to it at the address or telecopy number set forth separately in writing.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent and each Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, further, that approval of such procedures may be limited to particular notices or communications.

(c) All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service, sent by telecopy or (to the extent permitted by paragraph (b) above) electronic means or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

(d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02 Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrowers and the other Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and each Issuing Bank and shall survive the making by the Lenders of the Loans, the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or L/C Disbursement or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.16, 2.18 and 9.05) shall survive the payment in full of the principal and interest hereunder, the return of Tranche C-3 Credit-Linked Deposits, the expiration of the Letters of Credit and the termination of the Commitments or this Agreement.

SECTION 9.03 Binding Effect. This Agreement shall become effective when it shall have been executed by Holdings, the Borrowers and the Administrative Agent and when the Administrative Agent shall have received copies hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of Holdings, the Borrowers, each Issuing Bank, the Administrative Agent and each Lender and their respective permitted successors and assigns.

SECTION 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder (other than pursuant to a merger permitted by Section 6.05(b) or (i)) without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section or Article X. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section), and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans or Tranche C-3 Credit-Linked Deposits at the time owing to it) with the prior written consent of:

(A) the U.S. Borrower (such consent not to be unreasonably withheld); provided that no consent of the U.S. Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Sections 7.01(b), (c), (h) or (i) has occurred and is continuing, any other person; provided that any liability of any Borrower to an assignee that is an Approved Fund or affiliate of the assigning Lender under Section 2.16 or 2.18 shall be limited to the amount, if any, that would have been payable hereunder by such Borrower in the absence of such assignment; and

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Tranche C-3 Credit-Linked Deposit or a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Tranche or Tranche C-3 Credit-Linked Deposits, the amount of the Commitments, Loans or Tranche C-3 Credit-Linked Deposits of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Acceptance with respect to such assignment or, if no trade date is so specified, as of the date such Assignment and Acceptance is delivered to the Administrative Agent and aggregating Approved Funds that are managed by the same investment advisor for such purpose) shall not be less than (x) $1,000,000 in respect of the Tranche C-3 Credit-Linked Deposits or Term Loans (except and to the extent required to comply with the condition set forth in Section 9.04(b)(ii)(E)) and (y) $2,500,000 in respect of the Revolving Facility Loans, unless each of the U.S. Borrower and the Administrative Agent otherwise consent;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided that (i) assignments pursuant to Section 2.20 shall not require the signature of the assigning Lender to become effective, (ii) any such processing and recordation fee in connection with assignments pursuant to Section 2.20 shall be paid by the U.S. Borrower or the assignee and (iii) only one such processing and recordation fee shall be payable in connection with simultaneous assignments to two or more assignees that are Affiliates of one another, or to two or more Approved Funds that are managed by the same investment advisor;

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(D) AT ANY TIME WHEN AND TO THE EXTENT THAT IT IS A REQUIREMENT OF DUTCH LAW THAT EACH LENDER TO THE DUTCH BORROWER BE A PMP, NO ASSIGNMENT OF EUROPEAN TRANCHE COMMITMENTS, EUROPEAN TRANCHE REVOLVING FACILITY LOANS, EUROPEAN TRANCHE L/C EXPOSURE OR CANADIAN TRANCHE L-C EXPOSURE TO THE DUTCH BORROWER, TRANCHE C-2A TERM LOANS, TRANCHE C-2B TERM LOANS, TRANCHE C-5A TERM LOANS, TRANCHE C-5B TERM LOANS, TRANCHE C-6A TERM LOANS, TRANCHE C-6B TERM LOANS, TRANCHE C-7A TERM LOANS OR TRANCHE C-7B TERM LOANS MAY BE MADE TO ANY PERSON THAT IS NOT A PMP AT THE TIME OF SUCH TRANSFER.

For the purposes of this Section 9.04, “Approved Fund” means any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 9.05). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section. Without the consent of the U.S. Borrower (which consent shall not be unreasonably withheld) and the Administrative Agent, the Tranche C-3 Credit-Linked Deposit of any Tranche C-3 Lender shall not be released in connection with any assignment by such Tranche C-3 Lender, but shall instead be purchased by the relevant assignee and continue to be held for application (to the extent not already applied) in accordance with Section 2.05 to satisfy such assignee’s obligations in respect of Tranche C-3 L/C Disbursements.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices outside the United Kingdom a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans, Tranche C-3 Credit-Linked Deposits and L/C Exposure owing to, and amounts in respect of B/As owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, any Issuing Bank and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of any Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement

(including all or a portion of its Commitments and the Loans and Tranche C-3 Credit-Linked Deposits and participations in Tranche C-3 Letters of Credit owing to it); provided that (a) such Lender’s obligations under this Agreement shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (c) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents (including, for the avoidance of doubt, the sole right to vote on or approve any waiver of any Default or Event of Default); provided that (x) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that requires the consent of such Lender providing such participation as a result of Section 9.04(a)(i) or clauses (i), (ii), (iii), (iv), (v) or (vi) of the first proviso to Section 9.08(b) (but not with respect to the waiver of any Default or Event of Default caused by the failure to comply with any provision of the Loan Documents, the amendment, modification or waiver of which is governed by such sections, that has been cured (or will be cured substantially concurrently with the effectiveness of any such amendment, modification or waiver) with respect to the Lender providing such participation) and (y) no other agreement with respect to such Participant may exist between such Lender and such Participant. Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender; provided that such Participant shall be subject to Section 2.19(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.16, 2.17 or 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the U.S. Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.18 to the extent such Participant fails to comply with Section 2.18(f) as though it were a Lender.

(d) Any Lender may, without the consent of the Administrative Agent or any Borrower, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrowers, at their expense and upon receipt of written notice from the relevant Lender, agree to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of any Borrower or the Administrative Agent and without regard to the limitations set forth in Section 9.04(b). Each of Holdings, the Borrowers, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto and each Loan Party for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(g) Notwithstanding the foregoing, no assignment may be made or participation sold to an Ineligible Institution without the prior written consent of the U.S. Borrower.

SECTION 9.05 Expenses; Indemnity.

(a) Each Borrower agrees to pay all reasonable out-of-pocket expenses (including Other Taxes) incurred by the Administrative Agent or the Syndication Agent in connection with the preparation of this Agreement and the other Loan Documents, or by the Administrative Agent or the Syndication Agent in connection with the syndication of the Commitments or the administration of this Agreement (including expenses incurred in connection with due diligence, reasonable fees, disbursements and the charges for no more than one counsel in each jurisdiction where Collateral is located) or in connection with the administration of this Agreement and any amendments, modifications or waivers of the provisions hereof or thereof or incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made or the Letters of Credit issued hereunder, including the reasonable fees, charges and disbursements of Simpson Thacher & Bartlett LLP, counsel for the Administrative Agent and the Syndication Agent, and, in connection with any such enforcement or protection, the reasonable fees, charges and disbursements of any other counsel.

(b) The Borrowers agree to indemnify the Administrative Agent, the Joint Lead Arrangers, each Issuing Bank, each Lender their respective Affiliates and each of their respective directors, trustees, officers, employees and agents (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements (except the allocated costs of in-house counsel), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or the use of any Letter of Credit or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee (treating, for this purpose only, the Administrative Agent, any Joint Lead Arranger, any Issuing Bank, any Lender and any of their respective Related Parties as a single Indemnitee). Subject to and without limiting the generality of the foregoing sentence, the Borrowers agree to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel or consultant fees, charges and disbursements (except the allocated costs of in-house counsel), incurred by or asserted against any Indemnitee arising out of, in any way connected with or as a result of (a) any claim or liability related in any way to Environmental Laws and Holdings, the U.S. Borrower or any of their Subsidiaries, or (b) any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from any property currently or formerly owned, leased or operated by any predecessor of Holdings, the U.S. Borrower or any of their Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Issuing Bank or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c) Except as expressly provided in Section 9.05(a) with respect to Other Taxes, which shall not be duplicative with any amounts paid pursuant to Section 2.18, this Section 9.05 shall not apply to Taxes.

SECTION 9.06 Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Issuing Bank to or for the credit or the account of Holdings (prior to a Qualified IPO), any Borrower or any other Subsidiary against any of and all the obligations of Holdings (prior to a Qualified IPO) or any Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured. The rights of each Lender and each Issuing Bank under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Issuing Bank may have. Notwithstanding the foregoing, no Lender shall exercise setoff rights with respect to the Canadian Borrower’s, the U.K. Borrower’s, or the Dutch Borrower’s assets and apply such proceeds to the Obligations of the U.S. Borrower hereunder.

SECTION 9.07 APPLICABLE LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08 Waivers; Amendment.

(a) No failure or delay of the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Holdings, any Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Holdings, any Borrower or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified, except as provided in Section 2.21 or Section 8.11, or (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings (prior to a Qualified IPO), the Borrowers and the Required Lenders and (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Administrative Agent and consented to by the Required Lenders; provided, however, that no such agreement shall

(i) decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan or any L/C Disbursement, or extend the date on which the Tranche C-3 Credit-Linked Deposits are required to be returned in full to the Tranche C-3 Lenders, without the prior written consent of each Lender directly affected thereby; provided, that any amendment to the financial covenant definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i),

(ii) increase or extend the Commitment of any Lender or decrease the Commitment Fees or L/C Participation Fees or other fees of any Lender without the prior written consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitments shall not constitute an increase of the Commitments of any Lender),

(iii) extend, waive or reduce the amount of any scheduled installment of principal or extend any date on which payment of interest on any Loan or any L/C Disbursement or any Fees is due, without the prior written consent of each Lender adversely affected thereby,

(iv) amend or modify the provisions of Section 2.19(b) or (c) in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender adversely affected thereby,

(v) amend or modify the provisions of this Section or the definition of the terms “Required Lenders” or “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date),

(vi) release all or substantially all the Collateral or release any of Holdings (prior to a Qualified IPO), any Borrower or any other Subsidiary Loan Party from its Guarantee under the U.S. Guarantee Agreement or the Foreign Guarantee Agreement, as applicable, unless, in the case of (1) Holdings, upon a Qualified IPO or (2) a Subsidiary Loan Party, all or substantially all the Equity Interests of such Subsidiary Loan Party are sold or otherwise disposed of in a transaction permitted by this Agreement, without the prior written consent of each Lender,

(vii) effect any waiver, amendment or modification that by its terms adversely affects the rights in respect of payments or collateral of Lenders participating in any Tranche differently from those of Lenders participating in another Tranche, without the consent of the Majority Lenders participating in the adversely affected Tranche (it being agreed that the Required Lenders may waive, in whole or in part, any prepayment required by Section 2.12 so long as the application of any prepayment still required to be made is not changed),

(viii) effect any waiver, amendment or modification of Section 5.02 of the Collateral Agreement, or any comparable provision of any other Security Document, in a manner that materially adversely affects the rights in respect of payments or collateral of Lenders, without the consent of each Lender so affected;

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or an Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank acting as such at the effective date of such agreement, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any Assignee of such Lender.

(c) Without the consent of the Syndication Agent or any Joint Lead Arranger or Lender, the Loan Parties and the Administrative Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured

Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

(d) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings (prior to a Qualified IPO) and the Borrowers (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Facility Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(e) Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of the Borrowers and the Administrative Agent to the extent necessary to integrate any Incremental Term Loan Commitments or Incremental Revolving Facility Commitments on substantially the same basis as the Term Loans or Revolving Facility Loans, as applicable.

SECTION 9.09 Interest Rate Limitation.

(a) Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any Issuing Bank, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such Issuing Bank, shall be limited to the Maximum Rate; provided that such excess amount shall be paid to such Lender or such Issuing Bank on subsequent payment dates to the extent not exceeding the legal limitation.

(b) Without limiting Section 9.09(a), if any provision of this Agreement or any of the other Loan Documents would obligate the Canadian Borrower to make any payment of interest under the Obligations of the Canadian Borrower or any other amount in an amount or calculated at a rate that would be prohibited by law or would result in the receipt by any Canadian Tranche Lender of interest under the Obligations of the Canadian Borrower at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provision, such amount or rates shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in the receipt by such Canadian Tranche Lender of interest under the Obligations of the Canadian Borrower at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (i) first, by reducing the amount or rate of interest required to be paid to such Canadian Tranche Lender under this Section 9.09(b) and (ii) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to such Canadian Tranche Lender that would constitute interest under the Obligations of the

Canadian Borrower for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated hereby, if any Canadian Tranche Lender shall have received an amount in excess of the maximum permitted by Section 347 of the Criminal Code (Canada), then the Canadian Borrower shall be entitled, by notice in writing to the Administrative Agent for the benefit of the Canadian Tranche Lenders, to obtain reimbursement from such Canadian Tranche Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by such Canadian Tranche Lender to the Canadian Borrower. Any amount or rate of interest under the Obligations of the Canadian Borrower referred to in this Section 9.09 (b) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Canadian Tranche Revolving Facility Loan to the Canadian Borrower remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Closing Date to the date that all Obligations (other than contingent indemnities and expense reimbursement obligations to the extent no claim therefor has been made) have been indefeasibly paid in full and all the Canadian Tranche Commitments have been terminated and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of such determination.

SECTION 9.10 Conversion of Currencies.

(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrowers contained in this Section 9.10 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 9.11 Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Fee Letter dated as of October 11, 2006, shall survive the execution and delivery of this Agreement and remain in full force and effect.

SECTION 9.12 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

SECTION 9.13 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed original.

SECTION 9.15 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.16 Jurisdiction; Consent to Service of Process.

(a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Lender or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against Holdings, any Borrower or any other Loan Party or their properties in the courts of any jurisdiction.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.17 Confidentiality. Each of the Lenders, each Issuing Bank and each of the Agents agrees that it shall maintain in confidence any information relating to Holdings, the Borrowers and the other Loan Parties furnished to it by or on behalf of Holdings, the Borrowers or the other Loan Parties (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently developed by such Lender, such Issuing Bank or such Agent without violating this Section 9.17 or (c) was available to such Lender, such Issuing Bank or such Agent from a third party having, to such person’s knowledge, no obligations of confidentiality to Holdings, the Borrowers or any other Loan Party) and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know or to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.17), except: (a) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (b) as part of normal reporting or review procedures to Governmental Authorities or the National Association of Insurance Commissioners, (c) to its parent companies, Affiliates or auditors (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.17), (d) in order to enforce its rights under any Loan Document in a legal proceeding, (e) to any pledgees referred to in Section 9.04(d) or to any prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.17) and (f) to any direct or indirect contractual counterparty in Swap Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section).

SECTION 9.18 JPMorgan Chase Bank, N.A. Direct Website Communications.

(a) Delivery.

(i) Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (a) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (b) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (c) provides notice of any Default or Event of Default under this Agreement or (d) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent. In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document but only to the extent requested by the Administrative Agent. Nothing in this Section 9.18 shall prejudice the right of the Agents, the Joint Lead Arrangers or any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document.

(ii) The Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address set forth in Section 9.01 shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform (as defined below) shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (a) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (b) that the foregoing notice may be sent to such e-mail address.

(b) Posting. Each Loan Party further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).

(c) Platform. The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Communications or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its affiliates or any of their respective officers, directors, employees, agents advisors or representatives (collectively, “Agent Parties”) have any liability to the Loan Parties, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise), arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the internet, except to the extent the liability of any Agent Party is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Agent Party’s gross negligence or willful misconduct.

SECTION 9.19 Release of Liens and Guarantees. In the event that (1) any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of any of the Equity Interests or assets of any Loan Party (other than the Equity Interests of the U.S. Borrower) to a person that is not (and is not required to become) a Loan Party in a transaction not prohibited by this Agreement or (2) upon the satisfaction of the conditions precedent to a Qualified IPO (with respect to the Equity Interests of the U.S. Borrower), then (i) in the case of a disposition of the Equity Interests of any Borrower (other than the U.S. Borrower) in a transaction not prohibited by this Agreement and as a result of which such Borrower would cease to be a Subsidiary, such Borrower shall, immediately prior to the completion of any such disposition, pay the unpaid principal amount of all Loans made to such Borrower hereunder, together with all accrued but unpaid interest thereon and other fees and amounts owed by such Borrower hereunder (and, if applicable, repay all amounts to become due with respect to outstanding B/As of such Borrower hereunder) in accordance with the provisions of Section 2.11 and such Borrower shall thereafter cease for all purposes to have any of the rights or obligations of a Borrower hereunder, (ii) the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by Holdings or the U.S. Borrower and at the Borrowers’ expense to release any Liens created by any Loan Document in respect of such assets or Equity Interests, and, in the case of a disposition of the Equity Interests of any Subsidiary Loan Party in a transaction not prohibited by this Agreement and as a result of which such Subsidiary Loan Party would cease to be a Subsidiary Loan Party (or upon a Qualified IPO, with respect to Holdings), terminate such Subsidiary Loan Party’s obligations or Holdings’s obligations, as applicable, under the U.S. Guarantee Agreement or the Foreign Guarantee Agreement, as applicable. In addition, the Administrative Agent agrees to take such actions as are reasonably requested by Holdings or the U.S. Borrower and at the Borrowers’ expense to terminate the Liens and security interests created by the Loan Documents when all the Obligations (other than contingent indemnities and expense reimbursement obligations to the extent no claim therefor has been made) are paid in full and all Letters of Credit and Commitments are terminated. Any representation, warranty or covenant contained in any Loan Document relating to any such Equity Interests, asset or subsidiary of the U.S. Borrower shall no longer be deemed to be made once such Equity Interests or asset is so conveyed, sold, leased, assigned, transferred or disposed of.

SECTION 9.20 Dutch Parallel Debt.

(a) Parallel Debt U.S. Obligations.

(i) The U.S. Borrower hereby irrevocably and unconditionally undertakes to pay to the Administrative Agent amounts equal to the aggregate amount from time to time payable (verschuldigd) to any of the Secured Parties under or pursuant to the U.S. Obligations (such payment undertaking to the Administrative Agent hereinafter referred to as the “Parallel Debt U.S. Obligations”).

(ii) The Parallel Debt U.S. Obligations will become due and payable (opeisbaar) immediately upon the Administrative Agent’s first demand, which may be made at any time, as and when one or more of the U.S. Obligations becomes due and payable.

(iii) Each of the parties to this Agreement hereby acknowledges that (A) the Parallel Debt U.S. Obligations constitute undertakings, obligations and liabilities of the U.S. Borrower to the Administrative Agent that are transferable and independent from, and without prejudice to, the corresponding U.S. Obligations and (B) the Parallel Debt U.S. Obligations represent the Administrative Agent’s own separate claim to receive payment of the Parallel Debt U.S. Obligations from the U.S. Borrower, it being understood that the amount that is or may become due and payable by the U.S. Borrower under or pursuant to the Parallel Debt U.S. Obligations from time to time shall never exceed the aggregate amount that is payable under the U.S. Obligations from time to time.

(iv) For the avoidance of doubt, each of the parties to this Agreement confirms that the claims of the Administrative Agent against the U.S. Borrower in respect of the Parallel Debt U.S. Obligations and the claims of any one or more of the Secured Parties against the U.S. Borrower under or pursuant to the U.S. Obligations payable to such Secured Parties do not constitute common property (een gemeenschap) within the meaning of Article 3:166 of the Netherlands Civil Code (“NCC”) and that the provisions relating to such common property shall not apply. If, however, it would be held that such claims of the Administrative Agent and such claims of any one or more of the Secured Parties do constitute such common property and such provisions do apply, the parties to this Agreement agree that any Intercreditor Agreement shall constitute an administration agreement (beheersregeling) within the meaning of Article 3:168 NCC.

(v) For the avoidance of doubt, the parties hereto confirm that this Agreement is not to be construed as an agreement as referred to in Article 6:16 NCC and that Article 6:16 NCC shall not apply, and therefore that the provisions relating to common property (een gemeenschap) within the meaning of Article 3:166 NCC shall not apply by analogy to the relationship between the Secured Parties on the one hand, and the U.S. Borrower as debtor of the Parallel Debt U.S. Obligations, on the other hand.

(vi) To the extent the Administrative Agent irrevocably (onaantastbaar) receives any amount in payment of the Parallel Debt U.S. Obligations (the “U.S. Received Amount”), the Administrative Agent shall distribute such amount among the Secured Parties in accordance with the Intercreditor Agreements. Upon irrevocable (onaantastbaar) receipt of any U.S. Received Amount, the U.S. Obligations shall be reduced by an aggregate amount (the “U.S. Deductible Amount”) equal to the U.S. Received Amount in the manner as if the U.S. Deductible Amount were received as a payment of the U.S. Obligations on the date of receipt by the Administrative Agent of the U.S. Received Amount.

(b) Parallel Debt Foreign Obligations.

(i) Each of the U.S. Borrower and the Foreign Borrowers hereby irrevocably and unconditionally undertakes to pay to the Administrative Agent amounts equal to the aggregate amount payable (verschuldigd) to any of the Secured Parties or the

Administrative Agent under or pursuant to the Foreign Obligations (these payment undertakings to the Administrative Agent hereinafter collectively referred to as the “Parallel Debt Foreign Obligations”).

(ii) The Parallel Debt Foreign Obligations will become due and payable (opeisbaar) immediately upon the Administrative Agent’s first demand, which may be made at any time, as and when one or more of the Foreign Obligations becomes due and payable.

(iii) Each of the parties to this Agreement hereby acknowledges that (A) the Parallel Debt Foreign Obligations constitute undertakings, obligations and liabilities of the U.S. Borrower and the Foreign Borrowers to the Administrative Agent which are transferable and independent from, and without prejudice to, the corresponding Foreign Obligations and (B) the Parallel Debt Foreign Obligations represent the Administrative Agent’s own separate claims to receive payment of the Parallel Debt Foreign Obligations from the U.S. Borrower and each of the Foreign Borrowers, it being understood that the amounts which may become due and payable by the U.S. Borrower and the Foreign Borrowers under or pursuant to the Parallel Debt Foreign Obligations from time to time shall never exceed the aggregate amount which is payable under the Foreign Obligations from time to time.

(iv) For the avoidance of doubt, each of the parties to this Agreement confirms that the claims of the Administrative Agent against the U.S. Borrower and each of the Foreign Borrowers in respect of the Parallel Debt Foreign Obligations and the claims of any or more of the Lenders, the Swingline Lender, Issuing Banks and Swap Counterparties against the U.S. Borrower and the Foreign Subsidiary Loan Parties under or pursuant to the Foreign Obligations payable to such Secured Parties and Swap Counterparties do not constitute common property (een gemeenschap) within the meaning of Article 3:166 of the Netherlands Civil Code (“NCC”) and that the provisions relating to such common property shall not apply. If, however, it shall be held that such claims of the Administrative Agent and such claims of any one or more of the Secured Parties do constitute such common property and such provisions do apply, the parties to this Agreement agree that any Intercreditor Agreement shall constitute the administration agreement (beheersregeling) within the meaning of Article 3:168 NCC.

(v) For the avoidance of doubt, the parties hereto confirm that this Agreement is not to be construed as an agreement as referred to in Article 6:16 NCC and that Article 6:16 NCC shall not apply, and therefore that the provisions relating to common property (een gemeenschap) within the meaning of Article 3:166 NCC shall not apply by analogy to the relationship between the Secured Parties, on the one hand, and the U.S. Borrower and the Foreign Borrowers as debtors of the Parallel Debt Foreign Obligations on the other hand.

(vi) To the extent the Administrative Agent irrevocably (onaantastbaar) receives any amount in payment of the Parallel Debt Foreign Obligations (the “Foreign Received Amount”), the Administrative Agent shall distribute such amount among the Secured Parties in accordance with Intercreditor Agreements. Upon irrevocable (onaantastbaar) receipt of any Foreign Received Amount, the Foreign Obligations shall be reduced by an aggregate amount (the “Foreign Deductible Amount”) equal to the Foreign Received Amount in the manner as if the Foreign Deductible Amount were received as a payment of the Foreign Obligations on the date of receipt by the Administrative Agent of the Foreign Received Amount.

SECTION 9.21 German Parallel Debt; Limitation on Enforcement.

(a) Each Loan Party hereby agrees and covenants with the Administrative Agent by way of an abstract acknowledgement of debt (abstraktes Schuldanerkenntnis) that each of them shall pay to the Administrative Agent sums equal to, and in the currency of, any sums owing by it to a Secured Party (other than the Administrative Agent) under any Loan Document (the “Principal Obligations”) as and when the same fall due for payment under the relevant Loan Document (the “German Parallel Obligations”).

(b) The Administrative Agent shall have its own independent right to demand payment of the German Parallel Obligations by the Loan Parties. The rights of the Secured Parties to receive payment of the Principal Obligations are several from the rights of the Administrative Agent to receive the German Parallel Obligations; provided that the payment by an Obligor of its German Parallel Obligations to the Administrative Agent in accordance with this Section 9.21 shall be a good discharge of the corresponding Principal Obligations and the payment by a Loan Party of its corresponding Principal Obligations in accordance with the provisions of the Loan Documents shall be a good discharge of the relevant German Parallel Obligations. In the event of a good discharge of the Principal Obligations the Administrative Agent shall not be entitled any more to demand payment of the corresponding German Parallel Obligations and such German Parallel Obligations shall cease to exist. This shall apply accordingly in the event of a good discharge of the German Parallel Obligations to the corresponding Principal Obligations.

(c) The obligations under this Agreement of any Foreign Subsidiary Loan Party incorporated in Germany as a limited liability company (Gesellschaft mit beschränkter Haftung) or limited liability partnership (Kommanditgesellschaft) with a limited liability company as only general partner shall be limited as set forth in Section 6(d) of the Foreign Guarantee Agreement with the provision that an additional limitation event 6(d)(i)(iv) shall apply: “or (iv) the enforcement would cause the illiquidity of such person.”

SECTION 9.22 Dutch Financial Supervisory Act. On the date of this Agreement, each lender (including the Swingline Lender) and each issuing Bank in respect of the European Tranche or Canadian Tranche, but in the case of the Canadian Tranche only to the extent the Dutch Borrower has requested the issuance of a Revolving Letter of Credit thereunder, hereby represents and warrants for the benefit of the Dutch Borrower, the Administrative Agent and the other Lenders that it is a PMP.

SECTION 9.23 Power of Attorney. Each Lender (including the Swingline Lender) and each Issuing Bank hereby (and each Affiliate of a Lender by entering into an Affiliate Authorization thereby) (i) authorizes the Administrative Agent as its agent and attorney to execute and deliver, on behalf of and in the name of such Lender or Issuing Bank (or Affiliate), all and any Loan Documents (including Security Documents) and related documentation, including as may be necessary or advisable to effect the grant of a Lien in the German Security to the holders of the First Lien Notes, (ii) authorizes the Administrative Agent to appoint any further agents or attorneys to execute and deliver, or otherwise to act, on behalf of and in the name of the Administrative Agent for any such purpose and (iii) authorizes the Administrative Agent to delegate its powers under this power of attorney and to do any and all acts and to make and receive all declarations that are deemed necessary or appropriate to the Administrative Agent. The Lenders and the Issuing Banks hereby (and each Affiliate of a Lender by entering into an Affiliate Authorization thereby) relieve the Administrative Agent from the self-dealing restrictions imposed by Section 181 of the German Civil Code and the Administrative Agent may also relieve agents, delegates and attorneys appointed pursuant to the powers granted under this Section 9.23 from the restrictions imposed by Section 181 of the German Civil Code.

SECTION 9.24 Certain Approvals. The Lenders by execution of this Agreement hereby approve or waive, as applicable, the collateral and intercreditor related matters set forth on Schedule 9.24 and on Schedule 9.24 to the November 2006 Credit Agreement.

SECTION 9.25 U.S.A. Patriot Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the U.S.A. Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender to identify the Borrowers in accordance with the U.S.A. Patriot Act.

SECTION 9.26 Czech Parallel Debt.

(a) Notwithstanding any other provision of this Agreement, each Loan Party hereby irrevocably and unconditionally undertakes to pay to the Administrative Agent sums equal to, and in the currency, of each amount payable by such Loan Party to each of the Secured Parties (other than the Administrative Agent) under each of the Loan Documents as and when that amount falls due for payment under the relevant Loan Document.

(b) The Administrative Agent shall have its own independent right to demand payment of the amounts payable by each Loan Party under this Section 9.26, irrespective of any discharge of such Loan Party’s obligation to pay those amounts to the other Secured Parties resulting from failure by them to take appropriate steps, in insolvency proceedings affecting that Loan Party, to preserve their entitlement to be paid those amounts.

(c) Any amount due and payable by a Loan Party to the Administrative Agent under this Section 9.26 shall be decreased to the extent that the other Secured Parties have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Loan Documents and any amount due and payable by a Loan Party to the other Secured Parties under those provisions shall be decreased to the extent that the Administrative Agent has received (and is able to retain) payment in full of the corresponding amount under this Section 9.26.

(d) The rights of the Secured Parties (other than the Administrative Agent) to receive payment of amounts payable by each Loan Party under the Loan Documents are several and are separate and independent from, and without prejudice to, the rights of the Administrative Agent to receive payment under this Section 9.26.

SECTION 9.27 Scope of Obligations Guaranteed by Any Spanish Guarantor. Any guarantee, indemnity, obligation and liability granted or assumed pursuant to the Credit

Agreement, the Collateral Agreement and any security constituted by or arising under any Security Document granted in accordance with the terms set out therein by any guarantor incorporated in Spain shall not extend to any obligation:

(a) to the extent that such guarantee, indemnity, obligation, liability or security would constitute unlawful financial assistance within the meaning of Article 81 of Royal Legislative Decree 1564/1989 dated 22 December on Open Limited Liability Companies (Real Decreto Legislativo 1564/1989, de 22 de diciembre, por el que se aprueba el Texto Refundido de la Ley de Sociedades Anónimas) or Article 40.5 of Spanish Law 2/1995 dated 23 March on Closed Limited Liability Companies (Lev 2/1995, de 23 de marzo, de Sociedades de Responsabilidad Limitada); or

(b) in the case of a guarantor incorporated in Spain as a Closed Limited Liability Company, in respect of any issuance of notes, bonds or any other negotiable securities within the meaning of Article 9 of Spanish Law 2/1995 dated 23 March on Closed Limited Liability Companies (Ley 2/1995, de 23 de marzo, de Sociedades de Responsabilidad Limitada).

ARTICLE X

Collection Allocation Mechanism

SECTION 10.01 Implementation of CAM.

(a) On the CAM Exchange Date, (i) each European Tranche Lender shall immediately be deemed to have acquired (and shall promptly make payment therefor to the Administrative Agent in accordance with Section 2.04(c)) participations in the Swingline Loans under the European Tranche in an amount equal to such Lender’s European Tranche Percentage of each such Swingline Loan outstanding on such date, (ii) simultaneously with the automatic conversions pursuant to clause (iii) below, the Lenders shall automatically and without further act (and without regard to the provisions of Section 9.04 (but which such provisions shall remain applicable following such exchange)) be deemed to have exchanged interests in the Loans (other than the Swingline Loans) and B/As and participations in Swingline Loans and Letters of Credit, such that in lieu of the interest of each Lender in each Loan, B/A and Letter of Credit in which it shall participate as of such date (including such Lender’s interest in the Obligations of each Loan Party in respect of each such Loan, B/A and Letter of Credit), such Lender shall hold an interest in every one of the Loans (other than the Swingline Loans) and B/As and a participation in every one of the Swingline Loans and Letters of Credit (including the Obligations of each Loan Party in respect of each such Loan, each Tranche C-3 Credit-Linked Deposit and each Reserve Account established pursuant to Section 10.02), whether or not such Lender shall previously have participated therein, equal to such Lender’s CAM Percentage thereof, (iii) simultaneously with the deemed exchange of interests pursuant to clause (ii) above, the interests in the Loans to be received in such deemed exchange shall, automatically and with no further action required, be converted into the U.S. Dollar Equivalent, determined using the Exchange Rate calculated as of such date, of such amount and on and after such date all amounts accruing and owed to the Lenders in respect of such Obligations shall accrue and be payable in U.S. Dollars at the rate otherwise applicable hereunder and (iv) immediately upon the date of expiration of the Contract

Period in respect thereof, the interests in each B/A received in the deemed exchange of interests pursuant to clause (ii) above shall, automatically and with no further action required, be converted into the U.S. Dollar Equivalent, determined using the Exchange Rate calculated as of such date, of such amount and on and after such date all amounts accruing and owed to the Lenders in respect of such Obligations shall accrue and be payable in U.S. Dollars at the rate otherwise applicable hereunder. It is understood and agreed that (i) Lenders holding interests in B/As on the CAM Exchange Date shall discharge the obligations to fund such B/As at maturity in exchange for the interests acquired by such Lenders in funded Loans in the CAM Exchange and (ii) the CAM Exchange, in itself, will not affect the aggregate amount of the Obligations (as defined in the Collateral Agreement) owing by each of (1) the Domestic Loan Parties and (2) the Foreign Subsidiary Loan Parties, on the CAM Exchange Date. Each Lender and each Loan Party hereby consents and agrees to the CAM Exchange, and each Lender agrees that the CAM Exchange shall be binding upon its successors and assigns and any person that acquires a participation in its interests in any Loan or B/A or any participation in any Swingline Loan or Letter of Credit. Each Loan Party agrees from time to time to execute and deliver to the Administrative Agent all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans hereunder to the Administrative Agent against delivery of any promissory notes evidencing its interests in the Loans and B/As so executed and delivered; provided, however, that the failure of any Loan Party to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

(b) As a result of the CAM Exchange, upon and after the CAM Exchange Date, each payment received by the Administrative Agent pursuant to any Loan Document in respect of the Obligations, each release by the Administrative Agent to the Lenders of Tranche C-3 Credit-Linked Deposits from the Tranche C-3 Credit-Linked Deposit Account, and each distribution made by the Administrative Agent pursuant to any Security Document in respect of the Obligations, shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages. Any direct payment received by a Lender on or after the CAM Exchange Date, including by way of set-off, in respect of an Obligation shall be paid over to the Administrative Agent for distribution to the Lenders in accordance herewith.

SECTION 10.02 Letters of Credit.

(a) In the event that on the CAM Exchange Date any Letter of Credit under a Tranche shall be outstanding and undrawn in whole or in part, or any L/C Disbursement under a Tranche shall not have been reimbursed by the applicable Borrower or with the proceeds of a Revolving Borrowing or Swingline Borrowing, each Revolving Lender under such Tranche shall promptly pay over to the Administrative Agent, in immediately available funds, an amount in U.S. Dollars equal to such Lender’s Tranche Percentage of such undrawn face amount or (to the extent it has not already done so) such unreimbursed drawing, as applicable, together with interest thereon from the CAM Exchange Date to the date on which such amount shall be paid to the Administrative Agent at the rate that would be applicable at the time to an ABR Revolving Loan in a principal amount equal to such undrawn face amount or unreimbursed drawing, as applicable. The Administrative Agent shall establish a separate account (each, a “Reserve

Account”) or accounts for each Lender for the amounts received with respect to each such Letter of Credit pursuant to the preceding sentence. The Administrative Agent shall deposit in each Lender’s Reserve Account such Lender’s CAM Percentage of the amounts received from the Revolving Lenders as provided above. For the purposes of this paragraph, the U.S. Dollar Equivalent of each Lender’s participation in each Letter of Credit denominated in an Alternative Currency shall be the amount in U.S. Dollars determined by the Administrative Agent to be required in order for the Administrative Agent to purchase currency in the applicable Alternative Currency in an amount sufficient to enable it to deposit the actual amount of such participation in such undrawn Letter of Credit in the applicable Alternative Currency in such Lender’s Reserve Account. The Administrative Agent shall have sole dominion and control over each Reserve Account, and the amounts deposited in each Reserve Account shall be held in such Reserve Account until withdrawn as provided in paragraph (b), (c), (d) or (e) below. The Administrative Agent shall maintain records enabling it to determine the amounts paid over to it and deposited in the Reserve Accounts in respect of each Letter of Credit and the amounts on deposit in respect of each Letter of Credit attributable to each Lender’s CAM Percentage. The amounts held in each Lender’s Reserve Account shall be held as a reserve against the Revolving L/C Exposure, shall be the property of such Lender, shall not constitute Loans to or give rise to any claim of or against any Loan Party and shall not give rise to any obligation on the part of any Loan Party to pay interest to such Lender or any other obligation of any Loan Party, it being agreed that the reimbursement obligations in respect of Letters of Credit shall arise only at such times as drawings are made thereunder, as provided in Section 2.05.

(b) In the event that after the CAM Exchange Date any drawing shall be made in respect of a Letter of Credit under a Tranche, (i) the Administrative Agent shall, at the request of the applicable Issuing Bank, to the extent such drawing constitutes a Revolving L/C Disbursement, withdraw from the Reserve Account of each Lender under such Tranche any amounts, up to the amount of such Lender’s CAM Percentage of such drawing or payment, deposited in respect of such Letter of Credit and remaining on deposit and deliver such amounts to such Issuing Bank in satisfaction of the reimbursement obligations of the Lenders under such Tranche under Section 2.05(d) (but not of the applicable Borrower under Section 2.05(e)) and (ii) to the extent such drawing constitutes a Tranche C-3 L/C Disbursement, the Administrative Agent shall withdraw from the Tranche C-3 Credit-Linked Deposit of each Lender such Lender’s CAM Percentage of such Tranche C-3 L/C Disbursement and deliver such amounts to the Issuing Bank as contemplated by Section 2.05(e). In the event that any Lender shall default on its obligation to pay over any amount to the Administrative Agent as provided in this Section 10.02, the applicable Issuing Bank shall have a claim against such Lender to the same extent as if such Lender had defaulted on its obligations under Section 2.05(d), but shall have no claim against any other Lender in respect of such defaulted amount, notwithstanding the exchange of interests in the applicable Borrower’s reimbursement obligations pursuant to Section 10.01. Each other Lender shall have a claim against such defaulting Lender for any damages sustained by it as a result of such default, including, in the event that such Letter of Credit shall expire undrawn, its CAM Percentage of the defaulted amount.

(c) In the event that after the CAM Exchange Date any Letter of Credit shall expire undrawn, the Administrative Agent shall (i) to the extent such Letter of Credit constitutes a Revolving Letter of Credit, withdraw from the Reserve Account of each Lender the amount remaining on deposit therein in respect of such Letter of Credit and distribute such amount to such Lender and (ii) to the extent such Letter of Credit constitutes a Tranche C-3 Letter of Credit, withdraw from the Tranche C-3 Credit-Linked Deposit of each Lender the portion of such deposit attributable to such Letter of Credit and distribute such amount to such Lender.

(d) With the prior written approval of the Administrative Agent (not to be unreasonably withheld), any Lender may withdraw its Tranche C-3 Credit-Linked Deposit or the amount held in its Reserve Account in respect of the undrawn amount of any Letter of Credit. Any Lender making such a withdrawal shall be unconditionally obligated, in the event there shall subsequently be a drawing under such Letter of Credit, to pay over to the Administrative Agent, in the currency in which such drawing is denominated, for the account of the applicable Issuing Bank, on demand, its CAM Percentage of such drawing or payment.

(e) Pending the withdrawal by any Lender of any amounts from its Reserve Account as contemplated by the above paragraphs, the Administrative Agent will, at the direction of such Lender and subject to such rules as the Administrative Agent may prescribe for the avoidance of inconvenience, invest such amounts in Permitted Investments. Each Lender that has not withdrawn its amounts in its Reserve Account as provided in paragraph (d) above shall have the right, at intervals reasonably specified by the Administrative Agent, to withdraw the earnings on investments so made by the Administrative Agent with amounts in its Reserve Account and to retain such earnings for its own account.

SECTION 10.03 November 2006 Credit Agreement; Effectiveness of Amendment and Restatement. On and after the Amendment Effective Date, all obligations of the Loan Parties under the November 2006 Credit Agreement shall become obligations of the Loan Parties hereunder, secured by the Security Documents, and the provisions of the November 2006 Credit Agreement shall be superseded by the provisions hereof. Each of the parties hereto confirm that the amendment and restatement of the November 2006 Credit Agreement pursuant to this Agreement shall not constitute a novation of the November 2006 Credit Agreement.

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